As filed with the United States Securities and Exchange Commission on February 2, 2023.

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________

Malacca Straits Acquisition Company Limited*
(Exact Name of Registrant as Specified in Its Charter)

_____________________

Cayman Islands*	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

_____________________

Unit 601-2, St. George’s Building
2 Ice House Street
Central, Hong Kong
+852 2106-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Truitt
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware 19807
Telephone: (302) 731-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Jeffrey Rubin, Esq. Matthew Gray, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105	James A. Mercer III, Esq. Edwin Astudillo, Esq. Shane Killeen, Esq. Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130

___________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

____________

*          Prior to the consummation of the business combination described in the enclosed proxy statement/prospectus, the registrant intends to effect the de-registration of Malacca as an exempted company incorporated in the Cayman Islands and the transfer by way of continuation to the State of Delaware and the domestication as a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Act (As Revised) (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Malacca Straits Acquisition Company Limited (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication which, in connection with the business combination, will be renamed “INDI Electric Vehicles Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the associated registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell any securities and it is not soliciting an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2023

PROXY STATEMENT
for an Extraordinary General Meeting and/or Special Meeting of Public Warrant Holders
of
MALACCA STRAITS ACQUISITION COMPANY LIMITED
(a Cayman Islands exempted company)

PROSPECTUS
for
[            ] Shares of Common Stock and
[            ] Warrants to Purchase Shares of Common Stock
of
MALACCA STRAITS ACQUISITION COMPANY LIMITED
(such securities to be issued after changing its name to INDI Electric Vehicles Inc.)

IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

This proxy statement/prospectus relates to an agreement and plan of merger, dated as of September 26, 2022 (the “Merger Agreement”), among Malacca Straits Acquisition Company Limited (“Malacca”), Malacca Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Malacca (“Merger Sub”), Indiev, Inc, a California corporation (“INDI”), Malacca Straits Management Company Limited, a British Virgin Islands company with limited liability, in its capacity as the purchaser representative (the “Sponsor”), and Mr. Hai Shi (“Mr. Shi”), in his capacity as the seller representative.

Pursuant to the Merger Agreement, a business combination between Malacca and INDI (the “Business Combination”) will occur via the following steps: (i) Malacca will de-register Malacca as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and become a Delaware corporation (the “Domestication”), (ii) INDI will change its jurisdiction of incorporation from California to Delaware, (iii) Merger Sub will merge with and into INDI, with INDI continuing as the surviving company and as a wholly-owned subsidiary of Malacca (the “Merger”), and (iv) Malacca will change its name to “INDI Electric Vehicles Inc.” We refer to Malacca after the Domestication as “Domesticated Malacca” and we refer to Domesticated Malacca after the Business Combination as “New INDI.”

In connection with the Business Combination, INDI shareholders will receive a number of shares of New INDI common stock having an aggregate value of $600,000,000, subject to the following adjustments: the aggregate value will be decreased by the amount of INDI’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the closing of the Business Combination (the “Closing”), and the aggregate value will be increased by the amount by which Malacca’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to Malacca in cash or to cancel a number of Class B ordinary shares of Malacca held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

In addition, the INDI shareholders immediately prior to the Business Combination (the “Earnout Participants”) will, as a group, have the contingent right to receive up to an additional 20,000,000 shares of New INDI common stock (the “Earnout Shares”). The Earnout Participants will receive 5,000,000 Earnout Shares if New INDI’s consolidated net sales of electric automobile vehicles for the 12-month period beginning with the start of the first calendar quarter that commences following the Closing (the “First Sales Earnout Year”) is at least 400 vehicles, at an average effective pre-tax sales price of $55,000 per vehicle or more, and will receive another 10,000,000 Earnout Shares if the consolidated net sales of electric automobile vehicles for the 12-month period immediately following the First Sales Earnout Year is at least 2,000 vehicles, at an average effective pre-tax sales price of $55,000 per vehicle or more. The Earnout Participants will receive another 5,000,000 Earnout Shares if the volume weighted average stock price of New INDI common stock is at least $12.50 per share for any 20 trading day period within any 30 trading day period beginning 150 days after the Closing until December 31, 2024.

Each INDI shareholder will receive a pro rata portion of the number of shares of New INDI common stock issuable in connection with the Merger (including the Earnout Shares) based on the number of shares of INDI common stock such shareholder holds immediately prior to the effective time of the Merger relative to the aggregate number of shares of INDI common stock outstanding on a fully diluted basis immediately prior to effective time of the Merger.

Without giving effect to the Warrant Amendment Proposal (as defined below), under the terms of the Merger Agreement, in connection with the Domestication, all of the issued and outstanding securities of Malacca will remain outstanding and become substantially identical securities of Domesticated Malacca. In connection with the Domestication, each issued and outstanding unit issued by Malacca in its initial public offering (the “units”; each unit consisting of one Class A ordinary share of par value US$0.0001 in the share capital of Malacca (a “public share” or “Class A ordinary share”) and one-half of one redeemable warrant, each whole warrant entitling the holder to purchase one Class A ordinary share (a “public warrant”)). Each unit that has not been previously separated into the underlying public share and public warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of Class A common stock of Domesticated Malacca and the one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of such common stock at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units. In addition, in connection with the Domestication, each outstanding Class B ordinary share of Malacca will become one share of Class B common stock of Domesticated Malacca. In connection with the Closing, the Class A common stock of Domesticated Malacca will be renamed “common stock” and the shares of Class B common stock of Domesticated Malacca will convert into shares of such common stock on a one-for-one basis.

This proxy statement/prospectus serves as (a) a proxy statement for the extraordinary general meeting (the “Shareholders Meeting”) and/or the special meeting of public warrant holders (the “Warrant Holders Meeting”) of Malacca being held on [          ], 2023 and (b) a prospectus for (i) shares of New INDI common stock issuable in connection with the Business Combination to INDI’s shareholders, (ii) shares of Domesticated Malacca common stock and warrants to purchase shares of such common stock issuable in connection with the Domestication, and (iii) shares of New INDI common stock issuable upon exercise of the warrants described in the preceding clause (ii) or, if the amended warrant agreement is approved and executed, as provided herein, shares of New INDI common stock to be issued upon the conversion of the public warrants. At the Shareholders Meeting, Malacca’s shareholders will vote on, among other things, a proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. At the Warrant Holders Meeting, holders of public warrants of Malacca (the “public warrant holders”) will vote on, among other things, a proposal to amend terms of the warrant agreement governing Malacca’s outstanding warrants to convert such warrants to New INDI common stock.

In connection with entering into the Merger Agreement, Malacca also entered into subscription agreements with Mr. Shi, the founder of INDI, who is expected to serve as chair of the board of directors of New INDI, pursuant to which Mr. Shi agreed to purchase a total of 1,500,000 shares of New INDI common stock at $10.00 per share for an aggregate purchase price of $15,000,000. The purchase and sale of such shares will occur immediately prior to, and is contingent upon, the Closing.

Pursuant to Malacca’s amended and restated memorandum and articles of association, a holder of public shares (including those that underlie the units) (such holder, a “public shareholder”) may request that all or a portion of such holder’s public shares be redeemed for cash if the Business Combination is consummated. Public shareholders will be entitled to receive cash for their public shares to be redeemed only if, prior to 5:00 p.m., Eastern Time, on [          ], 2023 (two business days prior to the Shareholders Meeting), they (i) submit a written redemption request to Malacca’s transfer agent and (ii) tender or deliver shares (and share certificates (if any) and other redemption forms) to the transfer agent. A holder of units that desires to exercise redemption rights with respect to the public shares underlying the units must separate the units into the underlying public shares and public warrants before exercising such redemptions rights.

The Sponsor has agreed, among other things, to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, and to waive its redemption rights in connection with the consummation of the Business Combination with respect to the Malacca ordinary shares it holds. As of the date of this proxy statement/prospectus, the Sponsor owns 87.4% of the outstanding Malacca ordinary shares. The Sponsor will therefore be able to approve all matters to be considered at the Shareholders Meeting, even if all of the public shareholders vote against such matters.

As of the date of this proxy statement/prospectus, there are outstanding 517,354 public shares, 7,187,500 public warrants and 3,593,750 Class B ordinary shares of Malacca, all of which Class B ordinary shares are owned by the Sponsor. Based on the redemption scenarios shown below, it is anticipated that the shares of New INDI common stock outstanding immediately following the Closing will be owned as shown in the table below. The information in the table below (a) does not take into account (i) any shares issuable upon the conversion of the outstanding public warrants, which will depend on the approval of the proposed amendment to the warrant agreement, or any shares issuable on the exercise of outstanding warrants because the warrants are not initially exercisable until 30 days after the Closing, or

(ii) any Earnout Shares that may be issued because no Earnout Shares, if any, will be issued until at least approximately six months following the Closing, and (b) assumes the facts set forth under the section entitled “Assumptions Related to Outstanding Shares” on page 5 of this proxy statement/prospectus.

	Scenario
	No Redemption(1)%		Full Redemption(2)%
Public Shareholders	517,354	0.79	0	—
Sponsor and Malacca’s directors and officers	3,593,750	5.46	3,593,750	5.50
INDI shareholders	60,000,000	91.17	60,000,000	91.89
PIPE Investors	1,500,000	2.28	1,500,000	2.30

____________

(1)      This scenario assumes that no public shareholders exercise redemption rights with respect to their public shares.

(2)      This scenario assumes that all 517,354 public shares outstanding are redeemed.

The units, the public shares and the public warrants trade on The Nasdaq Capital Market under the symbols “MLACU,” “MLAC,” and “MLACW,” respectively. On [          ], 2023, the closing sale prices of such securities were $[          ], $[          ] and $[          ], respectively. As mentioned above, in connection with the Domestication, each unit that has not previously been separated will separate into its components and the units will cease to exist as separate securities. Effective at the time of the Closing, Malacca intends to apply for the listing of its common stock and warrants on the Nasdaq Capital Market under the symbols “INDI” and “INDIW,” respectively.

You are urged to read this proxy statement/prospectus, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 38 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [      ], 2023, and
is first being mailed to Malacca shareholders and the public warrant holders on or about [            ], 2023.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [      ], 2023

To the Shareholders of Malacca Straits Acquisition Company Limited:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Shareholders Meeting”) of Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (“Malacca”), will be held at [      ], 2023 a.m., Eastern Time, on [      ], 2023. The Shareholders Meeting will be conducted solely via live webcast in order to facilitate shareholder attendance while safeguarding the health and safety of Malacca’s shareholders, directors and management team. You are cordially invited to attend the Shareholders Meeting online by visiting https://www.cstproxy.com/[            ] and using a control number assigned by Malacca’s transfer agent, Continental Stock Transfer & Trust Company. For the purposes of Cayman Islands law and Malacca’s amended and restated memorandum and articles of association, the physical location of the Shareholders Meeting will be 1345 Avenue of the Americas, 11th, Floor, New York, NY 10105.

The Shareholders Meeting will be held for the purpose of considering and voting on the following proposals:

Proposal 1 — The Business Combination Proposal — to approve by ordinary resolution and adopt the agreement and plan of merger, dated as of September 26, 2022 (the “Merger Agreement”), among Malacca, Malacca Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Malacca (“Merger Sub”), Indiev, Inc, a California corporation (“INDI”), Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability (the “Sponsor”), in its capacity as the purchaser representative, and Mr. Hai Shi, in his capacity as the seller representative, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and pursuant to which, among other things, Merger Sub will merge with and into INDI, with INDI continuing as the surviving company and as a wholly-owned subsidiary of Malacca, and Malacca will change its name to “INDI Electric Vehicles Inc.” (collectively, the “Business Combination” and “New INDI” refers to Malacca after the Business Combination). We refer to this proposal as the “Business Combination Proposal”;

Proposal 2 — The Domestication Proposal — to approve by special resolution to (a) de-register Malacca as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (b) in connection therewith to adopt and file with the Secretary of State of Delaware, a certificate of corporate domestication and a certificate of incorporation, in the form attached as Annex B, in place of Malacca’s amended and restated memorandum and articles of association currently registered with the Registrar of Companies of the Cayman Islands. The Domestication, if approved, will be effected immediately prior to the consummation of the Business Combination and all outstanding securities of Malacca will convert to outstanding securities of the Delaware corporation. We refer to this proposal as the “Domestication Proposal”;

Proposal 3 — The Governing Documents Proposal — to approve by special resolution the certificate of incorporation that would become effective at the effective time of the merger of Merger Sub with INDI and the bylaws that would become effective at the effective time of the Domestication in the forms attached as Annexes C and D, respectively, to the accompanying proxy statement/prospectus. We refer to this proposal as the “Governing Documents Proposal”;

Proposal 4 — The Articles Amendment Proposal — to approve by special resolution an amendment to the amended and restated memorandum and articles of association of Malacca to delete the limitation that Malacca shall not redeem public shares that would cause its net tangible assets to be less than $5,000,001 following such redemptions (the “Articles Amendment”). We refer to this as the “Articles Amendment Proposal.” The full text of the resolutions to amend the amended and restated memorandum and articles of association of Malacca is attached to the accompanying proxy statement/prospectus as Annex E;

Proposal 5 — The Advisory Governance Proposals — to approve by ordinary resolution, on a non-binding advisory basis, separate proposals regarding certain governance provisions in the proposed governing documents of New INDI (the “Advisory Governance Proposals”);

Proposal 6 — The Director Election Proposal — to approve by ordinary resolution the election of five directors to the board of directors of New INDI (the “Director Election Proposal”);

Proposal 7 — The Nasdaq Proposal — to approve by ordinary resolution, for purposes of complying with Nasdaq Listing Rules 5635(a), (b), (c), and (d), the issuance of shares of New INDI common stock in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 8 — The Equity Incentive Plan Proposal — to approve by ordinary resolution the INDI Electric Vehicles Inc. 2022 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “Equity Incentive Plan Proposal”); and

Proposal 9 — The Shareholders Meeting Adjournment Proposal — to approve by ordinary resolution the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that Malacca board of directors determines that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting (the “Shareholders Meeting Adjournment Proposal,” and, together with the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Advisory Governance Proposals, the Director Election Proposal and the Nasdaq Proposal, the “Shareholder Proposals”).

Malacca is also holding a special meeting (the “Warrant Holders Meeting”) of holders (the “public warrant holders”) of warrants issued in its initial public offering (the “public warrants”) to consider and vote upon (a) a proposal to approve and consent to the amendment of the terms of the warrant agreement governing Malacca’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination, each of Malacca’s outstanding public warrants, which currently entitles the holder thereof to purchase one Class A ordinary share of Malacca at an exercise price of $11.50 per share, will be cancelled, and will be converted into the right to receive [            ] of one Class A ordinary share immediately prior to the consummation of the Business Combination (the “Warrant Amendment Proposal”); and (b) a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Malacca that more time is necessary or appropriate to approve the Warrant Amendment Proposal. If the Warrant Amendment Proposal is approved the public warrants will no longer be outstanding following the Business Combination. [The Business Combination will not be consummated unless the Warrant Amendment Proposal is approved by holders of a majority of the outstanding public warrants, even if the Business Combination Proposal is approved by Malacca’s shareholders.]

The Shareholder Proposals (other than the Advisory Governance Proposals, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal) and the Warrant Amendment Proposal are cross-conditioned on the approval of each other proposal. Neither the Advisory Governance Proposals, the Equity Incentive Plan Proposal nor the Shareholders Meeting Adjournment Proposal is cross-conditioned on the approval of any other proposal.

After careful consideration, the Malacca board of directors unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, and “FOR” all other Shareholder Proposals, each of which is discussed in greater detail in the accompanying proxy statement/prospectus. When you consider the recommendation of Malacca board of directors, keep in mind that Malacca’s directors and officers and the Sponsor have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for further discussion.

The record date for the Shareholders Meeting is [            ], 2023. Only holders of record of ordinary shares at the close of business on the record date are entitled to notice of and to vote at the Shareholders Meeting and any adjournments thereof.

Malacca’s public shareholders have redemption rights in connection with the proposed Business Combination. Malacca’s public shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares for cash. This means that public shareholders who hold Malacca’s shares on or before [            ], 2023 (two (2) business days before the Shareholders Meeting) will be eligible to elect to have their shares redeemed for cash in connection with proposed Business Combination, whether or not they are holders as of the record date, and whether or not such shares are voted at the Shareholders Meeting.

You are urged to read the accompanying proxy statement/prospectus, and the annexes and other documents referred to herein, carefully and in their entirety, including for a more complete description of the proposed transactions and each of the Shareholder Proposals.

Your vote is very important.    Please vote your shares promptly to ensure the presence of a quorum at the Shareholders Meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Shareholders Meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 8 of the accompanying proxy statement to vote.

If you have any questions or need assistance voting, please contact Malacca’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

On behalf of Malacca’s board of directors, thank you for your support.

By Order of the Board of Directors of Malacca Straits Acquisition Company Limited
[ ], 2023
Gordon Lo Chief Executive Officer and Chairman

MALACCA STRAITS ACQUISITION COMPANY LIMITED
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong

NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS TO BE HELD ON [      ], 2023

To the Public Warrant Holders of Malacca Straits Acquisition Company Limited:

NOTICE IS HEREBY GIVEN that a special meeting of public warrants (the “Warrant Holders Meeting”) of Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (“Malacca”), will be held at [            ], 2023 a.m., Eastern Time, on [      ], 2023. The Warrant Holders Meeting will be conducted solely via live webcast in order to facilitate holders of public warrants of Malacca (the “public warrant holders”) attendance while safeguarding the health and safety of Malacca’s public warrant holders, directors and management team. You are cordially invited to attend the Warrant Holders Meeting online by visiting https://www.cstproxy.com/[      ] and using a control number assigned by Malacca’s transfer agent, Continental Stock Transfer & Trust Company. For the purposes of Cayman Islands law and Malacca’s amended and restated memorandum and articles of association, the physical location of the Warrant Holders Meeting will be 1345 Avenue of the Americas, 11th, Floor, New York, NY 10105.

The Warrant Holders Meeting will be held for the purpose of considering and voting on the following proposals:

Proposal A — The Warrant Amendment Proposal — to consider and vote upon an amendment (the “Warrant Amendment”) to the warrant agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G, that governs all of Malacca’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus), each of Malacca’s outstanding public warrants, which currently entitles the holder thereof to purchase one Class A ordinary share of Malacca at an exercise price of $11.50 per share, will be cancelled and will be converted into the right to receive [            ] of one Class A ordinary share immediately prior to the consummation of the Business Combination (the “Warrant Amendment Proposal”); and

Proposal B — The Warrant Holders Adjournment Proposal — to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Malacca that more time is necessary or appropriate to approve the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal” and, together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

If the Warrant Amendment Proposal is approved the public warrants will no longer be outstanding following the Business Combination. The Warrant Amendment will have no effect on the private warrants.

The Warrant Amendment Proposal must be approved by the holders of a majority of the outstanding public warrants. The Warrant Holders Adjournment Proposal must be approved by the holders of a majority of the public warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the public warrant holders have approved the Warrant Amendment Proposal.

The purpose of the Warrant Amendment Proposal is to increase the public float of New INDI in order both to increase liquidity and to assist New INDI in meeting the applicable Nasdaq listing standards in connection with the consummation of the Business Combination.

After careful consideration, the Malacca board of directors unanimously approved the Warrant Amendment and unanimously recommends that public warrant holders vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal, if presented. When you consider the recommendation of Malacca board of directors, keep in mind that Malacca’s directors and officers and the Sponsor (as defined in the accompanying proxy statement/prospectus) have interests in the Business Combination that may conflict with your interests as a public warrant holder. See the sections entitled “Proposal A — The Warrant Amendment Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for further discussion.

The record date for the Warrant Holders Meeting is [            ], 2023. Only public warrant holders at the close of business on the record date are entitled to notice of and to vote at the Warrant Holders Meeting and any adjournments thereto.

You are urged to read the accompanying proxy statement/prospectus, and the annexes and other documents referred to herein, carefully and in their entirety, including for a more complete description of the proposed transactions and each of the Warrant Holders Proposals.

Your vote is very important.    Please vote your warrants promptly to ensure the presence of a quorum at the Warrant Holders Meeting. You may vote your warrants over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Warrant Holders Meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 8 of the accompanying proxy statement to vote.

If you have any questions or need assistance voting, please contact Malacca’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

On behalf of Malacca’s board of directors, thank you for your support.

By Order of the Board of Directors of Malacca Straits Acquisition Company Limited
[ ], 2023
Gordon Lo Chief Executive Officer and Chairman

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ABOUT THIS DOCUMENT

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Malacca or INDI. This proxy statement/prospectus is dated as of the date set forth on its cover. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication to the contrary or that there has been no change in the affairs of Malacca or INDI since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

Information in this proxy statement/prospectus regarding Malacca was provided by Malacca and regarding INDI was provided by INDI.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation.

TRADEMARKS

This document contains references to trademarks and service marks belonging to INDI and other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The use or display of other companies’ trade names, trademarks or service marks in this proxy statement/prospectus is not intended to imply a relationship with, or endorsement by, any such company.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes information concerning the market and industry in which INDI conducts its business. INDI operates in an industry in which it is difficult to obtain precise market and industry information. Such information is obtained or derived from independent third-party publications and from surveys or studies conducted by third parties. Some information is also based on good faith estimates, which are derived from internal company analyses or review of internal company reports. Market and industry information is subject to change and cannot always be verified with complete certainty due to limits on availability and reliability of raw data, the voluntary nature of data gathering process and other limitations and uncertainties inherent in any statistical survey. While INDI is not aware of any misstatements regarding any market or industry information in this proxy statement/prospectus, such information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

Although the information concerning the market and industry in which INDI conducts its business is believed to be generally reliable, the accuracy and completeness of this information is not guaranteed and neither INDI nor Malacca have independently verified any of the information from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein.

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:

“2022 Plan” means the INDI Electric Vehicles Inc. 2022 Equity Incentive Plan;

“Articles of Association” means Malacca’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

“Business Combination” means the Domestication, the Merger and the other transactions contemplated by the Merger Agreement and related agreements;

“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised);

“Closing” means the closing or consummation of the Business Combination;

“Company,” “Malacca,” “we,” “us” and “our” means Malacca Straits Acquisition Company Limited prior to the Closing;

“Cross-Conditioned Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal and the Warrant Amendment Proposal;

“DGCL” means the General Corporation Law of the State of Delaware;

“Domestication” means the de-registration of Malacca as a Cayman Islands exempted company and transfer by way of continuation to the State of Delaware and domestication of Malacca as a corporation incorporated under the laws of the State of Delaware;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“EV” means electric vehicles;

“FASB” means the Financial Accounting Standards Board;

“Founder Shares” means the 3,593,750 Malacca Class B ordinary shares purchased by the Sponsor in a private placement prior to the IPO, and the Malacca Class A ordinary shares issuable upon the conversion thereof;

“INDI” means Indiev, Inc, a California corporation, which will convert into a Delaware corporation prior to the Merger;

“Interim Charter” means the form of certificate of incorporation attached to this proxy statement/prospectus as Annex B and to be adopted upon the Domestication taking effect;

“IPO” or “initial public offering” means Malacca’s initial public offering that was consummated on July 17, 2020;

“IPO registration statement” means the Registration Statement on Form S-1 (333-239462) filed by Malacca in connection with its IPO, which was declared effective by the SEC on July 14, 2020;

“IRS” means the U.S. Internal Revenue Service;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“Malacca units’’ and “units’’ means the units offered and sold by Malacca in the IPO and registered pursuant to the IPO registration statement (each unit representing one Malacca Class A ordinary share and one-half of one redeemable warrant to acquire one Malacca Class A ordinary share), but excluding units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof;

“Marshall & Stevens” means Marshall & Stevens Transaction Advisory Services LLC;

“Merger” means the merger of Merger Sub with and into INDI, with INDI surviving the merger as a wholly-owned subsidiary of New INDI (formerly known as Malacca Straits Acquisition Company Limited);

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 26, 2022, by and among Malacca, Merger Sub, INDI, the Sponsor, in its capacity as the purchaser representative, and Mr. Hai Shi, in his capacity as the seller representative;

“Nasdaq” means the Nasdaq Capital Market;

“New INDI” means Malacca after the Closing and after changing its name from “Malacca Straits Acquisition Company Limited” to “INDI Electric Vehicles Inc.”;

“NCAP” means the U.S. Department of Transportation, National Highway Traffic Safety Administration’s New Car Assessment Program, which is the main voluntary vehicle safety performance assessment program in the U.S.;

“ordinary shares” means, prior to the Closing, the Malacca Class A and Class B ordinary shares;

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

“PIPE” means the purchase of shares of our common stock immediately prior to the Closing, but after giving effect to the Domestication, pursuant to the Subscription Agreements;

“PIPE Amount” means the aggregate gross proceeds received by Malacca in the PIPE;

“PIPE Investors” means the investors participating in the PIPE, which as of the date of this proxy statement/prospectus is only Mr. Hai Shi;

“private placement warrants” means, collectively, the warrants to purchase 4,000,000 Malacca Class A ordinary shares issued to the Sponsor in a private placement simultaneously with the closing of the IPO and the warrants to purchase 375,000 Malacca Class A ordinary shares issued to the Sponsor in a private placement simultaneously with the underwriters’ exercise of their over-allotment option related to the IPO, and the warrants issuable upon the conversion thereof at the time of the Domestication as a matter of law;

“pro forma” means giving pro forma effect to the Business Combination;

“Proposed Bylaws” means the proposed bylaws of Malacca that would become effective at the effective time of the Domestication, a copy of which attached to this proxy statement/prospectus as Annex D;

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New INDI that would become effective at the effective time of the Merger, a copy of which attached to this proxy statement/prospectus as Annex C;

“Proposed Governing Documents” means, together, the Proposed Certificate of Incorporation and the Proposed Bylaws;

“public shareholders” means holders of public shares, whether acquired in the IPO or acquired in the secondary market;

“public shares” means the Malacca Class A ordinary shares (including those that underlie the units) that were offered and sold in the IPO and registered pursuant to the IPO registration statement or the shares of common stock issued upon the conversion thereof at the time of the Domestication as a matter of law, as the context requires;

“public warrants” means the redeemable warrants (including those that underlie the units) that were offered and sold in the IPO and registered pursuant to the IPO registration statement or the redeemable warrants issued upon the conversion thereof at the time of the Domestication matter of law, as the context requires;

“redemption” means each redemption of public shares for cash pursuant to our articles of association;

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement entered into simultaneously with the execution of the Merger Agreement, by and among Malacca, the Sponsor and certain INDI shareholders;

“Sarbanes Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulation promulgated thereunder;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Shareholders Meeting” means the extraordinary general Meeting of Malacca to which this proxy statement/prospectus relates;

“shares” means, prior to the Closing, the Malacca Class A and Class B ordinary shares, and at and after the Closing, the New INDI shares of common stock;

“Sponsor” means Malacca Straits Management Company Limited, a British Virgin Islands business company;

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE will be consummated;

“Transfer Agent” means Continental Stock Transfer & Trust Company;

“Trust Account” means the trust account established at the consummation of the IPO at Morgan Stanley and maintained by Continental Stock Transfer & Trust Company, acting as trustee;

“Trust Agreement” means the Investment Management Trust Agreement dated as of July 14, 2020, by and between Malacca and Continental Stock Transfer & Trust Company, as trustee;

“U.S. GAAP” means generally accepted accounting principles in the United States;

“Warrant Agreement” means the Warrant Agreement, dated July 14, 2020, between Malacca and the Transfer Agent, which governs Malacca’s outstanding warrants;

“Warrant Amendment” means the amendment of the Warrant Agreement governing Malacca’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination, (i) each of Malacca’s outstanding public warrants, which currently entitle the holder thereof to purchase one Class A ordinary share of Malacca at an exercise price of $11.50 per share, will be cancelled, and will be converted into the right to receive [          ] shares of New INDI common The full text of the Warrant Amendment is attached to this proxy statement/prospectus as Annex G;

“Warrant Holders Meeting” means the special meeting of public warrant holders of Malacca to which this proxy/prospectus relates; and

“warrants” means the public warrants and the private placement warrants.

ASSUMPTIONS RELATED TO OUTSTANDING SHARES

Unless otherwise specified, the number of shares and the percentage of the outstanding shares such number represent, with respect to Malacca and New INDI, as the case may be, set forth in this proxy statement/prospectus assume the following:

•        no public shareholders exercise their redemption rights with respect to their public shares (including the public shares underlying units);

•        no shares are issue in respect of the Warrant Amendment;

•        no holder exercises any of the 7,187,500 public warrants or the 4,375,000 private placement warrants that will remain outstanding following the Closing;

•        at the Closing, 60,000,000 shares of New INDI common stock are issued to the shareholders of INDI;

•        at the Closing, 200,000 shares are issued to BTIG, LLC (“BTIG”), as representative for the underwriters, pursuant to the amendment to the underwriting agreement Malacca entered into with BTIG simultaneously with the execution of the Merger Agreement;

•        at the Closing, an aggregate of 190,000 shares of New INDI common stock are transferred by the Sponsor to Malacca’s directors and officers;

•        neither the Sponsor nor any shareholder of INDI purchases any units, warrants or shares in the open market;

•        1,500,000 shares are issued to the PIPE Investors in the PIPE;

•        no shares are issued to Mr. Shi or his spouse upon conversion of loans they or their affiliates made to INDI before the Closing;

•        the Sponsor pays the amount of any of Malacca’s transaction expenses in excess of $5 million in cash;

•        INDI has no indebtedness, unpaid transaction expenses or transaction bonuses as of the Closing;

•        all the public warrants will be converted into New INDI common stock; and

•        there are no other issuances of equity by us or INDI prior to or in connection with the Closing.

Should one or more of the assumptions described above prove incorrect, actual number of shares owned and ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Further, unless otherwise specified, the number of shares and the percentage of the outstanding shares such number represent, set forth in this proxy statement/prospectus do not take into account the warrants, which will remain outstanding following the Closing.

Certain statements in this proxy statement/prospectus refer to a “maximum redemption” scenario. Unless otherwise specified, that scenario assumes for illustrative purposes that all 517,354 public shares outstanding as of the date of this proxy statement/prospectus are redeemed in connection with the Closing, resulting in an aggregate payment of approximately $5.2 million from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unless otherwise stated in this proxy statement/prospectus or unless the context otherwise requires, all references in this proxy statement/prospectus to our public shares or public warrants include such securities underlying units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Malacca and INDI. These statements are based on the beliefs and assumptions of the management of Malacca and INDI. Although Malacca and INDI believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Malacca nor INDI can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

In addition, statements that Malacca or INDI “believes,” and similar statements reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Malacca or INDI has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares or warrants on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Malacca’s actual results to differ include:

•        Malacca’s ability to consummate the Business Combination or, if Malacca does not consummate the Business Combination, any other initial business combination;

•        the inability to satisfy the conditions to the consummation of the Merger, including: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of Malacca and INDI, (b) approvals of any required governmental authorities and completion of any antitrust expiration periods, (c) approval of the listing on Nasdaq of the shares to be issued in connection with the Merger, (d) that Malacca have at least $5,000,001 of net tangible assets either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE, and (e) the absence of any injunctions;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the exposure to unknown contingent liabilities that could result in a negative effect on New INDI’s financial condition;

•        the projected design, development, homologation, commercial production, distribution, sales channels, revenues, regulatory approvals, business relationships, anticipated market opportunity, budget and timing of New INDI’s transition plan from an early stage emerging growth company to commercial production at scale;

•        the ability to obtain or maintain the listing of New INDI common stock and New INDI warrants on Nasdaq following the Business Combination;

•        the impact of the regulatory environment and complexities with compliance related to such environment;

•        the impact of the COVID-19 pandemic;

•        INDI’s limited operating history makes it difficult to evaluate its business and prospects;

•        New INDI may not be able to achieve or maintain profitability;

•        INDI may be found to have infringed on the intellectual property of others, which could expose New INDI to substantial losses or restrict its operations;

•        INDI faces significant market competition, and if New INDI is unable to compete effectively with its competitors for customers, its business and operating results could be harmed;

•        the ability of New INDI to maintain an effective system of internal controls over financial reporting;

•        the success of New INDI vehicle design and development finalization efforts;

•        the ability to contract third-party manufacturing, supply, marketing, sales, charging, and service agreements for New INDI’s electric vehicle prototypes;

•        the ability to adequately protect New INDI’s confidential and proprietary property;

•        the ability to maintain the security and confidentiality of New INDI’s data or other sensitive information;

•        the ability of New INDI to grow market share in U.S. markets and any international markets it may enter;

•        the ability of New INDI to access sources of capital necessary to finance operations and growth;

•        the ability of New INDI to enter into strategic relationships with third parties, the timing of any such relationships, and the expected benefits to be derived from those strategic relationships; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors,” and in other reports that Malacca has filed or will file with the SEC.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and neither we nor INDI undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Shareholders Meeting and Warrant Holders Meeting. The following questions and answers do not include all the information that is important to our shareholders. Our shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Malacca entered into the Merger Agreement with INDI and Merger Sub pursuant to which Merger Sub will be merged with and into INDI, with INDI surviving the Merger as a wholly-owned subsidiary of Malacca. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. As a result of the Business Combination, each outstanding share of INDI common stock will be cancelled and automatically converted into the right to receive a number of shares of New INDI common stock as further described in “Q. What will INDI shareholders receive in the Business Combination?” below.

Q.     What matters will shareholders consider at the Shareholders Meeting?

A.     At the Shareholders Meeting, Malacca’s shareholders will be asked to consider and vote on the following proposals:

Proposal 1 — Business Combination Proposal — To approve by ordinary resolution and adopt the Merger Agreement. This proposal is described in more detail under the heading “Proposal 1 — The Business Combination Proposal.”

Proposal 2 — Domestication Proposal — To approve by special resolution the Domestication. This proposal is described in more detail under the heading “Proposal 2 — The Domestication Proposal.”

Proposal 3 — The Governing Documents Proposal — To approve by special resolution the Proposed Governing Documents. This proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3 — The Governing Documents Proposal.”

Proposal 4 — The Articles Amendment Proposal — To approve by special resolution the Articles Amendment. This proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4 — The Articles Amendment Proposal.”

Proposal 5 — Advisory Governance Proposals — To approve by ordinary resolution, on a non-binding advisory basis, separate proposals regarding certain governance provisions in the proposed governing documents of New INDI. This proposal is described in more detail under the heading “Proposal 5 — The Advisory Governance Proposals.”

Proposal 6 — Director Election Proposal — To approve by ordinary resolution the election of five directors to the board of directors of New INDI upon consummation of the Business Combination. This proposal is described in more detail under the heading “Proposal 6 — The Director Election Proposal.”

Proposal 7 — Nasdaq Proposal — To approve by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b), (c), and (d), the issuance of shares in connection with the Business Combination. This proposal is described in more detail under the heading “Proposal 7 — The Nasdaq Proposal.”

Proposal 8 — Equity Incentive Plan Proposal — To approve by ordinary resolution the 2022 Plan. This proposal is described in more detail under the heading “Proposal 8 — Equity Incentive Plan Proposal.”

Proposal 9 — Shareholders Meeting Adjournment Proposal — To approve by ordinary resolution the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting. This proposal is described in more detail under the heading “Proposal 9 — Shareholders Meeting Adjournment Proposal.”

Q.     What matters will public warrant holders consider at the Warrant Holders Meeting?]

A.     At the Warrant Holders Meeting, our public warrant holders will be asked to consider and vote on the following proposals:

Proposal A — Warrant Amendment Proposal — To approve and adopt the Warrant Amendment. This proposal is described in more detail under the heading “Proposal A — The Warrant Amendment Proposal.”

Proposal B — Warrant Holders Adjournment Proposal — To approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Warrant Holders Meeting. This proposal is described in more detail under the heading “Proposal B — Warrant Holders Adjournment Proposal.”

Q.     Are any of the proposals conditioned on one another?

A.     Yes, the transactions contemplated by each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal and the Warrant Amendment Proposal are conditioned on, and will be carried out only if, each of foregoing proposals is approved. The transactions contemplated by the Advisory Governance Proposals, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal are not conditioned on the approval of any other proposal.

Q.     What vote is required to approve the proposals?

A.     Each of the Shareholder Proposals other than the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal and the Director Election Proposal must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

Each of the Domestication Proposal, the Governing Documents Proposal and the Articles Amendment Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

The Director Election Proposal must be approved by an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

In accordance with the terms of the Warrant Agreement, the Warrant Amendment Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding public warrants.

The Warrant Holders Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the public warrants who, being present and entitled to vote at the Warrant Holders Meeting.

The Sponsor has agreed to vote any shares held by it in favor of the Shareholder Proposals. Assuming such shares are all voted in favor of all such proposals, we would not need any of our other outstanding shares be voted in favor of any such proposal in order to have the proposal approved by our shareholders.

Q.     What is involved with the Domestication?

A.     The Domestication will require us to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, we will cease to be an exempted company incorporated under the laws of the Cayman Islands and we will continue as a Delaware corporation. Our articles of association will be replaced by the Interim Charter and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q.     Why is Malacca proposing the Domestication?

A.     Our board of directors believes that it is in the best interests of Malacca and its shareholders to effect the Domestication. For example, we would owe certain taxes that would be imposed on us if we were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, our board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by our officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the Domestication. Due to Delaware’s longstanding policy of encouraging incorporation in that state, and consequently its popularity as a state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to our corporate legal affairs.

Q.     How will the Domestication affect my Malacca securities?

A.     Automatically upon the Domestication and without further action on the part of our shareholders, (a) each of our outstanding shares will convert into one outstanding share of our common stock as a Delaware corporation, (b) each outstanding warrant to purchase shares of our common stock will convert into a warrant to purchase the same number of shares of our common stock as a Delaware corporation; and (c) each unit that has not been previously separated into the underlying public share and public warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of our common stock as a Delaware corporation and the one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of our common stock as a Delaware corporation at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Q.     What changes are being made to the articles of association in connection with the Domestication and to the Interim Charter in connection with the Closing?

A.     In connection with the Domestication, we will be filing the Interim Charter with the Secretary of State of the State of Delaware, which amends and removes the provisions of our articles of association that terminate or otherwise become inapplicable because of the Domestication, and otherwise provides our shareholders with the same or substantially the same rights as they have under our articles of association. Simultaneously with the adoption of the Interim Charter, our board intends to adopt the Proposed Bylaws.

In connection with the Merger, the Interim Charter will be replaced with the Proposed Certificate of Incorporation, which will, among other things, (a) remove or amend those provisions of the Interim Charter which terminate or otherwise cease to be applicable following the Closing, (b) adopt Delaware as the exclusive forum for certain shareholder litigation, (c) change our corporate name to “INDI Electric Vehicles Inc.”, (d) classify the board of directors of New INDI into two classes, and (e) eliminate the ability of stockholders to take action by written consent. For a summary of the differences between our articles of association and the Proposed Certificate of Incorporation, see the sections entitled “Proposal 3 — The Governing Documents Proposal,” and “Proposal 5 — The Advisory Governance Proposals.”

Q.     What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of shares?

A.     Please see the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication to U.S. Holders of Malacca Securities.”

Q.     Why is Malacca proposing the Business Combination?

A.     Malacca was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since our organization, our board has sought to identify suitable candidates in order to effect such a transaction. In its review of INDI, our board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, our board determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Malacca and its shareholders. Our board believes that, based on its review and consideration, the Business Combination presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Merger Agreement, under our articles of association, as well as to comply with Nasdaq listing rules.

Q.     Who is INDI?

A.     INDI is a California-based electric vehicle company founded in 2017. INDI is currently building pre-production vehicles for testing, validation, certification, and regulatory approvals, starting with Indi One, a 5 seat crossover electric vehicle featuring a distinctive look and outstanding technology for an affordable price. INDI plans, within approximately one year following the Closing of the Business Combination, to complete all the testing required for production of the INDI One prototypes that is needed to support its pursuit of regulatory approvals required before INDI can progress towards the commercial production of INDI One. Please see the section titled “Information about INDI.”

Q.     What will happen upon the closing of the Merger?

A.     Upon the closing of the Merger, Merger Sub will merge with and into INDI, whereupon Merger Sub will cease to exist and INDI will continue as the surviving corporation and as a wholly-owned subsidiary of Malacca, and Malacca will change its name to “INDI Electric Vehicles Inc.”

Q.     What will INDI shareholders receive in the Business Combination?

A.     Each share of INDI common stock that is outstanding immediately prior to effective time of the Merger will be cancelled and automatically converted into the right to receive a pro rata portion of a number of shares of common stock of New INDI with an aggregate value equal to $600,000,000, subject to the following adjustments: the aggregate value will be decreased by the amount of INDI’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the Closing, and the aggregate value will be increased by the amount by which Malacca’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to Malacca in cash or to cancel a number of Class B ordinary shares held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

Q.     Will Malacca obtain new financing in connection with the Business Combination?

A.     Yes. In connection with entering into the Merger Agreement, we entered into subscription agreements with Mr. Shi pursuant to which he agreed to purchase a total of 1,500,000 shares of our common stock at a price of $10.00 per share for an aggregate purchase price of $15,000,000. The purchase and sale of such shares is contingent upon the Closing and will occur immediately prior to the Closing and after the Domestication.

Until the earlier of the Closing and the termination of the Merger Agreement, we may, but are not obligated to, enter into additional subscription agreements with other investors for an investment on substantially the same terms as in the PIPE.

In addition, under the terms of the Merger Agreement, prior to the Closing, we will enter into a subscription agreement with Mr. Shi or his affiliates that provides that, to the extent Mr. Shi or any of his affiliates loans money to INDI on terms reasonably agreed to by us and INDI between the signing of the Merger Agreement and through the earlier of the Closing and the termination of the Merger Agreement (any such loans, “Shi Loans”), the aggregate amount thereof (up to $40 million) will convert into shares of our common stock at a conversion rate of $10 per share. As of the date of this proxy statement/prospectus, there are no Shi Loans outstanding.

In addition, under the terms of the Merger Agreement, between the signing of the Merger Agreement and through the earlier of the Closing and the termination of the Merger Agreement, INDI will use its commercially reasonable efforts to cause any indebtedness owed by INDI or any of its subsidiaries to Mr. Shi’s spouse or any of her affiliates (“Shi Spouse Loans”) to be either (i) converted from demand loans to term loans maturing in not less than three years after the Closing and otherwise on terms and conditions reasonably acceptable to us or (ii) converted into shares of our common stock at a conversion rate of $10 per share. As of the date of this proxy statement/prospectus, there are an aggregate of $[            ] principal amount of Shi Spouse Loans outstanding.

The shares of our common stock issuable in respect of the Shi Loans and Shi Spouse Loans, if any, are contingent upon the Closing and will occur immediately prior to the Closing and after the Domestication.

Q.     What equity stake will the public shareholders, the Sponsor, the PIPE Investors and the INDI shareholders hold in New INDI immediately after the Closing?

A.     Immediately after the Closing (based on the assumptions described under the heading “Assumptions Related to Outstanding Shares” on page 5), we anticipate that there will be 65,811,104 shares of common stock of New INDI outstanding, owned as follows:

•        the INDI shareholders will own 60,000,000 shares, or approximately 91.17% of the outstanding common stock of New INDI;

•        the public shareholders will own 517,354 shares, or approximately 0.79% of the outstanding common stock of New INDI;

•        the Sponsor and Malacca’s directors and officers will own 3,593,750 shares, or approximately 5.46% of the outstanding common stock of New INDI; and

•        the PIPE Investors will own 1,500,000 shares, or approximately 2.28%, of the outstanding common stock of New INDI.

Should one or more of the assumptions described under the heading “Assumptions Related to Outstanding Shares” on page 5 prove incorrect, actual beneficial ownership percentages may vary materially from those described above. Please see the sections titled “Summary of the Proxy Statement/Prospectus — Ownership of New INDI After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

If any of the public shareholders exercise their redemption rights, the number of shares of New INDI common stock and the percentage of New INDI’s outstanding common stock owned by the public shareholders will decrease, and the percentages of New INDI’s outstanding common stock owned by the Sponsor, the PIPE Investors and by the INDI shareholders will increase, in each case relative to the percentage owned if none of the public shares are redeemed.

If any of the public shareholders redeem their public shares but continue to hold public warrants after the Closing, the aggregate value of the public warrants that may be retained by them, based on the closing trading price per public warrant as of [      ], 2023, would be approximately $[      ] million, regardless of the amount of redemptions by the public shareholders. Upon the issuance of shares of New INDI common stock in connection with the Business Combination, the percentage ownership of New INDI by public shareholders who do not redeem their public shares will be diluted. Public shareholders who do not redeem their public shares in connection with the Business Combination will experience further dilution upon the exercise of public warrants after the Closing by redeeming public shareholders. The percentage of the total number of outstanding shares of New INDI common stock that will be owned by public shareholders as a group will vary based on the number of public shares that are redeemed in connection with the Business Combination.

The following table illustrates the ownership of New INDI immediately following the Closing, based on the redemption scenarios shown below. The information in the table below (a) does not take into account (i) any shares issuable upon the conversion of the outstanding public warrants, which will depend on the approval of the Warrant Amendment, or any shares issuable on the exercise of outstanding warrants because the warrants are not exercisable until 30 days after the Closing or (ii) any Earnout Shares that may be issued because they will be issued only if the applicable milestones are achieved, none of which is achievable until at least 20 trading days after the 150th day after the Closing, and (b) assumes the facts set forth under the section entitled “Assumptions Related to Outstanding Shares” on page 5 of this proxy statement/prospectus.

	Scenario
	No Redemption(1)%		Full Redemption(2)%
Public Shareholders	517,354	0.79	0	—
Sponsor and Malacca’s directors and officers	3,593,750	5.46	3,593,750	5.50
INDI shareholders	60,000,000	91.17	60,000,000	91.89
PIPE Investors	1,500,000	2.28	1,500,000	2.30

____________

(1)      This scenario assumes that no public shareholders exercise redemption rights with respect to their public shares.

(2)      This scenario assumes that all 517,354 public shares outstanding are redeemed.

Q.     Did the Malacca board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes, Malacca’s board obtained a fairness opinion from Marshall & Stevens. Please see “Proposal 1 — The Business Combination Proposal — Opinion of Marshall & Stevens.”

Q.     What material negative factors did the Malacca board of directors consider in connection with the Business Combination?

A.     Among the material negative factors our board of directors considered in its evaluation of the Business Combination were the risk that the Business Combination may not be consummated, the risk of INDI not achieving its planned growth initiatives, and the risk that the potential benefits of the Business Combination may not be fully realized. These factors are discussed in greater detail in the section entitled “Proposal 1 — The Business Combination Proposal — Malacca’s Board of Directors’ Reasons for the Business Combination,” and the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination.”

Q.     Who will be the officers and directors of New INDI if the Business Combination is consummated?

A.     The Merger Agreement provides that effective as of the Closing the New INDI board will consist of five individuals, all of which shall be designated by INDI. At this time, it is expected that the five individuals will be Hai Shi, [      ], [      ], [      ] and [      ].

Immediately following the Closing, we expect that the following will be the officers of New INDI: (1) Hai Shi, Chief Executive Officer; (2) Wei Han, President of Investment; (3) Sheng Wang, VP Supply Chain; (4) Mehdi Basirat, VP Engineering; (5) Frank Modiri, VP Administration, and (6) Ester Kimm, Secretary and Greg Doud, Controller. See the section entitled “Management of New INDI.”

Q.     What interests do the Sponsor and Malacca’s officers and directors have in the Business Combination?

A.     The Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of our public shareholders. These interests may persuade the Sponsor and our directors and officers to support the completion of a business combination with a less favorable target company or on terms less favorable to public shareholders, rather than conduct a liquidation. Our board of directors was aware of and considered these interests, among other matters, in evaluating the Business Combination and deciding to recommend that our shareholders approve the Business Combination. You should take these interests into account in deciding whether to approve the Business Combination and whether to redeem your shares. These interests include:

•        That the Sponsor paid an aggregate of $25,000 (approximately $0.007 per share) for the Founder Shares (3,593,750 shares), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of our shares on [      ], 2023, which was $[      ], would have an aggregate value of $[      ]. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing. If we do not consummate the Business Combination or another initial business combination by July 17, 2023, and we are therefore required to be liquidated, these shares would be worthless, because Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Moreover, based on the difference of $9.99 between the purchase price the Sponsor paid per Founder Share, compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of New INDI after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing.

•        That the private placement warrants purchased by the Sponsor will be worthless if we do not consummate a business combination. Based on the closing trading price of public warrants on [      ], 2023, the aggregate value of the 4,375,000 private placement warrants purchased by the Sponsor would be $[      ].

•        That the Sponsor waived its rights to receive distributions from the Trust Account with respect to the Founder Shares upon our liquidation if we are unable to consummate an initial business combination.

•        That we may borrow up to $153,655 from the Sponsor, which is payable upon the earlier of (a) the Closing (or the date of consummation of another initial business combination if the Business Combination is not consummated) or (b) the date of our liquidation, and, that if the Business Combination is not consummated, the amount borrowed will not be repaid until a later date, if ever; as of the date of this proxy statement/prospectus, we have borrowed $[      ] of such amount from the Sponsor.

•        That, if our officers, directors or affiliates incur out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, they would be reimbursed by us for such expenses only if the Business Combination or another initial business combination is consummated. As of [      ], 2023, none of our directors, officers or affiliates have incurred any expenses for which they expect to be reimbursed at the Closing and no such expenses are expected to be incurred in the future.

Please also see the sections “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of the Sponsor and our officers and directors in the Business Combination.

Q.     What conditions must be satisfied to close the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that our shareholders and INDI’s shareholders have approved and adopted the Merger Agreement and that we have net tangible assets of at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Closing Conditions.”

Q.     When do you expect the Business Combination to be completed?

A.     It is currently anticipated that, assuming all conditions to closing of the Merger Agreement are satisfied, the Business Combination will be completed as soon as practicable following the date of the Shareholders Meeting and Warrant Holders Meeting.

Q.     What happens if the Business Combination is not completed?

A.     If the Business Combination is not completed, we will look for other opportunities to consummate an initial business combination by July 17, 2023, in accordance with our articles of association, as then in effect. If we do not consummate an initial business combination by such date, we will either seek to further amend our articles of association to extend the date by which we must consummate an initial business combination, or we will cease all operations except for the purpose of winding up and redeeming the public shares and liquidating the Trust Account, in which case the public shareholders may only receive the amount in the Trust Account as of the applicable redemption date, less taxes payable and up to $100,000 of interest to pay dissolution expenses, which would be only approximately $[      ] per share, based on the amount held in the Trust Account as of [      ], 2023, and our outstanding warrants will expire worthless.

Q.     Do I have redemption rights?

A.     If you hold public shares, you may request that we redeem all or a portion of your public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Malacca (less taxes payable), calculated as of two business days prior to the Closing. If you properly exercise your redemption rights, then you will be exchanging your public shares for cash and will no longer own such shares following the Business Combination. The per share amount we will distribute to holders who properly exercise their redemption rights will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO if the Business Combination is consummated. For illustrative purposes, based on funds in the Trust Account of approximately $[      ] million as of [      ], 2023, the per share redemption price would have been approximately $[      ] (less taxes payable). Note that the proceeds held in the Trust Account could be subject to claims that could take priority over the redemption rights of public shareholders. Therefore, the per share distribution amount from the Trust Account in such a situation may be less than anticipated due to such claims.

Note that if you hold units, you do not have redemption rights with respect to the units. Rather, in order to exercise your redemption rights with respect to the public shares underlying your units, you must first separate the units into the underlying public shares and warrants. See “Q. If I am a holder of units, can I exercise redemption rights with respect to my units?” below. In addition, public warrants do not have redemption rights. See “Q. Can I exercise redemption rights with respect to public warrants?” below.

Public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated, and if it is not consummated, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders. The amount payable in respect of the redeemed shares will be paid promptly after completion of the Business Combination.

If you exercise your redemption rights, it will not result in either the exercise or loss of any public warrants. Your public warrants will continue to be outstanding following a redemption of your public shares and will become exercisable 30 days after the completion of the Business Combination.

Under our articles of association, we may redeem public shares only so long as our net tangible assets will be at least $5,000,001 immediately either prior to or upon consummation of the Business Combination. In addition, no public shareholder acting together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of our shares may exercise redemption rights with respect to more than 15% of the public shares.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights with respect to your public shares, you must, prior to 5:00 p.m., Eastern Time, on [      ], 2023 (two business days prior to the date of the Shareholders Meeting):

•        submit a written request to Continental Stock Transfer & Trust Company, our Transfer Agent, that we redeem your public shares for cash, which written request must identify yourself as a beneficial holder and provide your legal name, phone number and address; and

•        tender or deliver your public shares (and share certificates (if any) and other redemption forms) to our Transfer Agent, physically or electronically through The Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) System. Electronic delivery generally will be faster than physical delivery.

The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

Any corrected or modified written demand of redemption rights must be received by the Transfer Agent prior to 5:00 p.m., Eastern Time, on [      ], 2023. No demand for redemption will be honored unless the holder’s shares (and share certificates (if any) and other redemption forms) tendered or delivered (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on such date.

Any request for redemption, once made, may not be withdrawn once submitted to us unless we permit the withdrawal (which we may do in whole or in part). If you desire to withdraw your redemption request, contact our Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?”

Public shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Public shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or tendered/delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering/delivering them through the DWAC System. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

Q.     If I hold units, can I exercise redemption rights with respect to my units?

A.     No. You must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the underlying public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants. If your units are registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your units to be separated into the underlying public shares and public warrants and tender or deliver your shares (and share certificates (if any) and other redemption forms) to the Transfer Agent by 5:00 p.m., Eastern Time, on [      ], 2023, you will not be able to exercise your redemption rights with respect to those public shares.

It is our understanding that this separation generally takes at least two business days to complete. As such, to the extent you desire to exercise redemption rights with respect to public shares underlying your units, it is important that this separation occurs a sufficient amount of time in advance of the redemption deadline.

Q.     Can I exercise redemption rights with respect to public warrants?

A.     No. There are no redemption rights with respect to the public warrants.

Q.     Will how I vote or if I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights irrespective of whether you vote or whether you vote for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q.     What are the material U.S. federal income tax consequences to U.S. Holders of exercising their redemption rights?

A.     It is expected that the redemption of a public share will generally be treated as a sale of such public share resulting in the recognition of capital gain or capital loss, which would be short-term capital gain or capital loss if the U.S. Holder’s holding period for the public shares so redeemed does not exceed one year. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that such U.S. Holder owns or is deemed to own (including constructively and through the ownership of warrants) before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences to Redemption.”

Additionally, because the Domestication will occur immediately prior to the redemption by any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to passive foreign investment companies (“PFICs”). The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication to U.S. Holders of Malacca Securities.”

All holders considering exercising redemption rights are urged to consult with their tax advisors on the tax consequences to them, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.     What happens to the funds deposited in the Trust Account after the Closing?

A.     If the Closing occurs, the funds held in the Trust Account will be released to pay (a) the public shareholders who properly exercise their redemption rights and (b) expenses incurred by us and INDI in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for New INDI’s general corporate purposes following the Closing.

Q.     What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Public shareholders may vote in favor of the Business Combination and still exercise their redemption rights. The Business Combination may be completed even though the funds available from the Trust Account and the number of public shareholders are substantially reduced as a result of the exercise of redemption rights by public shareholders, leaving shareholders who choose not to exercise their redemption rights holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the Nasdaq. Having a minimum amount of cash is not a condition to Closing; however, a condition to Closing is that, after taking into account the payment of all redemptions and the proceeds from the PIPE, we have at least $5,000,001 in net tangible either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE.

Q.     Do I have appraisal rights or dissenters’ rights in connection with the Business Combination or Domestication?

A.     No. None of our shareholders, unit holders, or warrant holders have appraisal rights in connection with the Business Combination or the Domestication. None of our shareholders have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Q.     How does the Malacca board of directors recommend shareholders vote on the proposals?

A.     Our board recommends that shareholders vote “FOR” the Business Combination Proposal and all other proposals described in this proxy statement/prospectus.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Malacca and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by July 17, 2023, we may be forced to liquidate and the Founder Shares and private placement warrants held by the Sponsor would be worthless. Certain of officers and directors are members of the Sponsor. See the sections entitled “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination.”

Q.     How does the Sponsor intend to vote its shares?

A.     The Sponsor agreed to vote all shares owned by it in favor of all proposals described in this proxy statement/prospectus, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor owns the 3,593,750 Founder Shares, which represents 87% of our outstanding shares. None of our directors or officers own any of our outstanding shares, other than their indirect ownership through the Sponsor to the extent they are a member of the Sponsor. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing.

Q.     May the Sponsor or its affiliates purchase public shares and/or warrants prior to the Shareholders Meeting and Warrant Holders Meeting or enter into arrangements with others to incent them to vote in favor of the proposals?

A.     At any time prior to the Shareholders Meeting and Warrant Holders Meeting, subject to applicable securities laws, the Sponsor, INDI or their respective directors, officers, advisors or affiliates may (a) purchase outstanding shares and/or warrants from third parties, (b) enter into transactions with third parties to purchase from them their shares and/or warrants in the future, or (c) enter into transactions with third parties to provide them with incentives to acquire our shares or vote their shares in favor of the proposals described in this proxy statement/prospectus, including the Business Combination Proposal, or to not redeem their shares. Although the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such third parties against potential loss in value of their shares, including the granting of put options.

The purpose of the transactions described above would be to increase the likelihood that the proposals described in this proxy statement/prospectus are approved by our shareholders, thereby increasing the likelihood of the Closing, limit the number of public shares we would need to redeem, and increase the likelihood that our net tangible assets is at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE, thereby increasing the likelihood that the Business Combination will be consummated. If transactions of the type described above are entered into, the Business Combination could be consummated in circumstances where it may not otherwise occur.

Entering into any of the transactions described above may have a depressive effect on the price of our shares prior to or after the Closing. In addition, if the Sponsor, INDI or their respective directors, officers, advisors or affiliates purchase our outstanding shares and/or warrants from third parties, the public “float” of our shares and the number of beneficial holders of our securities prior to the Closing (and consequently, the number of beneficial holders of our shares following the Closing) may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our shares and/or warrants on a national securities exchange.

As of the date of this proxy statement/prospectus, there have been no discussions or agreements regarding any of the transactions described above with a third party. If transactions of the type described above are entered into, we will file a Current Report on Form 8-K prior to the Shareholders Meeting and Warrant Holders Meeting to disclose certain information regarding such transactions. See “Proposal 1 — The Business Combination Proposal — Potential Arrangements Related to Our Public Shares” below.

Q.     How has the announcement of the Business Combination affected the trading price of Malacca’s shares, warrants or units?

A.     On September 23, 2022, the last trading day before the public announcement that we entered into the Merger Agreement, the closing sale prices of our shares, warrants and units were $10.30, $0.05 and $10.26, respectively. On [      ], 2023, the closing sale prices of our shares, warrants and units were $[      ], $[      ], and $[      ], respectively.

Q.     What do I need to do now?

A.     We urge you to read carefully the information contained in this proxy statement/prospectus, including its annexes and the documents referred to herein, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares and/or warrants through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     Who is entitled to attend and vote at the Shareholders Meeting and Warrant Holders Meeting?

A.     The record date for the Shareholders Meeting and Warrant Holders Meeting is [      ], 2023. You will be entitled to attend and vote or direct votes to be cast at the Shareholders Meeting and Warrant Holders Meeting if you owned our shares or warrants, respectively, at the close of business on the record date. At of the close of business on the record date, we had 4,111,104 ordinary shares outstanding and 11,562,500 public warrants outstanding.

Q.     How many votes do I have?

A.     With respect to the Shareholders Meeting, you are entitled to one vote for each of our shares you owned at the close of business on the record date. With respect to the Warrant Holders Meeting, you are entitled to one vote for each of our warrants you owned at the close of business on the record date.

Q.     What constitutes a quorum for the Shareholders Meeting and Warrant Holders Meeting?

A.     The holders of a majority of our outstanding shares present in person or by proxy will constitute a quorum for the Shareholders Meeting. The holders of a majority of our outstanding public warrants present in person or by proxy will constitute a quorum for the Warrant Holders Meeting. Under our articles of association, if a quorum is not present within half an hour from the time appointed for the Shareholders Meeting and Warrant Holders Meeting to commence, the Shareholders Meeting and Warrant Holders Meeting, as the case may be, shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as our board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the Shareholders Meeting and Warrant Holders Meeting to commence, as the case may be, the shareholders or the public warrant holders present shall be a quorum.

Q.     How do I vote?

A.     If you were a holder of record of our shares or warrants on the record date for the Shareholders Meeting and Warrant Holders Meeting, respectively, you may vote any of the following ways, if available:

•        By Internet:

•        Before the Shareholders Meeting or Warrant Holders Meeting:    Go to www.proxyvote.com or scan the QR Barcode. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [      ], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•        During the Shareholders Meeting or Warrant Holders Meeting:    Go to https://www.cstproxy.com/[      ]. You may attend the Shareholders Meeting or Warrant Holders Meeting via the Internet and vote during the Shareholders Meeting or Warrant Holders Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

•        By Phone:    By calling 1-800-690-6903 to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [      ], 2023. Have your proxy card in hand when you call and then follow the instructions.

•        By Mail:    Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•        In Person:    If you attend the Shareholders Meeting or Warrant Holders Meeting in person, you may vote during the Shareholders Meeting or Warrant Holders Meeting.

If your shares or warrants, as the case may be, are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares or warrants. Simply complete, sign and date your voting instruction card and return it in the envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the Shareholders Meeting and Warrant Holders Meeting and vote in person, you must obtain a legal proxy from your broker, bank or nominee.

Q.     If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares or warrants for me?

A.     No. If your shares or warrants, as the case may be, are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares or warrants held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to provide voting instructions to your broker, bank or other nominee as to how to vote your shares and/or warrants. If you do not provide voting instructions on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote without your voting instructions, your shares and/or warrants will not be voted on that proposal. This is called a “broker non-vote.”

Your broker, bank or other nominee does not have discretionary authority to vote on any of the proposals described in this proxy statement/prospectus. Accordingly, your broker, bank or other nominee can vote your shares and/or warrants only if you provide them with voting instructions. You should provide voting instructions to your broker, bank or other nominee as soon as possible.

Q.     What are the effects of abstentions and broker non-votes on the outcome of the proposals?

A.     Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of any proposal.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to our Chief Financial Officer at the address set forth below so that it is received prior to the vote at the Shareholders Meeting or Warrant Holders Meeting or by attending the Shareholders Meeting or Warrant Holders Meeting (either in person or virtually) and voting. You may revoke your proxy by sending a notice of revocation to our Chief Financial Officer at the address set forth below so that it is received prior to the vote at the Shareholders Meeting or Warrant Holders Meeting. Simply attending the Shareholders Meeting or Warrant Holders Meeting will not constitute a change or revocation of your proxy.

Malacca Straits Acquisition Company Limited
Attn: Chief Financial Officer
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong

If your shares or warrants are held in “street name,” you must contact your broker, bank or other nominee to change your voting instructions or to revoke your voting instructions.

Q.     What happens if I fail to take any action with respect to the Shareholders Meeting and Warrant Holders Meeting ?

A.     If you fail to take any action with respect to the Shareholders Meeting and Warrant Holders Meeting and the Business Combination is consummated, you will become a shareholder and/or warrant holder of New INDI. If you fail to take any action with respect to the Shareholders Meeting or Warrant Holders Meeting and the Business Combination is not consummated, you will remain a shareholder and/or warrant holder of Malacca.

Q.     When and where will the Shareholders Meeting and Warrant Holders Meeting be held?

A.     The Shareholders Meeting will be held at [      ] a.m., Eastern Time, on [      ], 2023 via live webcast accessible by visiting https://www.cstproxy.com/[      ]. For the purposes of our articles of association, the physical place of the Shareholders Meeting will be 1345 Avenue of the Americas, 11th Floor, New York, NY 10105.

The Warrant Holders Meeting will be held at [      ] a.m., Eastern Time, on [      ], 2023 via live webcast accessible by visiting https://www.cstproxy.com/[      ]. For the purposes of our articles of association, the physical place of the Warrant Holders Meeting will be 1345 Avenue of the Americas, 11th Floor, New York, NY 10105.

Q.     How do I register and attend the Shareholders Meeting and Warrant Holders Meeting?

A.     If are a holder of record of our shares or warrants, the proxy card you received contains instructions on how to attend the Shareholders Meeting or Warrant Holders Meeting via live webcast, along with your control number. You will need your control number for access. If you do not have your control number, contact our Transfer Agent, Continental Stock Transfer at the phone number or address listed under the question “Who can help answer my questions?” below.

You can pre-register to attend the Shareholders Meeting and Warrant Holders Meeting beginning on [      ], 2023 at [        ] a.m. Eastern Time. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Shareholders Meeting and Warrant Holders Meeting you will need log-in again using your control number and you will also be prompted to enter your control number if you vote during the Shareholders Meeting and Warrant Holders Meeting.

If your shares or warrants are held in “street name”, you will need to contact the Transfer Agent to receive a control number to attend the Shareholders Meeting or Warrant Holders Meeting via live webcast. If you desire to vote during the Shareholders Meeting and Warrant Holders Meeting, you will need to obtain a legal proxy from your broker, bank or another nominee.

If you do not have access to the internet, you can listen to the Shareholders Meeting by dialing +1 800-450-7155 (toll-free) from within the U.S. and Canada, and by dialing +857-999-9155 (standard rates apply) from outside the U.S. and Canada. When prompted enter pin number [      ]#. By dialing into the Shareholders Meeting, you will only be able to listen to the Shareholders Meeting; you will not be able to vote or ask questions during the Shareholders Meeting.

If you do not have access to the internet, you can listen to the Warrant Holders Meeting by dialing +1 800-450-7155 (toll-free) from within the U.S. and Canada, and by dialing +857-999-9155 (standard rates apply) from outside the U.S. and Canada. When prompted enter pin number [        ]#. By dialing into the Warrant Holders Meeting, you will only be able to listen to the Warrant Holders Meeting; you will not be able to vote or ask questions during the Warrant Holders Meeting.

Q.     What happens if I transfer my shares or warrants before the Shareholders Meeting or Warrant Holders Meeting?

A.     The record date for the Shareholders Meeting and Warrant Holders Meeting is earlier than the date of the Shareholders Meeting and Warrant Holders Meeting. If you transfer your shares and/or warrants after the record date, but before the Shareholders Meeting and Warrant Holders Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Shareholders Meeting and Warrant Holders Meeting with respect to such shares and/or warrants, as the case may be, but the transferee, and not you, will have the right to exercise the redemption rights with respect to such shares (if time permits).

Q.     What should I do with my share certificates, warrant certificates and/or unit certificates?

A.     Unless you are seeking to exercise your redemption rights, please retain the certificates, if any, representing your shares at this time. Please also retain the certificates, if any, representing your warrants and/or units. If the Business Combination is completed, you will, without taking any action, be issued common stock and warrants of New INDI.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders and public warrant holders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you are a holder of record and your shares and/or warrants are registered in more than one name, you will receive more than one proxy card. Similarly, if you hold your shares and/or warrants in street name in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares and/or warrants. Please complete, sign, date and return each proxy card and voting instruction card you receive in order to cast a vote with respect to all your shares and/or warrants.

Q.     Who can help answer my questions?

A.     If you have questions about any of the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact us at:

Gordon Lo
Chief Executive Officer
c/o Malacca Straits Acquisition Company Limited
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong
+852 2106-0888

To obtain timely delivery, you must request the materials no later than five business days prior to the date of the Shareholders Meeting or Warrant Holders Meeting.

You also may obtain additional information about us from documents we filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you seek to exercise your redemption rights for your shares, you will need to deliver your share certificates (if any) and redemption forms (either physically or electronically) to our Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on [            ], 2023. If you have questions regarding the certification of your position or delivery of your share certificates (if any), and redemption forms, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholders Meeting and Warrant Holders Meeting, you should read this proxy statement/prospectus, including its annexes and other documents referred to herein, carefully and in their entirety.

Parties to the Business Combination

Malacca

Malacca is a Cayman Islands exempted company incorporated on July 17, 2019. Malacca was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Its executive offices are located at Unit 601-2, St. George’s Building, 2 Ice House Street, Central, Hong Kong and its telephone number is +852 2106-0888.

Merger Sub

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Malacca formed for purposes of the Merger. Merger Sub does not own any material assets or operate any business.

INDI

INDI is a California corporation incorporated on August 21, 2017 under the name “Indiev, Inc.” INDI designs and develops electric vehicles, with the goal of influencing consumers to rethink mobility by applying emerging technological trends to provide unique user experiences to evolve users’ relationships with their vehicles. Its principal executive office is located at 1690 Scenic Avenue, Costa Mesa, California 92626, and its telephone number is (323) 703-5720. For additional information regarding INDI’s business, see the section titled “Information about INDI” below.

The Business Combination

The Merger Agreement

The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is described in detail in this proxy statement/prospectus in the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement.”

On September 26, 2022, Malacca, Merger Sub and INDI entered into the Merger Agreement, pursuant to which, among other things and subject to the terms and conditions contained therein:

•        on the date of, but prior to, the consummation of the Merger, Malacca will de-register as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a corporation incorporated under the laws of the State of Delaware;

•        prior to the consummation of the Merger, INDI will change its jurisdiction of incorporation from California to Delaware;

•        following the above steps, Merger Sub will merge with and into INDI, with INDI continuing as the surviving entity and as a wholly-owned subsidiary of Malacca, and all of the issued and outstanding capital stock of INDI immediately prior to the effective time of the Merger will cease to be outstanding and will automatically be cancelled in exchange for shares of New INDI common stock described under the heading “Merger Consideration” below; and

•        at the effective time of the Merger, Malacca will change its name to “INDI Electric Vehicles Inc.”

Merger Consideration

All of the issued and outstanding capital stock of INDI immediately prior to the effective time of the Merger will cease to be outstanding and will automatically be cancelled in exchange for a number of shares of New INDI common stock having an aggregate value of $600,000,000 (the “Merger Consideration”), subject to the following adjustments: the aggregate value will be decreased by the amount of INDI’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the Closing, and the aggregate value will be increased by the amount by which Malacca’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to Malacca in cash or to cancel a number of Class B ordinary shares held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

In addition, the INDI shareholders immediately prior to the Closing (the “Earnout Participants”) will, as a group, have the contingent right to receive up to an additional aggregate 20,000,000 shares of New INDI common stock (subject to adjustment for stock splits, stock dividends, combinations, and the like after the Closing) (the “Earnout Shares”) as follows:

•        the Earnout Participants will receive 5,000,000 Earnout Shares if New INDI’s consolidated net sales of electric automobile vehicles for the 12-month period beginning with the start of the first calendar quarter that commences following the Closing (the “First Sales Earnout Year”) is at least 400, at an average effective pre-tax sales price of $55,000 per vehicle;

•        the Earnout Participants will receive another 10,000,000 Earnout Shares if New INDI’s consolidated net sales of electric automobile vehicles for the 12-month period immediately following the First Sales Earnout Year is at least 2,000, at an average effective pre-tax sales price of $55,000 per vehicle; and

•        the Earnout Participants will receive another 5,000,000 Earnout Shares if the volume weighted average stock price of New INDI common stock is at least $12.50 per share for any 20 trading day period within any 30 trading day period beginning 150 days after the Closing until December 31, 2024.

Each INDI shareholder will receive a pro rata portion of the number of shares of New INDI common stock issuable in connection with the Merger (including the Earnout Shares) based on the number of shares of INDI common stock such shareholder holds immediately prior to the effective time of the Merger relative to the aggregate number of shares of INDI common stock outstanding on a fully diluted basis immediately prior to the effective time of the Merger.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of certain conditions. If a condition is not satisfied, there can be no assurance that the applicable party would waive any such condition. The closing conditions include, among others:

•        our shareholders having approved all the proposals described in this proxy statement/prospectus (other than the Advisory Governance Proposals, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal, the approvals of which is not a closing condition);

•        INDI’s shareholders must approve the Merger Agreement and the transactions contemplated thereby;

•        all consents required to be obtained from any governmental authority in order to consummate the transactions contemplated by the Merger Agreement must have been obtained;

•        no governmental authority shall have issued or entered any law or order that makes the transactions contemplated by the Merger Agreement illegal or which otherwise prohibits the consummation of such transactions;

•        we must have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing or upon the Closing, in each, case after giving effect to redemptions and the proceeds from the PIPE;

•        our shares of common stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance; and

•        the absence of material adverse changes in the respective businesses of Malacca and INDI.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by either Malacca or INDI if any of the conditions to Closing have not been satisfied or waived by April 17, 2023;

•        by INDI, if the Malacca board of directors changes its recommendation to the Malacca shareholders that they approve the proposals described in this proxy statement/prospectus because not changing its recommendation would be inconsistent with its fiduciary duties; and

•        by either Malacca or INDI if Malacca’s shareholders do not approve all the proposals described in this proxy statement/prospectus (other than the Advisory Governance Proposals, the Equity Incentive Plan Proposal and/or the Shareholders Meeting Adjournment Proposal).

If the Merger Agreement is terminated, the agreement will become void, and there will be no liability thereunder on the part of any party to the Merger Agreement, except for any willful breach or for fraud.

The PIPE

In connection with entering into the Merger Agreement, Malacca also entered into a subscription agreement with Mr. Shi, the founder and chairman of the board of INDI, pursuant to which he agreed to purchase a total of 1,500,000 shares of our common stock at a price of $10.00 per share for an aggregate purchase price of $15,000,000. The purchase and sale of such shares is contingent upon, and will occur immediately prior to, the Closing.

Until the earlier of the Closing and the termination of the Merger Agreement, we may, but are not obligated to, enter into additional subscription agreements with other investors for an investment on substantially the same terms described above.

In addition, to the extent Mr. Shi or any of his affiliates loans money to INDI on terms reasonably agreed to us and INDI after the signing of the Merger Agreement, the aggregate amount of all such loans (up to $40 million) will convert into shares of our common stock after the Domestication at a conversion rate of $10 per share. As of the date of this proxy statement/prospectus, there are no such loans outstanding.

In addition, any indebtedness owed by INDI or any of its subsidiaries to Mr. Shi’s spouse or any of her affiliates will either be (i) converted from demand loans to term loans maturing in not less than three years after the Closing and otherwise on terms and conditions reasonably acceptable to us or (ii) converted into shares of our common stock after the Domestication at a conversion rate of $10 per share. As of the date of this proxy statement/prospectus, $[            ] million of such indebtedness is outstanding.

Ownership of New INDI Following the Closing

As of the date of this proxy statement/prospectus, there are:

•        4,111,104 shares outstanding, which consists of the 3,593,750 Founder Shares held by the Sponsor and 517,354 public shares; and

•        an aggregate of 11,562,500 warrants outstanding, which consists of the 4,375,000 private placement warrants held by the Sponsor and the 7,187,500 public warrants held by the public shareholders.

Each warrant entitles the holder thereof to purchase one share and, following the Domestication will entitle the holder thereof to purchase one share of New INDI common stock. None of the warrants are exercisable until 30 days after the Closing, and if the Closing does not occur, the warrants may expire unexercisable.

It is anticipated that the shares of New INDI common stock outstanding immediately following the Business Combination will be owned as shown in the table below:

	No. of Shares	% of Outstanding
Public shareholders as a group	517,354	0.79
Sponsor	3,593,750	5.46
INDI shareholders as a group	60,000,000	91.17
PIPE Investors	1,500,000	2.28

The ownership of New INDI common stock set forth above (a) does not take into account (i) any shares issuable upon the Warrant Amendment or exercise of outstanding warrants because the warrants are not exercisable until 30 days after the Closing or (ii) any Earnout Shares that may be issued because they will be issued only if the applicable milestones are achieved, none of which is achievable until at least 20 trading days after the 150th day after the Closing, and (b) assumes the facts set forth under the section entitled “Assumptions Related to Outstanding Shares” on page 5. If these assumptions are incorrect, the number of shares owned by the groups described above (and the percentage ownership represented by such shares) will be different from above. For example, if any of the public shareholders exercise their redemption rights, the percentage of New INDI’s outstanding common stock held by the public shareholders will decrease and the percentages of New INDI’s outstanding common stock held by the Sponsor, the INDI shareholders and the PIPE Investors will increase, in each case relative to the percentage held if none of the public shares are redeemed.

Based on the redemption scenarios shown below, it is anticipated that the shares of New INDI common stock outstanding immediately following the Business Combination will be owned as shown in the table below. Similar to the table above, the information in the table below (a) does not take into account (i) any shares issuable upon the Warrant Amendment or exercise of outstanding warrants because the warrants are not exercisable until 30 days after the Closing or (ii) any Earnout Shares that may be issued because they will be issued only if the applicable milestones are achieved, none of which is achievable until at least 20 trading days after the 150th day after the Closing, and (b) assumes the facts set forth under the section entitled “Assumptions Related to Outstanding Shares” on page 5.

	Scenario
	No Redemption(1)%		Full Redemption(2)%
Public Shareholders	517,354	0.79	0	—
Sponsor and Malacca’s directors and officers	3,593,750	5.46	3,593,750	5.50
INDI shareholders	60,000,000	91.17	60,000,000	91.89
PIPE Investors	1,500,000	2.28	1,500,000	2.30

____________

(1)      This scenario assumes that no public shareholders exercise redemption rights with respect to their public shares.

(2)      This scenario assumes that all 517,354 public shares outstanding are redeemed.

The Domestication

The Domestication involves the de-registration of Malacca as an exempted company incorporated in the Cayman Islands and the transfer by way of continuation to the State of Delaware and the domestication as a corporation incorporated under the laws of the State of Delaware. At the effective time of the Domestication, Malacca will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. Your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Automatically upon the Domestication and without further action on the part of our shareholders: (a) each outstanding share of Malacca (both Class A and Class B ordinary shares) will convert into one outstanding share of New INDI common stock, and (b) each outstanding warrant to purchase shares will convert into a warrant to purchase the same number of shares of New INDI common stock.

The Proposed Governing Documents

Malacca will ask its shareholders to approve by special resolution the Governing Documents Proposal in connection with the replacement of our articles of association, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws, under the DGCL. Our board of directors unanimously approved the Proposed Certificate of Incorporation and Proposed Bylaws and believes such documents are necessary to adequately address the needs of New INDI after the Business Combination. Approval of the Governing Documents Proposal is a condition to the consummation of the Business Combination. In addition to the approval of the Governing Documents Proposal, our shareholders are also separately being presented with the Advisory Governance Proposal in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Governing Documents. A brief summary of the Governing Documents Proposal and Advisory Governance Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Governing Documents Proposal and Advisory Governance Proposals.

Proposal 3 — The Governing Documents Proposal — to approve by special resolution that the Interim Charter be amended and restated and replaced in its entirety by the Proposed Certificate of Incorporation attached as Annex C to this proxy statement/prospectus, to be effective upon the consummation of the Business Combination.

Proposal 5 — The Advisory Governance Proposals — to approve by ordinary resolution the following proposals, for approval on a non-binding advisory basis, in accordance with the SEC guidance to give shareholders the opportunity to present their separate views on certain corporate governance provisions in the Proposed Governing Documents:

•        Advisory Proposal 5A — that the authorized shares of capital stock of New INDI be 210,000,000 shares, par value $0.001 per share, consisting of (i) 200,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock;

•        Advisory Proposal 5B — that the New INDI board of directors be authorized to issue any or all shares of New INDI preferred stock in one or more classes or series, with such terms and conditions as may be determined by the New INDI board of directors and as may be permitted by the Delaware General Corporation Law.

•        Advisory Proposal 5C — that the New INDI’s board of directors be classified into two classes of directors, Class I and Class II, as nearly equal as reasonably possible, with each class being elected to a staggered two-year term, and beginning after the initial classification, each director will hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal from office, and that the term of the Class I directors elected at the meeting have a term that expires at New INDI’s first annual meeting of stockholders to be held after the Closing, and that the term of the Class II directors elected at the meeting have a term that expires at New INDI’s second annual meeting of stockholders to be held after the Closing.

•        Advisory Proposal 5D — that special meetings of stockholders may be called solely (i) pursuant to a resolution adopted by the New INDI board of directors, (ii) by the chairperson of the New INDI board of directors, or (iii) by the chief executive officer of New INDI, and may not be called by any other person, including any stockholder.

•        Advisory Proposal 5E — that New INDI stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders.

•        Advisory Proposal 5F — that, unless New INDI board of directors consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the actions specified in the Proposed Certificate of Incorporation; and (b) the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and that if any action the subject matter of which is within the scope of clause (a) is filed in a court other than the Court of Chancery of the State of Delaware in the name of a stockholder, such stockholder will be deemed to have consented (i) to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any action brought to enforce clause (a) and (ii) to having service of process made upon such stockholder by service upon such stockholder’s counsel in the action as agent for such stockholder; and that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New INDI will be deemed to have notice of and consented to the foregoing provisions.

•        Advisory Proposal 5G — that the provisions related to Malacca’s status as a blank check company in its articles of association be eliminated in the Proposed Governing Documents.

•        Advisory Proposal 5H — that the affirmative vote of a majority of the New INDI board of directors, the affirmative vote of a majority of the Independent Directors, and the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New INDI entitled to vote thereon, voting together as a single class, is be required to, directly or indirectly, amend, repeal, restate or waive, or adopt any provision inconsistent with, the provisions of the Proposed Certificate of Incorporation specified in the Proposed Certificate of Incorporation.

•        Advisory Proposal 5I — that a director or the entire New INDI board of directors may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

The Articles Amendment Proposal

Malacca will ask its shareholders to approve by special resolution the Articles Amendment attached as Annex E to this proxy statement/prospectus, to be effective upon the consummation of the Business Combination.

Related Agreements

The following is a summary of agreements entered into in connection with, or to be entered into pursuant to, the Merger Agreement. For additional information regarding these agreements, see “Proposal 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination.”

Sponsor Agreement

The Sponsor agreed to: (a) appear at the Shareholders Meeting for purposes of forming a quorum for a vote relating to the Business Combination; (b) vote all shares owned by it in favor of the Business Combination, subject to any fiduciary standards otherwise set forth in the Merger Agreement; (c) not exercise redemption rights with respect to any shares owned by it; and (d) not to redeem any shares owned by it in connection with the Business Combination.

In addition, to the extent the expenses we incurred in connection with the Merger Agreement and all other matters related to the consummation of the transactions contemplated thereby (including all deferred expenses of the IPO (including fees or commissions payable to the underwriters and any legal fees), but excluding (a) any transfer taxes and (b) the premiums for the directors and officers tail insurance policies for us and for INDI) exceeds $5,000,000, the Sponsor agreed to elect to either (i) increase the Merger Consideration by the amount of such excess, (ii) pay such excess to us in cash or (iii) cancel that number of our Class B ordinary shares held by Sponsor equal to the amount of such excess (with each Class B ordinary share being valued at $10). If the Sponsor fails to timely make an election, the Sponsor will be deemed to have elected clause to increase the Merger Consideration by the amount of such excess.

Registration Rights Agreement

In connection with the Closing, New INDI and certain shareholders of INDI who are expected to be affiliates of New INDI immediately after the Closing will enter into a registration rights agreement, pursuant to which such shareholders will receive registration rights with respect to the shares of New INDI common stock they receive in the Merger (including the Earnout Shares).

Lock-Up Agreements

Simultaneously with the execution of the Merger Agreement, certain INDI shareholders each entered into a lock-up agreement with us, pursuant to which each such shareholder agreed not to sell any of the shares of New INDI common stock they receive in the Merger (including the Earnout Shares) from the Closing until the earliest of (a) one year after the closing date and (b) subsequent to the Closing, (i) the first date on which the last sale price of New INDI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (ii) the date on which New INDI completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New INDI’s shareholders having the right to exchange their shares of common stock for cash, securities or other property.

Voting Agreements

Simultaneously with the execution of the Merger Agreement, Malacca and INDI entered into voting agreements with Mr. Hai Shi, the founder and chairperson of the board of directors of INDI. Mr. Shi, directly or indirectly owns 75.95% of the outstanding common stock of INDI. Under this voting agreement, Mr. Shi agreed to vote all of his INDI shares in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement.

See also the Sponsor’s agreement to vote in favor of the Business Combination described in “— Sponsor Agreement,” above.

Non-Competition Agreement

Simultaneously with the execution of the Merger Agreement, Mr. Hai Shi, the founder and chairperson of the board of directors of INDI, entered into a non-competition and non-solicitation agreement pursuant to which he agreed, during the two-year period following the Closing, not to compete with New INDI and not to solicit employees or customers of New INDI.

Amendment to the Underwriting Agreement

Simultaneously with the execution of the Merger Agreement, we entered into an amendment to the underwriting agreement dated as of July 14, 2020 between us and BTIG, LLC, as representative for the underwriters thereunder, pursuant to which the deferred underwriting fee payable to the underwriters of our IPO with respect to the Closing was decreased from $5,031,250 in cash to a total of $1,500,000 in cash and 200,000 shares of our common stock (the “Representative Shares”), both deliverable at the Closing, and in exchange therefore, we agreed to (a) eliminate our right to pay a portion of deferred the underwriting fee to third parties that did not participate in the IPO that assist us with our initial business combination, (b) add BTIG and the other IPO underwriters as a party to the Registration Rights Agreement, dated as of July 14, 2020, between us and the Sponsor, to provide for the registration of the 200,000 shares described above, and (c) in connection with the Business Combination, provide access to, and cooperate with, BTIG and its representatives for its diligence review, use efforts to provide the IPO underwriters with comfort letters, negative assurance letters and other documents from auditors and lawyers, and provide certain customary representations and warranties, covenants and indemnification to the IPO underwriters.

Redemption Rights

If you hold public shares, you may request that we redeem all or a portion of your public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (less taxes payable), calculated as of two business days prior to the Closing. The per share amount we will distribute to holders who properly redeem their public shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO if the Business Combination is consummated. For illustrative purposes, based on funds in the Trust Account of approximately $[            ] million as of [            ], 2023, the per share redemption price would have been approximately $[            ] (less taxes payable).

Public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated, and if it is not consummated, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders. If the Business Combination is completed, the amount payable in respect of the redeemed shares will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your public shares for cash and will no longer own such shares following the Business Combination.

In order to exercise your redemption rights with respect to your public shares, you must, prior to 5:00 p.m., Eastern Time, on [            ], 2023 (two business days prior to the date of the Shareholders Meeting):

•        submit a written request to Continental Stock Transfer & Trust Company, our Transfer Agent, that we redeem your public shares for cash, which written request must identify yourself as a beneficial holder and provide your legal name, phone number and address; and

•        tender or deliver your public shares (and share certificates (if any) and other redemption forms) to our Transfer Agent, physically or electronically through The Depository Trust Company’s Deposit/Withdrawal At Custodian (“DWAC”) system. Electronic delivery generally will be faster than physical delivery.

Under our articles of association, we may redeem public shares only so long as our net tangible assets will be at least $5,000,001 immediately either prior to or upon consummation of the Business Combination. In addition, no public shareholder acting together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of our shares may exercise redemption rights with respect to more than 15% of the public shares.

If you hold units and desire to exercise your redemption rights with respect to the shares underlying the units, you must separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the underlying public shares.

Our Board’s Reasons for the Business Combination & Recommendation to Shareholders

Malacca was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, our board of directors consulted with our management and considered a number of factors. In particular, our board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

•        INDI’s financial projections;

•        valuation of INDI and financial data of public companies that are comparable to INDI;

•        INDI’s technology and business model;

•        INDI’s management team;

•        INDI’s development and protection of intellectual property;

•        transaction structure with INDI; and

•        the PIPE and INDI’s founder and strategic investors.

In making its decision, our board of directors also considered a variety of uncertainties, risks and other potentially negative factors. For a more complete description of the reasons of our board of directors for approving the Business Combination, including other factors and risks it considered, see the section entitled “Proposal 1 — The Business Combination Proposal — Malacca’s Board of Directors’ Reasons for the Business Combination.”

Our board of directors believes that the Business Combination Proposal and the other proposals described in this proxy statement/prospectus are in the best interest of Malacca and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals described in this proxy statement/prospectus.

Interests of Our Directors and Officers and of the Sponsor in the Business Combination

In considering the recommendation of our board of directors that our shareholders vote “FOR” each of the proposals described in this proxy statement/prospectus, you should keep in mind that our directors and officers and the Sponsor have financial and personal interests in the Business Combination that are different from, or in addition to, those of our shareholders and warrant holders generally. The existence of such interests may result in a conflict of interest on the part of the director, executive officer or the Sponsor between what they may believe is in the best interests of Malacca and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals.

Our board of directors was aware of and considered these interests, among other matters, in evaluating the Business Combination. These interests include:

•        That the Sponsor paid an aggregate of $25,000 (approximately $0.007 per share) for the Founder Shares (3,593,750 shares), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of our shares on [            ], 2023, which was $[            ], would have an aggregate value of $[            ]. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing. If we do not consummate the Business Combination or another initial business combination by July 17, 2023, and we are therefore required to be liquidated, these shares would be worthless, because Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Moreover, based on the difference of $9.99 between the purchase price the Sponsor paid per Founder Share, compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of New INDI after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing.

•        That the private placement warrants purchased by the Sponsor will be worthless if we do not consummate a business combination. Based on the closing trading price of public warrants on [            ], 2023, the aggregate value of the 4,375,000 private placement warrants purchased by the Sponsor would be $[            ].

•        That the Sponsor waived its rights to receive distributions from the Trust Account with respect to the Founder Shares upon our liquidation if we are unable to consummate an initial business combination.

•        That we may borrow up to $153,655 from the Sponsor, which is payable upon the earlier of (a) the Closing (or the date of consummation of another initial business combination if the Business Combination is not consummated) or (b) the date of our liquidation, and, that if the Business Combination is not consummated, the amount borrowed will not be repaid until a later date, if ever; as of the date of this proxy statement/prospectus, we have borrowed $[            ] of such amount from the Sponsor.

•        That, if our officers, directors or affiliates incur out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, they would be reimbursed by us for such expenses only if the Business Combination or another initial business combination is consummated. As of [            ], 2023, none of our directors, officers or affiliates have incurred any expenses for which they expect to be reimbursed at the Closing and no such expenses are expected to be incurred in the future.

See the section entitled “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” for a further discussion of these considerations.

Potential Arrangements Related to Our Public Shares

At any time prior to the Shareholders Meeting, subject to applicable securities laws, the Sponsor, INDI or their respective directors, officers, advisors or affiliates may (a) purchase outstanding shares and/or warrants from third parties, (b) enter into transactions with third parties to purchase from them their shares and/or warrants in the future, or (c) enter into transactions with third parties to provide them with incentives to acquire our shares or vote their shares in favor of the proposals described in this proxy statement/prospectus, including the Business Combination Proposal, or to not redeem their shares. Although the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such third parties against potential loss in value of their shares, including the granting of put options.

The purpose of the transactions described above would be to increase the likelihood that the proposals described in this proxy statement/prospectus are approved by our shareholders, thereby increasing the likelihood of the Closing, limit the number of public shares we would need to redeem, and increase the likelihood that our net tangible assets is at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE, thereby increasing the likelihood that the Business Combination will be consummated. If transactions of the type described above are entered into, the Business Combination could be consummated in circumstances where it may not otherwise occur.

Entering into any of the transactions described above may have a depressive effect on the price of our shares prior to or after the Closing. In addition, if the Sponsor, INDI or their respective directors, officers, advisors or affiliates purchase our outstanding shares and/or warrants from third parties, the public “float” of our shares and the number of beneficial holders of our securities prior to the Closing (and consequently, the number of beneficial holders of our shares following the Closing), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our shares and/or warrants on a national securities exchange.

As of the date of this proxy statement/prospectus, there have been no discussions or agreements regarding any of the transactions described above with a third party. If transactions of the type described above are entered into, we will file a Current Report on Form 8-K prior to the Shareholders Meeting to disclose certain information regarding such transactions. See “Proposal 1 — The Business Combination Proposal — Potential Arrangements Related to Our Public Shares” below.

Interests of INDI’s Directors and Officers in the Business Combination

INDI’s officers and directors who will be officers of New INDI and members of the board of directors of New INDI have interests in the Business Combination that are different from, or in addition to, those of other INDI Shareholders generally. Among others, these interests include:

•        The following executive officers of INDI are expected to be appointed as executive officers of New INDI and enter into employment agreements with New INDI: Hai Shi, Chief Executive Officer; Wei Han President of Investment; Stanley Wang, VP Supply Chain; Medhi Basirat, VP Administration; Esther Kimm, Secretary, and Greg Dound, Controller; and

•        The following directors of INDI are expected to be appointed to the board of directors of New INDI: Hai Shi, [            ], [            ], [            ], and [            ].

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and the exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of our consolidated assets and liabilities as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Malacca as a Delaware corporation immediately following the Domestication will be the same as those of Malacca as a Cayman Islands exempted company immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Malacca is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of INDI issuing stock for the net assets of Malacca, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of INDI.

Emerging Growth Company

Malacca is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Malacca, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Malacca is also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, we expects that New INDI will continue to qualify as a smaller reporting company.

SUMMARY OF RISK FACTORS

In evaluating the proposals to be presented at the Shareholders Meeting and Warrant Holders Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to the following:

Risks Related to Malacca

•        The ability of public shareholders to exercise redemption rights may prevent Malacca from completing the Business Combination.

•        A new 1% U.S. federal excise tax could be imposed on Malacca in connection with redemptions of Malaaca shares.

•        Since the Sponsor and Malacca’s directors and officers have interests that are different, or in addition to, and which may conflict with, the interests of Malacca’s shareholders.

•        The exercise of Malacca’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest.

•        There can be no assurance that New INDI common stock and warrants that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq Capital Market following the Closing.

•        Malacca’s warrants are accounted for as liabilities and the changes in value of Malacca’s warrants could have a material effect on Malacca’s financial results.

Risks Related to INDI’s Financial Position

•        INDI has incurred significant losses since inception, and anticipates that it will continue to incur significant losses for the foreseeable future.

•        INDI’s auditor has expressed substantial doubt about our ability to continue as a “going concern.”

•        INDI’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

•        INDI’s limited operating history make may it more difficult to forecast and plan for its capital requirements.

•        INDI’s operating and financial results forecasts are based on management assumptions; it’s actual results of operations may be materially different from its forecasted results.

•        INDI’s may experience delays in the INDI One launch which could defer revenue generation and result in significant additional expenses.

•        INDI will require substantial additional capital to implement its initial production, and failure to obtain that capital could jeopardize its ability to generate revenue and continue its business operations.

•        The terms or any capital raise may cause dilution to INDI’s stockholders or restrict its operations.

•        The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair INDI’s ability to expand its business.

•        For INDI to be successful, it will have to manage growth effectively.

•        INDI’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among consumers, analysts and others within its industry.

Risks Related to EV Industry

•        The automotive industry has significant barriers to entry that INDI must overcome to manufacture and sell electric vehicles at scale.

•        The automotive market is highly competitive, and continued or increased competition may harm INDI’s business.

•        INDI’s ability to generate meaningful revenue from EV sales will depend on consumer adoption of electric vehicles.

•        Extended periods of low gasoline or other petroleum-based fuel prices could reduce demand for EVs including INDI’s vehicles.

•        Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for INDI’s vehicles.

•        The reduction or elimination of certain government and economic programs could reduce demand for EVs.

•        Difficult economic conditions, or the perceived threat of an economic or financial a crisis may affect consumer purchases including INDI’s electric vehicles.

•        The ongoing COVID-19 pandemic or a similar global pandemic may adversely affect INDI’s business, results of operations, and financial condition.

Risks Related to INDI’s Products

•        INDI’s business and prospects depend significantly on the INDI brand.

•        INDI will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

•        Defects in INDI’s vehicles may result in product liability claims, delays in EV launches, recall campaigns, or increased warranty costs, which may adversely affect INDI’s brand and result in a decrease in the residual value of INDI’s vehicles.

•        INDI’s ADAS system may subject it to risks, and INDI cannot guarantee that its vehicles will achieve its targeted assisted driving functionality within its projected timeframe, if ever.

•        INDI’s battery efficiency or charging capacity may decrease over time and hence its EV’s driving range between charges may decline.

•        INDI’s vehicles will initially make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

•        Insufficient reserves to cover vehicle repairs and replacements under warranty, including any potential software updates, could materially adversely affect INDI’s business, prospects, financial condition and results of operations.

•        Any unauthorized access to INDI’s vehicles or information technology systems could result in damage clams, loss of confidence in INDI and its vehicles, and substantially harm INDI’s reputation and business operations.

•        INDI’s V.I.C. contains open source software, which may pose particular risks.

•        INDI may fail to adequately obtain, maintain, and enforce its intellectual property rights and may not be able to prevent third parties from unauthorized exploitation of its proprietary technology, which could adversely affect its competitive position.

Risk Related to Manufacturing and Supply Chain

•        INDI’s business model relies on outsourced manufacturing of its vehicles, including to overseas manufacturers, which is subject to risks.

•        INDI may experience significant delays in the design, manufacture, and launch of INDI One, which could harm its business and prospects.

•        INDI may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate its manufacturing facilities.

•        INDI may experience increases in costs, disruption of supply, or shortage of materials, in particular for lithium-ion cells or semiconductors, which could slow production and harm INDI’s business.

•        If INDI fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

Risk Related to Sales, Distribution and Service

•        INDI faces a number of challenges in the sale and marketing of its vehicles.

•        INDI does not have experience in direct to consumer sales and has not established a third-party retail vehicle distribution network.

•        INDI may be unable to offer attractive leasing and financing options for INDI One and future vehicles, which would adversely affect consumer demand. In addition, offering leasing and financing options to customers could expose INDI to credit risk.

•        INDI has not built any commercial charging infrastructure, and prospective customers may not be willing to rely on the availability of private and publicly accessible charging infrastructure.

•        INDI has no experience servicing its vehicles and if INDI is unable to contract for adequate service of its vehicles, demand for its vehicles could suffer and it could be precluded from selling in some jurisdictions.

Risks Related to Litigation and Regulation

•        INDI must secure regulatory approval before it can commence commercial sales of INDI One or other vehicles in the United States.

•        INDI’s operations are subject to numerous and complex laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or vehicles.

•        INDI may face regulatory limitations on its ability to sell vehicles directly, which could materially and adversely affect its ability to sell its vehicles.

•        INDI may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention, and materially harm its business, results of operations, cash flows and financial condition.

•        INDI may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

•        INDI may choose to or be compelled to undertake product recalls or take other actions, which could adversely affect its business, prospects, results of operations, reputation and financial condition.

•        INDI may be sued for alleged infringement, misappropriation, or other violation of third-party intellectual property rights, which could be costly and time-consuming, even if meritless.

•        INDI is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm INDI’s reputation and brand, subject INDI to significant fines and liability, or otherwise adversely affect its business.

•        HALO ADAS technology is subject to uncertain and evolving regulations.

•        INDI is subject to governmental export and import controls that could restrict INDI’s ability to import and expect vehicles and key technologies.

•        Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect INDI’s business, prospects, results of operations, and financial condition.

Risks Related to Common Stock

•        The market price of INDI’s stock may decline, and you could lose your entire investment.

•        If securities or industry analysts do not publish research or reports about INDI’s business or publish negative reports about INDI’s business, our stock price and trading volume could decline.

•        INDI may issue additional shares of common stock or preferred shares, which would dilute the interest of our shareholders.

•        INDI’s management team has no experience managing a U.S. public-reporting EV company.

•        The requirements of being a public company may strain INDI’s resources and distract its management, which could make it difficult to manage its business, particularly after INDI is no longer an “emerging growth company.”

•        If INDI fails to maintain effective internal controls over financial reporting, INDI may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect INDI’s business or the value of our stock price.

•        INDI’s financial results may vary significantly from period to period due to fluctuations in its operating costs, vehicle demand and other factors.

•        Mr. Hai Shi, INDI’s founder and CEO will continue to have substantial control over INDI following the Business Combination.

•        Provisions of the Delaware General Corporation Law and our organizational documents may discourage an acquisition of INDI.

RISK FACTORS

The following risk factors will apply to the respective business and operations of Malacca, INDI and New INDI both before and after the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Malacca, INDI or New INDI and their respective business, financial condition and prospects following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. Malacca shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Risks Related to Malacca

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Malacca Straits Acquisition Company Limited. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New INDI and its subsidiaries following the consummation of the Business Combination.

Risks Related to the Domestication and the Business Combination

The ability of public shareholders to exercise redemption rights with respect to public shares may prevent Malacca from completing the Business Combination or maximizing its capital structure.

Malacca does not know how many public shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Malacca’s expectations (and those of other parties to the Merger Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of public shares.

It is a condition to INDI’s obligation to close the Business Combination, that Malacca have net tangible assets of at $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE. If too many public shareholders elect to redeem their shares, or if INDI does not waive the condition described in the preceding sentence as a condition to the Closing, or if a sufficient number of PIPE Investors default upon obligations pursuant to Subscription Agreements, then the proceeds from the PIPE Investment alone may be insufficient to complete the Business Combination and additional third-party financing may not be available to Malacca. For information regarding the closing condition described in this paragraph, please see the sections of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Covenants and Agreements” and “Proposal 1 — The Business Combination Proposal — The Merger Agreements — Closing Conditions.”

A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax.

The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (a) the fair market value of the redemptions and repurchases in connection with the business combination, (b) the structure of the business combination, (c) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (d) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.

There are risks to Malacca shareholders who are not affiliates of the Sponsor becoming shareholders of New INDI through the Business Combination rather than acquiring securities of INDI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of New INDI securities in connection therewith, investors will not receive the benefit of any outside independent review of Malacca’s and INDI’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange on which such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Malacca’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If INDI became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited consolidated financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as in the Business Combination, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by Malacca and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of INDI. Accordingly, it is possible that defects in INDI’s business or with INDI’s management that would have been discovered if INDI conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of New INDI securities.

Unlike an underwritten initial public offering, the initial trading of New INDI securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of New INDI securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for New INDI securities during the period immediately following the Closing.

Furthermore, the Sponsor and certain of Malacca’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. Such interests may have influenced Malacca’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus solicitation statement/prospectus. See “— Since the Sponsor and Malacca’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of Malacca’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with INDI is appropriate as Malacca’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Malacca if the Business Combination is not completed.” and “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination.” In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event we complete an initial business combination, even if the Business Combination causes the trading price of New INDI securities to materially decline.

Since the Sponsor and Malacca’s directors and officers have interests that are different, or in addition to, and which may conflict with, the interests of Malacca’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with INDI is appropriate as Malacca’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Malacca if the Business Combination is not completed.

When you consider the recommendation of the Malacca of directors in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Malacca’s directors and officers have interests in such proposal that are different from, or in addition to, those of Malacca’s shareholders and warrant holders generally. The Malacca board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in determining whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        That the Sponsor paid an aggregate of $25,000 (approximately $0.007 per share) for the Founder Shares (3,593,750 shares), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of our shares on [      ], 2023, which was $[            ], would have an aggregate value of $[            ]. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing. If we do not consummate the Business Combination or another initial business combination by July 17, 2023, and we are therefore required to be liquidated, these shares would be worthless, because Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Moreover, based on the difference of $9.99 between the purchase price the Sponsor paid per Founder Share, compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of New INDI after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing.

•        That the private placement warrants purchased by the Sponsor will be worthless if we do not consummate a business combination. Based on the closing trading price of public warrants on [      ], 2023, the aggregate value of the 4,375,000 private placement warrants purchased by the Sponsor would be $[            ].

•        That the Sponsor waived its rights to receive distributions from the Trust Account with respect to the Founder Shares upon our liquidation if we are unable to consummate an initial business combination.

•        That we may borrow up to $153,655 from the Sponsor, which is payable upon the earlier of (a) the Closing (or the date of consummation of another initial business combination if the Business Combination is not consummated) or (b) the date of our liquidation, and, that if the Business Combination is not consummated, the amount borrowed will not be repaid until a later date, if ever; as of the date of this proxy statement/prospectus, we have borrowed $[            ] of such amount from the Sponsor.

•        That, if our officers, directors or affiliates incur out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, they would be reimbursed by us for such expenses only if the Business Combination or another initial business combination is consummated. As of [            ], 2023, none of our directors, officers or affiliates have incurred any expenses for which they expect to be reimbursed at the Closing and no such expenses are expected to be incurred in the future.

The existence of personal and financial interests of one or more of Malacca’s directors may result in a conflict of interest on the part of such director(s) between what he or she may believe is in the best interests of Malacca and its shareholders and what he or she may believe is best for himself or herself in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of the Sponsor, initial shareholders, and Malacca’s directors and officers in the Business Combination see the sections titled “Summary of the Proxy Statement/Prospectus — Interests of Our Directors and Officers and of the Sponsor in the Business Combination,” “Proposal 1 — The Business Combination Proposal — Malacca’s Board of Directors’ Reasons for the Business Combination,” and “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination.”

The personal and financial interests of the Sponsor as well as Malacca’s directors and officers may have influenced their motivation in identifying and selecting INDI as a business combination target, completing an initial business combination with INDI and influencing the operation of the business following the initial business combination. In considering the recommendations of Malacca board of directors to vote for the proposals, its Malacca shareholders should consider these interests.

The Sponsor has entered into a letter agreement with Malacca to vote in favor of the Business Combination, regardless of how Malacca public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, pursuant to a letter agreement entered in connection with Malacca’s initial public offering (the “Insider Letter”), has agreed, among other things, to vote in favor of the Business Combination and the transactions contemplated thereby (including the Merger) and to vote against any proposals that would materially impede the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 87.4% of the issued and outstanding shares (excluding the private placement shares underlying the private placement warrants). Accordingly, the Business Combination could be approved even if the majority of the votes cast by the public shareholders are against it.

The exercise of Malacca’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Malacca’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Malacca to agree to amend the Merger Agreement, to consent to certain actions taken by INDI, or to waive rights that Malacca is entitled to under the Merger Agreement. Such events could arise because of changes in the course of INDI’s business, a request by INDI to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on INDI’s business and would entitle Malacca to terminate the Merger Agreement. In any of such circumstances, it would be at Malacca’s discretion, acting through the Malacca board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for Malacca and Malacca’s shareholders and what he or she or they may believe is best for himself or herself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Malacca does not believe there will be any changes or waivers that Malacca’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Malacca will circulate a new or amended proxy statement/prospectus and re-solicit Malacca’s shareholders if changes to the terms of the transaction that would have a material impact on Malacca’s shareholders are required prior to the vote on the Business Combination Proposal.

The Sponsor, Malacca’s directors, officers, advisors, and their affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our public shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Malacca or Malacca’s securities, the Sponsor or Malacca’s directors, officers, advisors or affiliates may purchase public shares from institutional and other investors, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Malacca shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and/or their directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (a) the Business Combination Proposal, the Advisory Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal are approved by the affirmative vote of holders of a majority of the shares who, being present in person or represented by proxy and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting, (b) the Domestication Proposal, the Governing Documents Proposal and the Articles Amendment Proposal are approved by the affirmative vote of holders of a majority of at least two-thirds of shares who, being present in person or represented by proxy and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting, (c) limit the number of public shares electing to redemption, and (d) Malacca have net tangible assets of at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Shareholders Meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of Malacca public shares and the number of beneficial holders of Malacca securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of Malacca’s securities on a national securities exchange.

There can be no assurance that New INDI common stock and warrants that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq Capital Market following the Closing, or that the New INDI will be able to comply with the continued listing rules of the Nasdaq Capital Market.

Malacca’s securities are currently listed on the Nasdaq Capital Market, and it is anticipated that, following the Business Combination, New INDI securities will be listed on the Nasdaq Capital Market. However, Malacca cannot assure you that New INDI securities will be listed on Nasdaq following the Closing and will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, New INDI must maintain certain financial, distribution and stock price levels. Additionally, in connection with the Business Combination, New INDI will be required to demonstrate compliance with the Nasdaq Global Market’s initial listing requirements, which are more rigorous than the continued listing requirements. Malacca cannot assure you that New INDI will be able to meet those initial listing requirements at that time.

If Nasdaq delists New INDI securities from trading on its exchange and New INDI is not able to list its securities on another national securities exchange, New INDI securities could be quoted on an over-the-counter market. If this were to occur, New INDI could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that New INDI common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New INDI securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of New INDI securities may depend on, among other things, the number of Malacca’s shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Malacca’s units and Malacca’s Class A ordinary shares and warrants are listed on Nasdaq, Malacca’s units, Class A ordinary shares and warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of Malacca’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Malacca is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if New INDI was no longer listed on Nasdaq, New INDI securities would not qualify as covered securities under the statute and New INDI would be subject to regulation in each state in which New INDI offers its securities.

Malacca’s shareholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination and due to future issuances pursuant to the 2022 Plan. Having a minority share position may reduce the influence that Malacca’s current shareholders have on the management of the Combined Company.

It is anticipated that, following the Business Combination (assuming, among other things, that no public shareholders exercise their redemption rights with respect to their public shares, and subject to the other assumptions described under the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New INDI following Business Combination”) (1) Malacca’s public shareholders are expected to own approximately 0.8% of the outstanding common stock of New INDI, (2) the INDI Shareholders (without taking into account any public shares held by the INDI Shareholders prior to the consummation of the Business Combination or purchased in the PIPE Investment or the exercise by INDI Shareholders of appraisal or dissenters’ rights) are expected to collectively own approximately 91.2% of the outstanding common stock of New INDI, and (3) the Sponsor and other initial shareholders are expected to own approximately 5.46% of the outstanding common stock of New INDI.

In addition, INDI’s employees and consultants are expected to be granted equity awards under the 2022 Plan following the Business Combination. Malacca shareholders will experience additional dilution when shares of New INDI common stock are issued pursuant to those awards.

A significant portion of Malacca’s total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of common stock to drop significantly, even if the Combined Company’s business is doing well.

Pursuant to the terms of the Insider Letter, in the case of the Sponsor, and pursuant to the terms of the Lock-Up Agreements, in the case of the certain INDI Shareholders party thereto, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the applicable INDI Shareholders will be contractually restricted from selling or transferring the securities of New INDI that are the subject of the Insider Letter and the Lock-Up Agreements, respectively (the “Lock-Up Shares”). These restrictions commence on the period beginning on the Closing Date and end on the earlier of (a) the date that is six (6) months after the Closing Date and (b) subsequent to the Closing, (i) the first date on which the last sale price of New INDI common stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (ii) the date on which New INDI completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New INDI shareholders having the right to exchange their shares of common stock for cash, securities or other property (such lock up period, the “Lock-Up Period”).

However, following such Lock-Up Period, the Sponsor and the applicable INDI Shareholders will not be restricted from selling the Lock-Up Shares held by them, other than by applicable securities laws. Additionally, the PIPE Investors, subject to the registration of the shares of New INDI common stock to be issued to PIPE Investors at the Closing, and holders of public warrants, if they exercise such warrants, will not be restricted from selling any of their shares of common stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. Upon completion of the Business Combination, assuming, among other things, that no public shares are redeemed at the Closing, and subject to the other assumptions described under the section entitled “Summary of the Proxy Statement/Prospectus — Ownership of New INDI following Business Combination,” the Sponsor and the initial shareholders will own approximately 5.5% of the outstanding shares of common stock of New INDI and the INDI Shareholders will own approximately 91.2% of the outstanding shares of common stock of New INDI. If 517,354 public shares, which is the maximum number of public shares that may be redeemed at the Closing as presented and subject to the assumptions in the “Assuming Maximum Redemption Scenario” described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” are redeemed in connection with the Closing, these percentages would increase to 5.5% and 91.9%, respectively.

Malacca does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Malacca to complete the Business Combination notwithstanding that a substantial majority of Malacca shareholders do not agree.

Malacca’s existing memorandum and articles of association do not provide a specified maximum redemption threshold, except that Malacca will not redeem public shares in an amount that would cause Malacca’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Merger Agreement and the PIPE Investment. As a result, Malacca may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, Malacca’s directors or officers, or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Malacca or the persons described above have been entered into with any such investor or holder. Malacca will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Shareholders Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Malacca’s warrants are accounted for as liabilities and the changes in value of Malacca’s warrants could have a material effect on Malacca’s financial results.

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued the Staff Statement, wherein the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the Staff Statement focused on certain terms and provisions similar to those contained in the Warrant Agreement governing Malacca’s warrants.

Malacca has recorded Malacca warrant liability at fair value as of the issuance of the warrants, as determined by us based upon a valuation report obtained from a third-party valuation firm. This warrant liability is subject to adjustment for changes in fair value during subsequent reporting periods, with each such change being reported as a non-cash gain or loss in Malacca’s relevant statements of operations. The impact of such changes in fair value on Malacca’s earnings, which may be material, may have an adverse effect on the market price of Malacca securities. In addition, potential targets may seek a business combination partner that does not have warrants that are accounted for as liabilities, which may make it more difficult for us to consummate an initial business combination with a target business.

The value of the shares of New INDI common stock following completion of Malacca’s initial business combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Malacca’s ordinary shares at such time is substantially less than $10.00 per share.

The Sponsor has invested in Malacca an aggregate of $7,025,000, comprised of the $25,000 purchase price for the Class B ordinary shares and the $4,400,000 purchase price for the private placement warrants. Assuming a trading price of $10.00 per share upon consummation of Malacca’s initial business combination, the 3,593,750 Founder Shares held by Sponsor and its affiliate would have an aggregate implied value of $35,937,500. Even if the trading price of its ordinary shares was as low as approximately $1.22 per share and the private placement warrants were worthless, the value of the Founder Shares would be equal to Sponsor’s initial investment in Malacca. As a result, Sponsor is likely to be able to recoup its investment in Malacca and make a substantial profit on that investment, even if New INDI common stock loses or has lost significant value. Accordingly, Malacca’s management team, which owns interests in Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business. In addition, the Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing. For the foregoing reasons, you should consider Malacca’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination.

In recent months, the market for directors and officers liability insurance for special purpose acquisition companies has changed. The premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. There can be no assurance that these trends will not continue.

The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, the post-business combination entity might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors and officers liability insurance could have an adverse impact on the post-business combination’s ability to attract and retain qualified officers and directors.

In addition, even after Malacca were to complete an initial business combination, Malacca’s directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the initial business combination. As a result, in order to protect Malacca’s directors and officers, the post-business combination entity will likely need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for the post-business combination entity, and could interfere with or frustrate Malacca’s ability to consummate an initial business combination on terms favorable to Malacca’s investors.

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Pursuant to the articles of association, to the fullest extent permitted by applicable law, Malacca’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Malacca. Malacca has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Malacca’s directors and officers, on the one hand, and Malacca, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Malacca’s directors and officers have no duty to communicate or offer any such corporate opportunity to Malacca and shall not be liable to Malacca or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Malacca. In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director.

We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our Proposed Certificate of Incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates. However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business for us and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our shareholders’ best interest, which could negatively impact the timing for a business combination.

Risks Related to INDI

Risks Related to INDI’s Limited Operating History, Financial Position, and Capital Requirements

INDI has incurred significant losses since inception, and anticipates that it will continue to incur significant losses for the foreseeable future.

INDI was founded in 2017 and has consistently incurred operating losses and negative cash flows from operating activities. Since inception, INDI has made significant investments in the development of technology, vehicle design, construction and tooling of a pilot manufacturing facility for small-scale production of up to 2,000 vehicles, and employee compensation and benefits. In 2021 and 2020, INDI did not have any revenues and incurred a net loss of $35.4 million and $20.6 million, respectively.

INDI has built INDI One prototypes, but has yet to secure approval for commercial sale of its vehicles. INDI expects to continue to incur substantial losses and increasing expenses in the foreseeable future as it:

•        continues its testing and homologation of the INDI One prototype;

•        equips and expands its manufacturing facilities to pilot the small-scale production of vehicles;

•        builds up inventories of parts and components for its vehicles;

•        explores potential vehicle charging collaborations;

•        expands its design, research, development, maintenance and repair capabilities;

•        increases its sales and marketing activities and develops its distribution network; and

•        expands its general and administrative functions to support its growing operations and status as a public company.

Even if INDI secures approval to bring Indi One to market, it may continue to incur substantial losses for a cadre of reasons, including manufacturing deficiencies, supply shortages, design defects, talent gaps, regulatory changes, lack of demand for Indi One, increasing competition, challenging macroeconomic conditions, force majeure and other risks, INDI may never generate material revenues or achieve profitability.

INDI’s auditor has expressed substantial doubt about our ability to continue as a “going concern.”

The audit report with INDI’s financial statements for the year ended December 31, 2021 contains a qualification that our history of recurring losses and cash outflows from operations and our dependence on additional financing raises substantial doubt about our ability to continue as a going concern. INDI is expected to continue to incur significant costs in pursuit the pursuit of business strategy. INDI’s ability to continue as a going concern is dependent upon its ability to raise additional debt or equity financing, including through the Business Combination and the PIPE Investment, or to enter into other strategic transactions. However, we may not be able to secure additional financing or enter into other strategic transactions in a timely manner or on favorable terms, if at all. If INDI is unable to continue as a going concern, it may have to liquidate its assets for amounts lower than those assets are carried on its financial statements. In that event, it is likely that our shareholders will lose all or a part of their investment in INDI.

INDI’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

To date, INDI’s operations have been primarily focused on the design and development of the INDI One. It has yet to secure regulatory approval to commence commercial manufacturing and sales, to establish internal or third party manufacturing capabilities at scale, to develop a sales and distribution network, to sell an EV, or to provide after sale support. If INDI is going to be successful it will face a number of operational challenges including:

•        obtain sufficient capital for continued investments in research, development, manufacturing, marketing, and sales on satisfactory terms, if at all;

•        successfully launch commercial production and sales of Indi One;

•        establish and expand a customer base, and build a recognized brand;

•        contract satisfactory manufacturer and supplier relationships;

•        develop its sales and distribution network;

•        contract a vehicle service program and network;

•        comply with complex and changing regulations;

•        anticipate and adapt to changing market conditions, including consumer demand for certain vehicle types, models or trim levels, technological developments and changes in the competitive landscape; and

•        successfully design, build, manufacture and market updated versions of the INDI One and new models of electric vehicles to follow Indi One.

INDI’s limited operating history does not provide investors with much information to assess how well it will succeed in addressing these challenges. The increased risk associated with INDI’s early stage of operations my result in decreased investor interest and lower stock prices and liquidity.

INDI’s limited operating history make may it more difficult to forecast and plan for its capital requirements.

As a pre-revenue start-up, INDI has never manufactured or sold an EV. It is difficult to predict the demand for INDI’s vehicles and appropriately budget for such expenses. As a company, INDI does not have experience manufacturing vehicles, and as such, there is no historical basis for INDI to make judgments on the demand for its vehicles. Similarly, INDI has limited insight into trends that could emerge and affect its business.

INDI’s future funding requirements, both short and long-term, depend on many factors, including:

•        the type, number, scope, progress, expansions, results, costs and timing of its development and testing of our EV prototypes;

•        its ability to obtain regulatory approval to sell our vehicles in our target markets;

•        its ability to enter into manufacturing and supply arrangements on commercially reasonable terms to commercially produce Indi One or any of our EV prototypes;

•        the costs and timing of EV manufacturing;

•        its ability to forecast and manage costs associated with any components or technologies that we may in-license or acquire;

•        the impact of macroeconomic conditions such as Covid-19 and the impact on INDI’s necessary supply chain;

•        expenses associated with efforts to develop brand awareness and its ability to achieve sufficient market acceptance;

•        the cost and timing of establishing sales, marketing and distribution capabilities for its vehicles;

•        the cost to establish, maintain, expand and defend the scope of its intellectual property portfolio, including the amount and timing of any payments it may be required to make in connection with licensing, preparing, filing, prosecution, defense and enforcement of any patents, trademarks, or other intellectual property rights; and

•        its efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting.

If INDI is unable to accurately estimate the demand for its vehicles, match the timing and quantities of component purchases to actual needs, or successfully implement inventory management and other systems to accommodate the increased complexity in INDI’s supply chain, INDI may incur unexpected production disruption, and storage, transportation and write-off costs, which could have a material adverse effect on its business, prospects, financial condition and operating results.

INDI’s operating and financial results forecasts are based on management assumptions; it’s actual results of operations may be materially different from its forecasted results.

The forecasts dated [            ] appearing elsewhere in this proxy statement/prospectus reflect INDI management’s estimates of future performance as of [            ], 2023. These estimates are based in part on financial and operational assumptions and other information available at the time the forecasts were made and should not be regarded as an indication that INDI or any other recipient of this information considered, or now considers, it to be predictive of actual future results. These projections incorporate assumptions relating to sales volumes and revenue, which could be significantly impacted by economic events and consumer demand for INDI’s vehicles; INDI’s expectation to sell vehicles domestically, which could be impacted by regulatory constraints and other factors; projected growth in the EV market; INDI’s ability to conduct direct-to-consumer sales and to develop a distribution network; INDI’s ability to contract with manufacturers and suppliers to start and scale production of its electric vehicles, and introduce new models, on the timeline and at the quantities planned. The projected financial and operating information incorporates assumptions about INDI’s ability to maintain an effective cost structure, which could be impacted by wage increases, the costs of specialized equipment and tooling, research and development costs, facilities costs, and numerous other factors, as well as INDI’s ability to manage international supply chain and logistics costs. These assumptions were preliminary, and there can be no assurance that the actual results or the assumptions upon which INDI management’s assumptions were based will be in line with its expectations at the time the forecasts were made.

As an early-stage company in a rapidly evolving industry, INDI has limited data on which to base its projections of its future performance, and INDI has limited experience forecasting its future results. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. Whether actual operating and financial results and business developments will be consistent with the expectations and assumptions reflected in INDI’s forecast depends on a number of factors, many of which are outside of INDI’s control, including, but not limited to, the risks and uncertainties described elsewhere in this section. If INDI fails to meet its own financial or operating forecasts or those of securities analysts, the value of New INDI ’s common stock could be significantly and adversely affected.

INDI’s may experience delays in the INDI One launch which could defer revenue generation and result in significant additional expenses.

The INDI One is still in the development and testing phase and will require a substantial amount of third-party and in-house development to interoperate in accordance with our design and engineering specifications. Prior to commercial production of its electric vehicles, INDI will need the vehicles to be fully approved for sale according to differing requirements, including but not limited to regulatory requirements, in the different geographies where INDI intends to sell its vehicles. INDI has no electric vehicles approved for commercial sale at this time, and it has not commenced commercial production of any of its electric vehicle prototypes to date. Although INDI plans to commence commercial sales of its first vehicle, Indi One within one year of the closing of the Business Combination, it may experience significant delays due to reasons such as required government approvals, supply shortages, design defects, talent gaps, and/or force majeure.

If development or commercialization of INDI’s vehicles is delayed, INDI’s costs and expenses may be significantly higher than it currently expects. Because INDI will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, INDI expects its losses in future periods will be significant. INDI’s ability to generate revenues will depend on its ability to finalize and begin commercial production of Indi One. There can be no assurance that INDI can complete homologation of the Indi One or any EV related design, development, engineering, component procurement, or testing, and INDI may never achieve profitability.

INDI will require substantial additional capital to implement its initial production, and failure to obtain that capital could jeopardize its ability to generate revenue and continue its business operations.

INDI operates in a capital-intensive industry and will further incur significant research, development, and other operating costs, including for production ramp up, raw material procurement, general and administrative expenses to scale operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. INDI expects to incur significant expenses as it proceeds toward commercial production of INDI One related to manufacturing, marketing, distribution, sales, and delivery. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.

Based upon its current operational plan and prior to the Business Combination, INDI believes its existing cash and cash equivalents as of September 30, 2022 and the $[              ] million in net proceeds received in connection with the PIPE Investment will be sufficient to fund its operations for at least the 12 months immediately following the Closing Date of the Business Combination. INDI has based this estimate on assumptions that may prove to be imprecise, and INDI may exhaust its available capital resources sooner than it currently expects. For example, INDI may discover design defects as it moves the INDI One prototypes through the development, testing and regulatory processes. These events may increase INDI’s costs more than it currently expects and could have a material adverse effect INDI’s our financial condition, business and results of operations. INDI’s operating plans and other demands on its cash resources could also change as a result of many factors currently unknown to us, and INDI may need to seek additional funds sooner than planned. In addition, INDI may seek additional capital due to market conditions or strategic considerations even if it believes it has sufficient funds for its current or future operating plans.

Accordingly, INDI will need to obtain substantial additional funding in connection with its continuing operations, through public or private equity or debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. INDI cannot be certain that additional funds will be available on favorable terms when required, or at all, and any such financing may dilute INDI’s shareholder value. If INDI is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate its EV programs or any future commercialization efforts.

The terms or any capital raise may cause dilution to INDI’s stockholders or restrict its operations.

INDI expects to finance its current and near-term cash needs through equity offerings, debt financings, or other capital sources, including potential collaborations, licenses or other similar arrangements. Outside of the PIPE Investment there are no third-party arrangements for such financing at this time. If INDI is unable to raise additional funds through equity or debt financings or other arrangements when needed or on terms acceptable to it, INDI may be required to delay, limit, reduce, or cease operations.

Any future debt financing may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Those restrictions could adversely impact our ability to conduct our operations and execute our business plan. To the extent that INDI raises additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common shareholder.

The loss of key personnel or an inability to attract, retain and motivate qualified personnel may impair INDI’s ability to expand its business.

Because of its limited financial resources, INDI does not have substantial depth in its management and is substantially dependent upon the continued service and performance of its senior management team and key technical and vehicle management personnel. INDI’s employees, including INDI’s senior management and engineering team may terminate employment with INDI at any time with no advance notice. Although INDI anticipates that its management and key personnel will remain in place following the Business Combination, it is possible that INDI could lose some key personnel. The replacement of any members of INDI’s senior management team or other key personnel likely would involve significant time and costs and may significantly delay or prevent the achievement of INDI’s business objectives.

INDI’s business plan calls for the company to grow significantly to prepare for and support a commercial launch of its vehicles, to achieve operating efficiencies and economies. Consequently, INDI’s future success also depends, in part, on its ability to continue to attract, integrate, and retain highly skilled personnel. Competition for highly skilled personnel is frequently intense, especially in California, where INDI has a substantial presence and need for highly skilled personnel, including, in particular, engineers. As with any company with limited resources, there can be no guarantee that INDI will be able to attract such individuals or that the presence of such individuals will necessarily translate into INDI’s profitability. Because INDI is an early-stage company that operates in a newly emerging industry, there may also be limited personnel available with relevant business experience, and such individuals may be subject to non-competition and other agreements that restrict their ability to work for INDI. This challenge may be exacerbated for INDI as it attempts to scale from start-up to full-scale commercial vehicle manufacturing and sales in a very short period of time under evolving business, political, economic, and global health conditions. If INDI is unable to attract and retain key personnel its ability to scale and execute on his business plan could be substantially impaired.

For INDI to be successful, it will have to manage growth effectively.

INDI intends to expand its operations significantly. INDI expects its future expansion will include:

•        expanding its management team;

•        hiring and training new personnel;

•        expanding design, manufacturing, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes, including in connection with its transition to a public company; and

•        establishing sales, service, supply, and manufacturing operations in new markets.

INDI intends to continue to hire a significant number of additional personnel, including for design, engineering, manufacturing, vehicle service repairs, technical support, marketing, sales, and general administration. Because INDI’s vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in electric vehicles may not be available to hire on commercially viable terms, if at all. As a result, INDI expects to expend significant time and expense training employees that it hires. Competition for individuals with experience designing, manufacturing, and servicing electric vehicles is intense, and INDI may not be able to attract, integrate, train, motivate, or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate, and retain these additional employees could seriously harm INDI’s business and prospects.

In addition, INDI has no experience to date in scaling commercial production of its vehicles. INDI cannot assure you that it will be able to contract for efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply that will enable INDI to meet the quality, price, engineering, design, and production standards, or production volumes, required to successfully market its vehicles. Any failure to contract with manufacturers and suppliers on commercially reasonable terms would materially limit INDI’s commercial production capacity and ability to timely sell and deliver its electric vehicles to customers, which could have a material adverse effect on INDI’s business, prospects, results of operations, and financial condition.

If INDI fails to manage its growth effectively, such failure could result in negative publicity and damage to its brand and have a material adverse effect on its business, prospects, financial condition and results of operations.

INDI’s sales will depend in part on its ability to establish and maintain confidence in its long-term business prospects among consumers, analysts and others within its industry.

Consumers may be less likely to purchase INDI’s vehicles if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, manufacturers, suppliers, and other third parties will be less likely to invest time and resources in developing business relationships with INDI if they are not convinced that its business will succeed. Accordingly, to build, maintain, and grow its business, INDI must establish and maintain confidence among manufacturers, suppliers, customers, analysts and other parties with respect to its liquidity and long-term business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including INDI’s limited operating history, lack of brand familiarity, uncertainty regarding the future of electric vehicles, any delays in commencing or scaling commercial production, delivery, and service operations to meet demand, and INDI’s production and sales performance compared with competitors and market expectations. There may be negative perceptions about INDI’s long-term business prospects that are outside of INDI’s control, and, even if exaggerated or unfounded, would likely harm its business and make it more difficult to raise additional capital in the future.

Risks Related to INDI’s Business and Industry

The automotive industry has significant barriers to entry that INDI must overcome to manufacture and sell electric vehicles at scale.

The automobile industry is characterized by significant barriers to entry, including;

•        large capital requirements;

•        long lead times to bring vehicles to market from the concept and design stage;

•        the need for specialized design and development expertise,

•        complex regulatory requirements,

•        the need to establish a brand name and image, and

•        the need to establish sales and service locations.

Since INDI is focused on the design of EVs, it faces additional challenges related to battery and supply chain availability, regulations associated with the transport and storage of electric batteries, and the need to provide access to sufficient charging solutions and locations. While INDI has developed prototypes of its INDI One electric sedan, it has not finished tooling production lines or finalized the design and specifications of INDO One needed before pilot production for Indi One will commence. Even if INDI is able to secure approval to market its INDI One it will still need to overcome a number of significant barriers to establish a successful operation. If INDI is not able to overcome these barriers, its business, prospects, results of operations and financial condition will be negatively impacted, and its ability to grow its business will be harmed.

The automotive market is highly competitive, and continued or increased competition may harm INDI’s business.

The global automotive market is highly competitive, and INDI expects that the EV market will become even more so in the future, as established automobile manufacturers have entered or have announced plans to enter the alternative fuel and electric vehicle market with either fully electric or plug-in hybrid versions of their vehicles. Increased competition could result in lower vehicle unit sales, increased inventory, price reductions, revenue shortfalls, loss of customers, and inability to gain market share, each of which could harm INDI’s business, prospects, financial condition and operating results. With more competitors entering the field, many manufacturers face downward price pressure and have been adjusting their pricing strategies. INDI may not have the same financial resources as some competitors to allow it to adjust pricing strategies, which may result in a loss of customers and future market share.

Many of INDI’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing, distribution networks, and other resources than INDI does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their vehicles. In addition, many of these companies have longer operating histories, greater name recognition, larger and more established sales forces, broader customer and industry relationships, and other resources than INDI does. INDI’s competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market, and sell their vehicles more effectively. INDI’s ability to successfully compete in its industry will be fundamental to its ability to continue operations.

INDI’s ability to generate meaningful revenue from EV sales will depend on consumer adoption of electric vehicles.

INDI is only developing electric vehicles and, accordingly, its ability to generate meaningful revenue will highly depend on sustained consumer demand for alternative fuel vehicles in general and electric vehicles in particular. If the market for electric vehicles does not develop as INDI expects or develops more slowly than it expects, or if there is a decrease in consumer demand for electric vehicles, INDI’s business, prospects, financial condition and results of operations will be harmed. The market for electric and other alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation (including government incentives and subsidies) and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Any number of changes in the industry could negatively affect consumer demand for electric vehicles in general and INDI’s electric vehicles in particular.

In addition, demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives such as tax credits, prices of raw materials and parts and components, cost of fuel, availability of consumer credit, and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect INDI’s business, prospects, financial condition and results of operations.

Other factors that may influence the adoption of EVs include:

•        perceptions about electric vehicle quality, safety, design, performance, and cost;

•        perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs, both including and excluding the effect of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•        concerns about electric grid capacity and reliability;

•        perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

•        access to charging stations and cost to charge an electric vehicle, and related infrastructure costs and standardization;

•        the quality and availability of service for electric vehicles;

•        perceptions about the sustainability and environmental impact of electric vehicles, including with respect to both the sourcing and disposal of materials for electric vehicle batteries and the generation of electricity provided in the electric grid;

•        government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

•        macroeconomic factors.

The influence of any of the factors described above or any other factors may cause a general reduction in consumer demand for EVs or INDI’s EVs in particular, either of which would materially and adversely affect its business, results of operations, financial condition and prospects.

Extended periods of low gasoline or other petroleum-based fuel prices could reduce demand for EVs including INDI’s vehicles.

Gasoline and other petroleum-based fuel prices have historically experience periods of extremely volatile and it is difficult to ascertain whether and how long such volatility will persist. A portion of the current and expected demand for electric vehicles stems from perception of cost of operation compared to the cost of internal combustion engines, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, and concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or there is a change in the perception that burning fossil fuels negatively impacts the environment, the demand for electric vehicles, including INDI’s vehicles, could be reduced. Any decrease in customer demand would result in reduced sales, vehicle prices and profitability.

Developments in electric vehicle or alternative fuel technology or improvements in the internal combustion engine may adversely affect the demand for INDI’s vehicles.

INDI expects to compete in part on the basis of its vehicles’ range, efficiency, charging speeds and performance. As technologies change, INDI plans to upgrade or adapt its vehicles and introduce new models that reflect such technological developments. INDI research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology, and its competitiveness may suffer.

Significant developments in alternative technologies, such as alternative battery cell technologies, hydrogen fuel cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect INDI’s business and prospects in ways it does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to the technologies in INDI’s electric vehicles.

As new manufacturers and new technologies continue to enter the electric vehicle space, INDI may lose any technological advantage it may have and suffer a decline in its competitive position. If INDI fails to develop new or enhanced technologies or processes, or to react to changes in existing technologies, it could materially delay its development and introduction of new and enhanced electric vehicles, resulting in the loss of competitiveness of its vehicles, decreased revenue and a loss of market share to competitors.

The reduction or elimination of certain government and economic programs could reduce demand for EVs.

There are a number of government and economic programs that encourage the development, manufacture, or purchase of electric vehicles, such as:

•        zero emission vehicle credits, greenhouse gas credits, and similar regulatory credits, the loss of which could harm INDI’s ability to generate revenue from the sale of such credits to other manufacturers;

•        tax credits, and other incentives to consumers, without which the net cost to consumers of INDI’s vehicles would increase, potentially reducing demand for INDI’s vehicles;

•        investment tax credits for equipment, tooling, and other capital needs, without which INDI may be unable to procure the necessary tooling for vehicle production to support its business and timeline; and

•        other benefits, including a California sales and use tax exclusion and certain other hiring and job training credits in California.

INDI may also benefit from government loan programs, such as loans under the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy. While certain U.S. federal and state tax credits and other incentives for alternative energy production and alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. The loss of these programs may reduce demand for EVs. Any reduction, elimination, or selective application of tax and other governmental programs and incentives because of policy changes, the reduced need for such programs due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the electric vehicle industry generally.

Difficult economic conditions, or the perceived threat of an economic or financial a crisis may affect consumer purchases including INDI’s electric vehicles.

Sales of consumer vehicles, such as electric vehicles, depend in part on discretionary consumer spending and, therefore, may decline based on adverse changes in general economic conditions. The global economy and financial markets experience significant disruptions and volatility from time to time, constantly facing new challenges, including the recent uncertainties over ongoing trade disputes and tariffs, the impact of the COVID-19 pandemic, and the related economic policies and political positions taken by various governments around the world. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. In recent months, inflation has increased in many western countries and the currency markets have experienced significant volatility. Any prolonged slowdown in economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors. Difficult macroeconomic conditions, such as decreases in per capita income and disposable income, increased and prolonged unemployment, a decline in consumer confidence, and reduced spending by businesses and consumers could have a material adverse effect on future investor interest or customer demand for INDI’s vehicles. In response to the perceived uncertainty in economic conditions, consumers might delay, reduce, or cancel purchases of electric vehicles. Decreased demand for INDI’s vehicles, particularly in the United States, could negatively affect INDI’s business, prospects, financial condition and results of operations of INDI.

The ongoing COVID-19 pandemic or a similar global pandemic may adversely affect INDI’s business, results of operations, and financial condition.

Pandemics, such as the ongoing COVID-19 pandemic poses risks to INDI’s business, including through its disruption of manufacturing and supply chain operations; stay-at-home orders; and impact on general economic conditions and global financial markets. If quarantines, shelter-in-place and stay-at-home orders, business shutdowns, and travel bans and restrictions occur in the future, INDI or its contracted manufacturers or suppliers may be required to limit the number of workers at its facilities or travel bans or restrictions could prohibit INDI personnel from conducting in-person site visits or quality checks with international manufacturers or suppliers. Any disruption in INDI’s manufacturing and supply chain could impede tooling efforts or the commercial production of INDI’s first vehicle, INDI One or other its other EV models.

The pandemic’s impact on economic conditions has led to a global decrease in vehicle sales in markets around the world. Its continued impact on the economy, even after the pandemic has subsided, could lead consumers to further reduce spending, delay purchases of INDI’s vehicles, or cancel their refundable deposits for INDI’s vehicles. In addition, the COVID-19 pandemic has resulted in extreme volatility in the global financial markets, which could increase INDI’s cost of capital or limit its ability to access financing when it needs it. Because of INDI’s early stage of development, any disruptions or delays may have a disproportionate impact on INDI versus established competitors as INDI strives to secure regulatory approval, commence and scale commercial production, establish brand awareness, and develop sale and service platforms. INDI cannot accurately predict the future impact that the COVID-19 pandemic may have on INDI’s business, prospects, financial condition, and results of operations.

Risks Related to INDI’s Products

INDI’s business and prospects depend significantly on the INDI brand.

INDI’s business and prospects will heavily depend on its ability to develop, maintain and strengthen the “INDI” brand associated with luxury and technological excellence. Promoting and positioning its brand will likely depend significantly on INDI’s ability to provide a consistently high-quality customer experience, an area in which it has limited experience. To promote its brand, INDI may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print advertising. In particular, any negative publicity, whether or not true, can quickly proliferate on social media and harm consumer perception and confidence in INDI’s brand. INDI’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ vehicles or its competitors’ success. For example, INDI’s vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews that compare INDI unfavorably to competitors could adversely affect consumer perception about its vehicles and reduce demand for its vehicles, which could have a material adverse effect on INDI’s business, results of operations, prospects and financial condition.

INDI will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

INDI will initially depend on revenue generated from a single vehicle model, INDI One. INDI expects to use revenue from sales of INDI One, among other sources of financing, to develop and commercialize subsequent models. If the INDI One does not generate sufficient market interest, or is not well-received by the market for any reason, INDI’s revenue and cash flow would be adversely affected. In such event, INDI may not be able to secure the necessary capital to introduce additional models.

Defects in INDI’s vehicles may result in product liability claims, delays in EV launches, recall campaigns, or increased warranty costs, which may adversely affect INDI’s brand and result in a decrease in the residual value of INDI’s vehicles.

INDI’s vehicles are complex systems using third-party components and a combination of in-house and third party hardware and software. Advanced technologies are inherently complex and may contain defects and errors when first introduced or that are revealed over time. While INDI intends to perform internal testing on its vehicles and the related components, software and systems, INDI has a limited operating history and therefore limited field data upon which to assess the long-term performance, quality, reliability, and durability of its battery packs, powertrains, computers and systems. There can be no assurance that INDI will detect or fix any defects or errors in its vehicles prior to their sale or lease to customers or in a timely manner, if at all.

The discovery of defects or errors in INDI’s vehicles may result in launch or delivery delays in Indi One or other EV models, recall campaigns, product liability claims, increased warranty and repair costs, and other expenses, and may decrease the residual values of vehicles that are subject to leasing arrangements. INDI might from time to time, voluntarily or involuntarily, initiate vehicle recalls if any of INDI’s vehicles, including any systems or parts produced by or sourced from manufacturers, suppliers, and other contractors, prove to be defective or noncompliant with applicable laws and regulations. Product recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by INDI or by manufacturers, suppliers, or other contractors could require that INDI incur significant costs relating to the recall, repair, or replacement of the recalled vehicle or its components or systems.

INDI may become subject to product liability claims, which may require repairs, recalls, and design changes; or that may result in property damage, personal injuries or death; any of which would require significant financial and other resources to successfully resolve, if at all. Such claims could divert INDI’s management, financial and other resources and cause disruption to its operations and could result in a substantial monetary award. INDI’s insurance coverage might not be sufficient to cover potential product liability claims, if at all.

All of the foregoing could materially harm INDI’s brand image, business, prospects, financial condition and results of operations. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to INDI. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for INDI’s vehicles.

INDI’s ADAS system may subject it to risks, and INDI cannot guarantee that its vehicles will achieve its targeted assisted driving functionality within its projected timeframe, if ever.

The INDI One is being designed with HALO ADAS, an advanced driver assistance system designed to provide drivers with visual warnings to help drivers avoid accidents. The effectiveness of HALO ADAS depends in part on user interaction, and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with HALO ADAS occur, INDI could be subject to significant liability, negative publicity, government scrutiny, and further regulation. Any of the foregoing could materially and adversely affect INDI’s brand, and INDI’s results of operations, financial condition and growth prospects.

INDI’s battery efficiency or charging capacity may decrease over time and hence its EV’s driving range between charges may decline.

Even if its vehicles function as designed, INDI expects that the battery efficiency, and hence the range, of its electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require INDI to limit vehicles’ battery charging capacity for safety reasons, which could decrease INDI’s vehicles’ range between charges. Decreased battery capacity and therefore, range, whether imposed by deterioration, software limitations, or otherwise, could lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases would have affected consumers’ purchasing decisions. There can be no assurance that INDI will be able to improve the performance of its battery packs, or increase its vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in driving range between charges may negatively influence potential customers’ willingness to purchase INDI’s vehicles and may negatively impact its brand and reputation, which could adversely affect INDI’s business, prospects, results of operations and financial condition.

INDI’s vehicles will initially make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

INDI’s proprietary battery modules will contain lithium-ion cells. Lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Any negative publicity regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve INDI’s vehicles, could seriously harm INDI’s future sales and business prospects. While INDI has designed its battery pack and modules to mitigate fire risk and intends to equip its vehicles with systems designed to detect and warn vehicle occupants of such thermal events, failures in the design or any warning systems could occur before or after INDI’s vehicles become commercially available. Any events or failures of INDI’s vehicles, battery pack and modules or warning systems could subject INDI to lawsuits, product recalls, or redesign efforts, all of which would adversely impact consumer confidence in our brand and would be time consuming and expensive. Such adverse publicity could negatively affect INDI’s business, prospects, results of operations and financial condition.

The U.S. Department of Transportation and other regulatory bodies regulate the transportation and storage of lithium-ion batteries. Any failure to comply with these regulations could result in fines, loss of permits, and licenses or other regulatory consequences, which could limit INDI’s ability to manufacture and deliver its vehicles and negatively affect INDI’s results of operations and financial condition.

Insufficient reserves to cover vehicle repairs and replacements under warranty, including any potential software updates, could materially adversely affect INDI’s business, prospects, financial condition and results of operations.

INDI will be subject to legal and contractual warranties on all vehicles it sells, which warranties are subject to change based on changes in law or consumer expectations due to warranties offered by competitors. INDI will need to maintain reserves to cover vehicle repairs and replacements, including potential software updates or warranty claims, once commercial sales commence. Warranty reserves will include the INDI management team’s estimate of the projected costs to repair or to replace items under warranty. These estimates are inherently uncertain and INDI has a limited operating history and limited field data available upon which to base these estimates. INDI anticipates that changes to these estimates based on real-world observations will be made and may be material in the future. INDI may become subject to significant and unexpected expenses as well as claims from INDI’s customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

In addition, if future laws or regulations impose additional warranty obligations on INDI that go beyond INDI’s manufacturer’s warranty, INDI may be exposed to materially higher warranty, parts replacement and repair expenses than it expects, and its reserves may be insufficient to cover such expenses. If INDI’s reserves are inadequate to cover future warranty or maintenance requirements on its vehicles, its business, prospects, financial condition and results of operations could be materially and adversely affected.

Any unauthorized access to INDI’s vehicles or information technology systems could result in damage clams, loss of confidence in INDI and its vehicles, and substantially harm INDI’s reputation and business operations.

INDI’s vehicles are designed with built-in data connectivity to accept and install periodic remote updates to improve their functionality. The security requirements of a vehicle’s body domain controller are high as it includes the Central Gateway (CGW) and the Vehicle Control Module (VCM). The CGW/VCM is a single point of failure for the whole car as its compromise will lead to control over all electronic control units (ECUs). Hackers may in the future attempt to gain unauthorized access to, modify, alter, and use INDI’s vehicles and systems to (i) gain control of, (ii) change the functionality, user interface, and performance characteristics of or (iii) gain access to data stored in or generated by, INDI’s vehicles and systems. Advances in technology and an increased level of expertise of hackers and new discoveries in the field of cryptography could lead to a compromise or breach of the measures that INDI or its third-party service providers use.

Any unauthorized control, manipulation, interruption, or compromise of or access to INDI’s vehicles or information technology systems could result in accidents resulting in death, personal injury, and property damage and significant harm to INDI, including causing monetary losses, giving rise to liabilities under INDI’s contracts or to the owners of the applicable information, subjecting INDI to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, incurring substantial costs to respond to, investigate and remedy such incidents. Such an unauthorized breach or other EV system failure, could cause a loss of confidence in INDI and its vehicles, harm INDI’s business, and materially adversely affect its financial performance, results of operations, or prospects. INDI’s vehicles contain complex information technology systems.

The United Nations Economic Commission for Europe has introduced new regulations governing connected vehicle cybersecurity, which became effective in January 2021 and are expected to apply in the European Union to all new vehicle types beginning in July 2022 and to all new vehicles produced from July 2024. Such regulations are also in effect, or expected to come into effect, in certain other international jurisdictions. We expect that the U.S. federal government, including Congress and the National Highway Traffic Safety Administration (“NHTSA”) will consider automotive cybersecurity issues and may in the future propose or implement regulations specific to automotive cybersecurity. These and other regulations could adversely affect the timing of INDI’s planned launch of Indi One or its other EV models into the U.S., European, or other markets, and if such regulations or other future regulations are inconsistent with New INDI ’s approach to automotive cybersecurity, INDI would be required to modify its systems to comply with such regulations, which would impose additional costs and delays and could expose INDI to potential liability to the extent its automotive cybersecurity systems and practices are inconsistent with such regulation.

INDI’s V.I.C. contains open source software, which may pose particular risks.

INDI’s V.I.C. uses open source software and anticipates continuing to use open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and INDI may be subject to such terms. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on INDI’s ability to provide or distribute its vehicles or services. Any actual or claimed requirement to disclose INDI’s proprietary source code or pay damages for breach of contract could harm INDI’s business and could help third parties, including INDI’s competitors, develop vehicles and services that are similar to or better than INDI’s. While INDI tries to ensure that no open source software is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open source agreement, such use may inadvertently occur. INDI could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that it developed using such software, which could include its proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims, if successful, could require INDI to make its software source code freely available, purchase a costly license, or cease offering the implicated vehicles or services unless and until it can re-engineer them to avoid infringement, which may be a costly and time-consuming process, and INDI may not be able to complete the re-engineering process successfully.

Additionally, the use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and INDI cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect INDI’s business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on INDI’s business, financial condition and results of operations.

INDI may fail to adequately obtain, maintain, and enforce its intellectual property rights and may not be able to prevent third parties from unauthorized exploitation of its proprietary technology, which could adversely affect its competitive position.

INDI’s ability to compete effectively is dependent in part upon its ability to obtain, maintain, and enforce its intellectual property rights, including through a combination of nondisclosure, invention assignment, licenses, and other contractual provisions, as well as through patent, trademark, trade secret, copyright, and other laws in the United States and other jurisdictions. As of [            ], 2023, INDI owns 5 issued U.S. patents and 1 registered U.S. trademark that has been allowed; and INDI has 4 pending U.S. trademark registration applications, 9 pending U.S. design patent applications, and 9 pending U.S. utility patent applications. INDI anticipates filing up to approximately 15 additional U.S. patents within the year. Despite INDI’s efforts to obtain intellectual property rights to protect its proprietary property, there can be no assurance that any of these applications will be allowed, in whole or in part, or that they will be adequate to prevent INDI’s competitors or other third parties from copying, reverse engineering, or otherwise exploiting its technology.

Although INDI strives to protect its intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright, and trade secret laws, as well as nondisclosure and invention assignment agreements with INDI’s consultants and employees, the measures INDI takes to obtain, maintain, and enforce its intellectual property rights, may not be effective for various reasons, including the following:

•        any patent applications INDI files may not result in the issuance of patents;

•        INDI may not be the first to file or invent the subject matter it has claimed in any particular patent application;

•        the scope of INDI’s issued patents may not be broad enough to protect its inventions and proprietary technology;

•        INDI’s issued patents may be challenged or invalidated by its competitors or other third parties;

•        patents have a finite term, and competitors and other third parties may offer identical or similar vehicles after the expiration of INDI’s patents that cover such vehicles;

•        INDI’s employees, contractors or business partners may breach their confidentiality, non-disclosure and non-use obligations;

•        any trademark application registrations INDI files may not be allowed;

•        INDI may lose its trademark rights if it is unable to submit specimens of use by the applicable deadline to perfect such trademark rights;

•        with respect to our unpatented or unpatentable inventions, competitors and other third parties may independently develop technologies that are the same or similar to ours;

•        the time and costs associated with enforcing patents or other intellectual property rights, or confidentiality and invention assignment agreements may make enforcement impracticable; and

•        competitors and other third parties may circumvent or otherwise design around INDI’s patents or other protected intellectual property.

Patent, trademark, copyright, and trade secret laws vary significantly throughout the world. The laws of some foreign countries, including countries in which INDI’s vehicles may be made or sold, may not be as protective of intellectual property rights as those in the United States, and legal systems for obtaining, maintaining, and enforcing intellectual property rights may be inadequate outside of the United States. Third parties may commence legal proceedings seeking to invalidate or circumvent INDI’s patents, trademarks, copyrights, trade secrets, or other intellectual property, or applications for any of the foregoing, which could permit INDI’s competitors or other third parties to offer vehicles with technologies and designs or under trademarks that are the same or similar to ours, potentially resulting in lost revenue due to confusion in the marketplace among consumers, INDI’s loss of any competitive advantages, and INDI’s inability to maintain any goodwill gained in connection with its vehicles or trademark.

To prevent unauthorized use of INDI’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of INDI’s intellectual property against third parties. Any such action could result in significant costs and diversion of INDI’s resources and management’s attention, and there can be no assurance that INDI will be successful in any such action. Furthermore, many of INDI’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than INDI does. Accordingly, despite its efforts, INDI may not be able to prevent third parties from infringing, misappropriating, or otherwise violating its intellectual property. Any of the foregoing could adversely affect INDI’s business, prospects, financial condition and results of operations.

Risks Related to Manufacturing and Supply Chain

INDI’s business model relies on outsourced manufacturing of its vehicles, including to overseas manufacturers, which is subject to risks.

INDI’s business model relies on outsourced manufacturing of its vehicles, including some parts or components that will be provided by overseas manufacturers. INDI may be unable to enter into agreements with reliable manufacturers or suppliers on terms and conditions acceptable to it or that will enable it to meet the quality, price, engineering, design, production standards, and production volumes needed to successfully commence and sustain large-scale commercial production of its vehicles. The cost of tooling a contracted manufacturing facility with a third party is high, but such cost will not be known until INDI enters into a definitive vehicle manufacturing agreement. If INDI does not enter into long-term manufacturing and supplier agreements with guaranteed pricing for its vehicles and their parts or components, INDI may be exposed to fluctuations in prices of components, materials and equipment. Substantial increases in the prices for components, materials and equipment would increase INDI’s operating costs and could reduce its margins. INDI may not be able to offset or recoup any increased costs.

If INDI is unable to enter into or maintain agreements with manufacturers and suppliers on terms and conditions acceptable to it, it would need to add its own production capacity or to cease operations. Even if INDI is able to enter into definitive manufacturing and supply agreements, collaborations with third party manufacturers and suppliers are subject to risks that are outside INDI’s control, some examples include:

•        cost overruns, for example, related to the time and significant cost of tooling contracted manufacturing facilities;

•        design features such as large display screens and HALO ADAS in INDI’s vehicles may present additional manufacturing challenges;

•        failure to meet agreed upon delivery timelines;

•        failure to delivery agreed upon quantities, due to bottlenecks or manufacturer capacity constraints, supply limitations or otherwise;

•        failure to adhere to agreed-upon quality standards and specifications;

•        potential disputes with manufacturers or suppliers, which could stop or slow vehicle production;

•        adverse publicity related to contracted manufacturers or suppliers, whether or not the publicity is related to their relationship with INDI;

•        facility closures or reductions in operations;

•        political hostilities;

•        changes in applicable laws or international relationships; and

•        force majeure or other foreseeable and unforeseen risks.

Any of the foregoing could adversely affect our business, results of operations, financial condition, and prospects.

INDI may experience significant delays in the design, manufacture, and launch of INDI One, which could harm its business and prospects.

Any delay in the financing, design, manufacture and launch of Indi One and any future INDI vehicles could materially damage INDI’s business, prospects, financial condition and results of operations. Automobile manufacturers often experience delays in the design, manufacture and commercial release of new vehicle models, and INDI may experience such delays with regard to Indi One or its future EV models.

To the extent INDI’s contracted manufacturers or suppliers experience any delays in providing INDI with or developing necessary components, INDI could experience delays in delivering on its timelines. For example, international travel restrictions may prevent INDI engineers from conducting in-person visits and quality engineering for vehicle or parts production with international suppliers, which may cause delays in deliveries. INDI may also experience delays with obtaining regulatory or other approvals necessary to commence commercial production or sale of Indi One or future models. Any significant delay or other complication in the development, manufacture, launch and production of Indi One or our future models could materially damage INDI’s brand, business, prospects, financial condition and results of operations.

The continued development of and the ability to start manufacturing INDI’s vehicles, including the Indi One are subject to risks, some of which include:

•        INDI’s ability to negotiate and execute definitive agreements on acceptable terms with various manufacturers and suppliers for components, firmware, hardware, parts, software, and services necessary to engineer or manufacture INDI’s vehicles;

•        INDI’s ability to timely finalize vehicle specifications and complete testing on the desired timeline;

•        the ability of INDI, its contracted manufacturers and suppliers to successfully tool manufacturing facilities on the desired timeline and within budget;

•        INDI’s ability to validate the interoperability and functionality of software, firmware, and hardware features and functions to be integrated into INDI One as planned;

•        INDI’s ability to timely deliver final component designs to our contracted manufacturers and suppliers;

•        INDI’s ability to exercise effective quality controls and oversight of the manufacturing and supply chain;

•        the ability to accurately manufacture vehicles within specified design tolerances;

•        the occurrence of vehicle defects that cannot be remedied without adversely affecting the expected start of commercial production;

•        the ability to obtain required regulatory approvals, permits and certifications;

•        delays or disruptions in INDI’s supply chain including raw material supplies;

•        the ability to operate within expected budgets, avoiding excessive cost overruns; and

•        other force majeure events.

INDI may be exposed to delays, limitations and risks related to the environmental permits and other operating permits required to operate its manufacturing facilities.

Operation of an automobile manufacturing facility requires land use and environmental permits and other operating permits from federal, state and local government entities. INDI will need to secure additional environmental and operating permits to commence production at its Vernon, California pilot manufacturing facility. Delays, denials or restrictions on any of the applications for or assignment of the permits to operate any manufacturing facility could delay INDI’s ability to commercially launch its INDI One vehicle, adversely affect its ability to execute on its business plans and objectives based on its current target production capacity or its future target production capacity.

INDI may experience increases in costs, disruption of supply, or shortage of materials, in particular for lithium-ion cells or semiconductors, which could slow production and harm INDI’s business.

If INDI begins commercial production of its vehicles, INDI may experience increases in the cost of components or sustained interruption in the supply of materials necessary to manufacture its EVs. INDI uses various materials for its vehicles, including aluminum, cobalt, copper, lithium, lithium-ion cells, neodymium, nickel, manganese, praseodymium, semiconductors, steel, and terbium from suppliers. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles by INDI’s competitors. For instance, INDI is exposed to multiple risks relating to lithium-ion cells. These risks include:

•        disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers;

•        an increase in the cost, or decrease in the available supply, of materials, such as cobalt, used in lithium-ion cells;

•        any failure by existing battery manufacturers to build or operate battery cell manufacturing plants that are sufficient to supply the numbers of lithium-ion cells required to support the anticipated growth of the electric vehicle industry, if and as demand for these cells increases;

•        fluctuations in the value of the U.S. dollar against any foreign currencies in which battery cell and related raw material purchases are or may be denominated.

INDI’s ability to manufacture its vehicles will depend in part on it entering into a definitive agreement for the supply of battery cells for the battery packs it will use in its vehicles. INDI may have limited flexibility in changing battery cell suppliers, and any disruption in the supply of battery cells from such suppliers could disrupt production of INDI’s vehicles until a different supplier is fully qualified. Furthermore, INDI’s ability to manufacture its vehicles depends on gaining access to semiconductors and components that incorporate semiconductors. A global semiconductor supply shortage is having wide-ranging effects across multiple industries and the automotive industry in particular. This shortage has impacted many automotive suppliers and manufacturers, including INDI, which incorporate semiconductors into the parts they supply or manufacture. INDI may experience an impact on its operations as a result of the semiconductor supply shortage, and such shortage could in the future have a material impact on INDI or its suppliers, which could delay the start of production of Indi One or planned future vehicles, impair INDI’s ability to continue production once started or force INDI or its suppliers to pay exorbitant rates for continued access to semiconductors, any of which could have a material adverse effect on INDI’s business, prospects and results of operations.

Transportation expenses for these materials fluctuate depending on many factors beyond INDI’s control, including fluctuations in supply and demand, currency fluctuations, tariffs and taxes, fluctuations and shortages in petroleum supply, freight charges and other economic and political factors. Substantial increases in the prices for INDI’s materials or prices charged to INDI, such as those charged by battery cell or semiconductor suppliers, would increase INDI’s operating costs, and could reduce INDI’s ability to achieve profitability, if at all. We may be unable to offset increased costs through increased prices because any attempts to increase our EV prices in response to increased material costs could result in cancellations of orders and reservations and could materially and adversely affect INDI’s brand, image, business, results of operations, prospects and financial condition.

Any such cost increase, supply interruption or shortage could materially and adversely impact INDI’s business, results of operations, prospects and financial condition.

If INDI fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

Deposits paid to reserve the INDI One are refundable and customers can cancel any order until the customer enters into a lease or purchase agreement. Accordingly, the number of reservations has significant limitations as a measure of demand for INDI’s vehicles, including demand for particular body styles, models or trim levels, or for future vehicle sales. The potentially long wait from the time a reservation is made until the time the vehicle becomes available for delivery, if at all, and any delays beyond expected wait times, could also impact user decisions on whether to ultimately make a purchase.

INDI will provide forecasts of its demand to its manufacturers and suppliers several months prior to the scheduled delivery of vehicles to INDI’s prospective customers. Currently, INDI has no historical basis for making projections about the demand for its vehicles or the ability of its supply chain contractors to develop, manufacture, and deliver vehicles. If INDI overestimates its requirements, it may incur costs associated with excess inventory, such as storage. If INDI underestimates its requirements, there may be inadequate inventory, which could interrupt manufacturing and delivery of its vehicles and negatively reduce revenues. Also, lead times can vary for materials and components needed by INDI’s supply chain contractors. If INDI fails to order sufficient quantities of vehicles or components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm INDI’s business, financial condition and results of operations.

Risks Related to Sales, Distribution and Service

INDI faces a number of challenges in the sale and marketing of its vehicles.

INDI plans to enhance its brand recognition, improve its brand reputation, and grow its client base by substantial investments in marketing and business development activities. However, INDI cannot guarantee that its marketing strategies or spending will have their anticipated effect or generate revenue. INDI faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

•        demand in the automobile industry is highly volatile;

•        the final delivered driving range, performance, and quality of INDI’s vehicles may vary from estimates;

•        it is expensive to establish a strong brand, and INDI may not succeed in establishing, maintaining, and strengthening the INDI brand in a cost-efficient manner, or at all;

•        many consumers are not aware of the benefits of INDI’s vehicles, which may depend on factors beyond INDI’s control such as transition of consumer behaviors;

•        INDI competes with other automotive manufacturers for consumer spending; and

•        INDI may not be able to attract a sufficient number of distributors to support its expected sales volumes.

If INDI is unable to efficiently enhance its brand and market its vehicles, its business, prospects, financial condition, and operating results may be adversely and materially affected.

INDI does not have experience in direct to consumer sales and has not established a third-party retail vehicle distribution network.

Third-party dealer networks are the traditional method of vehicle sales distribution. INDI plans to sell directly to consumers, although it may also seek to establish a traditional dealer distribution network. INDI does not have experience distributing directly to consumers or with establishing dealer distribution networks, INDI expects that the building of an in-house sales and marketing function, including a physical sales and marketing footprint, will be expensive and time consuming. INDI’s plans to sell directly to consumers may also be limited by regulatory constraints. If INDI’s use of an in-house sales and marketing team is not effective, its results of operations and financial conditions could be adversely affected. To the extent INDI is unable to successfully execute on such plans, it may be required to develop a third-party dealer distribution network, which may prove costly, time-consuming or ineffective.

INDI may be unable to offer attractive leasing and financing options for INDI One and future vehicles, which would adversely affect consumer demand. In addition, offering leasing and financing options to customers could expose INDI to credit risk.

INDI intends to offer leasing and financing of its vehicles to potential customers through a third-party financing partner or partners. However, INDI does not currently have any agreements in place with potential financing partners. INDI can provide no assurance that such third-party financing partners would be able or willing to provide such services on terms acceptable to INDI or its customers, or to provide such services at all. Furthermore, because INDI has not yet sold any vehicles and no secondary market for its vehicles exists, the future resale value of INDI’s vehicles is difficult to predict, and the possibility that resale values could be lower than INDI expects increases the difficulty of providing leasing terms that appeal to potential customers through such third-party financing partners. If INDI is unable to offer its customers an attractive option to finance the purchase of or lease Indi One or planned future vehicles, such failure could substantially reduce potential customer demand for INDI’s vehicles.

INDI has not built any commercial charging infrastructure, and prospective customers may not be willing to rely on the availability of private and publicly accessible charging infrastructure.

INDI currently has no plans to build a proprietary charging solution and has not partnered with any third-party electric vehicle charging providers to offer charging solutions to its customers. Demand for INDI’s vehicles will depend in part on the availability of third-party private or publicly accessible charging station locations, which are significantly less widespread than gas stations. Some potential customers may choose not to purchase INDI’s vehicles because of the lack of a proprietary charging infrastructure. Some competitors provide charging services via self-owned charging infrastructure, battery swapping, and charging vehicles, which INDI may not be able to deliver. Any charging services INDI may provide could fail to meet the expectations and demands of INDI’s customers, who may lose confidence in INDI and its vehicles. This may also deter potential customers from purchasing INDI’s vehicles. There can be no assurance that there will be a satisfactory charging solution available to INDI’s customers to meet their needs or expectations.

INDI has no experience servicing its vehicles and if INDI is unable to contract for adequate service of its vehicles, demand for its vehicles could suffer and it could be precluded from selling in some jurisdictions.

The motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. INDI initially intends to commence commercial sales in California, Florida, Illinois, and New York, and will be required to establish a service program that would satisfy state regulatory requirements in those jurisdictions.

INDI has no experience servicing or repairing its vehicles because they have not yet gone into commercial production. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. INDI will need to contract with third parties to perform some services for INDI’s vehicles, and there can be no assurance that INDI will be able to enter into acceptable arrangements for these services.

Because INDI has developed its own proprietary battery pack system, the experience service providers may have with servicing other electric vehicles, may not directly translate with experience in servicing INDI’s vehicles. There can be no assurance that INDI will obtain service arrangements to adequately address the service requirements of its customers to their satisfaction, or that INDI or any service providers will have sufficient resources, experience or parts inventory to meet customers’ service requirements in a timely manner, if and as the volume of vehicles INDI delivers increases.

This risk is enhanced by INDI’s limited operating history and its limited data regarding its vehicles’ real-world durability and service requirements. If INDI is unable to launch and establish a widespread service network that provides satisfactory customer service, its customer loyalty, brand and reputation could be adversely affected, which in turn could materially and adversely affect its sales, results of operations, prospects and financial condition.

INDI’s customers as well as any third party providers will also depend on INDI’s customer support team to resolve technical and operational issues relating to software integrated into its vehicles, some of which INDI has developed in-house. INDI will need to establish a technical support team to respond to customer demand for technical support. INDI may be unable to deliver technical support that meets customer expectations. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect INDI’s results of operations. If INDI is unable to successfully address the service requirements of its customers, or if it establishes a market perception that it does not maintain high-quality support, its brand and reputation could be adversely affected, and it may be subject to claims from its customers, which could result in loss of revenue or damages, and its business, results of operations, prospects and financial condition could be materially and adversely affected.

Risks Related to Regulation and Litigation

INDI must secure regulatory approval before it can commence commercial sales of INDI One or other vehicles in the United States.

Motor vehicles are subject to substantial regulation under international, federal, state and local laws. Vehicles produced by INDI will be required to comply with the applicable safety, product and other standards and regulations in INDI’s targeted markets. For example, INDI’s vehicles in the United States will be subject to numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”). Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Compliance certification is required for each new model year and changes to the model within a model year. These laws and standards are subject to change from time to time, and INDI could become subject to additional regulations in the future, which would increase the effort and expense of compliance. INDI may fail to obtain or renew the required certification or regulatory approval for its vehicles, which may prevent INDI from delivering, selling and/or importing/exporting its vehicles, and therefore materially and adversely affect its business, results of operations, financial condition and prospects.

INDI’s operations are subject to numerous and complex laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon its operations or vehicles.

Motor vehicles are subject to substantial regulation under international, federal, state and local laws. INDI has incurred, and expects to continue to incur, significant costs in complying with these regulations. INDI is or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and with respect to constructing, expanding and maintaining its facilities. The costs of compliance, including remediating contamination if any is found on INDI’s properties and any changes to INDI’s operations mandated by new or amended laws, may be significant.

INDI may also face unexpected delays in obtaining permits and approvals required by such laws in connection with any manufacturing facilities, which would hinder its ability to commence or continue commercial production of its vehicles. Such costs and delays may adversely impact INDI’s business prospects and results of operations. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of INDI’s operations.

In addition, federal, state, and local laws and industrial standards for electric vehicles are still developing, and INDI faces risks associated with changes to these regulations, which could have an impact on the acceptance of its electric vehicles, and increased focus by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Compliance with these regulations is challenging, burdensome, time consuming and expensive. If compliance results in delays or substantial expenses, INDI’s business could be adversely affected.

INDI may face regulatory limitations on its ability to sell vehicles directly, which could materially and adversely affect its ability to sell its vehicles.

INDI’s business plan includes the direct sale of vehicles to retail consumers. The laws governing licensing of dealers and sales of motor vehicles vary from state to state. Most states require a dealer license to sell new motor vehicles within the state, and many states prohibit manufacturers from being a licensed dealer and directly selling new motor vehicles to retail consumers. INDI anticipates that it can become a licensed dealer in certain states. Laws in some states may limit INDI’s ability to obtain dealer licenses from state motor vehicle regulators. In some states,

INDI has expects to open INDI experience centers to educate and inform customers about INDI’s vehicles, but some of such INDI experience centers may not actually transact in vehicle sales. The application of these state laws to INDI’s operations continues to be difficult to predict.

In states where direct sales are not permitted, dealers and their lobbying organizations may complain to the government or regulatory agencies that INDI is acting in the capacity of a dealer without a license. In some states, regulators may restrict or prohibit INDI from directly providing warranty repair service, or from contracting with third parties who are not licensed dealers to provide warranty repair service. Even if regulators initially permit INDI to sell vehicles, such decisions may be challenged by dealer associations and others as to whether such decisions comply with applicable state motor vehicle industry laws.

Further, even in jurisdictions where INDI believes applicable laws and regulations do not currently prohibit its direct sales model or where it has reached agreements with regulators, legislatures may impose additional limitations. For example, the Michigan House of Representatives recently passed a bill, House Bill 6233, which would have restricted INDI’s direct sales model. Although the bill was not taken up by the Michigan Senate, similar legislation may be passed in the future in Michigan or in other jurisdictions. Because the laws vary from state to state, INDI’s distribution model must be carefully established, and its sales and service processes must be continually monitored for compliance with the various state requirements, which change from time to time. Regulatory compliance and likely challenges to the distribution model may add to the cost of INDI’s business.

INDI may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause it to incur significant expenses, divert its management’s attention, and materially harm its business, results of operations, cash flows and financial condition.

From time to time, INDI may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, its direct distribution model, environmental claims, commercial disputes and other matters that could adversely affect its business, results of operations, cash flows and financial condition. In the ordinary course of business, INDI has been the subject of complaints or litigation, including claims related to employment matters. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. INDI’s litigation costs could be significant, even if it achieves favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require INDI to modify, make temporarily unavailable or stop manufacturing or selling its vehicles in some or all markets, all of which could negatively affect its sales and revenue growth and adversely affect its business, prospects, results of operations, cash flows and financial condition.

In addition, INDI is subject to the risk that a person or government could allege misconduct by INDI or its employees, even if none occurred. If any such actions are instituted against INDI or its employees, and if any attempt to defend any such action is not successful, those actions could have a significant impact on INDI’s business, prospects, financial condition, and results of operations, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of INDI’s operations, any of which could adversely affect its business, prospects, financial condition, and results of operations.

INDI may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

INDI may become subject to product liability claims, which could harm its business, prospects, results of operations and financial condition. The automotive industry experiences significant product liability claims, and INDI faces inherent risks of exposure to claims if its future production vehicles do not perform or are claimed not to perform as expected or malfunction, resulting in property damage, personal injury, or death. INDI also expects that, as is true for other automakers, INDI’s vehicles will be involved in crashes resulting in death or personal injury, and even if not caused by the failure of its vehicles, INDI may face product liability claims and adverse publicity in connection with such incidents. INDI may face claims arising from or related to failures, claimed failures or misuse of new technologies that INDI expects to offer as features in its vehicles, including HALO ADAS. In addition, the battery packs that INDI produces make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. There can be no assurance that any warning systems will function as designed or will provide vehicle occupants with sufficient or any warning of thermal events. Any such events or failures of INDI’s vehicles, battery packs, or warning systems could subject INDI to lawsuits, product recalls or redesign efforts, all of which would be time consuming and expensive.

A successful product liability claim against INDI could require it to pay a substantial monetary award. INDI’s risks in this area are particularly pronounced given that it has not yet deployed its vehicles for consumer use and in light of the limited field experience of its vehicles. Moreover, a product liability claim against INDI or its competitors could generate substantial negative publicity about INDI’s vehicles and business and inhibit or prevent commercialization of its future vehicles, which would have material adverse effect on its brand, business, prospects and results of operations. INDI’s insurance coverage might not be sufficient to cover all potential product liability claims, and insurance coverage may not continue to be available to INDI or, if available, may be at a significantly higher cost. Any lawsuit seeking significant monetary damages or other product liability claims may have a material adverse effect on INDI’s reputation, business and financial condition.

INDI may choose to or be compelled to undertake product recalls or take other actions, which could adversely affect its business, prospects, results of operations, reputation and financial condition.

In the future, INDI may, voluntarily or involuntarily, initiate a recall if any of its electric vehicles or components (including its battery cells) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, INDI may be unable to service and repair recalled vehicles for a significant period of time. These types of disruptions could jeopardize INDI’s ability to fulfill existing contractual commitments or satisfy demand for its electric vehicles and could also result in the loss of business to its competitors. Such recalls, whether caused by systems or components engineered or manufactured by INDI or its suppliers, would involve significant expense and diversion of management’s attention and other resources, which could adversely affect INDI’s brand image in its target market and its business, prospects, results of operations and financial condition.

INDI may be sued for alleged infringement, misappropriation, or other violation of third-party intellectual property rights, which could be costly and time-consuming, even if meritless.

The EV industry is rapidly developing proprietary technologies that may be the subject of copyrights, patents, trademarks, trade secrets, and other intellectual property rights, and owners of these rights generally can prohibit others from using them. INDI’s success depends in part on not infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. Given that patent applications in the United States and certain other jurisdictions are maintained in secrecy for up to 18 months or potentially longer and that publication of discoveries in the scientific or patent literature may lag behind actual discoveries, we cannot be certain of any pending patent protection applications by third parties or the priority of inventions covered by such patent applications. Thus, INDI may be unaware of the intellectual property rights of third parties that may cover some or all of its vehicles’ components or systems. INDI may also become subject to claims that it or its employees, especially those who were previously employed by direct or indirect competitors, have misappropriated trade secrets or other proprietary information from those former employers and incorporated it into INDI’s vehicles. It is common for businesses to receive communications from third parties, including its competitors, alleging infringement, misappropriation, or other violations of their intellectual property rights. INDI’s personnel will generally need to devote time and monetary resources to investigate or potentially litigate the merits of any such claims. Any claims could cause INDI to incur significant expenses and, if successfully asserted against it, could have adverse effects on INDI’s business, including requiring INDI to:

•        pay monetary damages, including treble damages for any willful infringement;

•        cease making, using, selling, offering, or importing any infringing components or systems for its vehicles;

•        obtain a license under the third parties’ intellectual property rights and pay fees or ongoing royalty payments, which license may not be available on reasonable terms, or at all;

•        terminate personnel or contractors who are violating non-compete agreements by working for INDI;

•        design or invent workarounds that do not violate third parties’ intellectual property rights, which could be costly and time consuming or which may not meet customer expectations, if achievable at all; and

•        hamper or prevent INDI’s ability to profitably produce its vehicles for commercial sale, as planned.

Even if INDI prevails in any legal proceedings against it, any claim or litigation regarding its intellectual property rights could be costly and time-consuming and divert the attention and resources of its management and key personnel from its business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing INDI’s vehicles or otherwise cause INDI reputational harm and negative publicity. There can be no assurance that INDI can adequately mitigate the risk of potential suits or other legal demands by its competitors or other third parties.

INDI is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm INDI’s reputation and brand, subject INDI to significant fines and liability, or otherwise adversely affect its business.

INDI collects, uses, stores, discloses, transfers and otherwise processes personal information from its customers, employees, and third parties with whom INDI conducts business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, INDI will use its vehicles’ electronic systems to log information about each vehicle’s use, such as charge time, battery usage, mileage and driving behavior, in order to aid it in vehicle diagnostics, repair and maintenance, as well as to help INDI customize and improve the driving and riding experience. Accordingly, INDI is subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern its collection, storage, retention, protection, use, processing, transmission, sharing, and disclosure of personal information including that of INDI’s employees, customers, and other third parties with whom INDI conducts business. These laws, regulations, and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on INDI’s business, financial condition, and results of operations.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. INDI may not be able to monitor and react to all developments in a timely manner. California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which became effective in January 2020. The European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018. Both the CCPA and the GDPR impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed, and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the CCPA and the GDPR) can be costly, and any failure to comply with these regulatory standards could subject INDI to legal and reputational risks. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and INDI may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause INDI to incur substantial costs or require INDI to change its business practices, including its data practices, in a manner adverse to its business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against INDI, which could result in substantial fines, damages and other liability as well as damage to INDI’s reputation and credibility, which could have a negative impact on revenues and profits.

INDI has privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information. Although INDI endeavors to comply with its privacy policies, INDI may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, INDI may not be successful in achieving compliance if its employees, contractors, service providers, vendors or other third parties fail to comply with its policies. Such failures could carry similar consequences or subject INDI to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of INDI’s actual practices. Claims that INDI has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if INDI is not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm INDI’s business.

Many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, INDI’s agreements with certain customers may require it to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and INDI’s customers losing confidence in the effectiveness of INDI’s security measures and could require INDI to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect INDI’s business, prospects, results of operations and financial condition.

HALO ADAS technology is subject to uncertain and evolving regulations.

INDI expects to introduce HALO ADAS and potentially other advanced technologies into its vehicles over time. There are a variety of international, federal and state regulations that apply to driver-assisted vehicles. Regulation in this area is newly developing and subject to change. Changes in regulations could result in significant additional research and development expenses to implement any changes necessary to comply with changing regulations. HALO ADAS HALO ADAS technology is subject to regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which is beyond INDI’s control.

INDI is subject to governmental export and import controls that could restrict INDI’s ability to import and expect vehicles and key technologies.

INDI’s vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of INDI’s vehicles and technology must be made in compliance with these laws and regulations. If INDI fails to comply with these laws and regulations, INDI and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on it and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. In addition, INDI may in the future establish international operations for the reassembly or manufacture of its vehicles, which could subject it to additional constraints under applicable export and import controls and laws.

In addition, changes to INDI’s vehicles, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of INDI’s vehicles and solutions or, in some cases, prevent the export or import of INDI’s vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of INDI’s vehicles, as well decreasing INDI’s ability to export or market its vehicles to potential customers. Any decreased use of INDI’s vehicles or limitation on its ability to export or market its vehicles could adversely affect INDI’s business, prospects, results of operations, and financial condition.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect INDI’s business, prospects, results of operations, and financial condition.

The U.S. government’s approach to trade policy can change, especially when there are changes in U.S. presidential administrations. These changes can include renegotiation or termination of existing bilateral or multi-lateral trade agreements, impositions of tariffs on certain foreign goods such as steel and certain vehicle parts, or other changes that can result in increased costs for goods imported into the U.S. Foreign countries have imposed retaliatory tariffs on a wide range of U.S. vehicles in response to U.S. tariffs, which could make it more costly for INDI to export its vehicles to those countries. Further tariffs have been proposed by the U.S. and its trading partners, and additional trade restrictions could be implemented on a broad range of vehicles or raw materials. The resulting environment of retaliatory trade or other practices could harm INDI’s ability to obtain necessary components or sell its vehicles at prices customers are willing to pay, which could have a material adverse effect on INDI’s business, prospects, results of operations and financial condition. Also, INDI has already announced MSRP for its Indi One models and may be unable to pass the costs of such tariffs on to its future customer base or otherwise mitigate such costs. If demand for INDI’s exported vehicles decreases due to the higher cost, INDI’s results of operations could be materially adversely affected.

Risks Related to Common Stock

The market price of INDI’s stock may decline, and you could lose your entire investment.

Fluctuations in the trading price of INDI’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for INDI’s stock. Accordingly, the valuation ascribed to INDI may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for INDI’s securities develops and continues, the trading price of INDI’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond INDI’s control.

Any of the factors listed below could have a material adverse effect on your investment in INDI’s securities, and INDI’s securities may trade at prices significantly below the price paid by you or you could lose your entire investment. Factors that may adversely affect the trading price of INDI’s securities include:

•        market price declines in INDI’s stock price if the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts;

•        a loss of investor confidence in the market for electric vehicle manufacturers’ stocks;

•        actual or anticipated fluctuations in INDI’s financial results or the financial results of companies perceived to be similar to it;

•        INDI’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in the market’s expectations about INDI’s operating results;

•        INDI’s ability to attract and retain senior management or key operating personnel, and the addition or departure of key personnel;

•        changes in financial estimates and recommendations by securities analysts concerning INDI or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to INDI;

•        INDI’s ability to market new and enhanced vehicles and technologies on a timely basis, if at all;

•        INDI’s ability to meet regulatory compliance requirements and changes in laws and regulations affecting INDI’s business;

•        commencement of, or involvement in, threatened or actual litigation, government investigations, or other legal proceedings;

•        changes in INDI’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of our common stock available for public sale;

•        any change in INDI’s board of directors or management;

•        actions taken by INDI’s directors, executive officers, or significant shareholders such as sales of INDI’s common stock, or the perception that such actions are likely to occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of INDI’s securities irrespective of INDI’s operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of INDI’s securities, may not be predictable. INDI’s share price can decline regardless of INDI’s business, prospects, financial conditions or results of operations. A decline in the market price of INDI’s securities also could adversely affect INDI’s ability to issue additional securities and INDI’s ability to obtain additional financing in the future.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. Currently, we do not have any analyst coverage and may not obtain analyst coverage in the future. If we obtain analyst coverage, we will not have any control over their publications. If one or more of the analysts who cover INDI downgrade our stock or negatively change their opinion of our stock, our stock price would likely decline. If one or more of these analysts cease coverage of INDI or fail to regularly publish reports on INDI, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

INDI may issue additional shares of common stock or preferred shares, which would dilute the interest of our shareholders.

We may, in the future, issue a substantial number of additional shares of common stock or preferred stock. The issuance of additional shares of common stock or preferred stock:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights, preferences, and privileges of holders of common stock if preferred stock is issued with rights senior to the rights, preferences, or privileges of our common stock;

•        could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our common stock.

INDI’s management team has no experience managing a U.S. public-reporting EV company.

INDI’s management team has no experience managing a U.S. publicly traded electric vehicle company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. INDI’s management team may not successfully or efficiently manage INDI’s transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from INDI’s senior management and could divert their attention away from the day-to-day management of INDI’s business, which could adversely affect its business, results of operations, cash flows and financial condition.

The requirements of being a public company may strain INDI’s resources and distract its management, which could make it difficult to manage its business, particularly after INDI is no longer an “emerging growth company.”

Following the completion of the Business Combination, INDI will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to INDI and could have a negative effect on INDI’s results of operations, financial condition or business.

As a public company, INDI will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on INDI’s systems and resources. The Exchange Act requires that INDI file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires that INDI implement and maintain effective disclosure controls and procedures and internal controls over financial reporting. To implement, maintain and improve the effectiveness of its disclosure controls and procedures, INDI will need to commit significant resources and provide additional management oversight.

INDI will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies and may hire additional personnel or service providers. Sustaining its growth also will require INDI to commit additional management, operational and financial resources to recruit new talent to join it and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on INDI’s results of operations, financial condition or business.

If INDI fails to maintain effective internal controls over financial reporting, INDI may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect INDI’s business or the value of our stock price.

As a privately-held company, INDI was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. Following the completion of the Business Combination, INDI will qualify as an “emerging growth company” as defined in the JOBS Act, and INDI intends to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements. INDI may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

INDI’s independent registered public accounting firm will not be required to formally attest to the effectiveness of the combined company’s internal control over financial reporting until the later of its second annual report or the first annual report required to be filed with the SEC following the date the Combined Company is no longer an “emerging growth company” as defined in the JOBS Act.

INDI’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. If INDI identifies new material weaknesses in its internal controls over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to conclude that its internal controls over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal controls over financial reporting, it is possible that a material misstatement of INDI’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of INDI’s financial reports, and the market price of INDI’s stock price could be negatively affected.

INDI’s financial results may vary significantly from period to period due to fluctuations in its operating costs, vehicle demand and other factors.

INDI expects its period-to-period financial results to vary based on its operating costs and vehicle demand, which it anticipates will fluctuate as it continues to research and develop new vehicles and contract with manufacturers and suppliers to commence commercial production, establishes a dealer distributor network, and launches sales and service centers. INDI’s future revenues, if any, from period to period may fluctuate based on market demand and consumer preferences. Automotive manufacturers typically experience significant seasonality, with comparatively low sales in the first quarter and comparatively high sales in the fourth quarter. INDI expects to experience similar seasonality when it begins commercial production and sale of Indi One and future vehicles. INDI’s period-to-period results of operations may also fluctuate because of other factors including labor availability and costs for hourly and management personnel; changes in interest rates; impairment of long-lived assets; macroeconomic conditions, both nationally and locally; negative publicity relating to its vehicles; changes in consumer preferences and competitive conditions; or investments to progress its business. As a result of these factors, INDI believes that quarter-to-quarter comparisons of its financial results, especially in the short term, may have limited utility as an indicator of future performance. Significant variation in INDI’s quarterly performance could significantly and adversely affect the trading price of INDI’s stock.

Mr. Hai Shi, INDI’s founder and CEO will continue to have substantial control over INDI following the Business Combination.

Mr. Shi, INDI’s founder and majority shareholder, is also the Chairman of the Board and Chief Executive Officer. After giving effect to the Business Combination including the PIPE, Mr. Shi will continue to beneficially own approximately 84.40% of the outstanding common stock of New INDI. Consequently, Mr. Shi will have substantial control overall aspects of New INDI’s operations, including the appointment of directors to the Board of Directors, the management of the day to day operations of New INDI, and the ability to approve or vote against shareholder initiates, such as strategic financing or acquisition transactions.

Provisions of the Delaware General Corporation Law and our organizational documents may discourage an acquisition of INDI.

The General Corporation Law of the State of Delaware and the provisions of the Amended and Restated Certificate of Incorporation and Bylaws both contain provisions that will impede the removal of directors and may discourage a third-party from making a proposal to acquire INDI. For example, the provisions:

•        permit the board of directors to increase its own size, within the maximum limitations set forth in the bylaws, and fill the resulting vacancies;

•        provide for a classified board of directors so that only a portion of our directors are elected each year;

•        authorize the issuance of shares of preferred stock in one or more series without a stockholder vote;

•        establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

•        eliminate the right of stockholders to act by written consent.

INDI is subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control. These factors may discourage third parties from seeking to acquire control or a significant interest in INDI, even in circumstances where such a transaction would be beneficial to INDI’s other stockholders.

SELECTED HISTORICAL FINANCIAL INFORMATION OF MALACCA

The following tables set forth selected historical financial information derived from (i) Malacca’s unaudited condensed consolidated financial statements as of September 30, 2022 and for the quarters ended September 30, 2022 and 2021, and (ii) Malacca’s audited consolidated financial statements as of December 31, 2021 and for the years ended December 31, 2021 and 2020, included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Malacca” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Summary of Operations Data	For the quarter ended September 30, 2022 (Unaudited)	For the year ended December 31, 2021	For the quarter ended September 30, 2021 (Unaudited)	For the year ended December 31, 2020
Operating costs	$528,119	$1,440,989	$491,275	$311,104
Net Income (Loss)	$(352,814)	$6,050,466	$6,161,730	$(7,625,541)
Weighted average shares outstanding of Class A Ordinary Shares	4,705,551	14,375,000	14,375,000	6,577,869
Basic and diluted income (loss) per share, Class A Ordinary Shares	$(0.04)	$0.34	$0.34	$(0.75)
Weighted average shares outstanding of Class B Ordinary Shares	3,593,750	3,593,750	3,593,750	3,593,750
Basic and diluted net income (loss) per share, Class B Ordinary Shares	$(0.04)	$0.34	$0.34	$(0.75)
Condensed Balance Sheet Data	September 30, 2022 (unaudited)	December 31, 2021	September 30, 2021 (unaudited)	December 31, 2020
Total Assets	$48,886,726	$143,962,007	$143,894,656	$144,622,425
Total Liabilities	$8,722,746	$107,282,601	$10,122,216	$17,298,995
Class A common stock, $0.0001 par value; 200,000,000 shares authorized at September 31, 2022, December 31, 2021, September 30, 2021, and December 31, 2020	—	—	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at September 30, 2022, December 31, 2021, September 30, 2021, and December 31, 2020	359	359	359	359
Total Shareholders’ Deficit	$(8,365,294)	$(10,376,104)	$(9,977,919)	$(16,426,929)
Cash Flow Data	For the nine months ended September 30, 2022 (Unaudited)	For the year ended December 31, 2021	For the nine months ended September 30, 2021 (Unaudited)	For the year ended December 31, 2020
Net cash used in operating activities	$(720,444)	$(1,218,150)	$(994,422)	$(303,752)
Net cash provided by (used in) investing activities	$95,490,506	$—	$—	$(143,750,000)
Net cash provided by (used in) financing activities	$(94,680,226)	$600,000	$300,000	$144,784,589

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF INDI

The selected historical condensed consolidated financial information of INDI as of and for the years ended December 31, 2021 and 2020 was derived from the audited financial statements of INDI included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated interim financial information of INDI as of September 30, 2022, and for the nine months ended September 30, 2022 and 2021 was derived from the unaudited financial statements of INDI included elsewhere in this proxy statement/prospectus and has been prepared on a basis consistent with the audited financial statements.

The selected historical condensed financial information should be read together with INDI’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of INDI” appearing elsewhere in this proxy statement/prospectus. The selected historical condensed financial information in this section is not intended to replace INDI’s consolidated financial statements and the related notes thereto. INDI’s historical results are not necessarily indicative of the results that may be expected in the future, and INDI’s results as of and for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022, or any other period.

Consolidated Balance Sheets

	September 30, 2022 (unaudited)	December 31, 2021 (audited)
Assets
Current assets	$636,019	$1,282,093
Property and equipment, net	1,694,299	2,675,648
Other assets	324,039	534,653
Total Assets	2,654,357	4,492,394

Liabilities and Shareholders’ Equity
Current liabilities	24,761,443	9,332,792
Other liabilities	600,000	—
Total liabilities	25,361,443	9,332,792

Shareholders’ equity	93,979,000	93,979,000
Other comprehensive loss	(11,706)	—
Accumulated deficit	(116,674,380)	(98,819,398)
Total shareholders’ equity	(22,707,086)	(4,840,398)

Total Liabilities and Shareholder’s Equity	2,654,357	4,492,394

Consolidated Statements of Operations

	Nine months ended		Year ended
	September 30, 2022	September 30, 2021	December 31, 2021	December 31, 2020
Net Revenue	$—	$—	$—	$—
Costs of Goods Sold	—	—	—	—
Gross Profit	—	—	—	—

Operating Expenses:
General and administrative	8,488,140	4,311,648	6,739,738	5,102,434
Research and Development	9,365,822	21,533,903	29,920,498	15,525,332
Total operating expenses	17,853,962	25,845,551	36,660,236	20,627,766

Loss from operations	(17,853,962)	(25,845,551)	(36,660,236)	(20,627,766)

Other income (expense)	580	1,258,800	1,262,842	(250)
Income taxes	1,600	1,600	1,600	1,600

Net loss	$(17,854,982)	$(24,588,351)	(35,398,994)	(20,629,616)

Consolidated Statements of Cash Flows

	Nine months ended		Year ended
	September 30, 2022	September 30, 2021	December 31, 2021	December 31, 2020
Operating activities	$(16,580,164)	$(21,394,165)	$(30,553,999)	$(22,901,952)
Investing activities	(158,498)	(1,750,658)	(2,595,585)	(748,898)
Financing activities	16,321,661	24,230,000	31,859,000	24,948,800
Effect of foreign exchange	(11,706)	—	—	—
Increase (decrease) in cash and equivalents	$(428,707)	$1,085,177	(1,290,584)	1,297,950

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended, and presents the combination of the historical financial information of Malacca and INDI adjusted to give effect to the completion of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 combines the historical unaudited condensed balance sheet of Malacca as of September 30, 2022 and the historical unaudited condensed consolidated balance sheet of INDI as of September 30, 2022 on a pro forma basis as if the Business Combination, and the other events contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2022.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 combines the historical unaudited condensed statement of operations of Malacca for the nine months ended September 30, 2022 and the historical unaudited consolidated statement of operations of INDI for the nine months ended September 30, 2022 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Malacca through December 31, 2021 and historical consolidated statement of operations of INDI for the year ended December 31, 2021 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New INDI’s financial condition or results of operations would have been had the Business Combination and other events contemplated by the Merger Agreement occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New INDI. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Malacca,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of INDI” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements assume that Malacca’s public shareholders approve the proposed Business Combination. Malacca’s public shareholders may elect to redeem their shares for cash even if they approve the proposed Business Combination. Malacca cannot predict how many of its public shareholders will exercise their redemption rights. As a result, Malacca has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios as described below.

•        No Redemption Scenario:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares and thus the full amount held in the Trust Account as of the Closing is available.

•        Full Redemption Scenario:    This presentation assumes that shareholders holding all 517,354 public shares outstanding exercise their redemption rights for an aggregate redemption payment of $5.2 million out of the Trust Account using an assumed per share redemption price of approximately $10.00 per share, based on the $[            ] million in the Trust Account as of the date of this proxy statement/prospectus, the proceeds of $15 million from the PIPE, the Malacca net liabilities before closing of ($[            ]) million, less the minimum Malacca net assets required at the Closing of $5.0 million. The full redemption scenario is presented prior to payment of estimated transaction expenses of $[            ] million, including Malacca’s deferred underwriting commissions of $[            ] million from the IPO and $[            ] million of issuance costs related to the PIPE, incurred in connection with the Merger.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2022

	Malacca Straits Acquisition Company Limited (Historical)	IndiEv, Inc. and Subsidiary (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and Cash Equivalents	$202,577	$219,432	$48,629,274	(1)		$48,629,274	(1)
			15,000,000	(2)		15,000,000	(2)
			(2,770,000)	(3)		(2,770,000)	(3)
			(1,500,000)	(6)		(1,500,000)	(6)
						(48,529,274)	(4b)
			(2,680,834)	(5)		(2,680,834)	(5)

					$57,100,449			$8,571,175

Prepaid expenses and other current assets	54,875	286,587			341,462			341,462
Security Deposit	—	130,000			130,000			130,000
Total Current Assets	257,452	636,019	56,678,440		57,571,911	8,149,166		9,042,637

Cash held in Trust	48,629,274	—	(48,629,274)	(1)	—	(48,629,274)		—
Property and equipment, net	—	1,694,299			1,694,299			1,694,299
Intangible assets, net	—	324,039			324,039			324,039
Total Assets	$48,886,726	$2,654,357	$8,049,166		$59,590,249	$(40,480,108)		$11,060,975

LIABILITIES AND SHAREHOLDERS’ (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$513,371	$7,231,165	$—		$7,744,536	$—		$7,744,536
Promissory notes – related party	2,161,667	15,521,661	(2,161,667)	(5)	15,521,661	(2,161,667)	(5)	15,521,661
Promissory note – working capital	519,167	—	(519,167)	(5)	—	(519,167)	(5)	—
Loans Payable	—	2,000,000			2,000,000			2,000,000
Deferred Rent	—	8,617			8,617			8,617
Total current liabilities	3,194,205	24,761,443	(2,680,834)		25,274,814	(2,680,834)		25,274,814

Derivative Warrant liability	497,291	—			497,291			497,291
Deferred underwriting fee payable	5,031,250	—	(5,031,250)	(6)	—	(5,031,250)	(6)	—
Loan from related party	—	600,000			600,000			600,000
Total liabilities	8,722,746	25,361,443	(7,712,084)		26,372,105	(7,712,084)		26,372,105
Commitments and contingencies					—
Class A ordinary shares subject to possible redemption, 4,705,551 at $10.31 per share as of September 30, 2022 (Malacca)	48,529,274	—	(48,529,274)	(4a)	—	(48,529,274)	(4b)	—

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2022 — (Continued)

	Malacca Straits Acquisition Company Limited (Historical)	IndiEv, Inc. and Subsidiary (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ equity (deficit)					—
Class A ordinary shares, $0.0001 par value; 200,000 shares authorized	—	—	150	(2)		150	(2)
			471	(4a)
			359	(4c)		(359)	(4c)
			20	(6)	1,000			509
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at September 30, 2022 and December 31, 2021 (Malacca)	359	—	(359)	(4c )	—	(359)	(4c )	359
Common stock, no par value, 10,000,000 shares authorized; 7,000,000 shares issued and outstanding (INDIEV)		—			—			—
Additional paid – in capital	—	93,979,000	48,528,803	(4a )
			14,999,850	(2)		14,999,850	(2)
			(2,051,980)	(6)				—
			8,365,653	(7)	163,821,326	8,365,653	(7)	117,344,503
Other Comprehensive Loss	—	(11,706)			(11,706)			(11,706)
Retained earnings (accumulated deficit)	(8,365,653)	(116,674,380)	(13,918,096)			761,250
			8,365,653	(7)	(130,592,476)	(8,365,653)	(7)	(132,644,436)
Total shareholders’ Deficit	(8,365,294)	(22,707,086)	64,290,524		33,218,144	15,761,250		(15,311,130)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$48,886,726	$2,654,357	$8,049,166		$59,590,249	$(40,480,108)		$11,060,975

Unaudited Pro Forma Consolidated Statements of Operations
For the Nine Months Ended September 30, 2022

	Malacca Straits Acquisition Company Limited (Historical)	IndiEv, Inc. and Subsidiary (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
Operating expenses:
General and administrative expenses	$950,464	$7,267,679	$2,770,000	(10)	$10,988,143	$2,770,000	(10)	$10,988,143
Depreciation and amortization	—	1,220,461	—		1,220,461	—		1,220,461
Total general and administrative expenses	950,464	8,488,140	2,770,000		12,208,604	2,770,000		12,208,604
Research and development expenses	—	9,365,822	—		9,365,822	—		9,365,822
Total operating expenses	950,464	17,853,962	2,770,000		21,21,574,426	2,770,000		20,884,426

Loss from operations	(950,464)	(17,853,962)	(2,770,000)		(21,574,426)	(2,770,000)		(21,574,426)

Other income (expense):
Other income (expense)	—	580			580			580
Interest and dividends earned on investments held in Trust Account	270,515	—	(270,515)	(8d)	—	(270,515)	(8d)	—
Gain on settlement of deferred underwriting fee	—	—	1,479,250	(6)	1,479,250	1,479,250	(6)	1,479,250
Change in fair market value of derivative Warrant liabilities	4,231,093	—			4,231,093			4,231,093
Total other income, net	4,501,608	580	1,208,735		5,710,923	1,208,735		5,710,923

Income (Loss) before income taxes	3,551,144	(17,853,382)	(1,561,265)		(15,863,503)	(1,561,265)		(15,863,503)

Income Taxes	—	1,600	—		1,600			1,600

Net Income (loss)	$3,551,144	$(17,854,982)	$(1,561,265)		$(15,865,103)	$(1,561,265)		$(15,865,103)

Loss per share (basic and diluted) (INDI)	—							—
Weighted average shares outstanding (basic and diluted) (INDI)	—	7,000,000
Weighted-average shares outstanding of Class A ordinary shares	4,953,486	—	3,593,750	(8a)		3,593,750	(8a)
			54,945	(8b)		54,945	(8b)
					15,602,181	(18,145)	(8c)	15,584,036
Basic and diluted net income per share, Class A ordinary shares(9)		—			$(1.02)			$(1.02)
Weighted average shares outstanding of Class B ordinary shares	3,593,750	—	(3,593,750)	(8a)	—	(3,593,750)	(8a)	—
Basic and diluted net (loss) per share, Class B ordinary shares		—

Unaudited Pro Forma Consolidated Statements of Operations
For the Year Ended December 31, 2022

	Malacca Straits Acquisition Company Limited (Historical)	IndiEv, Inc. and Subsidiary (Historical)	Transaction Accounting Adjustments (Assuming No redemption)		Pro Forma Combined (Assuming No redemption)	Transaction Accounting Adjustments (Assuming Maximum redemption)		Pro Forma Combined (Assuming Maximum redemption)
Operating expenses:
General and administrative	$1,440,989	$5,716,473	$2,770,000	(10)	$9,927,462	$2,770,000	(10)	$9,927,462
Depreciation and amortization	—	1,023,265			1,023,265			1,023,265
Total general and administrative expenses	1,440,989	6,739,738	2,770,000		10,950,727	2,770,000		10,950,727
Research and development	—	29,920,498			29,920,498			29,920,498
Total operating expenses	1,440,989	36,660,236	2,70,000		40,871,225	2,770,000		40,871,225

Loss from operations	(1,440,989)	(36,660,236)	(2,770,000)		(40,871,225)	(2,770,000)		(40,871,255)

Other income (expense):
SBA PPP Loan forgiveness		1,262,190			1,262,190			1,262,190
Interest expense	—	—			—			—
Interest Earned- bank	3				3			3
Interest earned on marketable securities held in Trust Account	33,576		(33,576)	(8d)	—	(33,576)	(8d)	—
Gain on settlement of deferred underwriting fee	—	—	1,479,250	(6)	1,479,250	1,479,250	(6)	1,479,250
Change in fair market value of derivative Warrant liabilities	7,457,876				7,457,876			7,457,876
Other income (expenses), net	—	652			652			652
Total other income, net	7,491,455	1,262,842	1,445,674		10,199,971	1,445,674		10,199,971

Income (Loss) before income tax provision	6,050,466	(35,397,394)	(1,324,326)		(30,671,254)	(1,324,326)		(30,671,254)

Income tax provision	—	1,600			1,600			1,600

Net Income (loss)	$6,050,466	$(35,398,994)	$(1,324,326)		$(30,672,854)	$(1,324,326)		$(30,672,854)

Loss per share (basic and diluted)					—			—
Weighted-average number of shares outstanding of (basic and diluted)		7,000,000						7,000,000

Weighted-average shares outstanding of Class A redeemable ordinary shares	14,375,000		3,593,750	(8a)		3,593,750	(8a)
			15,000,000	(8b)		15,000,000	(8b)
					39,968,750	(13,571)	(8c)	39,955,179
Basic and diluted net income per share, Class A redeemable ordinary shares					(0.77)			(0.77)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	3,593,750		(3,593,750)	(8a)	—	(3,593,750)	(8a)	—
Basic and diluted net loss per share, Class B non-redeemable ordinary shares					—			—

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS

1.      Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.

The Business Combination will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. INDI has been determined to be the accounting acquirer, primarily due to the fact that INDI Shareholders will control the Combined Company. Malacca Shareholders are expected to own approximately 0.8% of the outstanding common stock of NEW INDI, INDI Shareholders are expected to collectively own approximately 91.2%, and the Sponsor and initial shareholders are expected to own approximately 5.5% of outstanding common stock. All of the members of management of NEW INDI will be current members of management of the Company, and the Company will have the right to appoint the majority of Board of Directors seats. Under this method of accounting, although Malacca is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of INDI issuing stock for the net assets of Malacca, accompanied by a recapitalization. The net assets of Malacca will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of NEW INDI in future reports of the Combined Company.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and as if they had been consummated on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, has been prepared using the following:

•        Malacca’s historical unaudited pro forma condensed balance sheet as of September 30, 2022, as included elsewhere in this prospectus.

•        INDI’s historical unaudited pro forma condensed balance sheet as of September 30, 2022, as included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, has been prepared using the following:

•        Malacca’s historical unaudited pro forma condensed statement of operations for the nine months ended September 30, 2022, as included elsewhere in this prospectus.

•        INDI’s historical unaudited pro forma condensed statement of operations for the nine months ended September 30, 2022, as included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using the following:

•        Malacca’s historical unaudited pro forma condensed statement of operations for the year ended December 31, 2021, as included elsewhere in this prospectus.

•        INDI’s historical un audited pro forma condensed statement of operations for the year ended December 31, 2021, as included elsewhere in this prospectus.

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New INDI after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded could differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference could be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The Company has elected not to present any “management adjustments.”

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Malacca and INDI.

2.      Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet as of September 30, 2022.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the merger. The information has been prepared to illustrate the effect of the merger and is for informational purposes only.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022, are as follows:

(1)    To reflect the release of cash from marketable securities held in the Trust Account to cash and cash equivalents that becomes available following the business combination.

(2)    Reflects cash proceeds from the concurrent Private Placement in the amount of $15.0 million, consisting of 1,5000,000 shares of Malacca’s common stock with a par value of $0.0001, and corresponding offset to additional-paid-in capital.

(3)    Reflects an adjustment of approximately $2.77 million to reduce cash for transaction costs expected to be incurred by INDIEV and Malacca in relation to the Business Combination including advisory, banking, printing, legal and accounting services as an adjustment to general and administrative expenses.

(4a)   Reflects the reclassification of Malacca’s common stock subject to possible redemption into permanent equity when no stockholders exercise their redemption rights.

(4b)  Reflects the reclassification of Malacca’s common stock to possible redemption into permanent equity when maximum shares are subject to redemption.

(4c)   Reflects the reclassification of Malacca’s Class B ordinary shares to Class A ordinary shares.

(5)    Reflects the payoff of Malacca promissory notes payable.

(6)    Reflects reduction of deferred underwriting fee payable to underwriters of Malacca’s initial public offering from $5,031,250 in cash to a total of $1,500,000 in cash and 200,000 shares of Malacca Common Stock with a par value of $0.001, and a $10.26 closing market price of stock at September 30, 2022.

(7)    Reflects the elimination of Malacca’s historical accumulated deficit and a reduction to additional paid in capital.

3.      Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2022.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

(6)    Reflects the gain from the reduction of deferred underwriting fee from $5,031,250 to $1,500,000 in cash and issuance of 200,000 shares of Malacca Class A ordinary shares at $10.26 per share value with a fair value of $2,052,000.

(8a)   Reflects the reclassification of Class B ordinary shares to Class A ordinary shares.

(8b)  Reflects the weighted average of the PIPE shares sold.

(8c)   Reflects the weighted average of the Malacca redemption.

(8d)  Reflects the elimination of interest and dividends on Trust Account.

(9)    Diluted weighted average shares outstanding excludes the effect of the earnout consideration which are contingent upon further events occurring.

(10)  Reflects $2.77 million transaction costs expected to be incurred by INDIEV and Malacca in relation to the Business Combination including legal and accounting services.

Adjustment to Unaudited Pro Form Condensed Combined Statement of Operation for Twelve Months Ended December 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(6)    Reflects the gain from the reduction of deferred underwriting fee from $5,031,250 to $1,500,000 in cash and issuance of 200,000 shares of Malacca Class A ordinary shares at $10.26 per share value with a fair value of $2,052,000.

(8a)   Reflects the reclassification of Class B ordinary shares to Class A ordinary shares.

(8b)  Reflects the weighted average of the PIPE shares sold.

(8c)   Reflects the weighted average of the Malacca redemption.

(8d)  Reflects the elimination of interest and dividends on Trust Account.

(9)    Diluted weighted average shares outstanding excludes the effect of the earnout which are contingent upon further events occurring.

(10)  Reflects $2.77 million transaction costs expected to be incurred by INDIEV and Malacca in relation to the Business Combination including legal and accounting services.

4.      Net Income (Loss) per Share.

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

Holders of INDI common stock will receive shares of New INDI common stock in an amount determined by application of the Exchange Ratio. In the maximum redemption scenario, this calculation eliminates 7.0 million of the public shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by Malacca’s public stockholders of shares of Malacca Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account as of the nine months ended September 30, 2022 and for the year ended December 31, 2021:

	For the Nine Months Ended September 30, 2022		For the Year Ended December 31, 2021
	Assuming No Redemption	Assuming Maximum Redemption	Assuming No Redemption	Assuming Maximum Redemption

Pro forma net loss	(15,865,103)	(15,865,103)	(30,672,854)	(30,672,854)
Weighted average shares outstanding of Class A ordinary shares	15,602,181	15,584,036	39,968,750	24,996,275
Net loss per share (Basic and Diluted) attributable to Class A ordinary shares	$(1.02)	$(1.02)	$(0.77)	$(1.23)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth summary historical comparative share information for Malacca and INDI, respectively, and unaudited pro forma condensed combined per share information of New INDI after giving effect to the Merger and other events contemplated by the Business Combination Agreement, presented under two scenarios:

•        No Redemption Scenario:    This presentation assumes that no public shareholders of Malacca exercise redemption rights with respect to their Class A ordinary shares for a pro rata share of the funds in the Trust Account;

•        Full Redemption Scenario:    This presentation assumes that shareholders holding 517,354 Class A ordinary shares will exercise their redemption rights for an aggregate redemption payment of $[          ] million using an assumed per share redemption price of approximately $10.00 per share, based on the $[          ] million and approximately $[          ] of operating cash in the Trust Account per the unaudited pro forma condensed combined balance sheet as of December 31, 2021, the proceeds of $15 million from the PIPE, the Malacca net liabilities before closing of ($[          ]) million, less the minimum Malacca net assets required after closing of $5.0 million. The maximum redemption amount is presented prior to payment of estimated transaction expenses of $[          ] million, including Malacca’s deferred underwriting commissions of $[          ] million from the IPO and $[          ] million of issuance costs related to the PIPE, incurred in connection with the Merger.

The selected unaudited pro forma condensed combined book value information reflects the Merger as if it had occurred on December 31, 2021. The selected unaudited pro forma weighted-average shares outstanding and condensed combined net loss per share information gives pro forma effect to the Merger as if it had occurred on January 1, 2021.

This information is only a summary and should be read in conjunction with the historical financial statements of Malacca and INDI and related notes included elsewhere in this proxy statement/prospectus/information statement. The unaudited pro forma combined per share information of Malacca and INDI is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had Malacca and INDI been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Malacca and INDI would have been had the companies been combined during the periods presented.

	Historical		Pro Forma Combined
(amounts in thousands except share and per share data)	Malacca Straits Acquisition Company Limited (historical)	Indiev, Inc (historical)	Assuming No Redemption	Assuming Full Redemption
For the Nine Months Ended September 30, 2022
Book value per share – Class A ordinary shares(1a)	$(1.69)	$(3.24)
Book value per share – basic and diluted Class A and Class B ordinary shares(1b)	$(2.23)	$—	—	—
Net income/loss per share – basic and diluted(2a)	$0.72	$(2.55)
Net income/loss per share – basic and diluted Class A ordinary shares(2b)	$0.72		$(1.02)	$(1.02)
Weighted-average shares outstanding – basic and diluted Class A redeemable common stock	4,953,486	7,000,000	15,602,181	15,584,036
Weighted-average shares outstanding – basic and diluted Class A and Class B non-redeemable common stock	3,593,750	—	—	—

____________

(1a)    Book value per share is calculated as total equity divided by the number of shares of Malacca Class A ordinary shares outstanding at September 30, 2022 and INDI Common Stock outstanding at September 30, 2022.

(1b)    Book value per share is calculated as total equity divided by the number of shares of Malacca Class A and Class B ordinary shares outstanding at September 30, 2022.

(2a)    Net loss per share is based on the weighted average number of shares of Malacca Class A ordinary shares outstanding for the nine-month period ended September 30, 2022, the weighted average number of shares of INDI Common Stock outstanding for the nine-month period ended September 30, 2022, and the pro forma information.

(2b)    Net loss per share is based on the weighted average number of shares of Malacca Class A and Class B ordinary shares outstanding for the nine-month period ended September 30, 2022.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The following is a discussion of Malacca’s IPO, the background of Malacca’s previous attempts at a business combination, its negotiations with and evaluation of INDI, the Merger Agreement and related matters.

On July 17, 2020, Malacca closed its IPO of 12,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one Malacca Class A ordinary share and one-half of one redeemable Malacca warrant with each whole Malacca warrant entitling the holder thereof to acquire one Malacca Class A ordinary share at a price of $11.50. Simultaneously with the closing of the IPO, Malacca completed the private sale of an aggregate of 4,000,000 private placement warrants to the Sponsor at a purchase price of $1.00 per warrant. On July 21, 2020, Malacca consummated the sale of an additional 1,875,000 units which were subject to an over-allotment option granted to the underwriters of its IPO. Simultaneously with the exercise of the underwriters’ over-allotment option, Malacca consummated the private sale of an additional 375,000 private placement warrants to the Sponsor. Following the closing of the over-allotment option and sale of the private placement warrants, an aggregate amount of $143,750,000 has been placed in the Trust Account.

Promptly following its IPO, Malacca commenced consideration of potential target businesses with the objective of consummating an initial business combination. Malacca sought out potential target businesses based on internal research and through the networks of relationships of Malacca’s investment advisors, Sponsor, directors, officers and external service providers, such as consultants, bankers and other service providers. Malacca educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Malacca also responded to inquiries from business owners, brokers or other similar professionals who represented companies engaged in a sale, spin off, initial public offering, dual listing or fundraising process.

On a regular basis, Malacca’s directors, officers Sponsor and advisors were updated with respect to the status of the business combination search and discussion. Input received from all parties was material to its management to evaluate a potential business combination.

From the closing of Malacca’s IPO through the signing of the Merger Agreement with INDI on September 26, 2022, representatives of Malacca contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. In all, representatives of Malacca have evaluated approximately 54 potential businesses from a wide range of industry segments including, among others, e-commerce, food and beverage, healthcare, hospitality, manufacturing, media, natural resources, renewable energy, technology and telecommunication.

The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by representatives of Malacca but sets forth the significant discussions and steps that Malacca took to reaching a Merger Agreement with INDI.

Description of Negotiation Process with Candidates Other Than INDI

Malacca evaluated approximately 54 potential target businesses prior to reaching a Merger Agreement with INDI. Malacca’s target evaluation process began with a review of the basic information available regarding the target, either available publicly or made available to Malacca by the individual or entity introducing the target to Malacca. This basic information typically includes the target’s industry, a brief description of the target’s business and financial information sought by the target. Based on this initial review, Malacca would determine if there were any fundamental factors that would cause Malacca to not proceed with the target, such as if the target’s industry was outside of Malacca’s intended industry focus, if the underlying business model of the target was too speculative, or if the target business was too small. If Malacca decided to proceed with a target, Malacca would then seek to execute a non-disclosure agreement (“NDA”) with the target and conduct further assessment of the business via requests for additional information and meetings with the target’s management team. Of the approximately 54 potential target businesses that Malacca evaluated, Malacca executed NDAs with 20 of them.

Of the 20 potential targets that were covered by NDAs but did not proceed to a letter of intent (“LOI”), Malacca did not have substantive discussions for one or more of the following reasons: (a) the size of the target was too small; (b) Malacca deemed the potential growth rate not as compelling as that of other targets; and (c) Malacca deemed other targets more attractive for a potential business combination.

Malacca ultimately signed LOIs with two of the companies with which it entered into NDAs, including INDI, prior to announcing its proposed Business Combination with INDI. Malacca conducted substantial business due diligence and worked closely with investment banks including BTIG, which provided services that included analyst support.

Of the two LOIs executed, Malacca conducted advanced negotiations with both potential targets. Malacca ultimately entered into a LOI with PT Asia Vision Network, an Indonesian limited liability company (“AVN”), and with INDI. During the exclusivity period negotiated with each of those potential targets, Malacca conducted confirmatory business due diligence and worked closely with advisors, including BTIG, to make a final decision about each of these potential targets. Below is a summary of key events for the opportunities in which Malacca dedicated significant time and resources compared to the other opportunities reviewed.

An NDA was executed by Malacca with PT MNC Vision Networks TBK, an Indonesian public limited liability company and a media and technology company organized in Indonesia (“MVN”), on July 23, 2020, and an LOI was executed on August 20, 2020.

From August 21, 2020 to March 21, 2021, Malacca conducted due diligence on AVN and on March 21, 2021, Malacca entered into a definitive Business Combination Agreement (the “AVN Business Combination Agreement”) with AVN, MVN, MNC Entertainment Ltd., a Cayman Islands exempted company and the Sponsor, in the capacity as the Malacca representative. AVN indirectly owned 99.99% of MVN, an entertainment and media company. On September 3, 2021, AVN and Malacca entered into a termination agreement to mutually terminate the AVN Business Combination Agreement due to concerns over uncertainties to satisfy the closing conditions under the AVN Business Combination Agreement.

An NDA was executed by Malacca with PT MNC Vision Networks TBK, an Indonesian public limited liability company and a media and technology company organized in Indonesia, on July 23, 2020, and an LOI was executed on August 20, 2020.

Timeline of the Business Combination with INDI

In February 2022, Ivan Wong, director of the Sponsor, was introduced to INDI as a possible business combination target. Ivan Wong introduced INDI to Malacca.

On March 4, 2022, Malacca and INDI started to discuss the execution of an NDA between Malacca and INDI for purposes of reviewing information relating to a strategic transaction.

On March 9, 2022, Malacca and INDI executed the NDA.

Following execution of the NDA providing for confidentiality in connection with review of a strategic transaction, on March 14, 2022, Malacca sent an information request list to INDI.

Beginning March 14, 2022, Malacca’s management and INDI commenced substantive conversations regarding a potential transaction.

On March 18, 2022, INDI sent preliminary information requested by Malacca via email. A video teleconference holding an introductory meeting between the Malacca and INDI management teams was arranged and held on the same day.

On March 20, 2022, a data room was setup by INDI and access was granted to Malacca for due diligence purposes.

On March 23, 2022, Malacca shared INDI’s corporate presentation with BTIG for further analysis.

On March 25, 2022, Malacca decided to start negotiation with INDI for a non-binding LOI.

On April 6, 2022, an LOI was signed between INDI and Malacca. Malacca chose to enter into an LOI with INDI due to Malacca board of directors’ assessment of INDI’s technology, market positioning and growth potential.

On April 7, 2022, Malacca engaged FTI Consulting, Inc. (“FTI Consulting”) to conduct financial due diligence on INDI.

On April 7, 2022, Malacca engaged Ellenoff Grossman & Schole LLP (“EGS”) to conduct legal due diligence on INDI.

Commencing on April 20, 2022, Malacca and INDI organized a weekly all parties’ call to coordinate the work among BTIG, lawyers, auditors and financial advisors.

Between April 2022 and September 2022, Malacca and INDI had multiple discussions on the Business Combination, PCAOB audit, timeline, financial projections, valuation and fairness opinion.

During the same period, Malacca also had multiple discussions with FTI Consulting on financial due diligence of INDI and with EGS on legal due diligence of INDI.

On June 30, 2022, FTI Consulting issued a final financial due diligence report to Malacca.

On July 5, 2022, EGS provided an initial legal due diligence report on INDI to Malacca.

During June and July 2022, the Malacca board of directors had a number of internal discussions and evaluation of the Business Combination with INDI and gave feedback and instructions to management regarding key issues concerning the Business Combination, whereupon Malacca negotiated and INDI agreed to certain changes to the financial terms of the Business Combination and INDI furnished additional information to Malacca to address the issues raised by the Malacca board of directors.

On July 19, 2022, Malacca engaged Marshall & Stevens to provide a fairness opinion on the valuation of this Business Combination.

On September 9, 2022, Marshall & Stevens made an oral delivery of information relating to the fairness opinion on the valuation of the Business Combination to the Malacca board of directors.

On September 12, 2022, Malacca held a board of directors meeting to consider the proposed Business Combination. The meeting included a summary review of the salient terms and conditions of the Merger Agreement and ancillary documents thereto and a written overview thereof had been made available to the Malacca board of directors prior to this meeting. At the meeting, the Malacca board of directors presented questions to EGS, including with respect to terms relating to a minimum cash condition in the Merger Agreement, the individuals subject to lock-up arrangements, open due diligence items and the fairness opinion to be delivered to the Malacca board of directors. A few remaining questions on terms of the transaction and the timing of delivery of the fairness opinion from Marshall & Stevens were postponed for the next meeting.

Having received an opinion letter from Marshall & Stevens on September 23, 2022, the Malacca board of directors held a resumed meeting to review the proposed Business Combination with its advisors on the same day. The Malacca board of directors reviewed final indicative versions of the Merger Agreement and ancillary documents with its counsel, EGS, and the Malacca board of directors approved the Merger Agreement and transactions contemplated thereby, authorized the officers of Malacca to execute the definitive Merger Agreement and relevant ancillary agreements with INDI and other applicable parties to effect the Business Combination, and also recommend Malacca’s shareholders to approve the Merger Agreement and transactions contemplated thereby at an extraordinary general meeting of Malacca, among other board resolutions.

On September 26, 2022, Malacca and INDI signed the Merger Agreement and related agreements, and the Business Combination was announced the same day via press release and a Current Report on Form 8-K with the SEC.

Board of Directors’ Reasons for the Approval of the Business Combination

In reaching its decision with respect to the Business Combination, the Malacca board of directors considered the views of Malacca management regarding the opportunity represented by the proposed transaction and evaluated the investor presentation provided by INDI. Malacca management discussed its diligence to the Malacca board of directors, which included:

•        Review of INDI’s financial projections;

•        Review of INDI’s investor presentation;

•        Review of product demonstrations by INDI and INDI’s clients and partners;

•        Review of financial data of public companies that are comparable to INDI;

•        Review of INDI’s corporate records, material agreements, intellectual property, employee agreements and benefits, tax, litigations, and other business-relevant materials;

•        Discussions with INDI management; and

•        Discussions with experienced professionals in the electric vehicle industry.

The Malacca board of directors supported the decision to enter into the Merger Agreement based on the Malacca board of directors’ evaluation of the above diligence by Malacca management and the investor presentation, and on the following qualitative and quantitative evaluations regarding INDI:

Evaluation Criteria	Evaluation of INDI by Malacca Board
Management Team	INDI has a strong and committed management team with extensive experience in the electric vehicle industry. INDI’s management team has a track record of developing vehicles and/or electric vehicles.
Significant Growth Potential	INDI has a clear road map for the coming 3 years from prototype to 4,000 unit per month delivery. In addition, it will develop from one model to three models.
Simple Transaction Structure	INDI is a private company with a simple shareholding structure. Shareholders of INDI are willing to rollover 100% of its equity.
Investor Interest from Well-Known Strategic Investors

Historically, INDI has raised over $100.0 million from its founder. INDI has raised $15.0 million in PIPE commitments at $10.00 per share of Class A common stock from its suppliers. The founder, Mr. Shi Hai, also committed to provide a shareholder loan of up to US$40.0 million which will be converted into PIPE subscription.

INDI’s founder and strategic investor investment in INDI is a testament to the support INDI and is an indicator of its future growth potential. The amount of the PIPE raised provides strong validation of INDI’s valuation as contemplated in the Malacca and INDI Business Combination.

Evaluation Criteria	Evaluation of INDI by Malacca Board
Differentiated Technology and Business Model

From a technology perspective, INDI differentiates itself from its competitors through proprietary technology including Vehicle In-Car Super Computer, Indi Car Network Platform, HALO ADAS warning system, Rear collision detection deterrent, SDK 3rd party applications, ADAS algorithms, cell module interconnection implication, INDI AI assistant, click and lock modular space optimization system and a modular lightweight battery system.

From a business model perspective, INDI is leveraging its technology to target clients that are young professionals and families, gamers and content creators and self-employed influencers who are in the pursuit of personality, on top of functionality.

Strong Focus on the Development and Protection of Intellectual Property	INDI has 5 United States patents granted and 18 patent applications pending, along with a significant number of trade secrets to protect its proprietary technology and approach to voice AI.
Attractive Valuation

INDI’s valuation expectations are at an attractive discount relative to public market comparables.

INDI’s $800,000,000 pre-money equity valuation expectation results in an enterprise value to 2024 projected EBITDA multiple of 4x, representing an attractive discount to the group of public companies identified as peer comparables. In addition, INDI has agreed to link up to 25% of the total consideration to it meeting certain auto sales milestones and share price performance tests. See “— INDI Business Projection Model” for additional details.

Alignment with Public Investors

INDI’s existing stockholders are not receiving any cash consideration from the Business Combination. Additionally, certain of INDI’s officers, directors and significant stockholders have agreed to a lock-up of their shares for one year after the Closing of the Business Combination, subject to early release.

Use of Proceeds

INDI has reasonable expectations relating to the use of the funds it will receive in the Business Combination, with funds earmarked for expansion of its sales and business development teams as well as continued investments in research and development.

In addition, the Malacca board of directors evaluated the consideration paid to INDI for the Business Combination and the specific structure of the INDI earnout and also specifically evaluated the impact to both Class A and B shareholders collectively, as well as the Class A shareholders separately.

Fairness Opinion

On July 19, 2022, our board of directors engaged Marshall & Stevens Transaction Advisory Services LLC (“Marshall & Stevens”) to evaluate the fairness, from a financial point of view, of the consideration to be received by Malacca in the Business Combination in consideration of the issuance of its shares of common stock to the INDI shareholders in connection with the anticipated acquisition by Malacca of all the equity and equity equivalents of INDI (the “Acquired Business”). In selecting Marshall & Stevens, our board of directors considered, among other things, the fact that Marshall & Stevens (a) is an independent business valuation firm; (b) has been a leading provider of valuation services, including fairness opinions, for over 90 years; (c) has a long-standing, highly regarded reputation in the field of business valuation; (d) has experienced project teams and credentialed project leaders, including CFA® Charterholders and Accredited Senior Appraisers (ASA); and (e) has transaction, operational, financial and valuation expertise.

Our board of directors obtained and considered the fairness opinion for a number of reasons: (a) to determine whether experienced, independent valuation specialists would judge the negotiated purchase price to be fair, from a financial point of view, (b) to help our board of directors insure that its own determination as to whether to accept and recommend the Business Combination was reasonable and in the best interests of our shareholders, (c) to help our board of directors ensure that its own determination as to whether to accept and recommend the Business Combination was the result of a reasonable and thorough examination of the relevant facts and (d) to provide our shareholders with additional information to consider when deciding whether to vote in favor of the Business Combination and whether to redeem their shares.

Opinion of Marshall & Stevens

On September 9, 2022, our board of directors met to review the terms of the proposed Business Combination. During this meeting, Marshall & Stevens reviewed with our board of directors certain financial analyses as described below and rendered its oral opinion to our board of directors, which opinion was confirmed by delivery of a written opinion, dated September 23, 2022, to the effect that, as of that date and based on and subject to the matters described in its opinion, the purchase price being paid by Malacca for the Acquired Business in the Business Combination was fair, from a financial point of view, to Malacca.

The full text of Marshall & Stevens’ written opinion, dated September 23, 2022, to Malacca’s board of directors, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Marshall & Stevens in rendering its opinion, is attached as Annex H and is incorporated into this proxy statement/prospectus by reference in its entirety. Our shareholders are encouraged to read the opinion carefully in its entirety. Marshall & Stevens’ opinion was provided to Malacca’s board of directors for their information in connection with their evaluation of the consideration to be received by Malacca in consideration of the issuance of its shares of common stock to the INDI shareholders in the Merger and relates only to the fairness, from a financial point of view, of such consideration to be received by Malacca, does not address any other aspect of the Business Combination and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Business Combination. No person other than the Malacca board of directors may rely on the opinion. The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Marshall & Stevens looked solely at the enterprise value of the Acquired Business as a going concern and on a going concern basis immediately prior to the consummation of the transaction and did not and have not considered any impact on value (positive or negative) of the consummation of the Merger on the value of the Acquired Business. Marshall & Stevens performed such reviews, analysis and inquiries as it, in its professional judgment and experience, deemed necessary and appropriate under the circumstances. Marshall & Stevens’s activities included without limitation:

•        The review of the draft Merger Agreement dated September 22, 2022;

•        The review of certain operating and financial information relating to INDI’s business and prospects, including financial statements for the years ended December 31, 2019, 2020 and 2021, internal financial records for the three-month period ended March 31, 2022, and projections for the years ending December 31, 2022 through December 31, 2026, all as prepared and provided to it by INDI’s management;

•        Meeting with certain members of INDI’s management regarding INDI’s operations, financial condition, future prospects and projected operations and performance and regarding the Merger;

•        Participation in discussions with the board of directors of INDI and INDI’s counsel regarding INDI’s projected financials results, among other matters;

•        The review of certain business, financial and other information regarding INDI that was furnished to Marshall & Stevens by INDI through its management;

•        The review of certain other publicly available financial data for certain companies, and of publicly available transaction prices and premiums paid in other transactions, in each case, that Marshal & Stevens deemed relevant for purposes of its analysis;

•        The performance of a discounted cash flow analysis based on the projected financial information provided by INDI’s management; and

•        The performance of other financial studies, analyses, and inquiries as it deemed appropriate.

In connection with its review, Marshall & Stevens relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished or otherwise made available to it, discussed with, or reviewed by it, or publicly available, and Marshall & Stevens did not assume any responsibility with respect to such data, material, and other information. In addition, INDI’s management advised Marshall & Stevens, and Marshall & Stevens assumed, that INDI’s projected financial information provided to Marshall & Stevens was reasonably prepared on bases reflecting the best currently available estimates and judgments of INDI’s future financial results and condition. In rendering its opinion, Marshall & Stevens assumed that INDI’s management would be able to successfully implement its business plan.

In evaluating fairness, Marshall & Stevens assumed a fair market value for Malacca’s shares of $10.00 per share (the then estimated redemption value of such shares). This value was used, with the consent of Malacca’s board of directors, due to the fact that Malacca is a special purpose acquisition company with only limited trading history and no material operations or assets other than cash or cash equivalents and a letter of intent dated April 6, 2022. Accordingly, Marshall & Stevens did not perform an independent analysis regarding the fair market value of Malacca’s common stock to be issued pursuant to the Merger Agreement.

Marshall & Steven’s analysis does not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Marshall & Stevens did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those difference may be material.

Marshall & Stevens expressed no opinion with respect to the forecasts and projections provided by INDI or the assumptions on which they are based. Marshall & Stevens also relied upon and assumed, without independent verification, that there has been no material change in INDI’s assets, liabilities, financial condition, results of operations, business or prospects since the date of its most recent financial statements provided to Marshall & Stevens, and that there is no information or facts that would make the information reviewed by Marshall & Stevens incomplete or misleading. Marshall & Stevens also assumed that INDI is not party to any material pending transaction, including, without limitation, any external financing (other than in connection with the merger), recapitalization, acquisition, or merger, divestiture, or spin-off (other than the Merger or other publicly disclosed transactions).

Marshall & Stevens relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and to the agreements identified in the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to each such agreement, document or instrument will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the completion of the Merger will be satisfied without waiver thereof and (d) the Merger will be completed in a timely manner in accordance with the terms described in the agreements provided to Marshall & Stevens, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Marshall & Stevens also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the completion of the Merger will be obtained and that no delay, limitations, restrictions, or conditions will be imposed.

Marshall & Stevens was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any assets, properties, or liabilities (contingent or otherwise) of INDI, Malacca or any other party. Furthermore, Marshall & Stevens did not undertake independent analysis of any potential or actual litigation, governmental investigation, regulatory action, possible unasserted claims or other contingent liabilities to which INDI or Malacca is a party or may be subject.

Marshall & Stevens’ opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Malacca in consideration of the issuance of its common stock to the INDI shareholders in the Merger and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise. Marshall & Stevens’ opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Marshall & Stevens’ opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Malacca, nor did it address Malacca’s underlying business decision to proceed with the Merger. Except as described herein, Malacca’s board of directors imposed no limitations on Marshall & Stevens with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to Malacca’s board of directors, Marshall & Stevens performed a variety of financial and comparative analyses, including those described below that were the material financial analyses reviewed with Malacca’s board of directors in connection with Marshall & Stevens’ opinion. The summary of Marshall & Stevens’ analyses described below is not a complete description of such analyses underlying Marshall & Stevens’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Marshall & Stevens arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Marshall & Stevens considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond INDI’s control. No company, transaction or business used in Marshall & Stevens’ analyses as a comparison is identical to INDI or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Marshall & Stevens’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Marshall & Stevens’ analyses are inherently subject to substantial uncertainty.

Marshall & Stevens was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined between Malacca and INDI, and the decision to enter into the Merger Agreement was solely that of Malacca’s board of directors. Marshall & Stevens’ opinion and financial analyses were only one of many factors considered by Malacca’s board of directors in its evaluation of the Merger Agreement and the Business Combination and should not be viewed as determinative of the views of Malacca’s board of directors or Malacca’s management with respect to the Merger or the consideration payable in connection therewith or the Business Combination.

The following is a summary of the material financial analyses reviewed with Malacca’s board of directors in connection with the delivery of Marshall & Stevens’ opinion.

Financial Projections

In connection with its preparation of the Fairness Opinion INDI provided Marshall & Stevens selected, non-public financial projections for years ending December 31, 2022 through 2026 prepared by INDI’s senior management. Those projections were also provided to the board of directors of Malacca in connection with their consideration of the Business Combination. A summary of these projections is set forth below to give our shareholders access to certain nonpublic information provided to Malacca and Marshall & Stevens.

While presented with numeric specificity, the financial projections are based on a variety of estimates and assumptions made by INDI’s senior management regarding INDI’s business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond INDI’s control. INDI advised that the major assumptions implemented by its management in developing the projections were as follows:

•        INDI would meet its product development timeline, including testing and certification approvals and expected start of commercial production;

•        INDI will secure relationships with third party manufacturers with sufficient manufacturing capacity to support budgeted sales volumes for the period projected and at the projected costs;

•        INDI will not experience any material disruption in its supply chains or materials components or systems that would significantly delay the ability to commercially produce the INDI One or increase the projected cost to manufacture the INDI One;

•        There will be no developments in the industry or by INDI’s competitors that would materially impact the demand for EVs;

•        INDI will have access to sufficient funding to support the expansion of its operations on commercially reasonable terms; and

•        INDI will not experience any litigation or regulatory proceedings that would substantially delay or restrict its operations or impair its financial resources.

Marshall & Stevens was not involved in the development of any of the above assumptions, and did not independently review, confirm or verify any of such assumptions, the reasonableness thereof, or the extent to which such assumptions were relied upon by INDI’s management in preparing their projections and forecasts. Only a limited number of these assumptions were discussed with INDI and/or the Malacca board of directors.

The financial projections were prepared by NTS’s senior management in good faith and on a reasonable basis based on the best information available to INDI’s management at the time of their preparation. Except as required by law, INDI disclaims any obligation update these financial projections.

The financial projections are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. The economic and business environment can and do change quickly, which add a significant level of unpredictability, unreliability and execution risk. In addition, because the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year and become increasingly less reliable in the years beyond 2022. It is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the projections.

Neither NTS’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

INDI provided the projected financial to Marshall & Stevens and Malacca to assist in their evaluation, on a prospective basis, of the Company’s operating performance. The inclusion of these projections in this prospectus/proxy statement is not an indication that INDI, Malacca or any of their respective affiliates, advisors or other representatives, including Marshall & Stevens considered or consider the projections to be necessarily predictive of actual future events. None of INDI, Malacca or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of INDI compared to the information contained in the projections. INDI made no representation to Malacca in the Merger Agreement or otherwise, concerning the financial projections.

Discounted Cash Flow Analysis

The major inputs and assumptions used in Marshall & Stevens’s discounted cash flow analysis were as follows:

•        A weighted average cost of capital (WACC) of 25% was determined based upon a cost of equity of approximately 26.38% and an after-tax cost of debt of 5.54%.

•        A cost of equity was determined using a 20-year U.S. Treasury Rate (3.64%), Equity Risk Premium of 6.22% (Kroll Cost of Capital Navigator 2022 (“KCOC”)), Re-levered Equity beta of 1.21 based upon the Guideline Companies discussed below, a size premium of 1.21% based upon KCOC data for the 8th size decile, and a company specific risk premium of 14% based upon anticipated forecast/execution/going concern risk.

•        After-tax cost of debt was determined using BB-rated corporate bond yields and a tax rate of 28%.

•        The debt-to-capital ratio was estimated at 5% and the equity-to-capital ratio was estimated at 95% using input from the Guideline Companies discussed below.

•        Estimated income tax expense of 28% of pre-tax income.

•        Capital expenditures were based upon INDI’s management’s estimates, as well as consideration given to the guideline public company (the “GPC”) capital expenditure and depreciation levels;

•        Working capital requirements were based upon INDI’s management’s estimates, as well as consideration given to the GPC working capital levels;

•        Terminal value using a capitalization rate based upon a WACC of 25% and terminal growth rate of 3%.

Marshall & Stevens performed sensitivity analyses, including varying the terminal growth rate and the WACC rate. The enterprise value indication under the discount cash flow analysis for INDI was estimated to be between $740,000,000 and $915,000,000.

Guideline Public Company Analysis

Marshall & Stevens reviewed and analyzed selected historical and projected information about INDI provided by its management and compared this information to certain financial information of 14 publicly traded companies that Marshall & Stevens deemed to be reasonably comparable to INDI (each a “Guideline Company” and, collectively, the “Guideline Companies”). The Guideline Companies were:

•        Tesla, Inc. (NasdaqGS: TSLA)

•        Lucid Group, Inc. (NasdaqGS: LCID)

•        Faraday Future Intelligent Electric Inc. (NasdaqGM: FFIE)

•        Fisker Inc. (NYSE: FSR)

•        Rivian Automotive, Inc. (NasdaqGS: RIVN)

•        Arrival (NasdaqGS: ARVL)

•        Canoo Inc. (NasdaqGS: GOEV)

•        Workhorse Group Inc. (NasdaqCM: WKHS)

•        Cenntro Electric Group Limited (NasdaqCM: CENN)

•        Mullen Automotive, Inc. (NasdaqCM: MULN)

•        Lordstown Motors Corp. (NasdaqGS: RIDE)

•        Sono Group N.V. (NasdaqGM: SEV)

•        Electrameccanica Vehicles Corp. (NasdaqCM: SOLO)

•        Arcimoto, Inc. (NasdaqGM: FUV)

The criteria for selecting the Guideline Companies were mainly industry, size, and profitability.

Marshall & Stevens reviewed, among other information, the Guideline Companies’ enterprise value as a multiple of forward revenue and forward earnings before interest, taxes, depreciation, and amortization (EBITDA) for the third (“CY+3”), fourth (“CY+4”) and fifth year (“CY+5”) forecast for each Guideline Company. The non-size adjusted multiples of enterprise value to revenue for the Guideline Companies ranged from 0.04x to 5.88x for CY+3, 0.03x to 5.23x for CY+4, and 0.06x to 4.46x for CY+5. The non-size adjusted multiples of enterprise value to EBITDA for the Guideline Companies ranged from 0.69x to 25.77x for CY+3, 0.30x to 22.04x for CY+4, and 0.54x to 17.50x for CY+5. The multiples were size-adjusted based on a comparison of the respective size deciles, and the respective equity risk premiums, to which each Guideline Company was classified relative to the 8th decile utilized for INDI based on its implied enterprise value and market capitalization. The base value multiples selected were based upon the overall GPC range, with more emphasis given to the Guideline Companies that were closer in line with INDI in terms of its business model, price point and target market. An equal weighting was applied to the fourth and fifth year revenue and EBITDA multiples as INDI’s revenue growth and EBITDA margins begin to stabilize in those years. The selected multiples were as follows:

Revenue	EBITDA
CY+3: 0.40x to 0.50x	CY+3: N/A
CY+4: 0.20x to 0.25x	CY+4: 2.75x to 3.25x
CY+5: 0.15x to 0.18x	CY+5: 1.75x to 2.25x

The overall range of enterprise value indication under the Guideline Public Company method was $660,000,000 to $810,000,000.

Reconciled Conclusion of Value

Marshall & Stevens considered the discounted cash flow method, the guideline public company method and the guideline transaction method. The guideline transaction method was given no weight due to a lack of available data for comparable transactions. An equal weighting was placed on discounted cash flow method and the guideline public company method for their final reconciliation of value given the detailed forecast provided by INDI management with regard the discounted cash flow method and relevancy of the Guideline Public Companies with respect to the guideline public company method. Marshall & Stevens concluded to a final enterprise value range of $700,000,000 to $865,000,000.

Fees Paid to Marshall & Stevens

Marshall & Stevens was engaged on a fixed fee basis and their compensation is not contingent upon the completion of the Business Combination. Marshall & Stevens provided no additional services associated with the Business Combination and has provided no other services for Malacca, INDI or the Sponsor. There is no current agreement between Marshall & Stevens and any party to the Merger Agreement or any of their affiliates providing for the provisions of future services by Marshall & Stevens or any of its affiliates to or for the benefit of any such person or persons.

Marshall & Stevens was not engaged to perform and did not perform any banking or brokerage or investment advisory or underwriting services for any party to the Merger Agreement or with respect to the Business Combination. Marshall & Stevens was not asked to opine on, and its opinion did not express any view with respect to, (a) any terms of the Merger Agreement other than the consideration payable by Malacca to the INDI shareholders thereunder, (b) Malacca’s underlying business decision to enter into the Merger Agreement and consummate the Business Combination, (c) the basic business decision to enter into the Merger Agreement and consummate the Business Combination, (d) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Malacca, (e) the amount or nature of or fairness of the compensation to be paid to any officer, director or employee or any class of such persons, (f) the fairness of the Business Combination to any particular group or class of security holders or creditors or other constituencies, (g) the solvency, creditworthiness or fair value of any participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, (h) the procedural fairness of the Business Combination or other possible measures of fairness, (i) the fairness of benefits of any contemplated future financings, (j) the dilution of the holdings of the existing equity holders of Malacca, (k) the change of control resulting from the consummation of the Business Combination, or (l) any fees being paid in connection with the Business Combination or the allocation of transaction expenses.

Satisfaction of 80% Test

Pursuant to Nasdaq listing rules, the target business or businesses that Malacca acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for Malacca’s initial business combination (such requirement, the “80% test”). As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $48.63 million, 80% of which represents approximately $38.90 million. Based on the pre-money valuation of $800 million for INDI, the Malacca board of directors determined that this requirement was met. The Malacca board of directors determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Malacca and its shareholders and appropriately reflected INDI’s value. In reaching this determination, the Malacca board of directors concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Malacca board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of INDI met this requirement.

Interests of Our Directors and Officers and of the Sponsor in the Business Combination

In considering the recommendation of our board of directors that our shareholders vote “FOR” each of the proposals described in this proxy statement/prospectus, you should keep in mind that our directors and officers and the Sponsor have financial and personal interests in the Business Combination that are different from, or in addition to, those of our shareholders and warrant holders generally. The existence of such interests may result in a conflict of interest on the part of the director, executive officer or the Sponsor between what they may believe is in the best interests of Malacca and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and related agreements and in determining whether to approve the Merger Agreement and the transactions contemplated thereby. These interests include:

•        That the Sponsor paid an aggregate of $25,000 (approximately $0.007 per share) for the Founder Shares (3,593,750 shares), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of our shares on [      ], 2023, which was $[      ], would have an aggregate value of $[      ]. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing. If we do not consummate the Business Combination or another initial business combination by July 17, 2023, and we are therefore required to be liquidated, these shares would be worthless, because Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Moreover, based on the difference of $9.99 between the purchase price the Sponsor paid per Founder Share, compared to the purchase price of $10.00 per unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of New INDI after the Closing falls below the price initially paid for the units in the IPO and the public shareholders experience a negative rate of return following the Closing.

•        That the private placement warrants purchased by the Sponsor will be worthless if we do not consummate a business combination. Based on the closing trading price of public warrants on [      ], 2023, the aggregate value of the 4,375,000 private placement warrants purchased by the Sponsor would be $[      ].

•        That the Sponsor waived its rights to receive distributions from the Trust Account with respect to the Founder Shares upon our liquidation if we are unable to consummate an initial business combination.

•        That we may borrow up to $153,655 from the Sponsor, which is payable upon the earlier of (a) the Closing (or the date of consummation of another initial business combination if the Business Combination is not consummated) or (b) the date of our liquidation, and, that if the Business Combination is not consummated, the amount borrowed will not be repaid until a later date, if ever; as of the date of this proxy statement/prospectus, we have borrowed $[      ] of such amount from the Sponsor.

•        That, if our officers, directors or affiliates incur out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, they would be reimbursed by us for such expenses only if the Business Combination or another initial business combination is consummated. As of [      ], 2023, none of our directors, officers or affiliates have incurred any expenses for which they expect to be reimbursed at the Closing and no such expenses are expected to be incurred in the future.

Potential Arrangements Related to Our Public Shares

At any time prior to the Shareholders Meeting and Warrant Holders Meeting, subject to applicable securities laws, including so long as they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, INDI or their respective directors, officers, advisors or affiliates may (a) purchase outstanding shares and/or warrants from third parties, (b) enter into transactions with third parties to purchase from them their shares and/or warrants in the future, or (c) enter into transactions with third parties to provide them with incentives to acquire our shares or vote their shares in favor of the proposals described in this proxy statement/prospectus, including the Business Combination Proposal, or to not redeem their shares. Although the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such third parties against potential loss in value of their shares, including the granting of put options. Such transactions may include a contractual acknowledgement that such third party, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, INDI or their respective directors, officers, advisors or affiliates of the foregoing purchase shares in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares.

The purpose of the transactions described above would be to increase the likelihood that the proposals described in this proxy statement/prospectus are approved by our shareholders, thereby increasing the likelihood of the Closing, limit the number of public shares we would need to redeem, and increase the likelihood that our net tangible assets is at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE, thereby increasing the likelihood that the Business Combination will be consummated.

If transactions of the type described above are entered into, the Business Combination could be consummated in circumstances where it may not otherwise occur.

Entering into any of the transactions described above may have a depressive effect on the price of our shares prior to or after the Closing. For example, as a result of these arrangements, a third party may purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the Shareholders Meeting or the record date for the Shareholders Meeting, and still vote those shares in favor of the proposals. In addition, if the Sponsor, INDI or their respective directors, officers, advisors or affiliates purchase our outstanding shares and/or warrants from third parties, the public “float” of our shares and the number of beneficial holders of our securities prior to the Closing (and consequently, the number of beneficial holders of our shares following the Closing), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our shares and/or warrants on a national securities exchange.

As of the date of this proxy statement/prospectus, there have been no discussions or agreements regarding any of the transactions described above with a third party.

If the Sponsor or its affiliates were to make any purchases of public shares and/or warrants from third parties, the purchase price therefor would be no higher than the price offered through the redemption process, any public shares purchased by the Sponsor or its affiliates would not be voted in favor of approving the Business Combination Proposal and, to the extent the Sponsor or its affiliates possessed any redemption rights with respect to such public shares (including those underlying any warrants), they would waive such rights.

We will file a Current Report on Form 8-K prior to the Shareholders Meeting to disclose the amount of and purchase price for any of our public shares or public warrants purchased by the Sponsor and/or its affiliates; the purpose of the purchases; the impact, if any, of the purchases on the likelihood that the Business Combination Proposal will be approved; the identities of our security holders who sold such securities to the Sponsor or its affiliates (if the securities were not purchased in the open market); the nature of our security holders (e.g., 5% security holders) who sold such securities to the Sponsor or its affiliates; any related arrangements entered into that would affect the vote on the proposals described herein; and the number of our securities for which we received redemption requests.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement is attached to provide you with information regarding its terms. It is not intended to provide any other factual information about Malacca, INDI or Merger Sub. The following summary of the material terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms of the Merger Agreement.

The Merger Agreement contains representations and warranties that the parties thereto made to one another as of specific dates. These representations and warranties were made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect, rather than to establish matters of fact. In addition, the assertions embodied in the representations and warranties may be subject to a standard of materiality or material adverse effect different from those generally applicable to investors and reports and documents filed with the SEC and are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Malacca and INDI do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of factual information about Malacca, Merger Sub or INDI.

General Matters

Structure of the Merger

On September 26, 2022, Malacca entered into the Merger Agreement with INDI, Merger Sub, the Sponsor in its capacity as the purchaser representative), and Mr. Hai Shi, in his capacity as the seller representative. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) on the date of, but prior to, the consummation of the Merger, Malacca will de-register as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a corporation incorporated under the laws of the State of Delaware, (ii) prior to the consummation of the Merger, INDI will change its jurisdiction of incorporation from California to Delaware, and (iii) following the Domestication and such conversion, Merger Sub will merge with and into INDI, with INDI continuing as the surviving entity and wholly-owned subsidiary of Malacca and all of the issued and outstanding capital stock of INDI immediately prior to the effective time of the Merger will cease to be outstanding and will automatically be cancelled in exchange for shares of New INDI common stock. In connection with the Merger, Malacca will change its name to “INDI Electric Vehicles Inc.”

Conversion/Exchange of Securities; Merger Consideration

Malacca Shareholders

In connection with the Domestication, all of the issued and outstanding securities of Malacca will remain outstanding and become substantially identical securities of Malacca as a Delaware corporation, except that each issued and outstanding unit that has not been previously separated into the underlying public share and public warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of common stock of Malacca as a Delaware corporation and the right to purchase one share of such common stock at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

INDI Shareholders

The total consideration issuable in connection with the Closing to the former INDI shareholders will be a number of shares of New INDI common stock having an aggregate value of $600,000,000 subject to the following adjustments: the aggregate value will be decreased by the amount of INDI’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the Closing, and the aggregate value will be increased by the amount by which Malacca’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to Malacca in cash or to cancel a number of Class B ordinary shares held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

In addition, the Earnout Participants will, as a group, have the contingent right to receive up to an additional 20,000,000 Earnout Shares as follows: (i) the Earnout Participants will receive 5,000,000 Earnout Shares if Malacca’s consolidated net sales of electric automobile vehicles for the First Sales Earnout Year is at least 400, at an average effective pre-tax sales price of $55,000 per vehicle, and will receive another 10,000,000 Earnout Shares if the consolidated net sales of electric automobile vehicles for next 12-month period after the First Sales Earnout Year is at least 2,000, at an average effective pre-tax sales price of $55,000 per vehicle. The Earnout Participants will receive another 5,000,000 Earnout Shares if the volume weighted average stock price of New INDI common stock is at least $12.50 per share for any 20 trading day period within any 30 trading day period beginning 150 days after the Closing until December 31, 2024.

Each INDI shareholder will receive a pro rata portion of the number of shares of New INDI common stock issuable in connection with the Merger (including the Earnout Shares) based on the number of shares of INDI common stock such shareholders holds immediately prior to the effective time of the Merger relative to the aggregate number of shares of INDI common stock outstanding on a fully diluted basis immediately prior to the effective time of the Merger.

Closing

Generally

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place as promptly as practicable (and in any event no later than the second Business Day) following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. Therefore, unless the conditions to closing are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated if one or more of the conditions to closing is not satisfied. There can be no assurance that any party to the Merger Agreement would waive any closing condition.

Closing Conditions

Conditions For the Benefit of Each Party

Unless waived by each of Malacca, Merger Sub and INDI, the obligations of each of Malacca, Merger Sub and INDI to consummate the Merger are subject to the satisfaction of the following conditions, in addition to other customary conditions:

•        Malacca’s shareholders must approve all the proposals described in this proxy statement/prospectus (other than the Advisory Governance Proposals, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal, the approval of which is not a closing condition);

•        INDI’s shareholders must approve the Merger Agreement and each of the ancillary documents thereto to which INDI is or will be a party and the consummation of the transactions contemplated thereby, including the Merger and the conversion of INDI from a California corporation to a Delaware corporation;

•        all consents required to be obtained from any governmental authority in order to consummate the transactions contemplated by the Merger Agreement must have been obtained;

•        no governmental authority shall have enacted, issued or entered any law or order that is then in effect and which makes the transactions contemplated by the Merger Agreement illegal or which otherwise prevents or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•        Malacca must have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing or upon the Closing, in each, case after giving effect to redemptions and the proceeds from the PIPE; and

•        our shares of common stock to be issued in connection with the transactions contemplated by the Merger Agreement shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance.

Conditions For the Benefit of INDI

Unless waived by INDI, the obligations of INDI to consummate the Merger are subject to the satisfaction of the following additional conditions, in addition to other customary conditions and closing deliverables:

•        the representations and warranties of Malacca in the Merger Agreement must be true and correct, except where such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Malacca;

•        Malacca must have performed and complied in all material respects with all of its covenants in the Merger Agreement to be performed or complied with by it on or prior to the date of the Closing;

•        the absence of a material adverse effect with respect to Malacca;

•        the Sponsor must have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Insider Letter at or prior to the Closing;

•        the Domestication shall have been consummated;

•        Malacca must have made arrangements for the funds in the Trust Account to be released upon the Closing;

•        immediately following the Closing, the board of New INDI must consist of five directors, all designated by INDI; and

•        the absence of the SEC or a court having determined that Malacca is an “investment company”, a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

Conditions For the Benefit of Malacca and Merger Sub

Unless waived by Malacca, the obligations of Malacca and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions, in addition to other customary conditions and closing deliverables:

•        the representations and warranties of INDI in the Merger Agreement must be true and correct, except where such failures to be true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on INDI;

•        INDI must have performed and complied in all material respects with all of its covenants in the Merger Agreement to be performed or complied with by it on or prior to the date of the Closing;

•        the absence of a material adverse effect with respect to INDI;

•        Mr. Hai Shi or his affiliates shall have executed and delivered to Malacca agreements providing for the conversion of all outstanding Shi Loans immediately prior to the Closing into shares of Malacca’s common stock in connection with the Closing;

•        any Shi Spouse Loans outstanding as of the Closing shall have been either (a) converted from demand loans to term loans maturing in not less than three years after the date of the Closing and otherwise on terms and conditions reasonably acceptable to Malacca or (b) converted into shares of Malacca’s common stock in connection with the Closing.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by Malacca and INDI. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

INDI’s representations and warranties relate to the following topics: company organization and good standing; authorization and corporate power; capitalization; subsidiaries; governmental approvals; non-contravention; its financial statements; absence of changes; compliance with laws; company permits; litigation; material contracts; intellectual property; taxes and tax returns; real and personal property; title to and sufficiency of assets; employee matters and benefit plans; environmental matters; related party transactions; insurance; top suppliers; certain business practices; product warranty and liability; Investment Company Act matters; finders and brokers; its independent investigation and information supplied; and no additional representations or warranties.

Malacca’s representations and warranties relate to the following topics: company organization and good standing; authorization and corporate power; capitalization; governmental approvals; non-contravention; its SEC filings; its financial statements; absence of changes; compliance with laws; company permits; material contracts; its properties; affiliate transactions; Investment Company Act matters; finders and brokers; the nature of the common stock to be issued in the Merger; certain business practices; insurance; its independent investigation and information supplied; the Trust Account; the enforceability of the agreements it entered into related to the PIPE; and no additional representations or warranties

Covenants of the Parties

The covenants made by the parties in the Merger Agreement generally expire upon the occurrence of the Closing, except for those covenants that by their terms expressly contemplate performance after the Closing.

Covenants of Both INDI and Malacca

Reasonable Access.    From the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing (the “Interim Period”), both INDI and Malacca agreed to give the other reasonable access to their respective facilities, employees, properties, books and records, and other information and to reasonably cooperate with each other in their respective investigations of the other.

No Solicitation.    During the Interim Period, without the consent of the other party, each party agreed not to, and to cause its representatives not to, directly or indirectly, (a) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined below), (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person in connection with or in response to an Acquisition Proposal, (c) engage or participate in discussions or negotiations with any person with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (f) release any third party from, or waive any provision of, any confidentiality agreement to which such party is a party.

“Acquisition Proposal” generally means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person relating to an Alternative Transaction, and an “Alternative Transaction” means (a) with respect to INDI, a transaction (other than the transactions contemplated by the Merger Agreement) concerning the sale of (i) all or any material part of its business or assets (other than in the ordinary course of business consistent with past practice) or (ii) any of its equity interests or profits, and (b) with respect to Malacca, a transaction (other than the transactions contemplated by the Merger Agreement) concerning a business combination involving Malacca.

Each party agreed to notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such party or any of its representatives of (a) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (b) any request for non-public information relating to such party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party agreed to keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information.

During the Interim Period, each party agreed to, and to cause its representatives to, immediately terminate any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal.

Notification of Certain Matters. During the Interim Period, each party agreed to give prompt written notice to the other parties if it or its affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its affiliates under the Merger Agreement in any material respect; (b) receives any notice in writing from any third party (including any governmental authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement or (ii) any non-compliance with any law by such party or its affiliates; (c) receives any notice from any governmental authority in connection with the Business Combination; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to closing not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any action against it or any of its affiliates, or any of their respective properties or assets, with respect to the consummation of the Business Combination

Efforts.    Each party agreed to use commercially reasonable efforts, and to cooperate fully with the other parties, to take all actions reasonably necessary or advisable under applicable laws to consummate the Business Combination as promptly as reasonably practicable. Prior to the Closing, each party agreed to use commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Tax Matters.    Each party agreed to use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The Registration Statement.    Malacca agreed to prepare with the reasonable assistance of INDI, and file with the SEC a registration statement on Form S-4 in connection with the registration under the Securities Act of (a) the shares of Malacca common stock to be issued under the Merger Agreement as consideration to the INDI shareholders and (b) the shares of Malacca common stock, the warrants to purchase the shares of Malacca common stock deemed reissued in the Domestication, which registration statement will also contain a proxy statement for the purpose of soliciting proxies from Malacca’s shareholders for the matters to be acted upon at the Shareholders Meeting and providing the public shareholders an opportunity in accordance with the Articles of Association and the IPO prospectus to have their public shares redeemed in conjunction with the shareholder vote on the proposals described in this proxy statement/prospectus.

S-8 Registration Statement.    Within 10 business days following the expiration of the 60 day period following the date Malacca files Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Malacca agreed to file a registration statement on Form S-8 (or other applicable form) with respect to the shares of common stock issuable under the 2022 Plan.

Post-Closing Board of Directors.    The parties agreed to take all necessary or appropriate action, so that effective as of the Closing, New INDI’s board of directors (the “Post-Closing Board”) will consist of five individuals, all of which shall be designated by INDI; provided, that at least a majority of such individuals qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act (“Independent Directors”).

The parties also agreed that the New INDI board of directors will be a classified board with two classes of directors, with one class of directors, the Class I directors, comprised of two individuals, initially serving a one year term, such term effective from the Closing until the first annual meeting of stockholders of New INDI occurring after the Closing (an any subsequent Class I directors serving a two year term), and a second class of directors, the Class II directors, comprised of three individuals and solely of individuals that qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act, serving a two year term, such term effective from the Closing until the second annual meeting of stockholders of New INDI occurring after the Closing.

Post-Closing Officers.    The parties agreed that the officers of New INDI immediately after the Closing will be: Hai Shi, Chief Executive Officer; Wei Han, President of Investment; Sheng Wang, VP Supply Chain; Mehdi Basirat, VP Engineering; Frank Modiri, VP Administration; Ester Kimm, Secretary; and Greg Doud, Controller. The parties also agreed in the event any of the foregoing individuals is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an officer of New INDI, then, prior to the time at which the registration statement of which this prospectus/proxy statement forms a part is declared effective, INDI may replace such individual with another individual to serve as such officer. The parties also agreed that Malacca’s officers immediately prior to the effective time of the Merger shall be removed as of the effective time).

Indemnification of Directors and Officers.    The parties agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Malacca, Merger Sub or INDI and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Malacca, Merger Sub or INDI (the “D&O Indemnified Persons”) as provided in their respective organizational documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Malacca, Merger Sub or INDI shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law.

Purchaser agreed, for six years after the effective time of the Merger, to cause the organizational documents of New INDI and the corporation surviving the Merger to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth in the organizational documents of Malacca, Merger Sub or INDI as of the date of the Merger Agreement, to the extent permitted by applicable law.

D&O Tail Insurance.    For the benefit of their respective directors, officers and managers, each of Malacca and INDI is permitted prior to the effective time of the Merger to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six year period from and after the effective time for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of such company or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

Use of Cash Proceeds.    The parties agreed that, at the Closing, Malacca shall make all appropriate arrangements to cause the trustee of the Trust Account and Malacca (with respect to the proceeds from the PIPE and other funds held by Malacca outside of the Trust Account) to pay (a) all amounts, if any, payable to the public shareholders who properly exercise their redemption rights in connection with the Closing, (b) the amounts due in respect of Malacca’s and INDI’s transaction expenses, and the D&O tail insurance policies described above, (c) the amounts due to the IPO underwriter for their deferred underwriting commissions, (d) any loans owed by Malacca to the Sponsor for any transaction expenses, (e) any other liabilities owed by Malacca as of the Closing and (f) immediately thereafter all remaining amounts then available in the Trust Account to Malacca in accordance with the agreement governing the Trust Account, which amounts will be used for working capital and general corporate purposes of New INDI.

PIPE.    During the Interim Period, the parties agreed that Malacca may, but shall not be required to, enter into additional subscription agreements with additional investors on substantially the same terms as agreed to for the PIPE, and if requested by Malacca, INDI agreed to reasonably cooperate with Malacca in connection with such additional subscription agreements.

Unless otherwise approved in writing by INDI, Malacca agreed not to (a) reduce the subscription amount under any subscription agreement for the PIPE or reduce or impair the rights of Malacca under any such subscription agreement or (b) permit any amendment or modification to be made to, any waiver of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of such subscription agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby. In the event that all conditions in the subscription agreements have been satisfied, Malacca agreed to use commercially reasonable efforts to take all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the subscription agreements, including using its commercially reasonable efforts to enforce its rights under the subscription agreements to cause the investors to pay to the subscription amount thereunder.

Certain INDI Loans.    The parties agreed that prior to the Closing, Malacca will enter into additional subscription agreements with Mr. Shi or his affiliates which shall provide that all outstanding Shi Loans immediately prior to the Closing (Shi Loans) will be converted into shares of Malacca common stock in connection with the Closing (under the same terms as Mr. Hai Shi’s subscription agreement for the PIPE), and INDI agreed to use commercially reasonable efforts to cause Mr. Shi or his applicable affiliates to enter into such subscription agreements with respect to such Shi Loans (and upon Malacca entering into such subscription agreements, such subscription agreements will become part of the PIPE).

During the Interim Period, INDI agreed to use commercially reasonable efforts to cause any indebtedness owed by INDI under Shi Spouse Loans to be either (a) converted from demand loans to term loans maturing in not less than three years after the Closing and otherwise on terms and conditions reasonably acceptable to Malacca or (b) converted into shares of Malacca common stock in connection with the Closing under the same terms as Mr. Shi’s subscription agreement for the PIPE.

INDI’s Covenants

INDI made certain covenants in the Merger Agreement, including, among others, the following:

Conduct of Business.    During the Interim Period, without Malacca’s consent and subject to customary exceptions, INDI agreed to (a) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (b) comply with all applicable laws, and (c) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its employees and consultants, and to preserve the possession, control and condition of its material assets in the ordinary course of business. Without limiting the generality of the foregoing, without Malacca’s consent and subject to customary exceptions, INDI agreed to not:

•        other than with respect to the conversion to a Delaware corporation, amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, or propose to issue, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities;

•        split, combine, recapitalize or reclassify any of its equity securities or pay or set aside any dividend or other distribution in respect of its equity securities, or redeem, purchase or otherwise acquire or offer to acquire any of its equity securities;

•        (a) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (other than (i) ordinary course trade payables or (ii) up to $40,000,000 in the aggregate in indebtedness for borrowed money borrowed during the Interim Period from Mr. Hai Shi or any of his affiliates under terms and conditions that are reasonably agreed to by Malacca and INDI (any such loans, the “Shi Loans”), or (b) make a loan or investment in any third party;

•        increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any benefit plan for any consultant, officer, manager director or employee whose base salary is greater than $100,000;

•        make or rescind any material election relating to taxes outside of the ordinary course of business, settle any claim or controversy relating to material taxes, file any material amended tax return or material amended claim for refund of taxes, or make any material change in its accounting or tax policies or procedures outside of the ordinary course of business;

•        transfer or license any material intellectual property;

•        terminate, waive or assign any material right under, any material contract or enter into any material contract, in each case outside of the ordinary course of business consistent with past practice;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary that is not wholly-owned or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities;

•        revalue any of its material assets or make any material change in any methods, principles or practices of accounting in any material respect;

•        waive, release, assign, settle or compromise any claim, other than those that involve only the payment of monetary damages not in excess of $500,000 (individually or in the aggregate);

•        close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

•        acquire any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•        make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

•        adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan or otherwise in the ordinary course of business;

•        sell, lease, license, transfer, or otherwise dispose of any material portion of its material properties, assets or rights, other than in the ordinary course of business;

•        enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

•        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

•        enter into, amend, waive or terminate any transaction with any related person; or

•        authorize or agree to do any of the foregoing actions.

No Trading.    INDI agreed that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Malacca, communicate such information to any third party, take any other action with respect to Malacca in violation of federal securities laws, or cause or encourage any third party to do any of the foregoing.

Stockholder Approval.    As promptly as practicable after the registration statement of which this prospectus/proxy statement form apart is declared effective by the SEC, INDI agreed to use commercially reasonable efforts to obtain the required vote of its shareholders, whether by holding a meeting of Company Stockholders or by written consent in lieu of a meeting, and shall take such other commercially reasonable actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

Employment Agreement.    Prior to the Closing, INDI agreed to use commercially reasonable efforts to cause Mr. Hai Shi to enter into an employment agreement effective as of the Closing, in form and substance reasonably acceptable to Malacca.

Malacca’s Covenants

Malacca made certain covenants in the Merger Agreement, including, among others, the following:

During the Interim Period, without INDI’s consent and subject to customary exceptions, Malacca agreed to (a) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (b) comply with all applicable laws, and (c) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its employees and consultants, and to preserve the possession, control and condition of its material assets in the ordinary course of business. Without limiting the generality of the foregoing, without INDI’s consent and subject to customary exceptions, Malacca agreed to not:

•        other than with respect to the Domestication, amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, or propose to issue, any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities;

•        split, combine, recapitalize or reclassify any of its equity securities or pay or set aside any dividend or other distribution in respect of its equity securities, or redeem, purchase or otherwise acquire or offer to acquire any of its equity securities;

•        (a) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, or (b) make a loan or investment in any third party or guarantee any indebtedness of any third party;

•        enter into or amend in any material respect any contract with any affiliate;

•        make or rescind any material election relating to taxes outside of the ordinary course of business, settle any claim or controversy relating to material taxes, file any material amended tax return or material amended claim for refund of taxes, or make any material change in its accounting or tax policies or procedures outside of the ordinary course of business;

•        amend or waive the trust agreement in any manner adverse to Malacca;

•        terminate, waive or assign any material right under, any material contract or enter into any material contract;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities;

•        revalue any of its material assets or make any material change in any methods, principles or practices of accounting in any material respect;

•        waive, release, assign, settle or compromise any claim, other than those that involve only the payment of monetary damages not in excess of $500,000 (individually or in the aggregate);

•        acquire any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate;

•        adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        voluntarily incur any liability in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan or otherwise in the ordinary course of business;

•        sell, lease, license, transfer, or otherwise dispose of any material portion of its properties, assets or rights;

•        enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement; or

•        authorize or agree to do any of the foregoing actions.

SEC Filings.    During the Interim Period, Malacca will keep current and timely file all of its public filings with the SEC, and otherwise comply in all material respects with applicable securities laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the units, the public shares and the public warrants on Nasdaq.

Deadline for Consummating a Business Combination.    The parties acknowledged that Malacca was soliciting proxies from its shareholders to vote in favor of a proposal to amend the Articles of Association to extend the deadline for consummating a business combination from October 17, 2022 to July 17, 2023, extending on a monthly basis during such period, and Malacca agreed that, without the prior written consent of INDI, (a) it would not revise the proposal so that its final deadline to consummate a business combination (including after giving effect to automatic monthly extensions) is a date earlier than April 17, 2023 and (b) assuming the requisite approval of the proposal is obtained, Malacca will continue to extend on a monthly basis the deadline for consummating a business combination until the earlier of April 17, 2023 or the date of the Closing.

Merger Sub Stockholder Consent.    Promptly after the execution of the Merger Agreement, Merger Sub agreed to obtain the written consent of Malacca, as Merger Sub’s sole stockholder, approving Merger Sub’s entry into the Merger Agreement and the ancillary documents to which Merger Sub is or is required to be a party, the consummation of the Business Combination and the performance by Merger Sub of its obligations under the Merger Agreement.

Malacca Board Recommendation.    Malacca agreed that its board of directors shall not (a) change, withdraw, withhold, qualify, amend or modify, in a manner adverse to INDI, the recommendation of its board of directors that the Malacca shareholders vote for each of the proposals described in this proxy statement/prospectus, (b) fail to include such board recommendation in this proxy statement/prospectus, or (c) adopt, approve, recommend or declare advisable to Malacca’s shareholders any Acquisition Proposal. Notwithstanding the foregoing, if the Malacca board of directors, Malacca or any committee of the Malacca board of directors, after consultation with outside legal counsel, determines in good faith that failure to change, withdraw, withhold, qualify, amend or modify the recommendation to shareholders described above would be inconsistent with its fiduciary duties to Malacca’s shareholders under applicable law, then Malacca may change, withdraw, withhold, qualify, amend or modify such recommendation (a “Change in Recommendation”).

Termination

The Merger Agreement may be terminated at any time prior to the Closing:

•        by mutual written consent of Malacca and INDI;

•        by written notice by either Malacca or INDI to the other, if any of the conditions to Closing have not been satisfied or waived by April 17, 2023; provided that the right to terminate on this basis is not available to a party if the breach by such party or its affiliates of any of its covenants or obligations under the Merger Agreement or any ancillary document to which it is a party proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by the Merger Agreement on or before April 17, 2023;

•        by written notice by either Malacca or INDI to the other, if a governmental authority issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable or if any law is adopted that permanently makes the consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited;

•        by written notice by INDI to Malacca (and vice versa) if (a) there has been a breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement, or if any representation or warranty of the non-terminating party shall have become untrue or inaccurate, in any case, which would result in a failure of certain closing conditions to be satisfied, and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) 30 days after written notice of such breach or inaccuracy is provided to the non-terminating party or (ii) April 17, 2023; provided, that the party seeking to terminate the Merger Agreement on this basis shall not have the right to terminate the Merger Agreement on this basis if at such time such party is in breach of the Merger Agreement so as to prevent the satisfaction of certain conditions to Closing;

•        by written notice by Malacca to INDI (and vice versa), if there is a Material Adverse Effect on INDI (or Malacca) following the date of the Merger Agreement which, if capable of being cured, is uncured and continuing as of the earlier of (a) 30 days after written notice of such Material Adverse Effect is provided on INDI (or Malacca) or (b) April 17, 2023;

•        by written notice by INDI to Malacca, in the event of a Change in Recommendation; or

•        by written notice by either Malacca or INDI to the other, if the Shareholders Meeting has been held (including following any adjournment or postponement thereof) and has concluded, Malacca’s shareholders have duly voted, and the Malacca shareholders do not approve all the proposals described in this proxy statement/prospectus (other than the Advisory Governance Proposals, the Equity Incentive Plan Proposal and/or the Shareholders Meeting Adjournment Proposal); provided that Malacca shall not have the right to terminate the Merger Agreement on this basis if at such time Malacca is in breach of the Merger Agreement so as to prevent Malacca from obtaining the shareholder approvals described above.

In the event the Merger Agreement is terminated, it will become void, and, subject to specified exceptions and except for liability for any willful breach of any covenant, obligation or agreement in the Merger Agreement or any claim based on fraud against a party, in either case, arising before such termination, there will be no liability on the part of any party or any of their respective representatives, and all rights and obligations of the parties will cease. Except as provided in the preceding sentence, and subject to the right to seek injunctions, specific performance or other equitable relief, the parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement by another party or with respect to the transactions contemplated by the Merger Agreement is the right to terminate the Merger Agreement in accordance with its terms.

Waiver; Amendments

The Merger Agreement may be amended, supplemented or modified by a writing signed by Malacca and INDI, except that any amendment, supplement or modification following the Closing to provisions regarding the earnout and the waiver of claims against the Trust Account, require the prior written consent of the Sponsor, in its capacity as the purchaser representative, and Mr. Hai Shi, in his capacity as the seller representative.

The parties to the Merger Agreement may generally extend the time for the performance of any obligation or other act of any other non-affiliated party thereto, waive any inaccuracy in the representations and warranties by such other non-affiliated party contained therein, and waive compliance by such other non-affiliated party with any covenant or condition contained therein. Any such extension or waiver must be in a writing signed by the party to be bound thereby.

Certain Agreements Related To The Business Combination

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Business Combination but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read these agreements in their entirety.

Sponsor Agreement

Simultaneously with the execution of the Merger Agreement, in a letter dated September 26, 2022, the Sponsor agreed to:

•        appear at the Shareholders Meeting for purposes of forming a quorum for a vote relating to the Business Combination;

•        vote all shares owned by it in favor of the Business Combination, subject to any fiduciary standards otherwise set forth in the Merger Agreement;

•        not exercise redemption rights with respect to any shares owned by it; and

•        waive, with respect to any Class B ordinary shares owned by it, the price-based anti-dilution provisions in our articles of association

In addition, to the extent the expenses we incurred in connection with the Merger Agreement and all other matters related to the consummation of the transactions contemplated thereby (including all deferred expenses of the IPO (including fees or commissions payable to the underwriters and any legal fees), but excluding (a) any transfer taxes and (b) the premiums for the directors and officers tail insurance policies for us and for INDI) exceeds $5,000,000, the Sponsor agreed to elect to either (i) increase the Merger Consideration by the amount of such excess, (ii) pay such excess to us in cash or (iii) cancel that number of our Class B ordinary shares held by Sponsor equal to the amount of such excess (with each Class B ordinary share being valued at $10). If the Sponsor fails to timely make an election, the Sponsor will be deemed to have elected clause to increase the Merger Consideration by the amount of such excess.

Registration Rights Agreement

In connection with the Closing, New INDI and certain shareholders of INDI who are expected to be affiliates of New INDI immediately after the Closing will enter into a registration rights agreement, pursuant to which such shareholders will receive registration rights with respect to the shares of New INDI common stock they receive in the Merger (including the Earnout Shares).

Lock-Up Agreements

Simultaneously with the execution and delivery of the Merger Agreement, certain INDI shareholders each entered into a lock-up agreement with us, pursuant to which each such shareholder agreed not to (a) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of New INDI common stock they receive in the Merger (including the Earnout

Shares), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, or (c) publicly disclose the intention to do any of the foregoing (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the lock-up agreement). The restrictions described in the preceding sentence apply from the Closing until the earliest of (i) one year after the closing date and (ii) subsequent to the Closing, (x) the first date on which the last sale price of New INDI common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (y) the date on which New INDI completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New INDI’s shareholders having the right to exchange their shares of common stock for cash, securities or other property.

Voting Agreements

Simultaneously with the execution and delivery of the Merger Agreement, Malacca and INDI entered into voting agreements with Mr. Hai Shi, founder and Chairman of INDI. Mr. Shi owns 75.95% of the outstanding common stock of INDI. Under these voting agreements, Mr. Shi agreed to vote all of his INDI shares in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the transactions contemplated thereby and the other matters to be submitted to INDI shareholders for approval in connection with the transactions contemplated by the Merger Agreement and provide a proxy to us to vote their INDI shares accordingly. The voting agreements prevent the INDI shareholders from transferring their INDI shares through the Closing, except for certain permitted transfers where the recipient also agrees to comply with the terms of the voting agreement.

Non-Competition Agreement

Simultaneously with the execution and delivery of the Merger Agreement, Mr. Hai Shi, CEO of INDI, entered into a non-competition and non-solicitation agreement in favor INDI and Malacca and their respective present and future successors and direct and indirect subsidiaries. Under the Non-Competition Agreement, during the two-year period following the Closing, Mr. Shi agreed not to compete with New INDI and not to solicit employees or customers of New INDI.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as INDI has been determined to be the accounting acquirer, primarily due to the fact that INDI Shareholders will control the Combined Company. Under this method of accounting, although Malacca is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of INDI issuing stock for the net assets of Malacca, accompanied by a recapitalization. The net assets of Malacca will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of New INDI in future reports of the Combined Company.

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Malacca’s entry into the agreement and plan of merger, dated as of September 26, 2022 (the “Merger Agreement”, attached as Annex A to the proxy statement/prospectus), among Malacca, Malacca Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Malacca (“Merger Sub”), Indiev, Inc, a California corporation (“INDI”), Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability, in its capacity as the purchaser representative (the “Sponsor”), and Mr. Hai Shi (“Mr. Shi”), in his capacity as the seller representative, the consummation of the transactions contemplated by the Merger Agreement, including the issuance of the consideration thereunder, and the performance by Malacca of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT
OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 2 — DOMESTICATION PROPOSAL

General

Our board of directors unanimously approved a change of our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, we will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, all of our issued and outstanding securities will remain outstanding and become substantially identical securities of the Delaware corporation into which we are domesticated, except that each issued and outstanding unit that has not been previously separated into the underlying public share and public warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of common stock of the Delaware corporation into which we are domesticated and the one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of such common stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in that certain Warrant Agreement, dated as of July 14, 2020, between us and Continental Stock Transfer & Trust Company, as warrant agent. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Domestication will change our jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while we are currently governed by Cayman Islands law, upon the effective time of the Domestication, we will be governed by the DGCL (and we will continue to be governed by the DGCL following the Closing). We encourage our shareholders to carefully review the information set out below under “Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

The certificate of incorporation we will file in connection with the Domestication, which is referred to in this proxy statement/prospectus as the Interim Charter, amends and removes the provisions of our articles of association that terminate or otherwise become inapplicable because of the Domestication and otherwise provides our shareholders with similar rights as they have under our articles of association. In connection with the Domestication, our board of directors intends to also adopt the Proposed Bylaws. The Domestication will become effective prior to the Closing. The Interim Charter will become effective upon the Domestication and remain in effect only until the effective time of the Business Combination, which will occur immediately following the effective time of the Domestication. At the effective time of the Business Combination, the Proposed Certificate of Incorporation will become effective. The Proposed Bylaws, which will become effective upon the Domestication, will remain in effect through and after the effective time of the Business Combination. The Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively, and are discussed in greater detail in Proposal 3 — The Governing Documents Proposal. As such, if the Business Combination occurs, in addition to your rights as shareholder of New INDI being governed by Delaware law, rather than by the laws of the Cayman Islands, the governing documents of New INDI will be the Proposed Certificate of Incorporation and the Proposed Bylaws, rather than our articles of association. The provisions of the Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the provisions of our articles of association. For a summary of these differences, please see “Proposal 3 — The Governing Documents Proposal” below.

If the Business Combination Proposal is not approved, this proposal will not be presented at the Shareholders Meeting. The transactions contemplated by this proposal will only become effective if the Business Combination is completed. The Domestication and the approval of this proposal (as well as all the other Cross-Conditioned Proposals) are conditions to Closing. If this proposal or any of the other Cross-Conditioned Proposals are not approved, unless waived by the applicable party under the Merger Agreement, the Business Combination will not occur.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The primary reason for the Domestication is to enable New INDI to avoid certain taxes that would be imposed on New INDI if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, because New INDI will operate within the United States following the Business Combination, it was the view of our board of directors that New INDI should be structured as a corporation organized in the United States.

Our board of directors believes that there are several reasons why changing our domicile to Delaware is in the best interests our shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New INDI, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New INDI’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New INDI’s incorporation in Delaware may make New INDI more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New INDI to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication

When the Domestication is completed, the rights of our shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Islands Companies Act. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of our board of directors and management following the Domestication.

Shareholders should consider the following summary comparison of the Cayman Islands Companies Act, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to our shareholders following the Domestication as “shareholders.”

Subject Matter	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Cayman Islands Companies Act
General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally a corporation may not engage in a business combination with an interested stockholder for a period of 3 years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.

No similar provision.
Appraisal Rights

Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Subject to certain exceptions, shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Quorum Requirements	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Subject Matter	Delaware	Cayman Islands
Requirements for Stockholder/Shareholder Approval

Subject to any different requirement set forth in a corporation’s certificate of incorporation, the approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution, and amendments to the corporation’s certificate of incorporation by a corporation’s stockholders require the approval of a majority of the outstanding shares entitled to vote thereon; most other matters requiring stockholder approval require the approval of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands Companies Act or the company’s articles of association, are determined (subject to quorum requirements) by majority of the shares present and voting at a general meeting. Subject to the articles of association, where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of a majority of not less than two thirds of the shares present and voting at a general meeting is required.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder, upon written demand stating the purposes thereof, may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

The decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in limited circumstances.

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Subject Matter	Delaware	Cayman Islands
Number of Directors

The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes a fiduciary duty to act in the best interests of the company and for a proper purpose and to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation has the power to indemnify any person who was or is a party, or threatened to be made a party, to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Subject Matter	Delaware	Cayman Islands
Limiting Liability of Directors and Officers

Limiting or eliminating the monetary liability of a director or officer to a corporation or its stockholders is permitted, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

Limiting the liability of directors is permitted, except with regard to their own fraud or willful default.

Tax Consequences to Holders of Ordinary Shares Who Receive Common Stock as a Result of the Domestication

For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication to U.S. Holders of Malacca Securities.”

Expected Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing our legal domicile. There will be no accounting effect or change in the carrying amount of our assets or liabilities as a result of the Domestication. Our business, capitalization, assets and liabilities and financial statements immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required

The approval of this proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that Malacca Straits Acquisition Company be de-registered in the Cayman Islands pursuant to the Amended and Restated Memorandum and Articles of Association of Malacca Straits Acquisition Company and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Malacca Straits Acquisition Company in the State of Delaware as a corporation, governed by the Interim Charter and Proposed Bylaws attached as Annex B and Annex D to the proxy statement/prospectus, respectively, to this proxy statement/prospectus, at which time the Amended and Restated Memorandum and Articles of Association will be replaced by that Interim Charter and Proposed Bylaws of the continued company as referenced in this proxy statement/prospectus.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT
OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 3 — THE GOVERNING DOCUMENTS PROPOSAL

Overview

If this proposal is approved and the Business Combination is consummated, our articles of association will be replaced with the Proposed Certificate of Incorporation and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annexes C and D, respectively.

The provisions of the Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the provisions of our articles of association. See the sections entitled “Proposed Certificate of Incorporation” and “Proposed Bylaws” below. Shareholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a complete description of their respective terms, as well as the DGCL to understand how the DGCL would apply to New INDI.

In the judgment of the Malacca board of directors, the Proposed Certificate of Incorporation and Proposed Bylaws are necessary to adequately address the needs of New INDI following the Domestication and the consummation of the Business Combination. Each of the Proposed Certificate of Incorporation and Proposed Bylaws was negotiated as part of the proposed Business Combination and related transactions. The specific reasons of the Malacca board of directors for certain governance provisions in the Proposed Governing Documents are set forth below in the section titled “Proposal 5 — The Advisory Governing Proposals.”

Proposed Certificate of Incorporation

The following table sets forth a summary of the principal changes between our articles of association and the Proposed Certificate of Incorporation. The summary is qualified by reference to the complete text of our articles of association included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, and the complete text of the Proposed Certificate of Incorporation attached to this proxy statement/prospectus as Annex C.

Subject Matter	Articles of Association	Proposed Certificate of Incorporation
Corporate Name	The name of the company is “Malacca Straits Acquisition Company Limited”.	The name of the company will be “New INDI.”
Perpetual Existence

Our articles of association provides that if we do not consummate a business combination (as defined in our articles of association) by July 17, 2023, or such later time as our members may approve in accordance with our articles, Malacca will cease all operations except for the purposes of winding up and will redeem the shares issued in Malacca’s initial public offering and liquidate its Trust Account.

Under the DGCL, unless a corporation’s certificate of incorporation includes a provision limiting the duration of the corporation’s existence to a specified date, the corporation shall have perpetual existence. The Proposed Certificate of Incorporation does not include such a provision limiting the duration of New INDI’s existence to a specified date.

Authorized Shares

The share capital under our articles of association is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 per share, 20,000,000 Class B ordinary shares of a par value of US$0.0001 per share and 1,000,000 preference shares of a par value of US$0.0001 per share.

The Proposed Certificate of Incorporation authorizes 210,000,000 shares, of which 200,000,000 shares shall be designated as common stock, par value $0.001 per share, and 10,000,000 shares shall be designated as preferred stock, par value $0.001 per share.

Subject Matter	Articles of Association	Proposed Certificate of Incorporation
Blank-Check Preferred Stock

Our articles of association authorize the issuance of up to 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the Malacca board of directors. Accordingly, the Malacca board of directors is empowered under our articles of association, without shareholder approval, to issue preference shares with dividend or other distribution, voting, return of capital or other rights that could adversely affect the voting power or other rights of the holders of class A ordinary shares and class B ordinary shares.

The Proposed Certificate of Incorporation authorizes the New INDI board of directors to issue one or more series of preferred stock from time to time and, with respect to each such series, to fix the number of shares constituting such series, the designation thereof, the voting powers, if any, of the shares of such series, preferences (i.e., liquidation preferences) and relative participating, optional, or other special rights, if any (i.e., dividend, conversion, and voting rights), and any qualifications, limitations or restrictions thereof, of the shares of each series (i.e., redemption prices).

The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time.

Provisions Related to Status as Blank Check Company	Contains various provisions related to our status as a blank check company prior to the consummation of a business combination.

The Proposed Certificate of Incorporation does not include provisions related to the corporation’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Classified Board

Our articles of association provide that there shall be a board of directors consisting of not less than one person provided however that Malacca may by ordinary resolution increase or reduce the limits in the number of directors.

Our articles of association also provide that commencing at Malacca’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election.

The Proposed Certificate of Incorporation provides that New INDI’s board of directors will be divided, with respect to the time for which they severally hold office, into two classes as nearly equal in size as practicable, designated as Class I and Class II. The initial term of office of the Class I directors will expire at the first annual meeting of New INDI’s stockholders following the Closing, and the initial term of office of the Class II directors will expire at the second annual meeting of stockholders following the Closing. At each annual meeting of stockholders, directors elected to succeed those directors of the class whose terms then expire will be elected for a two-year term.

Subject Matter	Articles of Association	Proposed Certificate of Incorporation
Removal of Directors	Our articles of association provide that prior to the closing of a business combination, Malacca may by ordinary resolution of the holders of the Class B ordinary remove any director.

The Proposed Certificate of Incorporation provides that a director who the New INDI board of directors determines to be capable of exercising independent judgment in carrying out the responsibilities of a director under the corporate governance rules of The Nasdaq Stock Market, or, in the event that New INDI’s common stock is primarily traded on another securities exchange, under the corporate governance rules of such other exchange, may be removed from office prior to expiration of such director’s term of office only for cause.

As discussed below, the Proposed Bylaws provide that any director may be removed at any time, but only for cause, by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock of New INDI entitled to vote on the election of directors, voting together as a single class.

Limitation of Liability of Directors

Our articles of association provide our directors and officers are indemnified to the fullest extent permitted by the laws of the Cayman Islands unless such liability arises from actual fraud, willful neglect or willful default.

The Proposed Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of New INDI shall be liable to New INDI or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

Shareholder Action by Written Consent

Our articles of association provide that any action required or permitted to be taken by the shareholder of Malacca may be effected by unanimous written resolution of the shareholders in addition to being effected at a duly called general meeting of the shareholders.

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of New INDI must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Exclusive Forum	Our articles of association do not contain a provision adopting an exclusive forum for shareholder litigation.

The Proposed Certificate of Incorporation generally provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the exclusive forum for (a) any derivative action or proceeding brought on behalf of New INDI, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of New INDI to New INDI or its stockholders, (c) any action asserting a claim against New INDI or any of its

Subject Matter	Articles of Association	Proposed Certificate of Incorporation

directors, officers or other employees arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws, (d) any action asserting a claim against New INDI or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware and (e) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL.

The Proposed Certificate of Incorporation also generally provides that the federal district courts of the United States shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of claims arising under the Securities Act.

Amendments

Our articles of association may be amended by special resolution of the shareholders (being the affirmative vote of the holders of not less than two thirds of the shares represented in person or by proxy at a general meeting).

The Proposed Certificate of Incorporation provides that the affirmative vote of a majority of the New INDI board of directors, the affirmative vote of a majority of the “Independent Directors” (as defined above), and the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of New INDI’s capital stock entitled to vote thereon is required to amend, repeal, restate, waive, or to adopt any provisions inconsistent with, certain provisions of the Proposed Certificate of Incorporation (which generally relate to the classified nature of the New INDI board of directors, the voting standard for the election of directors, the prohibition on New INDI’s stockholders from taking action by written consent, and the exclusive forum provisions described above).

Bylaw Amendments

Our articles of association may be amended by special resolution of the shareholders (being the affirmative vote of the holders of not less than two thirds of the shares represented in person or by proxy at a general meeting).

The Proposed Certificate of Incorporation authorizes the New INDI board of directors to adopt, amend or repeal any or all of New INDI’s bylaws; provided, that such grant of power does not divest, or limit, the same power of the stockholders.

Proposed Bylaws

Below is a summary of certain provisions of the Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D.

Corporate Offices and Meetings of Stockholders

Pursuant to the Proposed Bylaws, New INDI shall maintain a registered office inside the State of Delaware. The New INDI board of directors may establish other offices in places where New INDI is qualified to do business. All meetings of stockholders shall be held at any place, within or outside of the State of Delaware, as may be designated by the New INDI board of directors, or held by means of remote communication to the extent permitted by and in accordance with the DGCL.

Quorum, Proxies and Voting

The Proposed Bylaws provide that, unless otherwise provided by law or New INDI’s certificate of incorporation, the holders of a majority of New INDI capital stock entitled to vote at any meeting of stockholders, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes. When a separate vote by a class or series of New INDI shares is required, a majority of the shares of such class or series present in person or by proxy shall constitute a quorum entitled to take action with respect to such vote on that matter. If, however, a quorum is not present or represented at any meeting of the stockholders, then the person presiding over the meeting shall have the power to recess the meeting or adjourn the to another date, time or place, if any. At any adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Under the Proposed Bylaws, each New INDI stockholder will be entitled to one vote for each voting share of New INDI capital stock held of record by such stockholder. Except as otherwise provided by New INDI’s certificate of incorporation, directors will be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the election of directors. Except as otherwise required by law or the rules and regulations of any stock exchange applicable to New INDI or by New INDI’s certificate of incorporation, matters other than the election of directors presented to New INDI stockholders at a duly called or convened meeting at which a quorum is present will be determined by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter.

The Proposed Bylaws provide that each New INDI stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by a written appointment signed by the stockholder or by such stockholder’s duly authorized attorney in fact. To the extent permitted by the DGCL, and in accordance with the procedures duly established for a meeting of stockholders by the New INDI board of directors, New INDI shares may be voted by a proxy authorized by the stockholder in the form of an electronic transmission that demonstrates such appointment of proxy. An appointment of proxy is valid for three years after the date of its execution, unless the proxy provides for a longer period.

Procedures for the Conduct and Scheduling of Meetings

The Proposed Bylaws provide that New INDI may conduct meetings by means of remote communication, that the New INDI board of directors is authorized to designate the location for (and to adjourn, postpone, reschedule or cancel any) stockholder meetings, and that the chair of stockholder meetings has the power to prescribe rules and regulations for the conduct of the applicable meeting and to convene and to recess or adjourn a meeting.

Pursuant to the Proposed Bylaws, only such business shall be conducted at an annual meeting of the stockholders as shall have been properly brought before the meeting. With respect to the nominations of persons for election to the New INDI board of directors and the proposal of business (other than the election of directors) to be considered by the stockholders, the Proposed Bylaws provide that such nominations or proposals may be properly brought before an annual meeting of stockholders only by the New INDI board of directors (including any committee or persons the New INDI board of directors authorizes to do so) or by any stockholder of New INDI who is a stockholder of record at the time the required notice is delivered to, or mailed to and received by, the Secretary of New INDI, who is entitled to vote at such annual meeting and who complies with the notice procedures and other requirements in the Proposed Bylaws.

With respect to special meetings of stockholders, the Proposed Bylaws permit such meetings to be called only by the New INDI board of directors, the chair of the New INDI board of directors, New INDI’s chief executive officer or New INDI’s president (in the absence of a chief executive officer).

Advance Notice and Other Requirements

With respect to the nomination of persons for election to the New INDI board of directors, the Proposed Bylaws set forth advance notice procedures and disclosure requirements for stockholder nominations of directors and submission of stockholder proposals (other than proposals to be included in New INDI’s proxy statement pursuant to Rule 14a-8 under the Exchange) made in connection with annual and special meetings of stockholders, including by, where and to the extent applicable:

•        For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely written notice and in proper form to the secretary of New INDI not later than the close of business on the 90th day or earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting.

•        Requiring the stockholder nominating a candidate for election to comply with the SEC’s universal proxy rules.

•        Requiring a stockholder submitting a director nomination notice to provide New INDI with reasonable evidence that such stockholder has satisfied certain requirements of Rule 14a-19 under the Exchange Act.

•        Requiring the stockholder submitting a nomination notice to make certain representations and disclosures in its notice with respect to the stock ownership and solicitation intention of such stockholder, including a statement that such stockholder intends to solicit proxies in support of director nominees other than New INDI’s nominees from holders representing, at a minimum, 67% of the voting power of New INDI’s voting shares entitled to vote generally in the election of directors in accordance with Rule 14a-19 of the Exchange Act.

•        Requiring the stockholder to provide in its required notice additional information regarding any candidate such stockholder proposes to nominate for election as a director, including all information with respect to such nominee that would be required to be set forth in a stockholder’s notice if such nominee were a stockholder delivering such notice, as well as completed questionnaires, biographies and other background information or forms requested by New INDI.

•        Requiring that the stockholder’s notice include the director candidate’s written consent to be named in New INDI’s form of proxy and a representation regarding such candidate’s willingness and qualification to serve.

•        Requiring the stockholder nominating directors for election to use, in soliciting proxies from other stockholders (either directly or indirectly) a proxy card other than white, which will be reserved for New INDI’s exclusive use.

•        Requiring the stockholder submitting a notice of nomination to further update and supplement such notice to provide evidence that the stockholder has solicited proxies from holders of at least 67% of the voting power of New INDI’s outstanding capital stock entitled to vote in the election of directors.

•        Requiring the stockholder to update and supplement the disclosures included in such stockholder’s notice of nominations (or proposals regarding other business, as applicable) so that such disclosures are accurate as of the stockholder meeting record date and as of ten business days prior to the stockholder meeting.

In addition to the advance notice procedures in the Proposed Bylaws with which stockholders must comply to nominate candidates to the New INDI board of directors, the Proposed Bylaws also contain similar procedures which stockholders must follow in proposing matters to be acted upon at an annual meeting of stockholders. With regards to any business being proposed by the stockholder, the Proposed Bylaws require such stockholder’s submission to contain a brief description of the business desired to be brought before the annual meeting and the text of any such proposal.

Directors

The Proposed Bylaws provide that the business and affairs of New INDI shall be managed by or under the direction of the New INDI board of directors.

The Proposed Bylaws provide for a classified board, consistent with the Proposed Certificate of Incorporation.

The Proposed Bylaws contain provisions regarding the directors’ terms of office and the filling of vacancies. Such provisions provide that all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal, and that any vacancy occurring in the New INDI board of directors (whether resulting from newly created directorships, death, resignation, removal or other cause) may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

The Proposed Bylaws also provide that any action required or permitted to be taken at any meeting of the New INDI board of directors, or of any committee thereof, may be taken without a meeting if all members of the New INDI board of directors or committee, as the case may be, consent thereto.

In addition, pursuant to the Proposed Bylaws, the New INDI board of directors shall have the authority to fix the compensation of directors, which may include reimbursement of expenses, for services to New INDI.

The Proposed Bylaws authorize the New INDI board of directors to designate one or more committees, with each committee to consist of one or more of the directors. Any such committee shall have and may exercise all the powers and authority of the New INDI board of directors in the management of the business and affairs of New INDI; provided, however, that no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopt, amend or repeal any provision of New INDI’s bylaws.

Officers

The Proposed Bylaws provide that the officers of New INDI will include a chief executive officer (president), a chief financial officer (treasurer) and a secretary. New INDI may also have, at the discretion of the New INDI board of directors, one or more vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of the bylaws. Any number of offices may be held by the same person.

Stockholder Action by Written Consent Without a Meeting

The Proposed Bylaws prohibit any stockholder action from being taken by written consent and requires stockholder action to be taken at an annual or special meeting of stockholders.

Amendments by Stockholders

The Proposed Bylaws provide that the stockholders may adopt, amend or repeal the bylaws at any annual or special meeting by the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of New INDI then entitled to vote generally in the election of directors, voting together as a single class, and that New INDI’s certificate of incorporation may confer the power to adopt, amend or repeal New INDI’s bylaws upon its board of directors; provided, however, that the granting of such power upon the New INDI board of directors does not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal the bylaws as set forth therein.

Vote Required

The approval of this proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Interim Charter be amended and restated and replaced in its entirety by the Proposed Certificate of Incorporation and the Proposed Bylaws attached as Annexes C and D, respectively, to the proxy statement/prospectus, to be effective upon the consummation of the Business Combination.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT
OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 4 — THE ARTICLES AMENDMENT PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Malacca is asking its shareholders to approve the Articles Amendment Proposal. The Articles Amendment Proposal is not conditioned on any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.

Reasons for the Amendments

Malacca shareholders are being asked to adopt the proposed amendments to the Articles of Association, prior to the Domestication, which, in the judgment of the Malacca board of directors, is necessary to facilitate the Business Combination. The Articles of Association limit Malacca’s ability to redeem Class A ordinary shares, if it would cause Malacca to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that Malacca’s ordinary shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Class A ordinary shares and the New INDI common stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Malacca is presenting the Articles Amendment Proposal to facilitate the consummation of the Business Combination. In connection with the approval of the Articles Amendment Proposal, the parties to the Business Combination Agreement have waived the condition to Closing under the Business Combination Agreement that Malacca have at least $5,000,0001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act), subject to the approval of the Articles Amendment Proposal and the Business Combination Proposal. If the Articles Amendment Proposal is not approved and there are significant requests for redemption such that Malacca’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, we would be unable to consummate the Business Combination even if all other conditions to Closing are met.

Vote Required

The approval of this proposal requires the approval of a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association be amended and restated and replaced in its entirety by the Articles Amendment attached as Annex G to the proxy statement/prospectus, to be effective upon the consummation of the Business Combination.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 5 — THE ADVISORY GOVERNANCE PROPOSALS

Overview

In this proposal our shareholders are being asked to provide their non-binding advisory vote with respect to certain governance provisions in the Proposed Governing Documents. This proposal is being submitted to our shareholders in accordance with SEC guidance to give our shareholders the opportunity to present their view on certain corporate governance provisions in the Proposed Governing Documents. A shareholder vote on the governance provisions described in this proposal as a separate proposal is not required by the laws of the Cayman Islands or Delaware or by federal securities laws. The outcome of the vote on this proposal is advisory and non-binding on Malacca or INDI. Further, the Business Combination is not conditioned on the approval of this proposal. Accordingly, regardless of the outcome of this proposal, Malacca intends that the Proposed Governing Documents will take effect if the Governing Documents Proposal is approved and the Closing occurs.

Advisory Proposal 5A — Changes in Authorized Share Capital

Our articles of association provides that the share capital of Malacca is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

The Proposed Certificate of Incorporation will authorize the issuance of up to 210,000,000 shares, par value $0.001 per share, consisting of (a) 200,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock.

Our board of directors believes that it is important for New INDI to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support New INDI’s future potential growth and to provide flexibility for future corporate needs (including, if needed, for future financing transactions and/or acquisitions).

Advisory Proposal 5B — Authorization of the Board to Issue Blank-Check Preferred Stock

Our articles of association do not authorize the issuance of any shares other than Class A and Class B ordinary shares.

The Proposed Certificate of Incorporation will authorize the New INDI board of directors to issue, from time to time, in one or more classes or series, any or all shares of New INDI preferred stock and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof.

Our board of directors believes that it is important for the New INDI board of directors to be authorized to issue in the future shares of preferred stock without further stockholder approval to provide New INDI with the flexibility to issue such preferred stock to raise capital for its business, in acquisitions of other companies or businesses, and to form strategic partnerships and alliances. No such plans, proposals, or arrangements, written or otherwise, are in place to issue any of the authorized preferred stock for such purposes or any other purpose.

Authorized but unissued preferred stock may enable the New INDI board of directors to render it more difficult or to discourage an attempt to obtain control of New INDI and thereby protect continuity of or entrench its management, which may adversely affect the market price of New INDI common stock. If, in the due exercise of its fiduciary duties, for example, the New INDI board of directors was to determine that a takeover proposal was not in the best interests of New INDI, the New INDI board of directors could issue preferred stock without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New INDI board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Advisory Proposal 5C — Classified Board

The Proposed Certificate of Incorporation would divide New INDI’s board of directors into two classes of directors, Class I and Class II, as nearly equal as reasonably possible, with each class being elected to a staggered two-year term. After the initial classification, each director will hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal from office. The New INDI board of directors will be divided into the following classes:

•        Class I, which INDI anticipates will consist of Hai Shi and [__], will have term that expires at New INDI’s first annual meeting of stockholders to be held after the Closing; and

•        Class II, which INDI anticipates will consist of [__], [__] and [__], will have a term that expires at New INDI’s second annual meeting of stockholders to be held after the Closing.

Advisory Proposal 5D — Special Meetings of Stockholders

The Proposed Bylaws provides that a special meeting of stockholders may be called solely (a) pursuant to a resolution adopted by the New INDI board of directors, (b) by the chairperson of the New INDI board of directors, or (c) by the chief executive officer of New INDI, and may not be called by any other person, including any stockholder.

Our board of directors believes that special meetings of stockholders should be called only by the New INDI board of directors, its chairperson or the New INDI chief executive officer in order to require a stockholder to communicate with the persons entitled to call a special meeting of stockholders if such stockholder believes it is necessary for stockholders to take action at a special meeting. This provision might delay the ability of New INDI stockholders to submit a proposal to the New INDI stockholders for consideration.

Advisory Proposal 5E — Stockholder Action by Written Consent

The Proposed Certificate of Incorporation and Proposed Bylaws both provide that the New INDI stockholders may not take action by written consent but may only take action at annual or special meetings of stockholders.

Our board of directors believes that all stockholders should have the opportunity to vote, after consideration of material information, on each decision of the stockholders, and it is therefore desirable to prohibit stockholder action by written consent as a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues. This provision might delay the ability of stockholders controlling a majority of New INDI common stock from taking stockholder action, including the removal of directors.

Advisory Proposal 5F — Exclusive Forum Provision

The Proposed Certificate of Incorporation provides that, unless a majority of the New INDI board of directors, acting on behalf of New INDI, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of New INDI, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, or stockholder of New INDI to New INDI or its stockholders, (c) any action asserting a claim against New INDI or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (in each case, as may be amended from time to time), (d) any action asserting a claim against New INDI or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (e) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

The Proposed Certificate of Incorporation also provides that if any action the subject matter of which is within the scope of the provisions in the paragraph above is filed in a court other than located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions in the paragraph above (an “FSC Action”) and (b) having service of process made upon such stockholder in any such FSC Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

The Proposed Certificate of Incorporation also provides that unless a majority of the New INDI board of directors, acting on behalf of New INDI, consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933.

The Proposed Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New INDI will be deemed to have notice of and consented to the foregoing provisions.

The exclusive forum provisions in the Proposed Certificate of Incorporation is intended to avoid New INDI being a party to multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues and the application of a relatively known body of case law and level of expertise, and should promote efficiency and cost-savings in the resolutions of such claims.

The exclusive forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with New INDI or its directors, officers, employees or stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions.

Advisory Proposal 5G — Eliminate Provisions Specific to Status as a Blank Check Company

Our articles of association contain various provisions applicable only to blank check companies. The Proposed Governing Documents eliminates provisions related to our status as a blank check company, including the provisions requiring that we have net tangible assets of in excess of $5 million, which is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement in our articles of association that we dissolve, and instead the Certificate of Incorporation allows New INDI to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the typical period of existence for corporations, and we believe it is the most appropriate period for New INDI following the Business Combination. In addition, certain other provisions in our articles of association require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated and therefore are not included in the Proposed Governing Documents.

Advisory Proposal 5H — Required Vote to Amend Certain Provisions of the Proposed Certificate of Incorporation

The Proposed Certificate of Incorporation provides that the affirmative vote of a majority of the New INDI board of directors, the affirmative vote of a majority of the Independent Directors (as defined below), and the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New INDI entitled to vote thereon, voting together as a single class, is be required to, directly or indirectly, amend, repeal, restate or waive, or adopt any provision inconsistent with, any of Sections 2 or 3 of Article 5 of the Proposed Certificate of Incorporation (which sections relate to, among other things, the classified board structure and the voting standard for the election of directors), Section 4 of Article 6 the Proposed Certificate of Incorporation (which section prohibits New INDI’s stockholders from taking action by written consent), Article 7 the Proposed Certificate of Incorporation (which relates to, among other things, the exclusive forum provisions described above) and/or Section 1 of Article 8 the Proposed Certificate of Incorporation (which relates to the required vote to amend the foregoing provisions of the Proposed Certificate of Incorporation).

The foregoing is intended to protect certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The Proposed Certificate of Incorporation generally defines an “Independent Director” as a director who the New INDI board of directors determines to be capable of exercising independent judgment in carrying out the responsibilities of a director under the corporate governance rules of The Nasdaq Stock Market.

Advisory Proposal 5I — Removal of Directors Only With Cause

The Proposed Certificate of Incorporation generally provides that any director or the entire New INDI board of directors may be removed only for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Malacca board of directors believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of New INDI’s business operations would serve on the board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New INDI board of directors.

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on a non-binding advisory basis, the following governance provisions contained in the Proposed Governing Documents be and are hereby approved and adopted:

•        Advisory Proposal 5A — that the authorized shares of capital stock of New INDI be 210,000,000 shares, par value $0.001 per share, consisting of (a) 200,000,000 shares of common stock and (b) 10,000,000 shares of preferred stock;

•        Advisory Proposal 5B — that the New INDI board of directors be authorized to issue any or all shares of New INDI preferred stock in one or more classes or series, with such terms and conditions as may be determined by the New INDI board of directors and as may be permitted by the Delaware General Corporation Law.

•        Advisory Proposal 5C — that the New INDI’s board of directors be classified into two classes of directors, Class I and Class II, as nearly equal as reasonably possible, with each class being elected to a staggered two-year term, and beginning after the initial classification, each director will hold office until the annual meeting of stockholders at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal from office, and that the term of the Class I directors elected at the meeting have a term that expires at New INDI’s first annual meeting of stockholders to be held after the Closing, and that the term of the Class II directors elected at the meeting have a term that expires at New INDI’s second annual meeting of stockholders to be held after the Closing.

•        Advisory Proposal 5D — that special meetings of stockholders may be called solely (a) pursuant to a resolution adopted by the New INDI board of directors, (b) by the chairperson of the New INDI board of directors, or (c) by the chief executive officer of New INDI, and may not be called by any other person, including any stockholder.

•        Advisory Proposal 5E — that New INDI stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders.

•        Advisory Proposal 5F — that, unless New INDI board of directors consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the actions specified in the Proposed Certificate of Incorporation; and (b) the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and that if any action the subject matter of which is within the scope of clause (a) is filed in a court other than the Court of Chancery of the State of Delaware in the name of a stockholder, such stockholder will be deemed to have consented (i) to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any action brought to enforce clause (a) and (ii) to having service of process made upon such stockholder by service upon such stockholder’s counsel in the action as agent for such stockholder; and that any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New INDI will be deemed to have notice of and consented to the foregoing provisions.

•        Advisory Proposal 5G — that the provisions related to Malacca’s status as a blank check company in its articles of association be eliminated in the Proposed Governing Documents.

•        Advisory Proposal 5H — that the affirmative vote of a majority of the New INDI board of directors, the affirmative vote of a majority of the Independent Directors, and the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of New INDI entitled to vote thereon, voting together as a single class, is be required to, directly or indirectly, amend, repeal, restate or waive, or adopt any provision inconsistent with, the provisions of the Proposed Certificate of Incorporation specified in the Proposed Certificate of Incorporation.

•        Advisory Proposal 5I — that a director or the entire New INDI board of directors may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 6 — DIRECTOR ELECTION PROPOSAL

Overview

Under the terms of the Merger Agreement, as of the Closing, the board of directors of New INDI is to consist of five individuals, each of which is to be designated by INDI. The members of the board of directors of New INDI will thereafter be designated, nominated and elected as contemplated by the Proposed Governing Documents.

INDI has designated the following individuals to serve on the board of directors of New INDI as of the Closing, and, accordingly, our board of directors as nominated such individuals to so serve. The director nominees, if elected, will serve, until their successors are elected and qualified or until their earlier death, resignation, retirement or removal for cause.

Hai Shi	[ ]	[ ]
[ ]		[ ]

Mr. Shi is expected to serve as the chairperson of the New INDI board of directors. For more information on the experience of each of these director nominees, please see the section titled “Management of New INDI Following the Business Combination.”

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution of the holders of the Class B ordinary shares, that the five (5) persons listed below be elected to serve on New INDI board of directors upon the consummation of the Business Combination to serve until their respective successors are duly elected and qualified or until their earlier death, resignation, retirement or removal for cause:

Hai Shi	[ ]	[ ]
[ ]		[ ]
OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 7 — THE NASDAQ PROPOSAL

Overview

In connection with the Closing and the PIPE, we expect to issue (or reserve for issuance with respect to the Earnout Shares), in the aggregate, an estimated 81,500,000 shares of New INDI common stock to the INDI shareholders and the PIPE Investors (excluding, for this purpose, additional shares of New INDI common stock that will, upon closing, be reserved for issuance under the 2022 Plan, if approved by our shareholders). For further details, see “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Aggregate Merger Consideration” and “Proposal 8 — Equity Incentive Plan Proposal.”

Reasons for the Approval

Our board of directors is asking our shareholders to approve this proposal to comply with Nasdaq Listing Rules 5635(a), (b), (c), and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Accordingly, as described under “Overview” above, the aggregate number of shares of New INDI common stock estimated to be issued (or reserved for issuance) in connection with the Closing and the PIPE will exceed 20% of both the voting power and the shares of New INDI common stock outstanding before such issuance.

Approval for listing on Nasdaq of the shares of New INDI common stock to be issued (or reserved for issuance) in connection with the Closing and the PIPE is a condition to closing under the Merger Agreement and the PIPE Subscription Agreements.

Effect of Proposal on Current Shareholders

If this proposal is approved, in connection with the Closing and the PIPE, we expect to issue (and reserve for issuance of the Earnout Shares) an aggregate of 81,500,000 shares of New INDI common stock to the INDI shareholders and the PIPE Investors (excluding, for this purpose, additional shares of New INDI common stock that will, upon closing, be reserved for issuance under the 2022 Plan, if approved by our shareholders). The issuance of such shares of New INDI common stock will result in significant dilution to our current shareholders and result in our current shareholders having a smaller percentage interest in our voting power, liquidation value and aggregate book value.

If this proposal is not approved, the Business Combination cannot be consummated.

If this Proposal is approved, but the Merger Agreement is terminated (without the Business Combination being consummated), none of the shares described above will be issued (or reserved for issuance).

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with Nasdaq Listing Rules 5635(a), (b), (c), and (d), the issuance of more than 20% of the issued and outstanding shares of New INDI common stock pursuant to the Merger Agreement and the PIPE, including to INDI Stockholders and the PIPE Investors be approved and adopted in all respects.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 8 — EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are seeking shareholder approval of the INDI Electric Vehicles Inc. 2022 Incentive Award Plan (the “2022 Plan”). The 2022 Plan is being adopted in connection with the Merger Agreement and, if approved by our shareholders, will become effective upon the Closing. The Malacca board of directors approved the 2022 Plan on [      ] (the “Adoption Date”), conditioned on and subject to obtaining shareholder approval of the 2022 Plan.

Why the 2022 Plan is Important for Our Future Success

The following points summarize why the Malacca board of directors believes that the 2022 Plan is essential for the future success of New INDI:

•        Approval of the 2022 Plan will allow New INDI to provide equity awards as part of its compensation program, an important tool for motivating, attracting and retaining talented employees and for creating shareholder value.

•        New INDI’s competitors and peers rely on equity compensation to attract and retain top talent in the industry and remain competitive. The Malacca board of directors believes that the approval of the 2022 Plan is essential to New INDI’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which New INDI will compete. The Malacca board of directors believes that any failure by New INDI to offer competitive levels of equity compensation in attracting and retaining important management and key employees would have an adverse effect on its business.

•        If our shareholders do not approve the 2022 Plan, New INDI will be compelled to increase the cash component of employee compensation following the Closing to attract and retain key employees which would therefore reduce New INDI’s operating cash flow.

•        The Malacca board of directors believes that long-term incentive compensation programs, like the 2022 Plan, align the interests of management, employees and shareholders to create long-term shareholder value.

Key Plan Provisions

Certain key features of the 2022 Plan are summarized as follows:

•        The 2022 Plan will have [            ] shares of common stock initially set aside for future issuance under the 2022 Plan. The 2022 Plan contains an evergreen provision which provides that on January 20th of each calendar year from 2023 through 2032, the share reserve (including the maximum number of incentive stock options that may be granted under the 2022 Plan) will be increased by the lesser of (a) four percent of New INDI’s outstanding shares of common stock (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (b) [            ] shares or (c) some lesser whole number than the number determined under clauses (a) or (b) as determined by the New INDI board of directors (which may be zero).

•        A share issued under an award granted under the 2022 Plan counts as one share against 2022 Plan share limit

•        Awards may be granted under the 2022 Plan beginning on the date of stockholder approval of the 2022 Plan and continuing through the day before the tenth anniversary of the Adoption Date, or the earlier termination of the 2022 Plan, and in any event subject to the maximum share limit of the 2022 Plan.

•        The 2022 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock, stock units, stock appreciation rights (“SARs”), and/or other equity awards to selected participants.

•        Stock options and SARs will generally not be granted at a per share exercise price below the fair market value of a share of New INDI common stock on the date of grant.

•        Stock options and SARs may not be repriced or exchanged without stockholder approval.

•        The maximum exercisable term of stock options and SARs may not exceed ten years.

•        Employees, consultants and members of the New INDI board of directors will be eligible to receive awards under the 2022 Plan.

•        Awards granted under the 2022 Plan are subject to recoupment of compensation policies adopted by New INDI.

•        A non-employee director cannot receive total compensation in any calendar year which in the aggregate exceeds $500,000

•        The 2022 Plan will generally be administered by a committee comprised solely of independent members of the New INDI board of directors. This committee will be the compensation committee of the New INDI board of directors unless otherwise designated by the New INDI board of directors (the “2022 Plan Committee”). The New INDI board of directors or 2022 Plan Committee may designate a separate committee to make awards to employees who are not officers subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

Summary of the 2022 Plan

The following provided a summary of the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan. A copy of the 2022 Plan is attached to this proxy statement/prospectus as Annex E. Stockholders are urged to review the 2022 Plan together with the following information. If there is any inconsistency between the disclosure in this proposal or the summary set forth below and the 2022 Plan terms, or if there is any inaccuracy in this proposal or the summary set for the below, the terms of the 2022 Plan shall govern.

Purpose of the 2022 Plan.    The purpose of the 2022 Plan is to promote the long-term success of New INDI and to create stockholder value by attracting and retaining the services of key employees who would be eligible to receive grants under the 2022 Plan, motivating participants in the 2022 Plan through equity-based compensation that is based upon the performance of New INDI’s common stock, and further aligning their interests with the interests of stockholders through the award of equity compensation grants, which increases their ownership interest in the New INDI, to achieve long-term growth over short-term performance.

Eligibility to Receive Awards.    Employees, consultants and directors of New INDI and certain of its affiliated companies will be eligible to receive awards under the 2022 Plan. The 2022 Plan Committee determines, in its discretion, the individuals who will be granted awards under the 2022 Plan. As of the Record Date, approximately [            ] employees (including [            ] executive officers) and [            ] non-employee directors would be eligible to participate in the 2022 Plan. With respect to our non-employee directors, the 2022 Plan provides that any non-employee director cannot receive total compensation in any calendar year that in the aggregate exceeds $500,000. Provided that the New INDI board of directors affirmatively acts to implement such a process, the 2022 Plan also provides that non-employee directors may elect to receive stock grants or stock units (which would be issued under the 2022 Plan) in lieu of fees that would otherwise be paid in cash.

Shares Subject to the 2022 Plan.    The 2022 Plan will have [            ] shares of common stock initially set aside for future issuance under the 2022 Plan. The 2022 Plan contains an evergreen provision which provides that on January 20th of each calendar year from 2023 through 2032, the share reserve (including the maximum number of incentive stock options that may be granted under the 2022 Plan) will be increased by the lesser of (a) four percent of New INDI’s outstanding shares of common stock (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (b) [            ] shares or (c) some lesser whole number than the number determined under clauses (a) or (b) as determined by the New INDI board of directors (which may be zero). A share that is issued pursuant to an award granted under the 2022 Plan will count as the issuance of one share. Shares underlying forfeited or terminated awards granted under the 2022 Plan will become available again for issuance under the 2022 Plan. The 2022 Plan also imposes certain limits that are intended to comply with the legal requirements of Code Section 422 and which are discussed further below. No fractional shares may be issued under the 2022 Plan. No shares will be issued or released to a participant unless applicable tax withholding obligations have been satisfied by the participant.

Administration of the 2022 Plan.    The 2022 Plan will be administered by the compensation committee of the New INDI board of directors, acting as the 2022 Plan Committee, which shall consist of independent board members as specified under Nasdaq rules. With respect to certain awards issued under the 2022 Plan, the members of the 2022 Plan Committee also must be “Non-Employee Directors” under Rule 16b-3 of the Securities Exchange Act of 1934. Subject to the terms of the 2022 Plan, the 2022 Plan Committee has the sole discretion, among other things, to:

•        select the individuals who will receive awards,

•        determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

•        correct any defect, supply any omission, or reconcile any inconsistency in the 2022 Plan or any award agreement,

•        accelerate the vesting of awards, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2022 Plan,

•        permit a participant to defer compensation to be provided by an award, and

•        interpret the provisions of the 2022 Plan and outstanding awards.

The 2022 Plan Committee (or the New INDI board of directors) may suspend vesting, settlement, or exercise of awards pending a determination of whether the service of a participant should be terminated for cause (in which case outstanding awards would be forfeited). Awards may be subject to any policy that the New INDI board of directors may implement on the recoupment of compensation (referred to as a “clawback” policy). The members of the New INDI board of directors, the 2022 Plan Committee and their delegates shall be indemnified by New INDI to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2022 Plan. In addition, the 2022 Plan Committee may use the 2022 Plan to issue shares under other plans or sub-plans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates.

Types of Awards.

The 2022 Plan permits the grant of the following types of equity-based incentive awards: (a) stock options (which can be either incentive stock options, or ISOs, or non-qualified stock options, or NQSOs), (b) stock appreciation rights, (c) restricted stock, (d) restricted stock units, and (e) other equity awards. The vesting of equity awards can be based on either continuous service and/or performance goals. Awards will be evidenced by a written agreement between the award recipient and New INDI.

Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2022 Plan Committee will determine, among other terms and conditions, the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of a share of New INDI common stock on the date of grant of the stock option. The fair market value of a share of New INDI common stock for the purposes of pricing our awards shall be equal to the regular session closing price for New INDI common stock as reported by Nasdaq on the date of determination. Stock options may not be repriced or exchanged without stockholder approval and no re-load options may be granted under the 2022 Plan.

Stock options granted under the 2022 Plan may be either ISOs or NQSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NQSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of New INDI common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire no later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. In order to comply with Treasury Regulation Section 1.422-2(b), the 2022 Plan provides that no more than NUMBER shares may be issued pursuant to the exercise of ISOs provided that this maximum number may be increased on annual basis by the New INDI board of directors.

A stock option granted under the 2022 Plan generally cannot be exercised until it becomes vested. The 2022 Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2022 Plan may not exceed ten years from the date of grant although the 2022 Plan Committee may establish a shorter period at its discretion.

The exercise price of each stock option granted under the 2022 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or net exercise, or through another method approved by the 2022 Plan Committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.

Stock Appreciation Rights (“SARs”).    A SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares on the date of the SAR’s exercise and the aggregate exercise price of the shares covered by the exercised portion of the SAR. The 2022 Plan Committee determines the terms of SARs, including the exercise price (provided that such per share exercise price generally cannot be less than the fair market value of a share of New INDI common stock on the date of grant), the vesting and the term of the SAR. The maximum term for SARs granted under the 2022 Plan may not exceed ten years from the date of grant, subject to the discretion of the 2022 Plan Committee to establish a shorter period. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the 2022 Plan Committee may determine. Stock appreciation rights may not be repriced or exchanged without stockholder approval.

Restricted Stock.    A restricted stock award is the grant of shares of New INDI common stock to a participant and such shares may be subject to a substantial risk of forfeiture until specific conditions or goals are met. The restricted shares may be issued with or without cash consideration being paid by the participant as determined by the 2022 Plan Committee. The 2022 Plan Committee also will determine any other terms and conditions of an award of restricted stock. In determining whether an award of restricted stock should be made, and/or the vesting schedule for any such award, the 2022 Plan Committee may impose whatever conditions to vesting it determines to be appropriate. During the period of vesting, the participant will not be permitted to transfer the restricted shares but will generally have voting and dividend rights (subject to vesting) with respect to such shares.

Restricted Stock Units.    Restricted stock units are the right to receive an amount equal to the fair market value of the shares covered by the restricted stock unit at some future date after the grant. The 2022 Plan Committee will determine all of the terms and conditions of an award of restricted stock units, including the vesting period. Upon each vesting date of a restricted stock unit, a participant will become entitled to receive an amount equal to the number of shares indicated in the grant notice, or, if expressed in dollar terms, the fair market value of the shares on the settlement date. Payment for vested restricted stock units may be in shares of common stock or in cash, or any combination thereof, as the 2022 Plan Committee may determine. Settlement of vested stock units will generally occur at or around the time of vesting but the 2022 Plan Committee may permit a participant to defer such compensation until a later point in time. Stock units represent an unfunded and unsecured obligation for us, and a holder of a stock unit has no rights other than those of a general creditor.

Other Awards.    The 2022 Plan also provides that other equity awards, which derive their value from the value of our shares or from increases in the value of our shares, may be granted. Substitute awards may be issued under the 2022 Plan in assumption of or substitution for or exchange for awards previously granted by an entity which we (or an affiliate) acquire.

Limited Transferability of Awards.    Awards granted under the 2022 Plan generally are not transferrable other than by will or by the laws of descent and distribution. However, the 2022 Plan Committee may in its discretion permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the participant and/or member(s) of his or her immediate family.

Termination of Employment, Death or Disability.    The 2022 Plan generally determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, or disability and the status of the award as vested or unvested, unless the award agreement or a participant’s employment agreement or other agreement provides otherwise.

Dividends and Dividend Equivalents.    Any dividend equivalents distributed under the 2022 Plan will not count against the 2022 Plan’s maximum share limit. The 2022 Plan also provides that dividend equivalents will not be paid or accrue on unexercised stock options or unexercised stock appreciation rights. Dividends and dividend equivalents that may be paid or accrue with respect to unvested restricted shares and unvested restricted stock units shall be subject to the same vesting conditions as the underlying award and shall only be distributed to the extent that such vesting conditions are satisfied.

Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares of common stock, a stock dividend, a dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, the consolidation of New INDI, a combination or reclassification of New INDI’s shares, a recapitalization, a spin-off, or other similar occurrences, then the following shall each be equitably and proportionately adjusted by the 2022 Plan Committee:

•        maximum number of shares that can be issued under the 2022 Plan (including the ISO limit),

•        number and class of shares issued under the 2022 Plan and subject to each award,

•        exercise prices of outstanding awards, and

•        number and class of shares available for issuance under the 2022 Plan.

Change in Control.    In the event that we are a party to a merger or other reorganization or similar transaction, outstanding 2022 Plan awards will be subject to the agreement pertaining to such merger or reorganization. Such agreement may provide for (a) the continuation of the outstanding awards by us if we are a surviving corporation, (b) the assumption or substitution of the outstanding awards by the surviving entity or its parent, or (c) cancellation of outstanding awards either with or without consideration, in all cases with or without consent of the participant. The New INDI board of directors or the 2022 Plan Committee need not adopt the same rules for each award or participant.

The 2022 Plan Committee may also include in an award agreement provisions designed to minimize potential negative income tax consequences for the participant or New INDI that could be imposed under the golden parachute tax rules of Code Section 280G.

Term of the 2022 Plan.    If approved by stockholders, the 2022 Plan will become effective upon such approval and will continue in effect until DATE, 2032, or until earlier terminated by the New INDI board of directors.

Governing Law.    The 2022 Plan shall be governed by the laws of the State of Delaware (which is the state of our incorporation) except for conflict of law provisions.

Amendment and Termination of the 2022 Plan.    The New INDI board of directors generally may amend or terminate the 2022 Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments to the extent required by applicable laws, regulations or rules. The 2022 Plan expressly provides that the New INDI board of directors can amend the 2022 Plan to take into account changes in securities laws (including without limitation Rule 16b-3 of the Securities Exchange Act of 1934), federal income tax laws and other laws without obtaining stockholder approval.

Certain Federal Income Tax Information

The following is a brief general summary, as of October 1, 2022, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2022 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2022 Plan.

Incentive Stock Options.    For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value over the exercise price of the shares on the date of exercise, or

(b) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the participant has held the shares for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Nonstatutory Stock Options.    A participant who receives an NQSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Stock Appreciation Rights.    No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock.    A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, the participant will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares minus any amount paid for the shares.

Restricted Stock Units.    No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Income Tax Effects for New INDI.    We generally will be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NQSO).

Internal Revenue Code Section 162(m).    Code Section 162(m) generally does not allow a publicly-held corporation to claim a federal income tax deduction for compensation that exceeds $1 million paid in any tax year with respect to those persons who were/are our principal executive officer, principal financial officer and each of the other three most highly compensated officers for any fiscal year after December 31, 2016 (“Covered Employees”). It is impossible to be certain that all 2022 Plan awards or any other compensation paid by New INDI to Covered Employees will be tax deductible. In order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the New INDI board of directors has not adopted a policy that all executive compensation must be tax deductible.

Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2022 Plan (such as restricted stock units). The intent is for the 2022 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to “specified employees” may be delayed to the seventh month after such employee’s separation from service.

Internal Revenue Code Section 280G.    For certain employees, if a change in control of New INDI causes an award to vest or become newly payable or if the award was granted within one year of a change in control of New INDI and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Code Section 280G (generally, this dollar limit is equal to three times the five year historical average of the employee’s annual compensation as reported on Form W-2), then the entire amount exceeding the employee’s average annual compensation will be considered to be an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount, for which New INDI must withhold, and New INDI cannot deduct the excess amount from its taxable income.

New Plan Benefits

All 2022 Plan awards will be granted at the 2022 Plan Committee’s discretion, subject to the limitations described in the 2022 Plan. Therefore, the specific benefits and amounts that will be received or allocated to certain participants under the 2022 Plan are not presently determinable.

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the INDI Electric Vehicles Inc. 2022 Incentive Award Plan attached as Annex E to the proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL 9 — SHAREHOLDERS ADJOURNMENT PROPOSAL

Overview

Our board of directors is asking our shareholders to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are insufficient votes at the time of the Shareholders Meeting to approve all of the other proposals described in this proxy statement/prospectus or if the following closing conditions under the Merger Agreement are not satisfied or waived: (a) the shares of common stock to be issued in connection with the Business Combination shall be listed or have been approved for listing on Nasdaq or (b) our consolidated net tangible assets shall be at least $5,000,001 (as determined in accordance with Rule 3a51-1(g) of the Exchange Act) either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE. If this proposal is approved, and if there are insufficient votes at the time of the Shareholders Meeting to approve all of the other proposals described in this proxy statement/prospectus, it would also provide additional time for the Sponsor and/or its affiliates to purchase our outstanding shares from other shareholders or make other arrangements that would increase the likelihood of obtaining a favorable vote on such proposals. See “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” and Business Combination Proposal — Potential Arrangements Related to Our Public Shares.”

Consequences if this Proposal is Not Approved

If there are insufficient votes at the time of the Shareholders Meeting to approve all of the other proposals described in this proxy statement/prospectus or if the closing conditions under the Merger Agreement described above are not satisfied or waived, and if our shareholders do not approve this proposal, our board of directors may not be able to adjourn the Shareholders Meeting to a later date and the Business Combination would not be completed.

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the meeting or if certain conditions under the Merger Agreement are not satisfied or waived be approved.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL A — WARRANT AMENDMENT PROPOSAL

In connection with the Business Combination, public warrant holders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Warrant Agreement (the “Warrant Amendment Proposal”). The approval of the Warrant Amendment Proposal is a condition to the completion of the Business Combination. Malacca currently has 7,187,500 public warrants outstanding and 4,375,000 private warrants outstanding.

The proposed Warrant Amendment provides that, upon the completion of the Business Combination, each of Malacca’s outstanding public warrants, which currently entitles the holder thereof to purchase one Class A ordinary share of Malacca at an exercise price of $11.50 per share, will be cancelled, and will be converted into the right to receive [            ] of one Class A ordinary share immediately prior to the consummation of the Business Combination. Upon consummation of the Business Combination, New INDI will issue one share of common stock for each [            ] outstanding public warrants. Following the Business Combination, the public warrants will be terminated and will no longer be outstanding.

The effect of the Warrant Amendment Proposal will be to eliminate the 7,187,500 public warrants in exchange for the issuance of [            ] Malacca Class A ordinary shares, thereby reducing the amount by which Malacca’s shareholders would otherwise have been diluted as a result of the exercise in full of the public warrant holders. The Warrant Amendment Proposal, if approved, will result in an additional [            ] New INDI common shares being issued to public holders in connection with the Business Combination.

A complete copy of the Warrant Amendment is attached hereto as Annex F.

Current Terms of the Warrants

Each public warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. The public warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (a) five years from the completion of an initial business combination, (b) the liquidation of Malacca, if Malacca fails to complete a business combination, or (c) the redemption date as fixed by Malacca pursuant to the Warrant Agreement, if Malacca elects to redeem all warrants. Following the Business Combination, each warrant will entitle the registered holder thereof to purchase one share of New INDI’s common stock.

The private warrants are identical to the public warrants except that the private warrants (including the ordinary shares issuable upon exercise of the private warrants) will (a) not be transferable, assignable or salable until 30 days after the completion of Malacca’s initial business combination, (b) be exercisable for cash (even if a registration statement covering the Malacca’s ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (c) not be redeemable by Malacca, in each case so long as they are still held by the initial purchasers or their respective affiliates.

Malacca may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if and only if, the reported last sale price of the shares of the Malacca’s Class A ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if and only if, there is a current registration statement in effect with respect to the Malacca’s Class A ordinary shares underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

For additional details regarding the current terms of the warrants, please see the section above entitled “Description of Malacca’s and New INDI’s Capital Stock — Description of Malacca Capital Stock Prior to the Business Combination — Warrants.”

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all public warrants will be cancelled and converted into the right to receive [            ] shares of New INDI common stock. whether or not a public holder voted in favor of the Warrant Amendment Proposal.

Public warrant holders should note that there may be income tax consequences in connection with the Warrant Amendment. For a discussion of the tax consequences of the Warrant Amendment, please see the section entitled “U.S. Federal Income Tax Considerations.”

Reason for the Warrant Amendment Proposal

The Malacca Board believes that the Warrant Amendment will increase Malacca’s opportunities and attractiveness to future investors by eliminating the dilutive impact of the public warrants and the private placement warrants.

The Warrant Amendment will also result in additional unrestricted shares of New INDI common stock, which will help New INDI meet the continued listing standards for the Nasdaq Capital Market and is expected to increase liquidity and secondary trading.

Vote Required

The approval of this proposal requires the approval of the holders of the public warrants under the terms of the Warrant Agreement, being by the affirmative vote of the holders of at least a majority of the public warrants represented in person or by proxy at the Warrant Holders Meeting and entitled to vote thereon and who vote on this proposal at the Warrant Holders Meeting.

However, even if this proposal is approved, if any of the other Cross-Conditioned Proposals are not approved, the transactions contemplated by this proposal will not be effected.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, that the Warrant Amendment be approved and confirmed in all respects.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

PROPOSAL B — WARRANT HOLDERS ADJOURNMENT PROPOSAL

Overview

Our board of directors is asking our public warrant holders to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are insufficient votes at the time of the Warrant Holders Meeting to approve all of the other proposals described in this proxy statement/prospectus. If this proposal is approved, and if there are insufficient votes at the time of the Warrant Holders Meeting to approve all of the other proposals described in this proxy statement/prospectus, it would also provide additional time for the Sponsor and/or its affiliates to make other arrangements that would increase the likelihood of obtaining a favorable vote on such proposals. See “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” and Business Combination Proposal — Potential Arrangements Related to Our Public Shares.”

Consequences if this Proposal is Not Approved

If there are insufficient votes at the time of the Warrant Holders Meeting to approve all of the other proposals described in this proxy statement/prospectus or if the closing conditions under the Merger Agreement described above are not satisfied or waived, and if our public warrant holders do not approve this proposal, our board of directors may not be able to adjourn the Warrant Holders Meeting to a later date and the Business Combination would not be completed.

Vote Required

The approval of this proposal requires the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast on any proposal, and therefore will have no effect on the outcome of this proposal.

Resolutions

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the meeting be approved.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of ordinary shares and warrants (“securities”); it assumes consummation of the Business Combination following the Domestication. The following also describes (i) the U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of ordinary shares that elect to have their ordinary shares redeemed for cash if the Business Combination is completed and (ii) the U.S. federal income tax consequences for Non-U.S. Holders of owning and disposing of shares of New INDI common stock after the Domestication and completion of the Business Combination. For purpose of the following description relating to U.S. federal income tax consequences of the Domestication to the U.S. Holders of securities, the term “Company” refers to New INDI, the Delaware corporation into which Malacca will be transferred by way of continuation in the Domestication and New INDI immediately following the Business Combination. The following description is the opinion of EGS. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of securities that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of securities that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold securities as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        S corporations;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that acquired ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to securities as a result of such income being recognized on an applicable financial statement;

•        persons who purchase securities of New INDI as part of the PIPE;

•        persons who actually or constructively own 5 percent or more of ordinary shares by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as specifically described herein, any tax reporting obligations of a holder of securities. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold securities through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of securities, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of securities is made in U.S. dollars.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF SECURITIES MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. Malacca URGES BENEFICIAL OWNERS OF SECURITIES TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND OWNING AND DISPOSING OF SECURITIES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Domestication to U.S. Holders of Malacca Securities

It is intended that the Domestication qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, Malacca has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Malacca securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

If the Domestication qualifies as a reorganization within the meaning of Section 368(a), except as otherwise provided below in the section entitled “PFIC Considerations,” and “Effects of Section 367 to U.S. Holders of ordinary shares,” a U.S. Holder of securities would not recognize gain or loss upon the exchange of its securities solely for Malacca securities pursuant to the Domestication. A U.S. Holder’s aggregate tax basis in the shares of common stock and warrants received in connection with the Domestication will generally be the same as its aggregate tax basis in the ordinary shares and warrants converted in the Domestication. In addition, the holding period of shares of Malacca common stock and warrants received in the Domestication generally should include the holding period of ordinary shares and warrants surrendered in the Domestication.

If the Domestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of securities generally would recognize gain or loss with respect to its securities in an amount equal to the difference, if any, between the fair market value of the corresponding securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its securities surrendered. The U.S. Holder’s basis in the securities received would be equal to the fair market value of the securities on the date of the Domestication and such U.S. Holder’s holding period for such securities would begin on the day following the date of the Domestication.

PFIC Considerations

Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Domestication may still be a taxable event to U.S. Holders of ordinary shares or warrants under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.

Effect of PFIC Rules on the Domestication

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those Treasury Regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of ordinary shares or warrants for shares of Malacca common stock or warrants in the Domestication if Malacca were classified as a PFIC at any time during such U.S. Holder’s holding period in the ordinary shares or warrants. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special and complex tax and interest charge rules described below under “Definition and General Taxation of a PFIC” designed to offset the tax deferral with respect to the undistributed earnings of Malacca. The proposed Treasury Regulations under Section 1291(f) should not apply to an Electing Shareholder (as defined below) with respect to its ordinary shares (but not warrants) for which a timely QEF (as defined below) election, QEF election with a purging election, or MTM (as defined below) election is made, as each such election is described below.

The application of the PFIC rules to Malacca warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Malacca warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Malacca warrants for INDI warrants pursuant to the Domestication.

Definition and General Taxation of a PFIC

A non-U.S. corporation will generally be classified as a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

Pursuant to a “start-up exception,” a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-up year”) if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that Malacca will not be eligible for the “start-up exception.”

If Malacca is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of ordinary shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (“QEF”) election for Malacca’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (“MTM”) election, all of which are described further below, such U.S. Holder generally will be subject to special rules, described in the following paragraph, with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Malacca’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. An additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Malacca is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its ordinary shares (but not warrants) by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat Malacca as a QEF, under Section 1295 of the Code, for Malacca’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.” Generally, proposed Treasury Regulations provide that neither QEF nor MTM election is available with respect to public warrants.

A U.S. Holder’s ability to make a QEF election with respect to its ordinary shares is contingent upon, among other things, the provision by Malacca of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon request, Malacca will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Malacca will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of ordinary shares has not made a timely and effective QEF election with respect to Malacca’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of Malacca’s tax year in which Malacca qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its ordinary shares by the amount of the gain recognized and will also have a new holding period in the ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares and for which Malacca is determined to be a PFIC, such U.S. Holder will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the ordinary shares of Malacca are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to ordinary shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of ordinary shares or warrants should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of ordinary shares on the date of the Domestication (including U.S. Holders exercising redemption rights).

A. U.S. Holders Whose Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own More Than 10 Percent of the Voting Power or Value of Malacca

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of Malacca (a “10% U.S. Shareholder”) must include in income as a deemed dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the ordinary shares such U.S. Holders directly owns. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power or value of Malacca. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of Malacca and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its ordinary shares is the net positive earnings and profits of Malacca attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

B. U.S. Holders Whose ordinary shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10 Percent of the Voting Power and Value of Malacca

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) ordinary shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of Malacca will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Malacca shares of common stock received in the Domestication in an amount equal to the excess of the fair market value of Malacca shares of common stock received over the U.S. Holder’s adjusted tax basis in the ordinary shares deemed surrendered in the Domestication.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (a) a copy of the information that the U.S. Holder received from Malacca establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s ordinary shares, and (b) a representation that the U.S. Holder has notified Malacca that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to Malacca no later than the date such tax return is filed. In connection with this election, Malacca may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Malacca’s earnings and profits upon request.

Malacca does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Malacca had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Malacca under applicable Treasury Regulations as a result of the Domestication.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE DESCRIBED ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively) ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of ordinary shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Material U.S. Federal Income Tax Consequences to Redemption

Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash

This section makes references to U.S. Holders of ordinary shares that elect to have their ordinary shares “converted” for cash. For purposes of this description, “conversion” refers to the process of requesting that a holder’s ordinary shares be redeemed for cash in accordance with the terms of the articles of association and with applicable Cayman Islands law.

This section is addressed to U.S. Holders of ordinary shares that elect to have their ordinary shares redeemed for cash and is subject in its entirety to the description of the “passive foreign investment company” or “PFIC” rules as described above under the section entitled “Tax Consequences of the Domestication to U.S. Holders of Malacca Securities — U.S. Holders — PFIC Considerations.” For purposes of this description, a “Converting U.S. Holder” is a U.S. Holder that so converts its ordinary shares into cash.

Except as described in the following paragraph and as described in the PFIC rules above, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the conversion and such shareholder’s adjusted basis in the ordinary shares exchanged if the conversion completely terminates the Converting U.S. Holder’s interest in Malacca (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its ordinary shares will generally be equal to the cost of such ordinary shares. A U.S. Holder who purchased ordinary shares in the IPO generally will have a tax basis in the ordinary shares that were part of the units equal to the portion of the purchase price of such units allocated to the ordinary shares (such allocation based on the relative fair market value of the ordinary shares and the warrants at the time). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the conversion rights associated with the ordinary shares, the holding period of such shares may not be considered to begin until the date of such conversion (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of ordinary shares (generally, shares of Malacca purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of Malacca is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the conversion; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of Malacca entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Malacca. If the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation, and taking into account the effect of conversions by other shareholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the conversion, such U.S. Holder should generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any conversion of its ordinary shares.

If none of the tests described above is satisfied, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of Malacca’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the ordinary shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares. U.S. Holders of ordinary shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of the U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will take into account the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

Tax Consequences of the Warrant Amendment to U.S. Holders of Warrants

The Warrant Amendment will reduce the number of shares issuable upon exercise of the warrants. While there are no legal authorities which are directly on point, the Warrant Amendment should be treated as if each holder of warrants sold a portion of the warrants equal to the reduction in the amount of such holder’s warrants as a result of the Warrant Amendment. Accordingly, a U.S. Holder of warrants may recognize capital gain or loss with respect to the Warrant Amendment, and the amount of such capital gain or loss should be equal to the difference between the amount of cash received, if any, and the U.S. Holder’s adjusted tax basis in the portion of the U.S. Holder’s warrants that were reduced as a result of the Warrant Amendment. However, since Malacca may be treated as a PFIC, the tax on any gain so recognized may be imposed at the rate applicable to ordinary income and an interest charge would apply. For a further discussion of the PFIC rules, see the section entitled “— PFIC Considerations”. For purposes of determining the adjusted tax basis in the warrants, a warrant holder that purchased Malacca units would have been required to allocate the cost between the Malacca shares and the warrants comprising the units based on their relative fair market values at the time of the purchase.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing Malacca Common Stock

Distributions on Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of shares of Malacca common stock received in the Domestication will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax law. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such common stock. Any remaining excess will be treated and taxed as capital gain and will be treated as described below under “— Gain on Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder of Malacca common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holders is eligible for such lower rate as may be specified by an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (usually by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Malacca common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Malacca common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Malacca common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Malacca common stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition (subject to certain exceptions), and certain other conditions are met; or

•        The Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that shares of common stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether the Company is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that the Company will not become such a corporation in the future.

Tax Consequences to Non-U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash

This section is addressed to Non-U.S. Holders of ordinary shares that elect to have their ordinary shares converted for cash. For purposes of this section of this proxy statement/prospectus, “conversion” of shares for cash means the process of exercising a holder’s right to redeem its shares for cash as further described in this proxy statement/prospectus. For purposes of this description, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that so converts its ordinary shares.

Except as otherwise described in this section, a Converting Non-U.S. Holder who elects to have its ordinary shares converted for cash will generally be treated in the same manner as a Converting U.S. Holder for U.S. federal income tax purposes. See the description above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash.”

A Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•        such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the conversion takes place and certain other conditions are met; or

•        such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any conversion of ordinary shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Converting Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Converting Non-U.S. Holder), will be taxed as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash.” In addition, dividends received by a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Converting Non-U.S. Holders of ordinary shares considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.

Tax Consequences of the Warrant Amendment to Non-U.S. Holders of Warrants

Except as otherwise discussed in this section, a Non-U.S. Holder of warrants will generally be treated in the same manner as a U.S. Holder of warrants for U.S. federal income tax purposes. See the discussion above under “— U.S. Holders — Tax Consequences of the Warrant Amendment to U.S. Holders of Warrants.”

A Non-U.S. Holder of warrants will not be subject to U.S. federal income tax on any gain recognized as a result of the Warrant Amendment unless:

•        such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Warrant Amendment takes place and certain other conditions are met; or

•        such Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the Warrant Amendment is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the Warrant Amendment, and a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Malacca common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including shares of Malacca common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Malacca common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of Malacca common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of Malacca common stock.

GENERAL INFORMATION ABOUT THE SHAREHOLDERS MEETING AND WARRANT HOLDERS MEETING OF MALACCA

General

Malacca is furnishing this proxy statement/prospectus to its shareholders and public warrant holders as part of the solicitation of proxies by the Malacca board of directors for use at the Shareholders Meeting and Warrant Holders Meeting to be held on [      ], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides shareholders and public warrant holders with information they need to know to be able to vote or direct their vote to be cast at the Shareholders Meeting and Warrant Holders Meeting.

Date, Time and Place

The Shareholders Meeting and Warrant Holders Meeting will be held at [            ] a.m., Eastern Time, on [            ], 2023. The Shareholders Meeting and Warrant Holders Meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares or warrants and submit questions during the Shareholders Meeting and Warrant Holders Meeting via a live webcast available at https://www.cstproxy.com/[      ].

Purpose of the Shareholders Meeting and Warrant Holders Meeting

Our shareholders will be asked to vote on the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Advisory Governance Proposals, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Shareholders Meeting Adjournment Proposal.

Our public warrant holders will be asked to vote on the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Shareholders Meeting and Warrant Holders Meeting if you owned our shares or warrants at the close of business on [      ], 2023, which is the record date for the Shareholders Meeting and Warrant Holders Meeting. You are entitled to one vote for each share or warrant you owned as of the close of business on the record date. On the record date, there were [            ] ordinary shares outstanding, of which [            ] are public shares and 3,593,750 are Founder Shares held by the Sponsor, and 7,187,500 public warrants.

Quorum

A quorum of our shareholders or public warrant holders is necessary to hold a valid meeting. A quorum will be present if a majority of our shares or warrants outstanding as of the record date are present in person or represented by proxy at the Shareholders Meeting or Warrant Holders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum.

Required Vote for the Proposals

The Domestication Proposal, the Governing Documents Proposal and the Articles Amendment Proposal must be approved by special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

The Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Shareholders Meeting Adjournment Proposal must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

The Director Election Proposal must be approved by an ordinary resolution of the holders of the Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present and entitled to vote at the Shareholders Meeting, vote at the Shareholders Meeting.

In accordance with the terms of the Warrant Agreement, the Warrant Amendment Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding public warrants.

The Warrant Holders Adjournment Proposal must be approved by the affirmative vote of the holders of a majority of the public warrants who are present and entitled to vote at the Warrant Holders Meeting.

The transactions contemplated by each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal and the Warrant Amendment Proposal are conditioned on, and will be carried out only if, each of foregoing proposals is approved. The transactions contemplated by the Advisory Governance Proposals, the Equity Incentive Plan Proposal, the Shareholders Meeting Adjournment Proposal and the Warrant Holders Adjournment Proposal are not conditioned on the approval of any other proposal.

It is important for you to note that if the Business Combination Proposal or any of the other proposals (except for the Advisory Governance Proposals, the Equity Incentive Plan Proposal, the Shareholders Meeting Adjournment Proposal and the Warrant Holders Adjournment Proposal) do not receive the requisite vote for approval, the Business Combination will not be consummated. If we do not consummate the Business Combination and if we fail to consummate an initial business combination by July 17, 2023, we will either seek to further amend our articles of association to extend the date by which we must consummate an initial business combination, or we will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to our public shareholders, in which case the public shareholders may only receive the amount in the Trust Account as of the applicable redemption date (less taxes payable and up to $100,000 of interest we may use to pay dissolution expenses).

Ownership of Our Shares or Warrants; Voting Agreement

As of the date of this proxy statement/prospectus, the Sponsor owns 87.4% of our outstanding shares, and none of our directors or officers own any of our outstanding shares, other than indirect ownership through the Sponsor to the extent they are a member of the Sponsor.

Under the terms of a letter agreement dated September 26, 2022, between us and the Sponsor, the Sponsor agreed to: (a) appear at the Shareholders Meeting for purposes of forming a quorum for a vote relating to the Business Combination; (b) vote all shares owned by it in favor of the Business Combination, subject to any fiduciary standards otherwise set forth in the Merger Agreement; (c) not exercise redemption rights with respect to any shares owned by it; and (d) not to redeem any shares owned by it in connection with the Business Combination. As a result, assuming the Sponsor complies with its contractual obligations, the Business Combination will be approved regardless of how or if any of the public shares are voted.

As noted above, the Sponsor agreed not to exercise redemption rights with respect to any shares it owns in connection with the Business Combination. Such agreements are standard in transactions of this type; the Sponsor did not receive separate consideration for that agreement. Therefore the shares and warrants the Sponsor owns will be worthless if we fail to consummate a business combination by July 17, 2023 and are forced to liquidate.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, although counted as present for the purposes of establishing a quorum, will have no effect on the outcome of the vote on any of the proposals described in this proxy statement/prospectus.

Recommendation of the Malacca Board

Our board of directors has unanimously determined that each of the proposals described in this proxy statement/prospectus is fair to and in the best interests of Malacca and its shareholders. Our board of directors unanimously approved such proposals and unanimously recommends that our shareholders vote:

•        “FOR” the Business Combination Proposal, including the adoption of the Merger Agreement and approval of the transactions contemplated thereby;

•        “FOR” the Domestication Proposal

•        “FOR” the Governing Documents Proposal;

•        “FOR” the Articles Amendment Proposal;

•        “FOR” the Advisory Governance Proposals;

•        “FOR” the election of each director nominee pursuant to the Director Election Proposal;

•        “FOR” the Nasdaq Proposal;

•        “FOR” the Equity Incentive Plan Proposal; and

•        “FOR” the Shareholders Meeting Adjournment Proposal.

When you consider the recommendations of our board of directors, you should keep in mind that the Sponsor our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. For a description of these interests, please see the sections entitled “Proposal 1 — The Business Combination Proposal — Interests of Our Directors and Officers and of the Sponsor in the Business Combination” and “Beneficial Ownership of Securities” in this proxy statement/prospectus.

Voting Your Shares or Warrants

Shareholders of Record

If you are a record owner of your shares or warrants, there are four ways to vote your shares or warrants at the Shareholders Meeting and Warrant Holders Meeting:

•        By Internet:

•        Before the Shareholders Meeting and Warrant Holders Meeting: Go to www.proxyvote.com or scan the QR Barcode. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [      ], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•        During the Shareholders Meeting or Warrant Holders Meeting: Go to https://www.cstproxy.com/[      ]. You may attend the Shareholders Meeting or Warrant Holders Meeting via the Internet and vote during the Shareholders Meeting or Warrant Holders Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

•        By Phone:    By calling 1-800-690-6903 to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [      ], 2023. Have your proxy card in hand when you call and then follow the instructions.

•        By Mail:    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares or warrants will be voted as recommended by the Malacca board of directors “FOR” the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Nasdaq Proposals, the Equity Incentive Plan Proposal, the Advisory Governance Proposals, the Shareholders Meeting Adjournment Proposal, the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal. Votes received after a matter has been voted upon at the Shareholders Meeting or Warrant Holders Meeting will not be counted. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•        In Person:    If you attend the Shareholders Meeting and Warrant Holders Meeting in person, you may vote during the Shareholders Meeting and Warrant Holders Meeting.

Beneficial Owners

If your shares or warrants are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares or public warrants held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder or public warrant holders of record for purposes of voting at the Shareholders Meeting or Warrant Holders Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares or warrants in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. If you do not provide voting instructions on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote without your voting instructions, your shares or warrants will not be voted on that proposal. This is called a “broker non-vote.” Your broker, bank or other nominee does not have discretionary authority to vote on any of the proposals described in this proxy statement/prospectus. Accordingly, your broker, bank or other nominee can vote your shares or warrants only if you provide them with voting instructions. You should provide voting instructions to your broker, bank or other nominee as soon as possible.

Your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares or warrants. Simply complete, sign and date your voting instruction card and return it in the envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you provide voting instructions to your broker, bank or other nominee, you should contact them to ensure that votes related to the shares or warrants you beneficially own are properly voted.

Attending the Meeting

Only our shareholders or public warrant holders as of the record date or their legal proxyholders may attend the meeting. The Shareholders Meeting and Warrant Holders Meeting will be held by means of remote communication at [      ] a.m., Eastern Time, on [      ], 2023. You can access the Shareholders Meeting and Warrant Holders Meeting via live webcast by visiting https://www.cstproxy.com/[      ]. For the purposes of our articles of association, the physical place of the Shareholders Meeting and Warrant Holders Meeting will be 1345 Avenue of the Americas, 11th Floor, New York, NY 10105.

Please have your control number, which can be found on your proxy card, to join the Shareholders Meeting or Warrant Holders Meeting. You will need your control number for access. If you do not have a control number, please contact Malacca’s Transfer Agent, Continental Stock Transfer & Trust Company.

You can pre-register to attend the Shareholders Meeting or Warrant Holders Meeting beginning on [      ], 2023 at [      ] a.m., Eastern Time. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Shareholders Meeting or Warrant Holders Meeting you will need to log-in again using your control number and you will also be prompted to enter your control number if you vote during the Shareholders Meeting or Warrant Holders Meeting.

If your shares or warrants are held in “street name”, you will need to contact the Transfer Agent to receive a control number to attend the Shareholders Meeting or Warrant Holders Meeting via live webcast. If you desire to vote during the Shareholders Meeting or Warrant Holders Meeting, you will need to obtain a legal proxy from your broker, bank or another nominee. As a beneficial owner, if you wish to attend the Shareholders Meeting or Warrant Holders Meeting and vote in person, you must obtain a legal proxy from the broker, bank or other nominee.

If you do not have access to the internet, you can listen to the Shareholders Meeting or Warrant Holders Meeting by dialing +1 800-450-7155 (toll-free) from within the U.S. and Canada, and by dialing +857-999-9155 (standard rates apply) from outside the U.S. and Canada. When prompted enter pin number [      ]#. By dialing into the Shareholders Meeting or Warrant Holders Meeting, you will only be able to listen to the Shareholders Meeting or Warrant Holders Meeting; you will not be able to vote or ask questions during the Shareholders Meeting or Warrant Holders Meeting.

Revoking Your Proxy

If you are a record owner of your shares or warrants and you give a proxy, you may change or revoke your proxy at any time before it is exercised by doing any one of the following:

•        you may send another later-dated, signed proxy card to our Chief Financial Officer at the address set forth below so that it is received prior to the vote at the Shareholders Meeting or Warrant Holders Meeting;

•        you may notify our Chief Financial Officer in writing before the Shareholders Meeting or Warrant Holders Meeting that you have revoked your proxy by sending a notice of revocation at the address set forth below so that it is received prior to the vote at the Shareholders Meeting or Warrant Holders Meeting; or

•        you may attend the Shareholders Meeting or Warrant Holders Meeting (either in person or virtually), revoke your proxy, and vote via any of the methods described above (by internet, by phone, by mail, or in person); simply attending the Shareholders Meeting or Warrant Holders Meeting will not constitute a change or revocation of your proxy.

Malacca Straits Acquisition Company Limited
Attn: Chief Financial Officer
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong

If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares or Warrants

If you have any questions about any of the proposals or if you need additional copies of this proxy statement/prospectus or the proxy card, contact us at:

Gordon Lo
Chief Executive Officer
c/o Malacca Straits Acquisition Company Limited
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong
+852 2106-0888

No Additional Matters May Be Presented at the Meeting

The Shareholders Meeting has been called only to consider the approval of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Articles Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Advisory Governance Proposals, and the Shareholders Meeting Adjournment Proposal. The Warrant Holders Meeting has been called only to consider the approval of the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal. Under the Malacca articles of association, other than procedural matters incident to the conduct of the Shareholders Meeting and Warrant Holders Meeting, no other matters may be considered at the Shareholders Meeting and Warrant Holders Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Shareholders Meeting and Warrant Holders Meeting.

Redemption Rights

In Connection with the Business Combination

Any holder of our public shares may demand that all or a portion of such shares be redeemed for cash in exchange for a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Malacca’s taxes, calculated as of two (2) business days prior to the consummation of the Business Combination. If you properly exercise your redemption rights, then you will be exchanging your public shares for cash and will no longer own such shares following the Business Combination. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the

Business Combination, will cease to be outstanding and will represent only the right to receive the per share amount in the Trust Account which holds the proceeds of the IPO, and that will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our IPO if the Business Combination is consummated. For illustrative purposes, based on funds in the Trust Account of approximately $[            ] million on [      ], 2023, the estimated per share redemption price would have been approximately $[            ]. Note that the proceeds held in the Trust Account could be subject to claims that may take priority over the redemption rights of public shareholders. Therefore, the per share distribution amount from the Trust Account in such a situation may be less than anticipated due to such claims.

If you hold units, you do not have redemption rights with respect to the units. Rather, in order to exercise your redemption rights with respect to the public shares underlying your units, you must first separate the units into the underlying public shares and warrants. If you fail to cause your units to be separated into the underlying public shares and public warrants and tender or deliver such shares (and share certificates (if any) and other redemption forms) to the Transfer Agent by 5:00 p.m., Eastern Time, on [      ], 2023, you will not be able to exercise your redemption rights with respect to those public shares. It is our understanding that this separation generally takes at least two business days to complete. As such, to the extent you desire to exercise redemption rights with respect to public shares underlying your units, it is important that this separation occurs a sufficient amount of time in advance of the redemption deadline. In addition, public warrants do not have redemption rights.

Public shares properly tendered for redemption will only be redeemed if the Business Combination is consummated, and if it is not consummated, the redemptions will be canceled and the tendered shares will be returned to the relevant public shareholders. The amount payable in respect of the redeemed shares will be paid promptly after completion of the Business Combination.

If you exercise your redemption rights, it will not result in either the exercise or loss of any public warrants. Your public warrants will continue to be outstanding following a redemption of your public shares and will become exercisable 30 days after the completion of the Business Combination.

Under Malacca’s articles of association, we may redeem public shares only so long as our net tangible assets will be at least $5,000,001 immediately either prior to or upon consummation of the Business Combination. In addition, no public shareholder acting together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of our shares may exercise redemption rights with respect to more than 15% of the public shares.

In order to exercise your redemption rights with respect to your public shares, you must:

•        prior to 5:00 PM Eastern Time on [      ], 2023 (two (2) business days prior to the Shareholders Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Malacca public shares for cash to Continental Stock Transfer & Trust Company, Malacca’s Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        in your written request to Continental Stock Transfer & Trust Company for redemption, you must identify yourself as a beneficial holder and provide your legal name, phone number, and address. You must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to ordinary shares of Malacca; and

•        deliver the certificates representing your Malacca public shares either physically or electronically through The Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) System at least two (2) business days before the Shareholders Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Electronic delivery generally will be faster than physical delivery. It is Malacca’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Malacca does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Malacca public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may not be withdrawn once submitted to us unless we permit the withdrawal (which we may do in whole or in part). Requests for redemption may be withdrawn before the deadline for exercising redemption rights (and submitting shares to the Transfer Agent) only with Malacca’s consent, and until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Malacca’s Transfer Agent and thereafter decide not to exercise your redemption rights and desire to withdraw your demand for redemption, you may request that Malacca’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Malacca’s Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, Malacca shareholders should verify the market price of Malacca public shares, as they may receive greater proceeds from the sale of their Malacca ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your ordinary shares of Malacca in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Malacca public shares when you wish to sell your shares.

•        If you exercise your redemption rights, your ordinary shares of Malacca will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the New INDI, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption. in your written request to Continental Stock Transfer & Trust Company for redemption, you must identify yourself as a beneficial holder and provide your legal name, phone number, and address. You must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to ordinary shares ; and

•        tender or deliver your public shares (and share certificates (if any) and other redemption forms) either physically or electronically through DTC’s DWAC System at least two (2) business days before the Shareholders Meeting. Stockholders seeking to exercise their redemption rights and opting to tender/deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Electronic delivery generally will be faster than physical delivery. It is Malacca’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Malacca does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and tender or deliver your public shares (and share certificates (if any) and other redemption forms) as described above, your shares will not be redeemed.

Any demand for redemption, once made, may not be withdrawn once submitted to us unless we permit the withdrawal (which we may do in whole or in part). Requests for redemption may be withdrawn before the deadline for exercising redemption rights (and submitting shares to the Transfer Agent) only with Malacca’s consent, and until the vote is taken with respect to the Business Combination. If you tendered or delivered your public shares (and share certificates (if any) and other redemption forms) for redemption to Malacca’s Transfer Agent and thereafter decide not to exercise your redemption rights and desire to withdraw your demand for redemption, you may request that Malacca’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting Malacca’s Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, Malacca shareholders should verify the market price of Malacca public shares, as they may receive greater proceeds from the sale of their Malacca ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Malacca public shares when you wish to sell your shares.

If you exercise your redemption rights, your ordinary shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the New INDI, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Malacca does not consummate an initial business combination by July 17, 2023, Malacca will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders and the Malacca Warrants will expire worthless.

Redemption of Public Shares if No Business Combination

If the Business Combination is not consummated and if Malacca does not complete a business combination by July 17, 2023, Malacca will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to Malacca to pay its tax obligations (less taxes payable and up to $100,000 of interest we may use to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Malacca’s remaining shareholders and Malacca’s board of directors, liquidate and dissolve, subject (in the case of (b) and (c) above) to Malacca’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of public shares, Malacca would be required to assess all claims that may be potentially brought against Malacca by Malacca’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the public shareholders with respect to amounts that are owed to them. There can be no assurances that Malacca will properly assess all claims that may be potentially brought against us. As such, Malacca’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event Malacca enters an insolvent liquidation. Furthermore, while Malacca will seek to have all vendors and service providers (which would include any third parties we engaged to assist Malacca in any way in connection with Malacca’s search for a target business) and prospective target businesses execute agreements with Malacca waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with Malacca, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

The Sponsor agreed to waive its rights to participate in any liquidation of the Trust Account with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to Malacca’s warrants which will expire worthless.

If Malacca is unable to complete an initial business combination and expend all of the net proceeds of Malacca’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share distribution from the Trust Account would be approximately $[            ] (based on the Trust Account balance as of [            ], 2023).

The proceeds deposited in the Trust Account could, however, become subject to the claims of Malacca’s creditors which would be prior to the claims of the public shareholders. Although Malacca will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities Malacca engages execute agreements with Malacca waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Malacca’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if Malacca chooses not to engage such third party and evaluate if such engagement would be in the best interest of the public Shareholders if such third party refused to waive such claims. Examples of possible instances where Malacca may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, Malacca’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to Malacca than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Malacca and will not seek recourse against the Trust Account for any reason.

Appraisal Rights and Dissenters’ Rights

None of our shareholders, unit holders, or warrant holders have appraisal rights in connection with the Business Combination or the Domestication. None of our shareholders have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

Proxy Solicitation

Malacca is soliciting proxies on behalf of the Malacca board of directors. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. Malacca and its directors, officers and employees may also solicit proxies in person. Malacca will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Malacca will bear the cost of the solicitation.

INFORMATION ABOUT MALACCA

Introduction

Malacca is a Cayman Islands exempted company incorporated on July 17, 2019. Malacca was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Significant Activities Since Inception

On July 17, 2020, Malacca consummated its IPO of 12,500,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds to Malacca of $125,000,000. On July 21, 2020, Malacca consummated the sale of an additional 1,875,000 units that were subject to the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, generating gross proceeds to Malacca of $18,750,000.

Simultaneously with the closing of the IPO, Malacca completed a private sale of 4,000,000 private placement warrants to Malacca Straits Management Company Limited at a purchase price of $1.00 per private placement warrant, generating gross proceeds to the Company of $4,000,000. On July 21, 2020, Malacca consummated the sale of an additional 375,000 private placement warrants to Malacca Straits Management Company Limited at a purchase price of $1.00 per private placement warrant, generating gross proceeds to the Company of $375,000.

Following the closing of the over-allotment option and the sale of additional private placement warrants, a total of $143,750,000, consisting of $125,000,000 of net proceeds from the IPO, $18,750,000 of net proceeds from the over-allotment option and $4,375,000 of proceeds from the sale of the private placement warrants, was placed in the Trust Account, until the earlier of: (i) the consummation of a business combination or (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the articles of association to modify the substance or timing of Malacca’s obligation to redeem 100% of the public shares if the Malacca does not complete its initial business combination within the required time period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of the public shares if Malacca is unable to complete an initial business combination within the required time period, subject to applicable law.

After the payment of underwriting discounts and commissions of $4,000,000 and approximately $464,249 in other expenses relating to the IPO approximately $1,678,493 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by Malacca for the payment of offering expenses and working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of [            ], there was $[            ] in marketable securities held in the Trust Account and $[            ] of cash held outside the Trust Account available for working capital purposes.

Business Combination

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Malacca acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for Malacca’s initial business combination, although Malacca may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The fair market value of the target will be determined by the Malacca board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The Malacca board of directors obtained a fairness opinion from Marshall & Stevens. The public shareholders will be relying on the business judgment of the Malacca board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “Proposal 1 — The Business Combination Proposal — Satisfaction of 80% Test,” the Malacca board of directors determined that this test was met in connection with the Business Combination.

If Nasdaq delists Malacca’s securities from trading on its exchange, Malacca would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of Business Combination

Malacca is seeking public shareholder approval of the Business Combination and, in connection with such meeting, public shareholders may redeem their ordinary shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under our articles of association and the laws of the Cayman Islands. The Sponsor agreed (a) to vote the Founder Shares and any other ordinary shares owned by the Sponsor in favor of the Business Combination; and (b) to not redeem any shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination.

Malacca will complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) only if Malacca has net tangible assets of at least $5,000,001 either immediately prior to the Closing or upon the Closing, in each case, after giving effect to redemptions and the proceeds from the PIPE. Malacca chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act. If the condition above is (a) not waived by INDI; (b) Malacca is unable to satisfy such condition, including with funds from the PIPE, and (c) Malacca is not able to secure additional third-party financing in order to meet the condition, Malacca may not be able to consummate the Business Combination with INDI and it may not be able to locate another suitable target prior to July 17, 2023, if at all. Public shareholders may therefore have to wait until after July 17, 2023 in order to be able to receive a pro rata share of the Trust Account.

Employees

Malacca has four executive officers. These individuals are not obligated to devote any specific number of hours to Malacca matters and devote only as much time as they deem necessary to Malacca’s affairs. Malacca does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Malacca’s management, there is no litigation currently pending or contemplated against Malacca, any of Malacca’s officers or directors in their capacity as such or against any of Malacca’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE OF MALACCA

References to the “Company,” “us” or “we” in this section refer to Malacca.

Directors and Officers

The directors and executive officers of the Company are as follows:

Name	Age	Title
Gordon Lo	43	Chief Executive Officer, President and Director
Stanley Wang	57	Chief Financial Officer and Director
Vince Ming Shu Leung	47	Director
Ping He	38	Director
Eugene TY Tan	60	Director

Mr. Gordon Lo, our Chief Executive Officer, President and a director since February 2022, has been the Chief Financial Officer and Chief Operating Officer of Donaco International Limited (ASX: DNA), a company engaged in leisure and entertainment businesses in the Asia-Pacific region, since January 2020. Prior to that, he was the Chief Financial Officer and Secretary of China Ruifeng Renewable Energy Holdings Limited (0527.HK), a company principally engaged in the operation of wind farms in China, from December 2018 to December 2019. From August 2018 to November 2018, Mr. Lo served as the Financial Controller of VHQ Hong Kong Holdings Ltd. (VHQ-KY 4803), a media company with operations in China, Malaysia and Singapore. Mr. Lo was the Regional Tax Director (Asia-Pacific) of W.L. Gore & Associates (Hong Kong) Limited, a wholesale distributor of piece goods or yard goods of natural or manmade fibers, from September 2014 to February 2018. Mr. Lo is a fellow member of Hong Kong Institute of Certified Public Accountants and a certified public accountant in Hong Kong, and a fellow member of The Association of Chartered Certified Accountants and a Certified Chartered Accountant in the U.K. Mr. Lo received his Bachelor of Business Administration degree in Accountancy from the City University of Hong Kong and his Master of Science degree in Investment Management from Hong Kong University of Science and Technology. Mr. Lo is well-qualified to serve on the Board due to his extensive corporate finance and publicly-listed company experience.

Stanley Wang, our Chief Financial Officer and a director since July 14, 2020, has been the founder and managing director of K2 Venture Capital Company Limited, a venture capital investment company focused on investments in financial technologies and artificial intelligence opportunities in Southeast Asia. Since 2017, Mr. Wang has also been serving as a consultant and management investment committee member of TIH Limited, a Singapore-listed closed-end fund formed in 1994 (“TIH”), where he provides consultation and approves investments. Prior to that, Mr. Wang served as a director of several technology startups and media companies, serving as a managing director at Emerging Asia Capital Partners, a Thailand-based project financing advisory firm, from 2015 to 2016, a senior financial advisor to Italian-Thai Development, a civil infrastructure and construction group, and to the group’s founding family from 2004 to 2013, and the managing director to PK Development Pty Ltd, a property development company in South Africa, from 1996 to 2003, respectively. Prior to that, Mr. Wang was an executive director at Goldman Sachs (Asia) Limited, Hong Kong and Singapore from 1992 to 1995, a senior associate at Morgan Stanley (Asia) Limited, Hong Kong from 1990 to 1992, and an associate at Morgan Stanley Real Estate International, New York from 1988 to 1990, where he was involved in both real estate investment banking and project finance. Mr. Wang earned a Bachelor’s degree in Economics and Finance from The Wharton School of the University of Pennsylvania and an MBA degree from The University of Chicago. Mr. Wang is well qualified to serve on our board due to his extensive finance and investment experience, as well as his experience with conglomerates.

Vince Ming Shu Leung, one of our directors since July 2022, has been the group Chief Financial Officer, a member of strategy committee of 58 Group, a leading classified information internet platform in China and managing partner of 58 Industry Fund, an investment fund under 58.com Inc., where he is mainly responsible for overseeing overall financial and legal functions and strategic investment and management of the 58 Industry Fund, since April 2021. He has been serving as a founding and managing partner at Harmony Capital, a family office PE fund with a focus on internet and consumer sectors in China, since February 2017. From January 2013 to January 2017, Mr. Leung served as Chief Financial Officer of Visual China Group, a company mainly engaged in the image licensing businesses and a public company listed on the Main Board of the Shenzhen Stock Exchange. From January 2008 to December 2012, Mr. Leung served as the Chief Financial Officer of China ITS (Holdings) Co., Ltd., a Hong Kong listed company mainly engaged in the provision of intelligent transportation solutions covering expressway, railway and urban traffic sectors. From February 2003 to March 2006, he served as a senior manager in the mergers and acquisitions department and subsequently as Chief Financial Officer at CDC Corporation, a Nasdaq and Hong Kong listed group. From October 1999 to December 2000, Mr. Leung served as a senior consultant at Arthur Andersen & Co, where he was mainly responsible for providing business consultancy services. From September 1998 to August 1999, he was an auditor at PricewaterhouseCoopers. Since May 2022, Mr. Leung has been serving as an independent non-executive director at Infinities Technology international (Cayman) Holding Limited (formerly known as “Jiu Zun Digital Interactive Entertainment Group Holdings Limited”), a company mainly engaged in the provision of mobile gaming solutions and a public company listed on the Main Board of the Hong Kong Stock Exchange. Since August 2021, Mr. Leung has been serving as non-executive director of Gogox Holdings Limited, a company mainly engaged in the provision of logistic and delivery solutions and offering platform services to connect transacting user and logistic and delivery service provider in the mainland China, Hong Kong, Singapore, the Republic of Korea, and other Eastern and Southern Asian countries, whose shares are listed on the Main Board of the Hong Kong Stock Exchange. Since December 2019, Mr. Leung has been serving as an independent non-executive director at Renrui Human Resources Technology Holdings Limited, a company mainly engaged in the provision of human resources services and a company listed on the Main Board of the Hong Kong Stock Exchange. Since March 2017, he has been serving as an independent non-executive director at Sun.King Technology Group Limited, a company mainly engaged in the provision of power electron capacitor and a public company listed on the Main Board of the Hong Kong Stock Exchange. Since February 2013, Mr. Leung has been serving as an independent non-executive director at Cabbeen Fashion Limited, a menswear outfit brand in China and a public company listed on the Main Board of the Hong Kong Stock Exchange. Mr. Leung has been a Fellow Member of Association of Chartered Certified Accountants and the Fellow Member of the Hong Kong Institute of Certified Public Accountants since February 2007 and June 2010, respectively. Mr. Leung obtained a First Class Honor bachelor’s degree in accounting from the City University of Hong Kong and a master’s degree in accounting from The Chinese University of Hong Kong. Mr. Leung is well-qualified to serve on our Board due to his expertise in corporate finance and management and his extensive experience with public companies.

Ping He has been a director since inception and brings over a decade of professional experience in international finance and venture capital. Since 2020, he has been serving as the head of finance at Osix Corporation, a growth capital financing company based in Silicon Valley. Concurrently, he is an active startup investor and advisor in several international companies spanning e-commerce, gaming, fintech, consumers and logistics, as well as a director of Labforinvention Corp., a novel materials research and development company, since 2019, and a director at Alkymia SAS, an internet technology company, since 2017. Mr. He was a director at Quintus Partners LLC, a cross-border merchant bank responsible for sourcing, due diligence and execution of M&A and growth capital mandates, from 2017 to 2019. Prior to that, from 2014 to 2015, he worked as a manager at Refinitiv, a global provider of financial market data and infrastructure, responsible for identifying and developing technology-enabled business opportunities. Mr. He was an investment associate at Argyle Street Management Limited, an SEC-registered investment adviser and indirect member of the Sponsor (“ASM”) from 2012 to 2013, an investment banking analyst at Barclays from 2010 to 2012 and an analyst at NERA Economic Consulting from 2006 to 2010. Since July 2022, Mr. He has been a director of Titans Labs Inc., a Delaware corporation for a tournament game that is under beta development. Mr. He received his Bachelor’s degree in Economics from The University of Chicago. He is also a CFA charterholder. Mr. He is well qualified to serve on our Board due to his extensive advisory, board and finance experience.

Eugene TY Tan, one of our directors since July 2022, has been the Co-Chief Executive Officer of Oriental Patron Asia Limited, a financial services company, since April 2019. From January 2017 to March 2019, Mr. Tan was the Co-Chief Executive of the Institutional and Client Group at Shanxi Securities International, a company engaging in the provision of securities brokerage and investment advisory services. He was the Managing Director and Head of Investment Banking and Equity Capital Markets — Asia Department at Oppenheimer Investments Asia Limited, an investment advisory firm, from 2013 to 2016. From 2010 to 2012, Mr. Tan served as the Managing Director, Greater China of Rothschild (Hong Kong) Limited, a financial advisory firm. From 2007 to 2010, he was the Managing Director of Argyle Street Management, an asset management firm. Prior to that, Mr. Tan has also worked at various financial services firms, including Goldman Sachs, Salomon Smith Barney, ING Barings, HSBC Investment Bank and Citibank, N.A. Mr. Tan served as independent board member of KGI Holdings and KGI Thailand. Mr. Tan served as a member of the Hong Kong Trade Development Council (HKTDC) Belt and Road & Greater Bay Area Committee’s Industrial Parks: SMEs’ Manufacturing Partnership and Investment Task Force from November 2019 to December 2021. Mr. Tan holds an MBA with Distinction from Stanford Graduate School of Business where he was an Arjay Miller Scholar and Deloitte and Touche Accounting Awardee. He also holds dual degrees in Accounting and Finance, summa cum laude, from the University of the Philippines. Mr. Tan is a Certified Public Accountant. Mr. Tan is well-qualified to serve on the Board due to his extensive corporate finance and publicly-listed company experience.

Number, Terms of Office, Actions and Election of Officers and Director

Our Board consists of five members. Holders of our Founder Shares will have the right to elect all of our directors prior to consummation of our initial business combination and holders of our public shares will not have the right to vote on the election of directors during such time. Holders of our Founder Shares have the right to appoint all of our directors prior to consummation of our initial business combination and holders of our public shares do not have the right to vote on the appointment of directors during such time. These provisions of our articles of association may only be amended by a special resolution passed by at least 90% of our ordinary shares voting in a general meeting. Each of our directors will hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on our Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our Board or by a majority of the holders of our Founder Shares.

Our officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our articles of association as it deems appropriate. Our articles of association provide that our officers may consist of a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Board.

Committee Membership, Meetings and Attendance

We currently have the following standing committees: the audit committee and the compensation committee. Each of the standing committees of the Board is comprised entirely of independent directors.

Audit Committee

Effective July 14, 2020, we established an audit committee of the Board, in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Leung, He and Tan serve as members of our audit committee and Mr. Leung serves as the chairman of the audit committee. Each of the audit committee members is an independent director under the Nasdaq listing standards.

We have adopted an audit committee charter that details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and our Board has determined that Mr. Leung qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Effective July 14, 2020, we established a compensation committee of the Board. Messrs. Tan and He serve as members of our compensation committee and Mr. Tan serves as the chairman of the compensation committee. Each of the compensation committee members is an independent director under the Nasdaq listing standards. We have adopted a compensation committee charter that details the purpose and responsibilities of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any is paid by us), evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses and as set forth below, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to our IPO to be paid either prior to or in connection with our initial business combination. At the closing of our initial business combination, we may also pay a customary financial consulting fee to ASM, TIH, or any affiliates of the Sponsor, which will not be made from the proceeds of our IPO held in the Trust Account prior to the completion of our initial business combination. We may pay such financial consulting fee in the event such party or parties provide us with specific target company, industry, financial or market expertise, as well as insights, relationships, services or resources that we believe are necessary in order to assess, negotiate and consummate an initial business combination. The amount of any such financial consulting fee we pay will be based upon the prevailing market for similar services for comparable transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Leung, He and Tan. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by holders of our Founder Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Holders of our public shares will not have the right to recommend director candidates for nomination to our Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our Board.

Code of Ethics

Effective July 14, 2020, Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with IPO. You will be able to review these documents accessing our public filings at the SEC’s web site at www.sec.gov. Any amendments to or waivers of certain provisions of our Code of Ethics will be disclosed in a Current Report on Form 8-K.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. We may pay consulting, finder or success fees to our officers, directors, shareholders or their affiliates for assisting us in consummating our initial business combination. They will also receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. The amount of such compensation may not be known at the time of a general meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors.

The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing.

Director Independence

Our Board has determined that each of Vince Ming Shu Leung, Ping He and Eugene TY Tan is an “independent director” under the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

MALACCA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “us” or the “Company” refer to Malacca Straits Acquisition Company Limited. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on July 17, 2019 as a Cayman Islands exempted company for the purpose of effecting a business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our shares, debt or a combination of cash, equity and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Development

On September 26, 2022, the Company entered into the Merger Agreement with INDI, Merger Sub, the Sponsor and the other parties thereto. Pursuant to the terms of the Merger Agreement, (i) prior to the Closing of the Business Combination, INDI shall convert from a corporation incorporated under the laws of the State of California into a Delaware corporation, and the Company de-register as an exempted company incorporated in the Cayman Islands and transfer by way of continuation to the State of Delaware and domesticate as a corporation incorporated under the laws of the State of Delaware, and (ii) at the Closing , Merger Sub will merge with and into INDI, with INDI continuing as the surviving entity and wholly-owned subsidiary of New INDI, and with each INDI stockholder receiving shares of the Company’s common stock at the Closing. Simultaneously with entering into the Merger Agreement, the Company entered into a Subscription Agreement with PIPE Investor to purchase a total of 1.5 million shares of the Company’s Class A common stock (after giving effect to the Domestication) in a PIPE in the Company at $10.00 per share with aggregate gross proceeds to of $15,000,000, to be consummated immediately prior the Closing, but after the Domestication.

In connection with the Business Combination, INDI stockholders will receive a number of shares of New INDI common stock having an aggregate value of $600,000,000, subject to the following adjustments: the aggregate value will be decreased by the amount of INDI’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the Closing, and the aggregate value will be increased by the amount by which the Company’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to the Company in cash or to cancel a number of Class B ordinary shares held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

In addition, the Earnout Participants will, as a group, have the contingent right to receive up to an additional 20,000,000 Earnout Shares as follows: (i) the Earnout Participants will receive 5,000,000 Earnout Shares if the Company’s consolidated net sales of electric automobile vehicles for the 12-month period beginning with the start of the First Sales Earnout Year is at least 400, at an average effective pre-tax sales price of $55,000 per vehicle, and will receive another 10,000,000 Earnout Shares if the consolidated net sales of electric automobile vehicles for next 12-month period after the First Sales Earnout Year is at least 2,000, at an average effective pre-tax sales price of $55,000 per vehicle. The Earnout Participants will receive another 5,000,000 Earnout Shares if the volume weighted average stock price of New INDI common stock is at least $12.50 per share for any 20 trading day period within any 30 trading day period beginning 150 days after the Closing until December 31, 2024. For more information about the Business Combination and the PIPE, see the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to September 30, 2022 were organizational activities, those necessary to prepare for the IPO, described below under “Liquidity and Capital Resources”, and, after the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account, a Trust Account located in the United States with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the year ended December 31, 2021, we had net income of $6,050,466, which consists of a gain due to changes in fair value of warrant liabilities of $7,457,876, operating expenses of $1,440,989, offset by interest earned from bank of $3 and interest earned on marketable securities held in the Trust Account of $35,576.

For the year ended December 31, 2020, we had a net loss of $7,625,541, which consists of a loss due to changes in fair value of warrant liabilities of $7,193,729, transaction costs of $186,456 and operating expenses of $311,104, offset by interest earned from bank of $4 and interest earned on marketable securities held in the Trust Account of $65,744.

For the three months ended September 30, 2022, we had net loss of $352,814, which consisted of operating expenses of $528,119, offset by change in fair value of derivative warrants liabilities of $(18,750) and dividend earned on investments held in the Trust Accounts of $194,055.

For the three months ended September 30, 2021, we had a net income of $6,161,730, which consisted of operating expenses of $491,275, offset by change in fair value of derivative warrants liabilities of $6,646,688 and interest and dividend earned on investment held in the Trust Accounts of $6,317.

For the nine months ended September 30, 2022, we had a net income of $3,551,144, which consisted of operating expenses of $950,464, offset by the change in fair value of derivative warrant liabilities of $4,231,093 and interest and dividends earned on investments held in the Trust Account of $270,515.

For the nine months ended September 30, 2021, we had a net income of $6,449,010, which consisted of operating expenses of $1,112,249, offset by the change in fair value of derivative warrant liabilities of $7,533,260 and interest and dividends earned on investments held in the Trust Account of $27,999.

Liquidity and Capital Resources

On July 17, 2020, we consummated the IPO of 12,500,000 units, and on July 21, 2020, we consummated the sale of an additional 1,875,000 units which included the full exercise by the underwriters of their over-allotment option, at $10.00 per unit, generating aggregate gross proceeds of $143,750,000. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A ordinary share for $11.50 per share. Simultaneously with the closing of the IPO and the full exercise of the over-allotment option, we consummated the sale of an aggregate of 4,375,000 private placement warrants to our Sponsor at a price of $1.00 per warrant, generating aggregate gross proceeds of $4,375,000.

Following the IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $143,750,000 was placed in the Trust Account. We incurred $8,394,954 in transaction costs, including $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $488,704 of other offering costs in connection with the IPO and the sale of the private placement warrants. Of these amounts, transactions costs of $186,456 attributable to the issuance of the warrants were expensed during 2020.

For the year ended December 31, 2021, net cash used in operating activities was $1,218,150. Net income of $6,050,466 primarily related to the income from change in fair market value of derivative warrant liabilities of $7,457,876, interest earned on marketable securities of $33,576 and changes in operating assets and liabilities, which provided $222,836 of cash from operating activities.

For the nine months ended September 30, 2022, net cash used in operating activities was $720,444. Net income of $3,551,144 was offset by the change in the fair value of derivative warrant liabilities of ($4,231,093) and interest and dividends earned on investments held in the Trust Account of $270,515. Changes in operating assets and liabilities used $35,563 of cash from operating activities.

At December 31, 2021 and 2020, we had cash and marketable securities held in the Trust Account of $143,849,320 and $143,815,744, respectively. Subsequent to December 31, 2021, $96,761,060 was distributed to shareholders who elected to redeem their shares. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.

At December 31, 2021 and 2020, we had cash of $112,687 and $730,837, respectively, held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

At September 30, 2022, we had cash held in the trust of $48,629,274. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our business combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue our growth strategies.

At September 30, 2022, we had cash of $202,577 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

On December 27, 2021, we held our 2021 annual general meeting and approved, among other things, the first extension amendment (the “First Extension Amendment”), which extended the date by which we must consummate a business combination from January 17, 2022 (which is 18 months from the closing of our IPO) to October 17, 2022 (or such earlier date as determined by the Board) by amending our Amended and Restated Memorandum and Articles of Association and other related proposals. In connection with the First Extension Amendment, shareholders holding 9,669,449 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account (the “First Extension Redemption”). The First Extension Redemption, in which shareholders holding 9,669,449 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account, also occurred in connection with the First Extension Amendment. We paid from the Trust Account an aggregate amount of $96,761,060, or approximately $10.00 per share to redeeming shareholders in the First Extension Redemption. For each one-month extension, the Sponsor agreed to the First Contribution, whereby the Sponsor contributes to us, as a loan, $0.03 for each public share not redeemed in connection with the First Extension Amendment (the “First Contributions”). First Contributions in the amount of $141,167 are payable monthly through our extension date in October 2022 (if the Sponsor fully extends the term we have to complete an initial business combination).

On October 12, 2022, we held our 2021 annual general meeting and approved, among other things, the second extension amendment (the “Second Extension Amendment”), which extended the date by which we must consummate a business combination from October 17, 2022 to July 17, 2023 (or such earlier date as determined by the Board) by amending our Amended and Restated Memorandum and Articles of Association and other related proposals. In connection with the Second Extension Amendment, shareholders holding 4,188,197 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account (the “Second Extension Redemption”). The Second Extension Redemption, in which shareholders holding 4,188,197 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account, also occurred in connection with the Second Extension Amendment. We paid from the Trust Account an aggregate amount of $43,282,728, or approximately $10.33 per share, to redeeming shareholders in the Second Extension Redemption. For each one-month extension, the Sponsor agreed to the Second Contribution, whereby the Sponsor contributes to us, as a loan, $0.033 for each public share not redeemed in connection with the Second Extension Amendment (the “Second Contributions”). Second Contributions in the amount of $153,655 are payable monthly through our extension date in July 2023 (if the Sponsor fully extends the term we have to complete an initial business combination).

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private placement warrants, at a price of $1.00 per warrant, at the option of the lender.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. We have issued four unsecured promissory notes in the amount of up to $300,000, $300,000, $1,297,500 and $153,655, which were dated August 2, 2021, October 20, 2021, March 29, 2022 and October 17, 2022, respectively (the “Promissory Notes”), to our Sponsor for additional funding. The Promissory Notes are non-interest bearing and payable at the earlier of (i) the date on which the initial business combination is completed and (ii) the date of our liquidation. Such proceeds were used to fund working capital. As of September 30, 2022, there was a total of $2,680,834 outstanding under the Promissory Notes.

Going Concern

In connection with our assessment of going concern considerations in accordance with ASU 2014-15, we have determined that if we are unable to complete a business combination by July 17, 2023 (if the Sponsor fully extends the term we have to complete a business combination), then we will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after July 17, 2023. We intend to complete a business combination before the mandatory liquidation date.

Off-Balance Sheet Financing Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements, as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. A portion of such amount, not to exceed 25% of the total amount of the deferred fee held in the Trust Account, may be re-allocated or paid to unaffiliated thirds parties that assist us in consummating a business combination. The election to re-allocate or make any such payments to unaffiliated third parties will be solely at the discretion our management team, and such unaffiliated third parties will be selected by the management team in their sole and absolute discretion.

Pursuant to a registration rights agreement entered into on July 14, 2020, the holders of the Founder Shares, private placement warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Policies

The preparation of the accompanying unaudited condensed consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 7,187,500 public warrants to investors in our IPO and issued 4,375,000 private placement warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with FASB ASC Topic 815-40, “Contracts in Entity’s Own Equity”. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants was initially measured using a Monte Carlo simulation approach with subsequent measurements based off the quarterly trading price, whereas the fair value of the private placement warrants was estimated initially and subsequently using a Modified Black Scholes Model.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of our unaudited condensed consolidated balance sheets in “Item 1. Financial Statements”.

Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet. Under FASB ASC Topic 480-10-S99, “Distinguishing Liabilities From Equity”, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Income or loss is allocated on a pro rata basis to each of the two classes of ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.

Recent Accounting Standards

Management does not believe that there are any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our accompanying unaudited condensed consolidated financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer (together, the “Certifying Officers”), or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our Certifying Officers, we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, our Certifying Officers concluded that our disclosure controls and procedures were effective as of September 30, 2022.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Malacca, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, we expects that New INDI will continue to qualify as a smaller reporting company.

INFORMATION ABOUT INDI

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of INDI, Inc. and its subsidiaries prior to the consummation of the Business Combination.

BUSINESS OF INDI

Overview

INDI is a California-based electric vehicle company founded in 2017. Since its incorporation in 2017 in California, the Company has developed advanced EV prototypes and intends to bring to the EV marketplace various models through the years, starting with Indi One, a 5 seat crossover electric vehicle featuring a distinctive look and outstanding technology for an affordable price. INDI is convinced the future of electric vehicles is than a mere mode of transportation that gets consumers from point A to B. By rethinking mobility, INDI applied the latest emerging technological trends to our vehicle to provide unique user experience and evolve users’ relationships with their vehicles.

INDI is currently building pre-production vehicles for testing, validation, certification, and regulatory approvals. INDI plans, within approximately one year following the Closing of the Business Combination, to complete all the testing required for production of the INDI One prototypes that is needed to support its pursuit of regulatory approvals required before INDI can progress towards the commercial production of INDI One.

Market Opportunity

The motor vehicle industry has experienced a significant transformation in the recent years, driven by higher society awareness of environmental causes, increasingly stringent regulations on vehicle emissions and the introduction of fully electric vehicles. The electric vehicle industry is poised for explosive growth in coming decades. Major automakers are transitioning towards electric models, joined by an increasing number of EV start-ups. According to the Electric Vehicle Outlook 2021 report, a long-term forecast published in May 2021 by Bloomberg New Energy Finance, global passenger electric vehicle sales amounted to 5.6 million vehicles in 2021 and are expected to grow to a total of approximately 14 million vehicles in 2025 and to approximately 34 million vehicles by 2030. This implies a compounded annual growth rate (CAGR) of about 22%.

Key drivers of EV market growth include:

•        Government Actions:    local and national governments are offering various forms of rebates and credits for the purchase of EVs. In addition, an increasing number of countries are encouraging the adoption of electric vehicles or a shift away from fossil-fuel-powered vehicles. For example, in the U.S., both states and municipalities have begun to roll out legislation banning combustion engines, with California mandating new passenger cars and trucks sold to be zero-emission by 2035. The European Union has also announced plans to phase out combustion engines by 2030.

•        Increasing Environmental awareness:    consumers are more concerned about the impact of goods they purchase, both on their personal health and the environment. As consumer awareness increases, zero emission transportation has become a popular and widely advocated urban lifestyle, which has accelerated further development in the electric vehicle market.

•        Expected Economies of Scale:    As EV sales grow, parts volume is expected to grow in tandem, allowing automakers to purchase parts at a lower cost and further accelerating the switch to electric. The continuing improvement in battery technology, continuing build-out of electric charging infrastructure, and the growing comfort with EV range capabilities are easing consumers’ “range anxiety” and facilitating consumer adoption.

INDI Vehicle Design and Technology

INDI’s first vehicle will be the Indi One, an all-electric crossover that will be offered in 2 different trim options:

•        White (basic) trim, with a 75 kWh battery and a single motor and an anticipated 230 miles of range. Expected base retail price of approximately $45,000 in the U.S. market before federal and state incentives are applied; and

•        Premium trim, with a 95 kWh battery, dual motor and the V.I.C. and an anticipated 300 miles of range. Expected base price of approximately $69,000 in the U.S. market before federal and state incentives are applied.

INDI Car Network Platform (“INCP”)

INDI has designed the INDI Car Network Platform with capabilities to access over-the-air, cloud-based support; 5G internet access, in vehicle Wi-Fi, superior in-vehicle computing and processing; automated drive assistance system (Level 2.5); rear collision detection deterrent, dual displays, software development kits (“SDKs”) for third party applications and opensource contributions; voice recognition technology; navigation and vehicle systems; vehicle motion synchronizing system, and with connectivity to personal devices such as mobile phones, personal computers and smart homes.

Vehicle Integrated Computer and In Car and Car-to-Car Gaming

The “Vehicle Integrated Computer” or V.I.C. is INDI One’s brain and heart. Strategically located at the frunk, the mainboard design, cooling, and shock-absorbing systems allow the V.I.C. to operate at its maximum potential. V.I.C.’s computing capacity and 5G connectivity will push the usability of the “Internet of Cars” even further. With the V.I.C., people can bring some of their daily activities into the INDI One, such as web browsing, video chatting, VR gaming, crypto mining, YouTube/TikTok broadcasting, and document editing. The high-resolution screens and intuitive interface were designed for ease of use. The V.I.C. was designed to break the boundary of people’s living space: to eliminate the gap between the living room/office and the vehicle.

Connectivity.    Communication is not restricted to the inside of the Indi One anymore. It expands to the contour and the backend server, where more services are available to enhance the experience.

In Car Gaming.    VR gaming is one of the unique features INDI One offers. Our goal is for V.I.C.’s computing power to render realistic virtual environments for the passengers playing to feel like they have fully immersed into the VR experience while still in the car. In addition to consumers who are gamers, we believe that V.I.C. will appeal to consumers who consider themselves to be Vloggers, YouTubers, and TikTokers, as well. V.I.C.’s expected high-speed connectivity and computing power, plus five in-cabin high-resolution cameras, are intended to enable people to produce and publish quality videos throughout their riding experience.

The onboard hardware and various unique accessory packages will allow INDI to heighten the experience and build on the “gamification” of transportation. Whether it is actual game play within the cabin, augmented reality tournaments at a local meet-up spot, or competitive daily driving to be the most efficient driver in the INDI family, ultimately INDI’s EV systems will have the power to connect. INDI plans to leverage the power of V.I.C. to make it capable of running high quality games, such as Triple A games. INDI in car gaming capabilities will allow for the optimization of augmented reality and virtual reality opportunities, merging the vehicle as an active part of the gaming experience, such as optional rear gaming seats mounted with sensors, able to vibrate and rotate according to the change of game scenes and the speed of cars.

Infotainment System with 5 Cameras.    INDI’s uniquely distinctive infotainment system will be powered by V.I.C. and will feature 2 front seat 15.6” screens powered by an operating system (with the option to add 2 back seat screens), 3 inward facing cameras, 2 outward facing cameras, a hi-fidelity microphone located in the front overhead console and premium audio system. This highly equipped technology pack will allow users to customize their experience. Content creators will be able to shoot, edit, and upload content directly from inside the car. Business people can watch news, have videoconference calls, work with office applications and other on-the-go activities. The rear seats will host optional virtual reality headsets and screens, so that passengers can experience one of the most immersive experience ever developed in a vehicle.

INDI One holds 3 inward-facing cameras glancing front row, second row, and rear-facing babies on board, and 2 outward-facing cameras located on the windshield and the rear window. The cameras are deliberately located to capture high-quality pictures and videos on demand using the 15.6’’ touchscreen or voice command. Both driver and passengers can select one or multiple cameras to snap photos or record videos. The infotainment cameras are a convenient way to memorize cherished road trip moments or view babies in rear-facing car seats, capture content to share on social media, attend video calls, security checks, and more. The outward facing cameras are designed to aid with driving in reverse, such as in parking maneuvers.

Indi Assistant™. Powered by V.I.C., INDI Assistant™ is an artificial intelligence-enabled tool serving as a digital assistant providing personalized suggestions to drivers and passengers. Indi Assistant conducts personalized searches, calls, messages, and more through voice commands and other interaction options. Indi assistance realizes user habits and patterns to improve Indi one user experience. Cloud-connected Indi assistance offers recommendations for music, news, events, and points of interest like restaurants, grocery stores, charging stations, and other destinations.

INDI Assistant	HALO ADAS

INDI’s Advanced Driver Assistance System — HALO ADAS

INDI’s HALO ADAS consolidates multi-directional advanced driver assistance system (ADAS) warnings into one place, easily visible to the driver. INDI designed the steering wheel lighting with a goal of improving safety by cautioning drivers with an intuitive visual warning design to help prevent accidents through ADAS algorithms.

Indi One initially will offer advanced driver assistance system capabilities in the range of SAE ADAS Level 2.5 (partial automation), covering 21 ADAS functions such as automatic parking assist (APA), around view monitor

(AVM), and intelligent high beam control (IHBC) using 5 cameras, 5 radars, and 12 ultrasonic sensors. The HALO ADAS architecture allows redundant communication using different communication paths. The Indi One HALO ADAS system architecture will offer the following:

•        active and passive safety functions designed with the goal to deliver overall US NCAP five-star rating. Five-star is the maximum attainable NCAP score.

•        hardware platform to potentially support anticipated future software upgrades to SAE ADAS Level 3 (autonomous driving) features.

•        2 hardware setups for basic and extended ADAS functions.

•        driver monitoring for better safety and longer hands-off time.

•        sensor fusion and redundancy for improved safety

•        high presence of Ethernet for main domain controller connectivity.

Exterior Design

Instantly recognizable, the exterior captures the synthesis of automobiles from mechanical to electronic products. INDI’s design team balanced the concept of a floating cabin, highlighted by the black roofline and contrasted against a unique color palette, inspired by the city of Los Angeles. An intended ambiguity toward directional concepts has produced a well -proportioned surface treatment with an eye to craftmanship. The stance is ably grounded with a 22 -inch premium aero wheel package.

The Indi One’s front hood incorporates an integrated see-through window that allows INDI to showcase the computer at its heart. As you approach or view the Indi One from the front, one can see the digital hardware that allows our unparalleled digital experience and customizability. Much like a super car highlights its powertrain through see-through windows often located behind the driver, INDI wanted to highlight it’s digital experience powertrain housed beneath the front hood. This element glows from within at night and adds a distinct and recognizable element to the INDI One.

Living Space

Indi One will showcase INDI’s patented interior multi-functional center console offers an exceptional level of functionality and convenience. Housed underneath the over-sized center armrest are several usable features to elevate the Indi One user’s physical user experience. Beneath the armrest are two functional storage containers; one designed to keep beverages cool, the other houses a small receptacle for waste. Both bins can be easily removed for emptying and cleaning when necessary. Forward of these storage bins (on the exterior of the console is a small shelf for mobile phone placement, below that is the built-in wireless charging pad and dual, side-by-side cupholders. The Indi One’s console also acts as the main hub for digital hardware that connects to the touch screen in-vehicle infotainment computer system via human machine interface connection points. A pair can be found both on the front and rear side of the console for occupants in both first and second rows. The rear of the console also contains a storage pocket for mobile phone and integrates the ventilation for the rear occupants. The living space experience isn’t determined solely by the amount of technology the vehicle possesses, but also by the feeling of comfort, synergy and confidence it conveys. The uncluttered instrument panel floats within the cocoon of the living space. Natural light, from the panoramic roof floods the interior. Thoughtfully hidden ambient light unobtrusively changes the mood as day turns to night. We think of the interior as magnetic minimalism, which translates into a clean cohesive space, whilst intricate details add a sense of quality and craftmanship.

Indi One will incorporate INDI’s patented Click’n Loc™ system into the rear cargo area. This system, made of adjustable ‘pucks’ that can attach to both the floor and sidewalls of the rear cargo area, allow users to configure the storage space of the Indi One to meet their own specific needs. These attachment pucks can be used to connect custom straps, bungy cords, storage containers or our patented Versa Shelf™ into any one of numerous configurations that will allow our users to carry and organize optional equipment in the rear environment. INDI is developing unique and specific optional items to be used with the Click’n Loc system including optional packages to store and transport sport equipment, photography equipment (including camera and drone hardware), and even a pet loft suite of components to give a comfortable space to use for small to midsize pets in the rear of the car. The Versa Shelf is a sturdy, undulated shelf that attaches via the Click’n Loc hardware and allows for the user to create unique cubby spaces in the rear (to separate items when shopping), create an elevated space for their pet, or it can even be removed to be used outside the vehicle as a small bench or seat for those spontaneous trips to the beach our great outdoors.

Battery

INDI has developed its own battery architecture to meet its performance requirements, ease of repair, packaging versatility, and business targets. The INDI battery pack is made of assembled doubled-stacked battery modules, developed by INDI propulsion team of engineers for INDI vehicles. The fundamental components of such modules are cylindrical battery cells retained in injection-molded plastic frames using adhesive bonding. The number of modules assembled can vary, so that INDI can provide the desired battery configuration and mileage to the vehicle. Available configurations will be: (1) 75 kWh, allowing for approximately 230 miles of range, (2) 95 kWh, allowing for approximately 300 miles of range, and (3) 114 kWh, allowing for approximately 360 miles of range. The cell/frame assembly achieves high-structural integrity allowing for simple and straightforward mounting and assembly of the modules in the battery pack. At the module level, cell current is collected from the cells via ultrasonically welded wire bonds between the cell and the highly conductive current collectors. The bonding process is scalable using standard automated equipment which can be programmed for different cell arrangements and bonding configurations.

Cell thermal control is integrated into the module construction. The battery modules are arranged in such a way to promote protection in case of a collision, to minimize the possibility of unexpected fires. The negative end of each cell is adhesively bonded to a heat exchanger through which chilled or heated liquid is circulated. Heat exchange flows along the more conductive axial path through the cell. This double-stack construction allows for compact cell spacing and uses both sides of the heat exchanger, so effective heat transfer is achieved with dense cell packaging.

Cell monitoring is achieved with fitted circuit boards that sense module temperatures and voltages. The module data are relayed to the battery control module via an error-tolerant communication link. The battery management system processes battery data to provide real-time operating parameters for the battery.

The battery enclosure mounts underfloor to the vehicle unibody structure. The body and battery have been designed and evaluated as a unit to provide protection for vehicle occupants and the battery in crash situations.

Indi EV chassis and powertrain system

The INDI One will be equipped with a 150 kW and a 200 kW EDUs that deliver a perfect acceleration and towing capacity.

To enhance the in-vehicle entertainment and the passenger experience, the INDI engineering team developed a chassis and powertrain system focused on a safe ride with a smooth luxury feel. The INDI One uses a double wishbone system in the front and an SLA suspension in the rear providing a high stability, comfortable ride. The system designed to take advantage of both air suspension (for premium versions) and coil spring (for standard versions) with minimum changes to the vehicle.

The brake control system is an ASILD system with maximum safety, that supports regenerative brake to extend the range. Indi-1 utilize cast aluminum brake calipers that provides top notch brake performance, reduces the unsprang mass and provide a significant aero performance advantage compared to the competitors.

Future EV Offerings

While INDI’s principal focus is to finalize the design, development, and homologation of the INDI One, so that it can seek requisite regulatory approvals to commence commercial production, INDI is beginning initial designs for follow future EV vehicle offerings, including designs for the INDI Space, a luxury van and INDI Two a versatile pick up. Future INDI vehicles are expected to share common brand features and design lines, transmitting that unique futuristic look that INDI has strived for since its inception. INDI vehicles will be designed with distinctive characteristics, such as:

•        futuristic modern design, styling floating cabin look and embracing interior;

•        superior driving experience provided by the infotainment system, V.I.C. enabled functionalities, HALO ADAS, performance and driving range; and

•        personalized user experience, computer powered front seats screens, 5G connectivity, inward and outward facing cameras.

INDI vehicles seek to be ahead of competition in their respective segments in terms of design, driving experience, comfort, connectivity, and user experience.

Manufacturing Strategy

INDI’s has leased a facility in Costa Mesa, to serve as a research and development center and is currently evaluating larger facilities in California for a future pilot production line.

INDI intends to enter into a contract manufacturing arrangement for the commercial production of the INDI One. INDI believes that outsourcing our manufacturing to an experienced partner will reduce its capital requirements, leverage established manufacturing expertise, take advantage of supply chain networks, secure the benefits of economies of scale more rapidly than if we developed our own direct capabilities. This will also leave INDI free to focus on developing key intellectual property and design elements.

INDI EV is currently negotiating with third party manufacturers to secure production capacity sufficient to produce INDI One pilot production vehicles in accordance with management’s estimated needs. INDI has entered into a non-binding memorandum of understanding with one manufacturer, and is in the process of negotiating a definitive manufacturing agreement.

Sales and Go-to-Market Strategy

INDI has not yet sold any electric vehicles. INDI plans to adopt both a direct and indirect sales model using a combination of online and retail experience centers to drive sales.

Direct purchase transactions are expected to be processed online through INDI’s website or mobile apps. Users accessing driveindi.com currently can directly place pre-orders online and INDI intends to allow the online purchase of vehicles following receipt of requisite licensure and regulatory approvals. INDI believes that once the reputation of INDI’s vehicles has been established, an increasing share of the vehicle sales process is likely to be completed fully online.

INDI intends to establish retail company-owned experience centers to establish and enhance INDI brand awareness. INDI plans to establish stores and showrooms in certain key cities of the U.S. market, which includes Los Angeles and is expected to initially include San Francisco, Miami, New York, and Chicago. These locations are intended operate as experiential showrooms for INDI’s electric vehicle models and to provide sales, aftersales, and charging services.

INDI intends to support its direct sales efforts with a network of INDI distributors. The INDI distributor-owned stores and showrooms will support online-to-offline sales model, vehicle delivery, charging service and other user operations. The INDI distributor-owned stores and showrooms are expected to reduce the per store capital investment needed to expand the sales and distribution network.

Intellectual Property

INDI’s long-term success will partially depend upon INDI’s ability to protect its core technology, distinctive designs, inventions, and improvements. INDI strives to protect its intellectual property rights, both in the U.S. and abroad, through a combination of patent, trademark, copyright, and trade secret laws, as well as nondisclosure and invention assignment agreements with INDI’s consultants and employees, and INDI seeks to control access to and distribution of its proprietary information through non-disclosure agreements with INDI’s vendors and business partners.

Unpatented research, development and engineering skills make an important contribution to INDI’s business, but INDI pursues patent protection when it is deemed commercially reasonable and consistent with INDI’s overall strategy for safeguarding intellectual property. INDI’s patents and patent applications are directed to INDI’s vehicle design, vehicle integrated computer (V.I.C.), our Infotainment system, and engineering and battery technology, among other concepts and applications. As of [            ], 2023, INDI owns 5 issued U.S. patents. One is a design patent that expires in 2036 and two are utility patents that expire in 2039, which are directed towards INDI’s V.I.C. Another utility patent that expires in 2040 is directed towards methods and systems for providing notifications and warnings related to INDI’s Halo ADAS, a final utility patent was just issued and relates to the automatic tailgate operation. INDI has 10 pending U.S. design patent applications and 10 pending U.S. utility patent applications.

The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest filing date of a non-provisional patent application to which the patent claims priority in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, or PTA, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or the USPTO, in examining and granting a patent, or may be shortened if a terminal disclaimer is filed in connection with a patent commonly owned or a patent naming a common inventor and having an earlier expiration date.

INDI has one registered U.S. trademark that has been allowed and 4 U.S. trademark registration applications are pending.

Government Regulations and Credits

The automotive industry in which INDI operates is subject to extensive regulation, and regulations governing electric vehicles and technological advancements, such as ADAS and autonomous driving vehicles, is evolving and varies from territory to territory, within and outside of the United States. INDI believes that regulations will continue to become more complex and expensive to comply with over time.

Battery Safety and Testing Regulation

INDI will use lithium-ion cells in the high voltage battery packs in its vehicles. The use, storage and disposal of battery packs is regulated under U.S. federal law. The governing regulations issued by the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration are based on the United Nation (“U.N.”) Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related U.N. Manual Tests and Criteria. INDI’s battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method. These tests include:

•        Altitude simulation — simulating air transport;

•        Thermal cycling — assessing cell and battery seal integrity;

•        Vibration — simulating vibration during transport;

•        Shock — simulating possible impacts during transport;

•        External short circuit — simulating an external short circuit; and

•        Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. INDI plans to complete all applicable transportation tests of its battery packs for compliance with applicable regulations before its commercial launch of its electric vehicles.

Vehicle Safety and Testing

The NHTSA has established a number of regulatory requirements, including applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). INDI’s vehicles will be required to comply with NHTSA regulatory requirements. INDI also intends for its EVs to either fully comply with applicable FMVSS without the need for any exemptions or to comply with limited exemptions related to advanced or new technologies. Several FMVSS are currently under consideration and may undergo regulatory changes. As a U.S.-based manufacturer, INDI must self-certify that its vehicles meet all applicable NHTSA and FMVSS bumper standards or exemptions before its vehicles can be sold in the United States. EV specific FMVSSs will apply to INDI’s vehicles, as well as general FMVSSs such as crash-worthiness and crash avoidance requirements.

INDI will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its vehicles do not contain defects related to motor vehicle safety, recall requirements, the CAFE standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. This law allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

INDI desires to engineer Indi One to have an overall five-star performance in the main voluntary vehicle safety performance assessment program in the U.S., NCAP. Five-star is the maximum attainable score. This independent organization has introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from legal requirements, such as side impact, but have higher performance requirements. Others are specific to NCAP. Areas covered by these tests in 2020 included:

•        Mobile Progressive Deformable Barrier;

•        Full Width Rigid Barrier;

•        Mobile Side Impact Barrier;

•        Side Pole;

•        Far Side Impact;

•        Whiplash;

•        Vulnerable Road Users (Pedestrians and Cyclists);

•        Safety Assist; and

•        Rescue and Extrication.

If INDI expands its business outside of the United States, then its vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020. There is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features if INDI expands its EV business into Europe.

INDI will equip the INDI One with certain advanced driver assistance features. Laws pertaining to driver assistance features are evolving globally, and in some cases may restrict the advanced driver assistance features that INDI may implement in its vehicles. For example, in markets that follow the regulations of the United Nations Economic Commission for Europe, some requirements, the regulation of advanced driver assistance features can compromise or prevent their use entirely. Other applicable laws, both current and proposed, may hinder the path and timeline to introducing such features in the markets where they apply.

Automobile Manufacturer and Dealer Regulation

In the U.S., state laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed to sell vehicles directly to residents. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. INDI intends to secure dealer licenses in some states and to develop relationships with dealers to sell vehicles to residents of states where INDI is not licensed as a dealer. For residents of states where INDI is not licensed as a dealer and has no dealer relationship, then INDI may establish Experience Centers that serve an educational purpose where the title transfer may not occur.

Some automobile dealer trade associations have challenged the legality of direct selling operations by OEMs in court and have used administrative and legislative processes to attempt to prohibit or limit such OEMs’ ability to operate existing stores or expand to new locations. Certain dealer associations have also actively lobbied state licensing agencies and legislators to interpret existing laws or enact new laws that would be unfavorable to INDI’s planned direct sales and service model.

Environmental Regulations

The automotive industry is subject to extensive environmental regulation, including laws and regulations governing water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination, and more. Compliance with each territory’s applicable laws and regulations will continue to be an important aspect of INDI’s operations.

Environmental standards applicable to INDI are established by U.S. laws and regulations, standards adopted by regulatory agencies and the permits and licenses INDI is required to obtain. Each of these sources is subject to periodic modifications that may become more complex and expensive to comply with over time. Legal violations or failure to comply with permits and licenses may result in substantial civil and criminal fines, penalties, orders to cease the violating operations or to conduct or pay for corrective works, or even the suspension or revocation of permits and licenses.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that INDI obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in the U.S., and an Executive Order from the CARB is required for vehicles sold in states that have adopted California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. There are also 13 states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado. Although the INDI Air has zero emissions, INDI is required to seek an EPA Certificate of Conformity and, for vehicles sold in California or any of the other 13 states that have adopted the stricter California standards, a CARB Executive Order.

Emissions Credits

Many countries have announced a requirement for the sale of zero-emission vehicles only within proscribed timeframes, some as early as 2035, and INDI is positioning its EV’s to comply with these requirements. INDI expects that the manufacture, sale, and/or registration of Zero Emission Vehicles (“ZEVs”) in various regions will earn certain regulatory credits that INDI can sell to other manufacturers. This may include ZEV credits in up to 17 U.S. jurisdictions referred to, collectively, as the “Section 177 States” (California, Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island, Vermont, Washington and Washington D.C. have each adopted ZEV standards and another four (4) states are in the process of doing so), Corporate Average Fuel Economy (“CAFE”) credits under the U.S. Department of Transportation standards, greenhouse gas credits from the U.S. Environmental Protection Agency (the “EPA”) and similar credits in each of Europe, Canada and China.

ZEV credits are calculated under applicable regulation and are paid in relation to ZEVs sold and registered, including Battery Electric Vehicles (“BEVs”). ZEV programs generally assign ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California and Section 177 States. Each vehicle sold and registered in the state earns a number of credits based on the drivetrain type and the all-electric range of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. BEVs receive between 1 and 4 credits per vehicle sold and registered in the state, based on range.

For reference, the ZEV credit requirement in California was 9.5% in 2020 and will rise to 22% in 2025. If a vehicle manufacturer does not produce enough EVs to meet its quota, it can choose to buy credits from other manufacturers who do or may be required to pay a $5,000 fine for each credit it is short. INDI expects this requirement to provide it an opportunity to generate revenue from the sale of ZEV credits.

Other Credits and Benefits

INDI may benefit from additional opportunities under government regulations and legislation, such as the following:

•        Customer tax credits and other benefits arising from government regulation may spur interest in our products and business: a federal tax credit of up to $7,500 may be available to U.S. purchasers of the Indi One or future electric vehicles; and high-occupancy lane driving privileges available to purchasers in certain U.S. states such as California.

•        INDI may be eligible for various tax credits, abatements and other benefits, including: the federal 30C Alternative Fuel Infrastructure tax credit for alternative fuel infrastructure; the federal 48C manufacturing investment tax credit for investments in manufacturing facilities for clean energy technologies; the Qualified Facilities tax credit in Arizona; a California sales and use tax exclusion under the California Alternative Energy and Advanced Transportation Financing Authority; and other hiring and job training grants and income tax credits in both Arizona and California.

•        INDI may also be eligible for a loan pursuant to the Advanced Technology Vehicles Manufacturing Loan Program administered by the U.S. Department of Energy.

Data Privacy and Security Laws

EU member states, the United Kingdom, Switzerland and other countries have also adopted data protection laws and regulations, which impose significant compliance obligations. In the European Union, the collection and use of personal health data is governed by the provisions of the General Data Protection Regulation, or GDPR. The GDPR became effective on May 25, 2018, repealing its predecessor directive and increasing responsibility and liability of pharmaceutical companies in relation to the processing of personal data of EU subjects. The GDPR, together with the national legislation of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting.

In particular, these obligations and restrictions concern the consent of the individuals to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the European Union, security breach notifications, security and confidentiality of the personal data and imposition of substantial potential fines for breaches of the data protection obligations. Data protection authorities from the different EU member states may interpret the GDPR and national laws differently and impose additional requirements, which add to the complexity of processing personal data in the European Union. Guidance on implementation and compliance practices are often updated or otherwise revised.

Human Capital Resources

As of December 15, 2022, INDI employed 53 employees. The INDI team is composed of experienced talent from a variety of industry backgrounds and nationalities with a common goal of creating highly innovative and unique EVs. Most of INDI’s employees are engaged in research and development and related engineering, manufacturing, and supply chain functions. The remaining portion of INDI’s other employees provide marketing, sales, finance, and administrative and supporting functions.

INDI’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and additional employees. INDI plans to increase its employee base, especially as it moves toward production of the INDI One. INDI has not experienced any work stoppages and considers its relationship with its employees to be good. None of INDI’s employees are subject to a collective bargaining agreement or represented by a labor union.

Properties and Facilities

INDI’s current headquarters is located at 1690 Scenic Ave, Costa Mesa, California. This facility is comprised of approximately 35,000 square feet of office and manufacturing space and is used for administrative as well as research and development purposes. The lease for this facility commenced on December 1, 2022 and runs through November 30, 2024. This facility replaces the 216,165 square foot research and development facility that INDI previously leased in Vernon, California. The lease for that facility expired on October 31, 2022 and INDI’s last day at the site was November 30, 2022.

Legal Proceedings

From time to time, INDI may become involved in litigation or other legal proceedings. INDI is not currently a party to any litigation or legal proceedings that, in the opinion of its management, is likely to have a material adverse effect on its business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

INDI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read together with (1) the “Business” section, (2) INDI’s audited consolidated financial statements for the years ended December 31, 2021 and 2020, (3) INDI’s unaudited consolidated financial statements for the nine-month periods ended September 30, 2022 and 2021, and (4) the related respective notes that are included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. INDI’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

INDI designs and develops electric vehicles, with the goal of influencing consumers to rethink mobility by applying emerging technological trends to provide unique user experiences to evolve users’ relationships with their vehicles. Its operations comprise one segment for financial reporting purposes.

INDI was established in 2017 and is pre-revenue. It has built five EV prototypes to date but has not yet produced an electric vehicle approved for sale. Since inception, Indi EV has made significant investments in the development of technology, vehicle design, construction and tooling of a pilot manufacturing facility, development or prototypes, and related employee compensation and benefits. INDI has funded these investments to date principally through equity financing from its founder Mr. Shi, and more recently through some debt financing.

INDI’s management plans to continue to incur substantial costs to complete the design and development activities necessary to commercially produce its first EV, as well as any future EV offerings. INDI expects to begin commercial production of EVs during 2024 and to begin generating revenues at that time. However, the timing of the commercial launch is subject to a number of risks and uncertainties, many of which are beyond INDI’s control.

INDI’s independent registered public accounting firm included an explanatory paragraph in their audit report on INDI’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020 stating that its recurring losses from operations and our need to raise additional funding to finance our operations raise substantial doubt about INDI’s ability to continue as a going concern. The consolidated financial statements included in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

The Business Combination is expected to have a significant impact on INDI’s future reported financial position. The most significant changes in INDI’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to INDI’s consolidated balance sheet at December 31, 2021) of approximately $[            ] million (assuming no additional shareholder redemptions) and an estimated $[            ] million in transaction costs. The estimated transaction costs for the Business Combination include $[            ] million in deferred underwriter fees related to Malacca’s initial public offering. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Components of Operating Results

Revenue

To date, INDI has not generated any revenue. INDI expects to generate revenues from the sale of EV’s beginning in 2024.

Operating Expenses

INDI’s operating expenses primarily consist of research, design, and development expenses, and general and administrative expenses.

Research and Development

Research and development efforts have primarily focused on the development of INDI’s battery and powertrain technology and the first generation of our electric vehicles. Research and development expenses consist primarily of (1) personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles, (2) parts, materials, and supplies, (3) expenses incurred under agreements with consultants and third-party contractors that conduct research, design, engineering, development, and testing activities on our behalf. Research and development expenses also include professional services fees, allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

INDI expenses all research and development costs in the periods in which such costs are incurred. Costs for certain research and development activities are recognized based on an evaluation of the progress to completion of specific tasks using information, data and designs provided to INDI by third-party contractors or service providers. Non-refundable advance payments for parts and services that will be used over time for research and development are capitalized and recognized as parts are delivered or as the related services are performed. In-licensing fees and other costs to acquire technologies used in research, design, and development are expenses when incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate functions, including executive management and administration, marketing, legal, human resources, accounting, finance, tax, and information technology. General and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees, and other general corporate expenses.

Other Income (expense)

Other income includes non-operating items of income and expense, including interest income or expense.

Income Taxes

Income taxes consists of income taxes in certain jurisdictions where INDI conducts business. INDI has a full valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the audited consolidated financial statements and consolidated interim financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth INDI’s results of operations data for the periods presented:

Comparison of the Nine Months Ended September 30, 2022 and 2021

For the nine months ended September 30	2022	2021	Change ($)	Change (%)
Net Revenue	$—	$—	—	—
Costs of Goods Sold	—	—	—	—
Gross Profit	—	—	—	—

Operating Expenses:
General and administrative	7,267,679	3,679,630	3,588,049	97.51
Depreciation and amortization	1,220,461	632,018	588,443	93.11
Total general and administrative	8,488,140	4,311,648	4,176,492	96.87
Research and Development	9,365,822	21,533,903	(12,168,081)	(56.51)
Total operating expenses	17,853,962	25,845,551	(7,991,589)	(30.92)

Loss from operations	(17,853,962)	(25,845,551)	7,991,589	(30.92)

For the nine months ended September 30	2022	2021	Change ($)	Change (%)
Other income (expense)
SBA PPP loan forgiveness	—	1,248,800	(1,248,800)	n.m.
Other income (expense)	580	10,000	(9,420)	(94.20)
Total other income (expense) net	580	1,258,800	(1,258,220)	(99.95)

Loss before income taxes	(17,853,382)	(24,586,751)	6,613,369	(26.90)

Income taxes	1,600	1,600	—	—

Net loss	$(17,854,982)	$(24,588,351)	6,613,369	(26.90)

General and Administrative

The increase in general and administrative expenses was attributable to increased expenditures for administrative headcount, legal services, and marketing activities. As INDI continues to grow as a company, build out a sales force, and commercialize Indi One and prepare for planned future generations of electric vehicles, it expects that its general and administrative costs will increase. INDI also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Depreciation and Amortization

Depreciation and amortization increase as a result of purchases of additional depreciable assets compared to the prior period.

Research & Development

The decline in research and development expenses was primarily the result of INDI completing its prototype design and build during the first quarter of 2022 and then focusing on testing and incremental improvements — whereas 2021 saw the bulk of the prototype build costs. INDI expects significant research and development expenses in the future to finalize the homologation and self-certification process of the INDI ONE and to design and build additional models.

Other Income (Expense)

In the nine months ended September 30, 2021 INDI recognized other income related to forgiveness of and SBA PPP loan. There was no similar other income for the nine months ended September 30, 2022.

Comparison of the Years Ended December 31, 2021 and 2020

For the year ended December 31	2021	2020	Change ($)	Change (%)
Net Revenue	$—	$—	—	—%
Costs of Goods Sold	—	—	—	—
Gross Profit	—	—	—	—

Operating Expenses:
General and administrative	5,716,473	4,481,163	1,235,310	27.57
Depreciation and amortization	1,023,265	621,271	401,994	64.71
Total general and administrative	6,739,738	5,102,434	1,637,304	32.09
Research and Development	29,920,498	15,525,332	14,395,166	92.72
Total operating expenses	36,660,236	20,627,766	16,032,470	77.72

Loss from operations	(36,660,236)	(20,627,766)	(16,032,470)	77.72

Other income (expense)
SBA PPP loan forgiveness	1,262,190	—	1,262,190	n.m.
Other income (expense)	652	(250)	902	n.m.
Total other income (expense) net	1,262,842	(250)		n.m.

Loss before income taxes	(35,397,394)	(20,628,016)	(14,769,378)	71.60

Income taxes	1,600	1,600	—	—

Net loss	$(35,398,994)	$(20,629,616)	(14,769,378)	71.59%

General and Administrative

The increase in general and administrative expenses was attributable to various overhead expenditures. As INDI continues to grow as a company, build out a sales force, and commercialize Indi One and prepare for planned future generations of electric vehicles, it expects that its general and administrative costs will increase. INDI also expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Depreciation and Amortization

Depreciation and amortization increase as a result of purchases of additional depreciable assets compared to the prior period.

Research & Development

The increase in research and development expenses was due to the majority of the costs associated with building the prototypes being incurred during 2021.

Other Income (Expense)

In the year ended December 31, 2021 INDI recognized other income related to forgiveness of and SBA PPP loan. There was no similar other income for the year ended December 31, 2020.

Liquidity and Capital Resources

At September 30, 2022 and December 31, 2021, INDI had cash and cash equivalents of $219,432 and $648,139, respectively and a working capital deficit of $24.1 million and $8.1 million, respectively.

Since inception, INDI has incurred losses and negative cash flows from operations and an accumulated deficit of $116.8 million. INDI has financed its operations primarily through the sale of common stock and investments from its founder Mr. Shi. Through September 30, 2022, INDI has raised aggregate net cash proceeds of $94.0 million from the sale and issuance of its common stock. At September 30, 2022, it had raised an additional $18.1 million from the issuance of debt.

The following tables show cash provided or used by operating, investing and financing activities for the periods presented.

Comparison of the Nine Months Ended September 30, 2022 and 2021

For the six months ended September 30	2022	2021	Change ($)
Operating Activities	$(16,580,164)	$(21,394,165)	4,814,001
Investing Activities	(158,498)	(1,750,658)	1,592,160
Financing Activities	16,321,661	24,230,000	(7,908,339)

Operating Activities

The reduction in cash used in operating activities related to a reduction in net loss, dropping to $17,854,982 in the first nine months of 2022 compared to a net loss of $24,588,351 for the first nine months of 2021. The reduction in net loss was driven by reduced expenditures in for research and development of $9,365,822 in the first nine months of 2022, compared to $21,533,903 in the first nine months of 2021. That reduction in loss from operations was partially offset by increased general and administrative costs as well as changes in operating assets and liabilities.

Investing Activities

The decline in investing activities was the result of a decrease in acquisition of property and equipment, dropping to $158,498 for the nine months ended September 30, 2022, compared to $1,750,658 for the nine months ended September 30, 2021. The decrease in property and equipment purchases was the result of a decreased focus on research and development as prototypes were finished and the Company focused on procuring outside financing in order to begin manufacturing.

Financing Activities

The decrease in financing activities for the nine months ending September 30, 2022 compared to the same period the previous year was a result of decreased research and development spending.

Comparison of the Years Ended December 31, 2021 and 2020

For the year ended December 31	2021	2020	Change ($)
Operating Activities	$(30,553,999)	$(22,901,952)	(7,652,047)
Investing Activities	(2,595,585)	(748,898)	(1,846,697)
Financing Activities	31,859,000	24,948,800	6,910,200

Operating Activities

The increase in cash used in operating activities was principally related to an increase in expenses for both general and administrative as well as research and development expenses as the net loss from operations increased to $35,398,994 from $20,629,616 during the prior year. The operating losses were offset by changes in operating assets and liabilities, primarily related to accounts payable which provided $4,438,686 in 2021, compared to cash used of $3,390,343 in 2020.

Investing Activities

The increase in cash used in investing activities related to an increase in acquisition of property and equipment to be used for research and development activities for $2.2 million in 2021 compared to $748,898 in 2020. In addition, INDI purchased intangible assets related to licenses and software for $445,000 in 2022, compared to nominal purchases in 2021.

Financing Activities

The increase in cash provided by financing activities was primarily related to increased shareholders’ contributions from Mr. Shi. In 2021, financing activities included a $1.8 million loan from a related party and a shareholder contribution from Mr. Shi of $30.1 million. For 2020, financing activities included a $1.2 million SBA PPP Loan and a shareholder contribution from Mr. Shi of $23.7 million.

Commitments

INDI subleased a research and development lab and pilot production facility in Vernon, California under a lease that expired on October 31, 2022. As of September 30, 2022, INDI’s fixed lease payment obligation is $105,969 which corresponds to the last official month of rent on the lease. An additional month at the site was negotiated with the last day being November 30, 2022. On November 22, 2022, the Company signed a 24-month lease for a 34,885 square foot facility in Costa Mesa, California to replace the Vernon site. Commencing on December 1, 2022, the lease stipulates monthly rent of $43,606.25 for the first 12 months and $47,094.75 for the second 12 months.

Capital Resources

In addition to cash and cash equivalents, INDI relies on equity and debt financing to fund its operations. INDI has entered into a line of credit agreement with Zhou Ying, the wife of Mr. Shi, that provides for a borrowing capacity of up to $50 million. The line of credit bears interest at 2% and has no stated maturity date. At September 30, 2022, INDI had borrowed $12.1 million under this line of credit agreement. INDI does not currently have any other available credit facility.

INDI believes that cash on hand following the consummation of the Business Combination and the PIPE Investment, will be sufficient to meet its capital expenditure and working capital requirements for a period of at least 12 months from the date of this proxy statement/prospectus. INDI will require additional capital to finance its operations, which may include seeking additional capital through equity offerings or debt financing in less than 12 months from the date of this proxy statement/prospectus.

The expenditures associated with the development and commercial launch of INDI’s vehicles are subject to significant risks and uncertainties, many of which are beyond INDI’s control. Those risks and uncertainties may affect the timing and magnitude of these anticipated expenditures. As of the date of this proxy statement/prospectus, INDI cannot reasonably determine the estimated costs of the efforts that will be necessary to complete the development of, and obtain regulatory approval for, any of our EV prototypes.

INDI plans to raise additional capital through the sale of debt or equity securities. However, INDI’s ability to access capital when needed is not assured and, if capital is not available to INDI when, and in the amounts needed, INDI could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of its EV design and development plans or its commercialization efforts, out-license intellectual property rights to its EV prototypes, sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on INDI’s business, results of operations, financial condition, or its ability to fund its scheduled obligations on a timely basis or at all.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations is based on INDI’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires INDI’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Those estimates are based on historical experience and on various other factors that INDI’s management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

INDI believes that the accounting policies discussed below made in accordance with GAAP involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on its financial condition or results of operations.

Research and Development

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, outside consultants and engineers, design and support, equipment supplies and equipment and auto and other general expenses specific to research and development activities

Property and Equipment

Property and equipment, net, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the useful life.

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

Intangible assets

Intangible assets which include purchased software, license and website are stated at cost. Amortization is calculated using the straight-line method over 3 to 5 years. When assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations.

Impairment of Long-lived and Intangible Assets

The Company’s long-lived assets (primarily property and equipment) and intangible assets are reviewed for impairment in accordance with the guidance of the Financial Accounting Standard Board (FASB) Accounting Standard Codification (ASC) 360, Property, Plant, and Equipment, FASB ASC 350, Intangibles — Goodwill and Other, and FASB ASC 205, Presentation of Financial Statements. The Company tests for impairment losses on long-lived assets and intangible assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such an asset is impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future undiscounted cash flows.

There is no impairment of its long-lived assets and intangible assets for the periods ended September 30, 2022, and December 31, 2021. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets and intangible assets.

Fair Value Measurements

The Company follows FASB ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Company for financial instruments measured at fair value on a recurring basis.

The three input levels are as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities that the Company has an ability to access as of the measurement date.
Level 2:

Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The financial instruments include cash, security deposit, accounts payables and accrued expenses. The carrying values of these financial instruments approximate their fair value due to their short maturities.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consisted of taxes currently due and deferred taxes. Deferred taxes are recognized for the differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company follows FASB ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740-10-25 provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not have any liabilities for uncertain tax positions pursuant to FASB ASC 740-10-25 as of September 30, 2022 and December 31,2021.

For a full discussion of INDI’s accounting policies, see Note 2 “Summary of Significant Accounting Policies,” in the accompanying notes to INDI’s consolidated financial statements included in this proxy statement/prospectus.

Recently Adopted Accounting Pronouncements

Refer to Note 2, “Summary of Significant Accounting Policies,” in the accompanying notes to INDI’s consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a discussion of the effect of recent accounting pronouncements on INDI’s financial statements.

Emerging Growth Company

INDI expects to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act following consummation of the proposed Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. INDI has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that INDI (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, INDI’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Smaller Reporting Company

INDI also expects to be a smaller reporting company as defined in the Exchange Act following the Business Combination. INDI may continue to be a smaller reporting company even after it is no longer an emerging growth company. INDI may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (a) its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or (b) its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.

MANAGEMENT OF NEW INDI

The following information concerning the management of New INDI is based on the provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws, the forms of which are included as Annexes C and D to this proxy statement/prospectus, and which are expected to be in effect in such form as of the Closing. If the Proposed Certificate of Incorporation and the Proposed Bylaws are further amended, the following information may cease to accurately reflect the certificate of incorporation and/or bylaws of New INDI as so amended.

Executive Officers and Directors

Upon the consummation of the Business Combination, the business and affairs of New INDI will be managed by or under the direction of the New INDI board of directors. The following table sets forth certain information, including ages, as of [          ], 2023, regarding the persons who are expected to serve as executive officers and directors of New INDI upon the consummation of the Business Combination.

Name	Age	Title
Hai Shi	50	Chief Executive Officer and Chairman of the Board
Wei Han	42	President of Investment
Esther Kimm	55	President of Human Resources and Secretary
Frank Modiri	67	Vice President Administration
Sheng Wang	50	Vice President Supply Chain
Mehdi Basirat	43	Vice President Engineering
Gregory Doud	49	Controller
[ ]	[ ]	Director
[ ]	[ ]	Director

Hai Shi is the founder of the Company and has served as Chief Executive Officer and Chairman of the Board since its inception in 2017. Mr. Shi is also the founder of Snail Games USA, Inc., a leading developer and publisher of interactive digital entertainment, which was established in 2009. Mr. Shi has served as a member of Snail Games USA, Inc.’s Board of Directors since its incorporation and served as Snail Games USA Inc.’s Chief Executive Officer from its inception to November 2021. Prior to forming Snail Games USA Inc., Mr. Shi founded and has served as chairman and chief executive officer of Suzhou Snail Digital Technology Co., Ltd. since April 2001. Mr. Shi has been an active participant of the gaming industry for more than twenty years. Mr. Shi holds a Bachelor of Fine Arts from Nanjing Normal University. We believe Mr. Shi’s executive management and technology experience make him well qualified to serve as our chairman.

Wei Han has served as our President of Investment and a director since October 2021. Ms. Han is also the Managing Partner of Bliss IP Development LLC, a private investment company focusing on technology, media and gaming sectors, a position she has held since 2018. Ms. Han served the Chief Executive Officer of YOOZOO Pictures, the media arm of the Chinese public video game company YOOZOO Games Co, Ltd. from 2015 to 2017. Ms. Han is also Chief Executive Officer of Bliss Media, an international media corporation involved in motion picture financing, production, talent management, film sales and distribution, which Ms. Han founded in 2010. Ms. Han is a member of the Producer Guild of America and has executive produced multiple Academy Award winning films. From 2006 to 2011 Ms. Han served as a portfolio manager of the New York based hedge fund Maritime Capital LLC. Ms. Han holds a Bachelor of Science and Masters of Business Administration from Centenary University, as well as a Masters of Science from Boston College.

Esther Kimm has served as our President of Human resources since October 2017. Ms. Kimm is responsible for leading our overall human resources strategy, global talent acquisition, leadership development, diversity and inclusion, organizational design and cultural development, employee education/development, compensation/benefits, HR operations and technology, employee relations, safety, and security. Previously, Ms. Kimm served as a Talent Acquisition/HR leader for Fortune five hundred companies and start-up companies such as: SpaceX, Virgin Orbit, PWC, Toyota, Fox, DirecTV, NBC Universal, Mattel, Faraday Future and BYD. With over 26 years of experience in recruitment, operation and human resource experience, Ms. Kimm led teams focusing on developing and implementing strategies that drove business results, created a positive work environment and experience, increasing levels of employee engagement. Ms. Kimm holds a Bachelor of English from the University of California, Los Angeles.

Frank Modiri has served as our Vice President of Administration since 2021 and previously served as our Head of Vehicle Integration and Validation, Chief Representative. Mr. Modiri has been employed by INDI since December 2017. Mr. Modiri has over thirty years of experience leading automotive organizations and vehicle development programs, working with and at OEMs such as Mazda, Ford, Fisker, Coda, Kia and Karma and automotive suppliers such as Magna International and Webasto to optimize product planning, development, validation, manufacturing, and quality improvements. Mr. Modiri is results oriented, a decisive leader with proven success in the Automotive and Engineering industry with a strong background in Product Development leadership, Testing Processes and Operations, Engineering Management, Process Improvement and Quality Management. Mr. Modiri holds a Masters of Business Administration from Frankfurt University.

Sheng Wang has served as our Vice President of Supply Chain since November 2019 and a Director. Mr. Wang previously served as General Manager of Shenzhen Snail Intelligence Equipment Co. Ltd, a smart gaming phone company, beginning in March 2011. Mr. Wang holds a Bachelor and Masters of Telecom from Xidian University as well as an MBA from the China Europe International Business School.

Mehdi Basirat has served as our Vice President of Engineering since September 2021. For the past decade Dr. Basirat has worked in engineering at both established OEMs and start-ups. Mr. Basirat joined us in 2018 as a Computer Aided Engineering (CAE) manager and led all virtual development activities for the mechanical performances of the INDI-1. Dr. Basirat was promoted to Head of Advanced Technologies in January 2021 and then to Vice President of Engineering in September 2021. Dr. Basirat holds a Doctorate of Mechanical Engineering from the University of Idaho and two Masters of Science in Mechanical Engineering and Material Engineering from the KTH Royal Institute of Technology and Chamran University of Ahwaz, respectively. Dr. Basirat’s publicans in peer-reviewed journals have been cited more than four hundred times.

Gregory Doud has served as our Controller since June 2022. Mr. Doud brings over 20 years of accounting and finance experience within a wide range of organizations. From June 2020 to June 2022, Mr. Doud served as the Global Controller at Anaergia, Inc., a global renewable energy company, where he assisted in the company’s successful public offering. Prior to Anaergia, Inc., Mr. Doud managed the accounting for a five billion dollar renewable energy asset portfolio at EDF Renewables. Mr. Doud started his career as an auditor with Deloitte & Touche and has also worked at Flour Corporation, a global engineering and construction firm. Mr. Doud is a CPA with both a Master of Accountancy and a Bachelor of Science in Accounting from Brigham Young University.

Family Relationships

Mr. Shi and Ms. Zhou are husband and wife. There are no other family relationships between any of executive officers or directors of Malacca or INDI or that are expected to be on the management team of New INDI.

Board Composition

New INDI’s business and affairs will be organized under the direction of the New INDI board of directors. It is presently anticipated that the New INDI board of directors will consist of five members. The Proposed Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of the New INDI board of directors. The primary responsibilities of the New INDI board of directors will be to provide oversight, strategic guidance, counseling and direction to New INDI’s management. The New INDI board of directors will meet on a regular basis and additionally as required.

If the Proposed Certificate of Incorporation is approved, the New INDI board of directors will be divided into two classes of directors, Class I and Class II, with members of each class serving staggered two-year terms and with the classes as nearly equal in number as possible. The New INDI board of directors will be divided into the following classes:

•        Class I, which INDI anticipates will consist of Mr. Shi, and [__] whose term will expire at New INDI’s first annual meeting of stockholders to be held after the Closing; and

•        Class II, which INDI anticipates will consist of [__], [__] and [__], whose term will expire at New INDI’s second annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the second annual meeting following their election and until their successors are duly elected and qualified. New INDI’s directors may be removed only for cause by the affirmative vote of the holders of a majority of New INDI’s voting stock.

Following the Closing, Mr. Shi will serve as chair of the New INDI board of directors.

Director Independence

Nasdaq’s listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Upon the consummation of the Business Combination, the New INDI board of directors is expected to determine that each of [            ], [            ] and [            ] meet the requirements to be independent directors, as defined under the listing rules of Nasdaq and the New INDI board of directors will consist of a majority of “independent directors,” as defined under SEC rules and Nasdaq listing rules relating to director independence requirements. In making this determination, it is anticipated that the New INDI board of directors will consider the relationships that each such non-employee director has with INDI and all other facts and circumstances that the New INDI board of directors deems relevant in determining their independence.

Board Leadership Structure

The New INDI board of directors believes that it should maintain the flexibility to select the Chairman of the Board and adjust its board leadership structure from time to time. The New INDI board of directors is expected to designate Mr. Shi as the Chief Executive Officer and Chair of New INDI and to determine that having its Chief Executive Officer also serve as the Chairman of the New INDI board will provide INDI with optimally effective leadership and is in its best interests and those of its stockholders. Mr. Shi founded and has led INDI since its inception. Mr. Shi’s strategic vision for the business, his in-depth knowledge of INDI’s operations and his experience serving as the Chairman of the INDI board of directors and Chief Executive Officer since INDI’s inception make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of New INDI.

Role of the New INDI board of directors in Risk Oversight

Upon the Closing, the New INDI board of directors will have an active role in the oversight of New INDI’s risk management process. The New INDI board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New INDI board of directors as a whole, as well as through various standing committees of the New INDI board of directors that address risks inherent in their respective areas of oversight. In particular, the New INDI board of directors will be responsible for monitoring and assessing strategic risk exposure and New INDI’s audit committee will have the responsibility to consider and discuss New INDI’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether New INDI’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of New INDI’s governance guidelines.

Board Committees

New INDI board of directors will direct the management of New INDI business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New INDI will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board of directors deems it necessary or advisable to address specific issues. Following the Business Combination, copies of New INDI committee charters will be posted on its website, www.driveindi.com (information contained on or accessible through that website is not a part of this proxy statement/prospectus, and the inclusion of that website address in this proxy statement/prospectus is an inactive textual reference only), as required by applicable SEC and Nasdaq rules.

Audit Committee

Upon the Closing, New INDI will be required to have a completely independent audit committee. It is anticipated that, upon the Closing, the New INDI board of directors will appoint [            ], [            ], and [            ] to serve on the audit committee, with [            ] serving as chair, and will determine that each of the foregoing individuals meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, it is anticipated that the New INDI board of directors will determine that [            ] is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the New INDI board of directors. The audit committee will be responsible for, among other things:

•        appointing, approving the compensation of, and assessing the qualifications, performance and independence of a qualified firm to serve as the independent registered public accounting firm to audit New INDI’s financial statements;

•        pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        overseeing New INDI’s policies on risk assessment and risk management;

•        reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•        reviewing the adequacy of our internal control over financial reporting;

•        establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•        recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•        monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•        preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement; and

•        reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.

All audit services to be provided to New INDI and all permissible non-audit services, other than de minimis non-audit services, to be provided to New INDI by New INDI’s independent registered public accounting firm will be approved in advance by the audit committee.

Compensation Committee

Upon the Closing, New INDI will be required to have a completely independent compensation committee. It is anticipated that, upon the Closing, the New INDI board of directors will appoint [            ], [            ], and [            ] to serve on the compensation committee, with [            ] serving as chair, and will determine that each of the foregoing individuals meet the independence requirements of the applicable listing standards of Nasdaq and SEC rules and regulations. It is also anticipated that each member of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Upon the Closing, the compensation committee will be responsible for, among other things:

•        annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•        evaluating the performance of our executive officers in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•        reviewing, approving and determining, or making recommendations to the New INDI board of directors regarding, the compensation of New INDI’s other executive officers;

•        appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•        conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•        annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•        reviewing and approving New INDI’s overall compensation philosophy;

•        reviewing, approving and administering our compensation and similar plans;

•        reviewing and making recommendations to the New INDI board of directors with respect to director compensation; and

•        if applicable, reviewing and discussing the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and Corporate Governance Committee

Upon the Closing, New INDI will be required to have a completely independent nominating and corporate governance committee. It is anticipated that, upon the Closing, the New INDI board of directors will appoint [            ], [            ], and [            ] to serve on the nominating and corporate governance committee, with [            ] serving as chair, and will determine that each of the foregoing individuals meet the independence requirements of the applicable listing standards of Nasdaq and SEC rules and regulations. Upon the Closing, the nominating and corporate governance committee will be responsible for, among other things:

•        developing and recommending to the New INDI board of directors criteria for board and committee membership;

•        identifying, evaluating and selecting, or making recommendations to New INDI board regarding nominees for election to the board of directors and its committees;

•        developing and making recommendations to the New INDI board of directors regarding corporate governance guidelines and matters; and

•        reviewing and recommending to the New INDI board of directors the functions, duties and compositions of the committees of the New INDI board of directors.

Committee Interlocks and Insider Participation

None of the anticipated executive officers of New INDI currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than INDI, that has one or more executive officers anticipated to serve as a member of the New INDI board of directors.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The New INDI board of directors will adopt a code of business conduct and ethics, or Code of Conduct, applicable to all of New INDI’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the Closing, the Code of Conduct will be available on New INDI’s website at www.driveindi.com (information contained on or accessible through that website is not a part of this proxy statement/prospectus, and the inclusion of that website address in this proxy statement/prospectus is an inactive textual reference only). The New INDI board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for directors, officers and employees. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions will be disclosed to stockholders if and as required by applicable law or Nasdaq rules. At this time, New INDI intends to make any legally required disclosures regarding such waivers or modifications, if any, on its website.

INDI’S EXECUTIVES AND DIRECTORS COMPENSATION

INDI’s Executive Compensation

INDI would be considered a “smaller reporting company” and an “emerging growth company,” within the meaning of the Securities Act, for purposes of the SEC’s executive compensation disclosure rules. As an emerging growth company, we have reduced disclosure obligations regarding executive compensation compared to companies that are not emerging growth companies. Under the JOBS Act, we will remain an emerging growth company for the first five fiscal years after we complete our initial public offering, unless (a) we have total annual gross revenues of $1.235 billion or more, (b) we issue more than $1 billion in non-convertible debt over a three-year period, or (c) we are deemed to be a “large accelerated filer” under the Exchange Act.

Summary Compensation Table

The table below shows the compensation awarded to or paid to, INDI’s principal executive officer and two other most highly compensated executive officers (INDI’s “named executive officers” or “NEOs”) or earned by INDI’s named executive officers for the years ended December 31, 2021 and 2020. For the 2021 fiscal year, INDI’s named executive officers were: (1) Hai Shi, Chief Executive Officer; (2) Wei Han, President of Investment; and (3) Esther Kimm, President of Human Resources.

2021 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	All Other Compensation ($)	Total ($)
Hai Shi	2022	272,308	(1)	—	—	—	—	272,308
Chief Executive Officer	2021	36,924	(2)	—	—	—	—	36,924
Wei Han	2022	207,692	(3)	—	—	—	—	207,692
President of Investment	2021	—	(4)	—	—	—	—	—
Esther Kimm	2022	233,200	(5)	—	—	—	—	233,200
President of Human Resources	2021	264,000		—	—	—	—	264,000

____________

(1)      Mr. Shi receives base annual salary of $360,000. Mr. Shi voluntarily agreed to voluntarily reduce his 2022 compensation.

(2)      Mr. Shi commenced receiving a salary in November 2021.

(3)      Ms. Han receives a base annual salary of $300,000. Ms. Han agreed to voluntarily reduce her 2022 compensation.

(4)      Ms. Han commenced receiving a salary in January 2022.

(5)      Ms. Kimm receives a base annual salary of $264,000. Ms. Kim elected to defer $26,400 of her 2022 compensation pursuant to a non-qualified deferred compensation plan.

Narrative to Summary Compensation Table

In 2022, the primary element of compensation for INDI’s NEOs was base salary. NEOs are also eligible to receive annual bonuses at the discretion of INDI’s board of directors. The NEOs also participate in employee benefit plans and programs that INDI offers to its other full-time employees on the same basis.

In October 2022, INDI adopted a 2022 Incentive Compensation Plan (the “ICP”) is intended to provide nonqualified deferred compensation and incentive compensation benefits to electing participants. The ICP permitted employees of INDI to make a one-time opportunity to voluntarily elect to defer payment of between 5% up to 40% of their base salary for November 2022 and December 2022 in exchange for the benefits described in the ICP. The amounts deferred will be fully paid to each participant on the earlier of (a) the date INDI’s shares begin trading on an established securities trading market, which is expected to occur on or promptly following the Closing (the “Trading Date”) or (b) June 30, 2023. Interest notionally accrues on the amount due at the end of each calendar month at 4.10%, the short term applicable federal rate for November 2022.

If a participant remains employed by INDI through the Trading Date, then under the ICP the participant shall be eligible to receive a vested nonqualified stock option to acquire New INDI common shares. The options will be granted under the INDI Electric Vehicles Inc. 2022 Equity Incentive Plan and shall be subject to the terms of such plan and to the option award agreement that Participant must timely execute as a condition of grant. The options will have a per share exercise price equal to the fair market value of New INDI common shares at the time of grant. The options will have a five year term, subject to earlier expiration on a participant’s separation from service or a change in control of New INDI. The number of shares subject to the option for each participant shall be calculated such that the grant date face value of the option will be equal to 12x of the amount of deferred compensation. For example, if a participant deferred $4,000 of compensation and the fair market value of NEW INDI shares was $10.00, the participant would receive an option to purchase 4,800 New INDI common shares at an exercise price of $10.00 per share. No options will be granted if the Trading Date has not occurred before 2024.

In 2022, Ms. Kimm elected to defer $26,400 of her 2022 compensation under the terms of the ICP.

Outstanding Equity Awards at Fiscal Year-End

None of the INDI’s named executive officers held any equity awards as of December 31, 2021. The New INDI board of directors expects to issue equity awards to certain NEOs to ensure that executive officer compensation is competitive to help New INDI recruit and retain executives.

Employment Agreements

None of INDI’s named executive officers has a written employment agreement with INDI. In connection with the Business Combination INDI will enter into employment agreements with each of its named executive officers on terms that are customary for a company of its size and industry.

Potential Payments upon a Termination of Employment or Change in Control

None of INDI’s executive officers are currently entitled to any payments upon termination of employment or upon a change in control. The New INDI board of directors may consider entering into agreements with New INDI’s executive officers, or otherwise providing such executive officers, with severance benefits upon termination of employment or upon a change of control to ensure that executive officer compensation is competitive to help New INDI recruit and retain executives.

Non-Employee Director Compensation

During the fiscal year ended December 31, 2021, INDI did not provide any compensation to its non-employee directors. None of INDI’s non-employee directors held any equity awards as of December 31, 2021.

The New INDI board of directors expects to review non-employee director compensation following the Closing and may approve a non-employee director compensation policy to recruit and retain directors.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Malacca

Units, Ordinary Shares and Warrants

Our units commenced public trading on July 17, 2020, and our shares and warrants became eligible for separate public trading on August 6, 2020. Any units whose holders have not separated them into their component securities will automatically separate into their component securities upon the Closing and, as a result, will cease to exist as a separate security.

On September 23, 2022, the last trading day before the public announcement that we entered into the Merger Agreement, the closing sale prices of our shares, warrants and units were $10.30, $0.05 and $10.26, respectively.

Holders

As of the close of business on the record date, we had outstanding 517,354 Class A ordinary shares and 3,593,750 Class B ordinary shares. As of the close of business on the record date, there was one holder of record of units, one holder of record of Class A ordinary shares, one holder of record of Class B ordinary shares, one holder of record of public warrants and one holder of record of private warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, ordinary shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay any cash dividends prior to the Closing.

INDI

Historical market price information for INDI’ common stock is not provided because there is no public market for such stock. INDI has not paid any cash dividends on its capital stock to date and does not intend to pay cash dividends in the future.

New INDI Dividend Policy

Following the Closing, the New INDI board of directors will consider whether or not to institute a dividend policy. The present intent is that New INDI will retain its earnings for use in business operations, and, accordingly, we do not anticipate that the New INDI board of directors will declare any dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (a) the actual beneficial ownership of our shares as of [    ], 2023 and (b) the expected beneficial ownership of New INDI common stock immediately following the Closing, assuming that no public shares are redeemed, and alternatively that all public shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of our outstanding shares or of New INDI common stock;

•        each of our current named executive officers and directors;

•        each person who will become an executive officer or director of New INDI; and

•        all of our current executive officers and directors as a group and all executive officers and directors of New INDI as a group.

Beneficial ownership is determined according to SEC rules, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our ordinary shares pre-Closing is based on 517,354 Class A ordinary shares and 3,593,750 Class B ordinary shares outstanding as of [ ], 2023.

The expected beneficial ownership of shares of New INDI common stock immediately following the Closing, with no redemption is based on an aggregate of 65,611,104 shares of New INDI common stock outstanding immediately following the closing, which assumes the same assumptions described in “Assumptions Related to Outstanding Shares” on page 5. The expected beneficial ownership of shares with full redemption is based on an aggregate of 65,093,750 shares outstanding following the closing which assumes the same assumptions described in “Assumptions Related to Outstanding Shares,” except that it assumes that 517,354 shares are redeemed.

Unless otherwise noted, (a) the business address of each of the Malacca Straits Management Company and the director and officers of Malacca is c/o Unit 601-2, St. George’s Building, 2 Ice House Street, Central, Hong Kong, and (b) the business address of the directors and officers of New INDI is c/o 1690 Scenic Ave, Costa Mesa, California.

			Post-Closing
	Malacca Shares		No Redemption		Full Redemption
Name	# of Shares	%	# of Shares	%	# of Shares	%
5% Holders
Malacca Straits Management Company Limited(1)(3)	3,593,750	87.4%	3,403,750	5.19%	3,403,750	5.23%
Hai Shi(2)	—	—%	55,368,000	84.40%	55,368,000	85.06%
Directors and Executive Officers of Malacca
Gordon Lo(3)	—	—%	50,000	*	50,000	*
Stanley Wang(3)	—	—%	50,000	*	50,000	*
Vince Ming Shu Leung(3)	—	—%	30,000	*	30,000	*
Ping He(3)	—	—%	30,000	*	30,000	*
Eugene TY Tan(3)	—	—%	30,000	*	30,000	*
Directors and Executive Officers of Malacca as a Group (5 individuals)	—	—%	190,000	*	190,000	*
Directors and Named Executive Officers of New INDI Post-Closing
Hai Shi(4)	—	—%	55,368,000	84.40%	55,368,000	85.06%
Sheng Wang	—	—%	600,000	*	600,000	*
Directors and Executive Officers of New INDI as a Group (9 individuals)	—	—%	60,168,000	91.70%	60,168,000	92.43%

____________

*        Less than 1.0%

(1)      Mr. Kenneth Ng, our Senior Advisor, is one of three directors of the Sponsor and has the right to appoint a majority of the directors of the Sponsor through an entity controlled by him. As such he may be deemed to beneficially own the securities held by our Sponsor by virtue of such control. Mr. Ng disclaims beneficial ownership of the securities held by our Sponsor other than to the extent of his direct or indirect pecuniary interest in such securities. ASM, as well as each of our officers and directors and our advisor are direct and indirect members of our Sponsor, or have direct or indirect economic interests in our Sponsor.

(2)      Includes (a) 45,570,000 shares registered in the name of Supreme Handy Limited, (b) 8,298,000 shares registered in the name of Coral Spectrum Limited, and (c) 1,500,000 shares to be purchased in the PIPE. Mr. Shi exercises voting and investment control over the securities held by Supreme Handy Limited. Ms. Ying Zhou, Mr. Shi’s spouse, exercises voting and investment control over the shares held by Coral Spectrum Limited.

(3)      The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Malacca

In March 2020, the Sponsor paid $25,000 to cover certain of Malacca’s offering and formation expenses in exchange for 2,875,000 Founder Shares, or approximately $0.009 per share. In June 2020, the Company declared a share dividend of 0.25 of a share for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 3,593,750 Founder Shares. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing.

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 4,000,000 private placement warrants for a purchase price of $1.00 per warrant ($4,000,000 in the aggregate) in a private placement. On July 21, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, the Sponsor purchased an additional 375,000 private placement warrants at a price of $1.00 per private placement warrant. Each private placement warrant may be exercised for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of Malacca’s initial business combination.

If any of Malacca’s directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to Malacca.

The Sponsor, Malacca’s directors, officers and advisors, and any of their or Malacca’s respective affiliates, are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Malacca’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Malacca’s audit committee reviews on a quarterly basis all payments made by Malacca to the Sponsor, Malacca’s directors, officers and advisors, and any of their or Malacca’s respective affiliates and determines which expenses and the amount of such expenses that is reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Malacca’s behalf.

In order to finance transaction costs in connection with an initial Malacca business combination, the Sponsor or an affiliate of the Sponsor or certain of Malacca’s directors and officers may, but are not obligated to, loan Malacca funds as may be required. If Malacca completes its initial business combination, Malacca may repay such loaned amounts out of any proceeds of the Trust Account released to Malacca. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that Malacca’s initial business combination does not close, Malacca may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account may be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Malacca warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Malacca private placement warrants issued to the Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Malacca does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Malacca does not believe third parties would be willing to loan such funds and provide a waiver of any and all rights to seek access to funds in our Trust Account in the event the loans are not repaid.

After Malacca’s initial business combination, members of Malacca’s management team who remain with the Combined Company may be paid consulting, management or other fees from the Combined Company, with any and all amounts being disclosed to Malacca shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders in connection with our initial business combination. It is unlikely that the amount of such compensation will be known at the time of the distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

Malacca has entered into a registration rights agreement with respect to the Founder Shares, private placement warrants and warrants issued upon conversion of working capital loans (if any).

INDI

INDI has entered into a Line of Credit Agreement dated January 1, 2022 with Zhou Ying, a director and shareholder of INDI and the spouse of Mr. Shi. As of September 30, 2022, INDI had borrowed $12,090,000 under the Line of Credit. Amounts outstanding under the Line of Credit bear interest at 2.0% and are payable on demand.

INDI has borrowed $1,800,000 pursuant to a Loan Agreement dated December 31, 2021 with Zhou Ying, a director and shareholder of INDI and the spouse of Mr. Shi. Amounts outstanding under the Loan Agreement bear interest at 2% and are payable on demand.

INDI has borrowed an aggregate of $300,000 from Snail Digital Korea, Ltd, a company affiliated with Mr. Shi, pursuant to a Loan Agreement dated February 16, 2022 and a $200,000 note dated July 15, 2022. Amounts outstanding under the agreements bear interest at 4.6% and are due on December 31, 2024.

INDI has borrowed an aggregate of $800,000 from Yan Chen, a director of INDI pursuant to a $300,000 note dated April 14, 2022 and a $500,000 note dated January 13, 2022. The promissory notes bear interest at 2.0% and are payable on demand.

INDI has borrowed $300,000 pursuant to a Loan Agreement dated July 12, 2022 with Snail Games Hong Kong; a company affiliated with Mr. Shi. Amounts outstanding under the Loan Agreement bear interest at the IRS AFR rate plus .25% and are due on December 31, 2024.

INDI has borrowed 120,000,000 JPY ($831,701) pursuant to a Loan Agreement dated September 13, 2022 with Snail Games Japan; a company affiliated with Mr. Shi. Amounts outstanding under the Loan Agreement bear interest at 3% and are payable on demand.

INDI Director and Officer Indemnification

INDI’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by applicable law, subject to certain limited exceptions. INDI has entered into indemnification agreements with each of its directors. Following the Business Combination, INDI expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of New INDI.

The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of New INDI shall be liable to New INDI or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. The Proposed Bylaws provides that New INDI shall, to the fullest extent authorized or permitted by applicable law. Malacca expects that New INDI will enter into agreements to indemnify New INDI directors, executive officers and other employees as determined by the New INDI board of directors. Under the Proposed Bylaws, New INDI is required to indemnify each of New INDI directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New INDI or was serving at New INDI request as a director, officer, employee or agent for another entity. New INDI must indemnify New INDI officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New INDI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require New INDI to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by New INDI. Any claims for indemnification by New INDI directors and officers may reduce New INDI available funds to satisfy successful third-party claims against New INDI and may reduce the amount of money available to New INDI.

The PIPE

The PIPE Investors entered into Subscription Agreements with Malacca, pursuant to which the PIPE Investors have subscribed for shares of New INDI common stock in connection with the PIPE.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the board of directors of New INDI will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of New INDI executive officers or directors;

•        any person who is known by the post-combination company to be the beneficial owner of more than 5% of New INDI voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New INDI voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New INDI voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New INDI will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its nominating and corporate governance committee charter, the nominating committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

We are an exempted company incorporated with limited liability under Cayman Islands law. Cayman Islands law and our articles of association govern the rights of our shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, our articles of association will differ in certain material respects from the Proposed Governing Documents. As a result, if the Business Combination is consummated, your rights as a stockholder of New INDI will differ in some regards as compared to when you were a shareholder of Malacca. Please see the sections entitled “Proposal 2 — Domestication Proposal” and “Proposal 3 — Governing Documents Proposal,” above for a summary of important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Malacca and New INDI according to applicable law and their respective organizational documents.

DESCRIPTION OF MALACCA’S AND NEW INDI’S CAPITAL STOCK

The following summary of certain provisions of New INDI capital stock does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Description of Malacca Capital Stock Prior to the Business Combination

General

Malacca is authorized to issue 200,000,000 Class A ordinary shares, $0.0001 par value each, 20,000,000 Class B ordinary shares, $0.0001 par value and 1,000,000 undesignated preference shares, $0.0001 par value each. As of the record date, there were 4,111,104 ordinary shares outstanding, of which 517,354 are public shares and 3,593,750 are Founder Shares held by the Sponsor, and 7,187,500 public warrants. The Sponsor has agreed to transfer an aggregate of 190,000 Founder Shares to Malacca’s directors and officers, specifically 50,000 shares of common stock of New INDI to each of Gordon Lo and Stanley Wang and 30,000 shares of common stock of New INDI to each of Vince Ming Shu Leung, Ping He and Eugene TY Tan upon the Closing for their continued services until the approval of the Business Combination, which will result in the Sponsor holding 3,403,750 shares of common stock of New INDI after the Closing.

Units

Each Unit consists of one Class A ordinary share and one-half of one warrant. Each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

Ordinary Shares

Malacca’s shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as Malacca’s directors and officers, have agreed to vote their respective Founder Shares and any other ordinary shares held by them in favor of the business combination.

Malacca will proceed with a business combination only if Malacca has net tangible assets of at least $5,000,001 upon the completion of such business combination (or if the Articles Amendment is approved, immediately prior to the completion of the business combination without regard to the assets or liabilities of the target company of a business combination and its subsidiaries) and a majority of the shares voted are voted in favor of the business combination. At least ten days’ notice must be given for each Shareholders Meeting or Warrant Holders Meeting (although Malacca will provide whatever minimum number of days are required under Federal securities laws). Shareholders and public warrant holders may vote at meetings in person or by proxy.

Only holders of Malacca’s Class B ordinary shares are eligible to vote for the election of directors. Directors may only be elected by an ordinary resolution of the holders a majority of the Class B ordinary shares that are present and vote at a meeting.

Pursuant to the articles of association, if Malacca does not complete a business combination by July 17, 2023 (or such earlier date as determined by Malacca’s board of directors), it will trigger Malacca’s automatic winding up, dissolution and liquidation, unless Malacca submits and its shareholders approve an extension. The Sponsor and the directors and officers of Malacca have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon Malacca’s winding up, dissolution and liquidation.

Malacca’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that public shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public shareholders who redeem their shares still have the right to exercise the warrants that they received as part of the units.

For additional information with respect to the redemption rights of Malacca’s shareholders, see the section entitled “Questions and Answers — Q. Do I have redemption rights?”

Preference Shares

The articles of association authorizes the issuance of 1,000,000 preference shares, with such designation, rights and preferences as may be determined from time to time by the Malacca board of directors. Accordingly, the Malacca board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of shares. However, the underwriting agreement for Malacca’s IPO prohibits it, prior to a business combination, from issuing preference shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the ordinary shares on a business combination. Malacca may issue some or all of the preference shares to effect a business combination, but is not issuing any preference shares in connection with the Business Combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of Malacca. Although Malacca does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants

As of the record date, 11,562,500 warrants were outstanding, including 7,187,500 public warrants and 4,375,000 private placement warrants. Each public warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination. Pursuant to the Warrant Agreement, a public warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a public warrant holder. However, except as set forth below, no public warrants will be exercisable for cash unless Malacca has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Malacca’s Class A ordinary shares issuable upon exercise of the public warrants is not effective within 60 business days from the completion of the initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when Malacca will have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The public warrants will expire at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of Malacca, if Malacca fails to complete a business combination, or (iii) the redemption date as fixed by Malacca pursuant to the Warrant Agreement, if Malacca elects to redeem all warrants.

The private placement warrants are identical to the public warrants except that the private placement warrants (including the ordinary shares issuable upon exercise of the private placement warrants) will (i) not be transferable, assignable or salable until 30 days after the completion of Malacca’s initial business combination, (ii) be exercisable for cash (even if a registration statement covering the Malacca’s ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and (iii) not be redeemable by Malacca, in each case so long as they are still held by the initial purchasers or their respective affiliates.

Malacca may call the warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder,

•        if and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to public warrant holders, and

•        if and only if, there is a current registration statement in effect with respect to the Malacca’s Class A ordinary shares underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Malacca (or after the Business Combination, New INDI) calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Malacca will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A ordinary shares at the time the warrants are called for redemption, Malacca’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and Malacca. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Class A ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Malacca’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below their respective exercise prices. Malacca is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a Class A ordinary share) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that Malacca provides at least 10 business days prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Malacca, for the number of warrants being exercised. The public warrant holder will not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and Malacca will not be obligated to issue Class A ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants is current and the Class A ordinary shares has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agreement, Malacca has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Malacca cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Malacca will not be required to settle any such warrant. If the prospectus relating to the Class A ordinary shares issuable upon the exercise of the warrants is not current or if the Class A ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Malacca will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Public warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing public warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Class A ordinary shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Malacca, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A ordinary shares and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the Class A ordinary shares or other similar event), Malacca will, upon exercise, round up or down to the nearest whole number the number of Class A ordinary shares to be issued to the public warrant holder.

In addition to the public warrants and private placement warrants discussed above, pursuant to the Warrant Agreement, the Sponsor or an affiliate of the Sponsor or certain of Malacca’s officers and directors may, but are not obligated to, loan Malacca funds as may be required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant. However, pursuant to the Merger Agreement, Malacca is subject to certain restrictions in respect of any equity issuances prior to the completion of the Business Combination. For more information, see the section entitled “Proposal 1: The Business Combination Proposal.”

Malacca is recommending that its public warrant holders approve the Warrant Amendment Proposal, whereby, immediately prior to the consummation of the Business Combination, each of Malacca’s outstanding public warrants, which currently entitle the holder thereof to purchase one Class A ordinary share of Malacca at an exercise price of $11.50 per share, will be converted into the right to receive [            ] of one Class A ordinary share immediately prior to the consummation of the Business Combination.

A summary of the Warrant Amendment Proposal is set forth in the section entitled “Proposal A: The Warrant Amendment Proposal” of this proxy statement/prospectus and a complete copy of the amendment to the Warrant Agreement is attached hereto as Annex G.

Contractual Arrangements with respect to Certain Warrants

Malacca has agreed that so long as the private placement warrants are still held by the initial purchasers or their affiliates, Malacca will not redeem such warrants, Malacca will allow the holders to exercise such warrants on a cashless basis and such warrants may be exercisable for cash.

Dividends

Malacca has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon New INDI’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of New INDI’s board of directors. It is the present intention of the Malacca board of directors to retain all earnings, if any, for use in Malacca’s business operations and, accordingly, the Malacca board of directors does not anticipate declaring any dividends in the foreseeable future.

Listing of Malacca’s Securities

Malacca’s units, Class A ordinary shares and warrants are listed on Nasdaq under the symbols “MLACU”, “MLAC” and “MLACW”, respectively. At the closing of the Business Combination, the units will separate into their component shares of the Company’s Class A common stock and warrants so that the units will no longer trade separately under “MLACU.” Malacca cannot assure you that Malacca or New INDI’s securities will continue to be listed on Nasdaq as the company might not in the future meet certain continued listing standards.

Certain Differences in Corporate Law

Companies incorporated in the Cayman Islands are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “Proposal 2: Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”

Articles of Association

The articles of association contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a business combination. The following are the material rights and protections contained in the Articles of Association:

•        the right of public shareholders to exercise redemption rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

•        a prohibition against completing a business combination unless Malacca has net tangible assets of at least $5,000,001 upon completion of such business combination (or if the Articles Amendment is approved, immediately prior to the completion of such business combination without regard to the assets or liabilities of the target company of such business combination and its subsidiaries);

•        a requirement that if Malacca seeks shareholder approval of any business combination, a majority of the outstanding ordinary shares must be voted in favor of such business combination;

•        a prohibition, prior to a business combination, against Malacca issuing (i) any ordinary shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the public shares on a business combination;

•        a requirement that Malacca’s management take all actions necessary to liquidate the Trust Account in the event Malacca does not complete a business combination by July 17, 2023 (or such earlier date as determined by the Malacca board of directors); and

•        a limitation on shareholders’ rights to receive a portion of the Trust Account.

Cayman Islands law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, being the approval of the holders of a majority of at least two-thirds of the Malacca shares as of the record date that are present and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although Malacca could amend any of the provisions relating to its structure and business plan which are contained in its articles of association, Malacca views all of these provisions as binding obligations to its shareholders and neither Malacca, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.

Description of Malacca Capital Stock Prior to the Business Combination

General

New INDI will be authorized to issue common stock and preferred stock. The total number of shares of capital stock New INDI will be authorized to issue is 210,000,000 shares, consisting of 200,000,000 shares of common stock, par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value of $0.001 per share.

New INDI expects to have approximately 65,811,104 shares of New INDI common stock outstanding and no shares of preferred stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

Common Stock

New INDI common stock will not be entitled to preemptive or other similar subscription rights to purchase any New INDI securities. New INDI common stock is neither convertible nor redeemable. Unless New INDI’s board of directors determines otherwise, New INDI will issue all of its capital stock in uncertificated form.

Preferred Stock

The New INDI’s board of directors will have authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL.

Each holder of New INDI common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of New INDI preferred stock that New INDI may designate and issue in the future. For example, the issuance of preferred stock could have the effect of decreasing the trading price of New INDI’s common stock, restricting dividends on New INDI’s common stock, diluting the voting power of the holders of New INDI common stock, impairing the liquidation rights of the holders of New INDI’s common stock, or delaying or preventing a change in control of New INDI.

Voting Rights

Each holder of New INDI common stock will be entitled to one vote per share on each matter submitted to a vote of stockholders. The Proposed Bylaws provide that the holders of a majority of stock entitled to vote at any meeting of the New INDI stockholders, present in person or represented by proxy, will constitute a quorum for all purposes, except as otherwise provided in the DGCL or the Proposed Certificate of Incorporation.

When a quorum is present, except as otherwise required by law and except for the election of directors, all matters submitted to the vote of stockholders will be determined by a majority of the votes cast affirmatively or negatively. A nominee for director will be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of votes cast at meeting of stockholders if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date New INDI files its definitive proxy statement with the SEC.

There are no cumulative voting rights.

Dividend Rights

Each holder of shares of New INDI capital stock will be entitled to the payment of dividends and other distributions if and as may be declared by the New INDI board from time to time out of New INDI assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New INDI preferred stock, if any, any restrictions in the DGCL or in New INDI’s certificate of incorporation, and contractual limitations on New INDI’s ability to declare and pay dividends.

Liquidation Rights

If New INDI is involved in voluntary or involuntary liquidation, dissolution or winding up of its affairs, or a similar event, each holder of New INDI common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of New INDI preferred stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

Certain provisions of Delaware law, the Proposed Certificate of Incorporation, and the Proposed Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of New INDI. These provisions are also designed to encourage persons seeking to acquire control of New INDI to first negotiate with the New INDI board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of New INDI’s stockholders. However, they also give the New INDI board of directors the power to discourage transactions that some New INDI’s stockholders may favor.

Section 203 of the DGCL

New INDI will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of a majority of not less than two thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock.

Issuance of Preferred Stock

The Proposed Certificate of Incorporation authorizes the New INDI board of directors, without further action by New INDI stockholders, to issue up to 10,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by the New INDI board of directors. The existence of authorized but unissued shares of Preferred Stock would allow the New INDI board of directors to render more difficult or discourage an attempt to obtain control of New INDI by means of a tender offer, proxy contest, or other means.

Special Meetings of Stockholders; Prohibition on Action by Written Consent

The Proposed Bylaws provides that a special meeting of stockholders shall be called pursuant to a resolution approved by the New INDI board of directors or by the Chairperson of the New INDI board of directors or the Chief Executive Officer of New INDI. No other person, including any stockholder, is entitled to call special meetings. The Proposed Certificate of Incorporation and the Proposed Bylaws provide that any action required or permitted to be taken by New INDI’s stockholders must be effected at an annual or special meeting of the stockholders, and may not be effected by written consent of the stockholders. These provisions might delay the ability of stockholders to present a matter to the vote of the stockholders or for stockholders controlling a majority of New INDI common stock to take any action, including the removal of directors.

Removal of Directors

The Proposed Certificate of Incorporation provides that a director qualifying as an “independent director” under Nasdaq rules (or such other national securities exchange on which New INDI’s securities may be traded), may be removed from office prior to the expiration of their term only for cause. The Proposed Bylaws provide that, unless otherwise restricted by statute or New INDI’s certificate of incorporation or bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Filling Director Vacancies

The Proposed Certificate of Incorporation and Proposed Bylaws generally provide that vacancies on the board of directors (including newly created seats) may be filled only by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. In addition, subject to the rights of holders of any series of preferred stock, the number of directors constituting the New INDI board of directors will be set only by a resolution of the New INDI board of directors. These provisions would prevent a stockholder from increasing the size of the New INDI board of directors and then gaining control of the board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the board of directors and will promote continuity of management.

Classified Board

The New INDI board of directors will be divided into two classes, with only one class of directors being elected each year serving for two-year terms. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Proposed Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude New INDI stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New INDI.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation provides that the right to cumulate votes in the election of directors shall not exist.

Exclusive Forum

The Proposed Certificate of Incorporation provide that, unless otherwise consented to by New INDI in writing, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New INDI; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of current or former director, officer, employee or stockholder of New INDI to New INDI or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL (or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware) or the certificate of incorporation or bylaws of New INDI; or (iv) any other action asserting a claim that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation also provides that, unless otherwise consented to by New INDI in writing, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in New INDI’s securities shall be deemed to have notice of and consented to the foregoing. These provisions may have the effect of discouraging lawsuits against New INDI or its directors and officers.

Amendment of Provisions

Any amendment of the provisions in the Proposed Certificate of Incorporation relating to the prohibition on stockholders taking action by written consent, the removal of directors qualifying as “independent directors, the classified board, and the absence of cumulative voting will require the affirmative vote of a majority of the board of directors, of a majority of the “independent directors,” and of the stockholders.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent, warrant agent and registrar for the securities of New INDI will be Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

New INDI will have 200,000,000 shares of common stock and 10,000 shares of preferred stock authorized. Upon the Closing, based on the assumptions set for under the section entitled “Assumptions Related to Outstanding Shares” on page 5 of this proxy statement/prospectus, we expect up to 65,811,104 shares of common stock and no shares of preferred stock to be outstanding. Subject to the lock-up provisions described below, the shares of New INDI common stock issued in connection with the Business Combination will be freely transferable by persons without restriction or further registration under the Securities Act other than by New INDI’ “affiliates”. Sales of substantial amounts of New INDI common stock in the public market could adversely affect its prevailing market prices.

Lock-up Restrictions

In connection with the Business Combination, Mr. Shi has agreed to enter into a Lock-Up Agreement with Malacca. The Lock-Up Agreement will provide that, without the prior consent of New INDI directors who were not shareholders of INDI prior to the Closing and subject to customary estate planning and other exceptions, Mr. Shi will not offer or sell any Common Stock during the period commencing from the Closing and ending on the earlier of (a) one year after the date of the Closing, or (b) subsequent to the Closing, (i) the date on which the closing sale price of shares of Purchaser Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, stock splits, stock dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the Closing, or (ii) the date after the Closing on which New INDI completes a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of New INDI’s shareholders having the right to exchange their equity holdings in NEW INDI for cash, securities or other property. The lock-up restriction applies to all shares of Common Stock held directly or indirectly by Mr. Shi prior to the Closing, but does not include any shares of Common Stock purchased by Mr. Shi in the PIPE.

Registration Rights Agreement

Pursuant to the Business Combination Agreement, at the Closing, the New INDI and the holders of INDI common stock prior to the Business Combination (the “Holders”) will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, Malacca will be obligated to file a registration statement to register the resale of certain securities of Malacca held by the Holders. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that Malacca file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Malacca held by such Holders. The Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

For more information about the Registration Rights Agreement, see the section entitled “Proposal 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Rule 144

A person who has beneficially owned restricted Malacca ordinary shares or restricted Malacca warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale..

Persons who have beneficially owned restricted Malacca ordinary shares or restricted Malacca warrants for at least six months and who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: (i) 1% of the then outstanding equity shares of the same class; or (ii) the average weekly trading volume of the shares of the same class or the warrants, as applicable, during the four calendar weeks preceding the date on which the notice on Form 144 with respect to such sale is filed with the SEC.

Sales by affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are outstanding 517,354 Class A ordinary shares and 3,593,750 Class B ordinary shares. Of these shares, the 517,354 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. The remaining 3,593,750 shares are owned by the Sponsor and are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 11,562,500 warrants outstanding, 7,187,500 of which are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144. Each warrant is exercisable for one Class A ordinary share. If the Warrant Amendment is approved, then on the closing the 7,187,500 public warrants will be converted into [            ] shares of common stock. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the [            ] Class A ordinary shares that may be issued upon the exercise of the public warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of INDI’s employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS

None of our shareholders, unit holders, or warrant holders have appraisal rights in connection with the Business Combination or the Domestication. None of our shareholders have dissenters’ rights in connection with the Business Combination or the Domestication under Cayman Islands law.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum LLP was dismissed as the independent registered public accounting firm of Indiev, Inc, as approved by the board of directors of INDI and effective on May 6, 2022.

For the year ended December 31, 2020, no report by Marcum LLP on INDI’s financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except the report of Marcum LLP on INDI’s financial statements as of and for the year ended December 31, 2020 contained an explanatory paragraph which noted that there was substantial doubt as to INDI’s ability to continue as a going concern, as it had a significant working capital deficiency, had incurred significant losses and needed to raise additional funds to meet its obligations and sustain its operations. These conditions raised substantial doubt about INDI’s ability to continue as a going concern.

During the year ended December 31, 2020, and during the subsequent period through May 5, 2022, there (i) have been no disagreements (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum LLP, would have caused Marcum LLP to make reference to the subject matter of such disagreements in its report on Indiev, Inc consolidated financial statements as of and for the year ended December 31, 2020.

No other “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K occurred within the period of Marcum LLP’s engagement except that the following material weaknesses in controls over the financial reporting process were identified:

1.      INDI lacks formally documented systems policies and procedures to demonstrate that its system of internal control over financial reporting is designed effectively, including a lack of documentation surrounding its information technology policies and procedures.

2.      INDI lacks documentation necessary to demonstrate that controls in place are operating effectively, including controls related to the enforcement of segregation of duties in key areas of financial reporting.

INDI has provided Marcum LLP with a copy of these disclosures and requested that Marcum LLP furnish INDI with a letter addressed to the SEC stating whether or not it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of the letter, provided by Marcum LLP in response to that request, is filed as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

Kreit & Chiu CPA LLP (formerly Paris Kreit & Chu CPA LLP) was appointed as the independent registered public accounting firm as of and for the year ended December 31, 2021, as approved by the board of directors of INDI on May 6, 2022.

During the years ended December 31, 2020 and 2021, and through May 5, 2022, neither INDI nor anyone acting on its behalf consulted with Kreit & Chiu CPA LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to INDI that Kreit & Chiu CPA LLP concluded was an important factor considered by Kreit & Chiu CPA LLP in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, has passed upon the validity of the securities offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Malacca as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 and the period from July 17, 2019 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Malacca’s ability to continue as a going concern as described in Note 1 thereto) appearing elsewhere in this proxy statement/prospectus, and are included herein in reliance on the report of such firm given and upon their authority as experts in auditing and accounting.

The consolidated financial statements of INDI as of December 31, 2021, and for the year ended December 31, 2021, included in this proxy statement/prospectus have been audited by Kreit & Chu CPA LLP (formerly Paris, Kreit & Chiu CPA LLP), an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about INDI’s ability to continue as a going concern as described in Note 1 thereto) appearing elsewhere in this proxy statement/prospectus, and are included herein in reliance on the report of such firm given and upon their authority as experts in accounting and auditing.

The consolidated financial statements of INDI as of December 31, 2020, and for the year ended December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about INDI’s ability to continue as a going concern as described in Note 1 thereto) appearing elsewhere in this proxy statement/prospectus, and are included herein in reliance on the report of such firm given and upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

We are a Cayman Islands exempted company. If we do not change our jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process on us within the United States. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of our securities by serving our U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers, such as Malacca, that file documents electronically with the SEC. Our SEC filings are available to the public at the SEC’s website address at http://www.sec.gov. The information on the SEC’s website is not part of this proxy statement/prospectus, and any references to the SEC’s website or any other website are inactive textual references only.

Information about INDI is available on its website at www.driveindi.com (information contained on or accessible through that website is not a part of this proxy statement/prospectus, and the inclusion of that website address in this proxy statement/prospectus is an inactive textual reference only).

If you would like to request documents from Malacca, please send a request in writing or by telephone to:

Gordon Lo
Chief Executive Officer
c/o Malacca Straits Acquisition Company Limited
Unit 601-2, St. George’s Building, 2 Ice House Street
Central, Hong Kong
+852 2106-0888

If you are Malacca shareholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Business Combination or the procedures for voting your shares or warrants, you should contact Malacca at the address and phone number above. Please do so no later than five business days before the Shareholders Meeting or Warrant Holders Meeting in order to receive them before the Shareholders Meeting or Warrant Holders Meeting.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Malacca in addition to being a proxy statement of Malacca for the Shareholders Meeting and Warrant Holders Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

ADDITIONAL INFORMATION

Additional Information

We will mail without charge, upon written request, a copy of our Annual Report on Form 10 K for the year ended December 31, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to our address listed above in the section entitled “Where You Can Find More Information.”

Shareholder Communications

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Malacca Straits Acquisition Company Limited, Gordon Lo. Following the Business Combination, such communications should be sent in care of INDI Electric Vehicles Inc., 1690 Scenic Avenue, Costa Mesa, California 92626. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Householding Information

The SEC adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of this proxy statement/prospectus and related material (collectively, the “proxy materials”) unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

With regard to the Shareholders Meeting or Warrant Holders Meeting, a number of brokers with account holders who are our shareholders or public warrant holders will be “householding” the proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders of record may revoke their consent at any time by contacting us at Malacca Straits Acquisition Company Limited, Unit 601-2, St. George’s Building, 2 Ice House Street, Central, Hong Kong, or via telephone at +852 2106-0888. Beneficial owners should contact their bank, bank, broker or other holder of record.

Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you may write or call us at the address or telephone phone number in the paragraph above.

Any stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or us at the address or telephone number above.

Shareholder Proposals and Nominations

Shareholder Proposals

Our board of directors is not aware of any other matter that may be brought before the Shareholders Meeting. Under the laws of the Cayman Islands, only business that is specified in the notice of the Shareholders Meeting may be transacted at the Shareholders Meeting.

Future Stockholder Proposals if the Business Combination is Completed

The Proposed Bylaws establish an advance notice procedure for shareholders who wish to present a proposal at an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New INDI board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the New INDI board of directors, or (iii) otherwise properly brought before such meeting by a stockholder. For any business to be property brought before an annual meeting of stockholders by a stockholder, under the Proposed Bylaws, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and New INDI’s bylaws. Under the Proposed Bylaws, such writing must be received by New INDI’s secretary at its principal executive offices not earlier than the 60th day, and not later than the 90th day, in advance of the one-year anniversary of the preceding year’s annual meeting of stockholders. If no annual meeting was held in the previous year or New INDI holds its annual meeting of stockholders more than more than 30 days before or after the one-year anniversary of the preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made, whichever first occurs.

In addition, the Proposed Bylaws, which will be effective upon consummation of the Business Combination, provide notice procedures for stockholders to propose business to be considered by stockholders at a meeting.

Future Stockholder Director Nominees

The Proposed Bylaws permit shareholders to nominate directors for election at an annual meeting or at a special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting). To nominate a director, New INDI must receive timely notice of such nomination in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New INDI within the time periods described above for shareholder proposals under “— Future Stockholder Proposals if the Business Combination is Completed.” In addition, the Proposed Bylaws, which will be effective upon consummation of the Business Combination, require that the stockholder proponent provide certain information in the required notice.

Universal Proxy Rules

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than August 13, 2023. However, if the date of the 2023 annual meeting of shareholders is more than 30 days before or after the anniversary date of the 2022 annual meeting of shareholders, such information must be provided by the later of 60 days prior to the date of the 2023 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

2023 Annual Meeting

The 2023 annual meeting of stockholders of New INDI is anticipated to be held no later than [            ], 2023. The chair of the New INDI board of directors may refuse to acknowledge the introduction of any stockholder nomination or proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2032 annual general meeting pursuant to Rule 14a-8 must be received at the New INDI principal office a reasonable time before New INDI begins to print and send its proxy materials and must comply with Rule 14a-8.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Malacca Straits Acquisition Company Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Malacca Straits Acquisition Company Limited (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended December 31, 2021 and 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by October 17, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 31, 2022

PCAOB ID Number 100

MALACCA STRAITS ACQUISITION COMPANY LIMITED
BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets
Cash	$112,687	$730,837
Prepaid expenses	—	75,844
Total Current Assets	112,687	806,681

Cash and marketable securities held in Trust Account	143,849,320	143,815,744
TOTAL ASSETS	$143,962,007	$144,622,425

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMEPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$228,477	$81,485
Promissory note – related party	600,000	—
Class A ordinary shares tendered for redemption, 9,669,449 shares at $10.00 to be paid out of Trust account (see Note 9)	96,694,490	—
Total Current Liabilities	97,522,967	81,485
Derivative warrant liabilities	4,728,384	12,186,260
Deferred underwriting fee payable	5,031,250	5,031,250
Total Liabilities	107,282,601	17,298,995

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 4,705,551 shares at $10.00 per share	47,055,510	143,750,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding	359	359
Additional paid-in capital	—	—
Accumulated deficit	(10,376,463)	(16,426,929)
Total Shareholders’ Deficit	(10,376,104)	(16,426,570)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMEPTION AND SHAREHOLDERS’ DEFICIT	$143,962,007	$144,622,425

The accompanying notes are an integral part of these financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
STATEMENTS OF OPERATIONS

	Years ended December 31,
	2021	2020
Formation and operating costs	$1,440,989	$311,104
Loss from operations	(1,440,989)	(311,104)

Other income (expense):
Interest earned – bank	3	4
Interest earned on marketable securities held in Trust Account	33,576	65,744
Issuance costs related to warrant liability	—	(186,456)
Change in fair market value of derivative warrant liabilities	7,457,876	(7,193,729)
Net Income (Loss)	$6,050,466	$(7,625,541)

Weighted average shares outstanding of Class A redeemable ordinary shares	14,375,000	6,577,869
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.34	$(0.75)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	3,593,750	3,593,750
Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$0.34	$(0.75)

The accompanying notes are an integral part of these financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021 and 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,473,094	—	2,473,094
Accretion for Class A ordinary shares subject to redemption amount			—	—	(2,497,735)	(8,801,388)	(11,299,123)
Net loss	—	—	—	—	—	(7,625,541)	(7,625,541)
Balance – December 31, 2020,	—	—	3,593,750	359	$—	(16,426,929)	(16,426,570)
Net income	—	—	—	—	—	6,050,466	—
Balance – December 31, 2021	—	$—	3,593,750	$359	$—	$(10,376,463)	$(10,376,104)

The accompanying notes are an integral part of these financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$6,050,466	$(7,625,541)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	1,707
Interest earned on marketable securities held in Trust Account	(33,576)	(65,744)
Change in fair value of derivative warrant liability	(7,457,876)	7,193,729
Warrant issuance transaction costs	—	186,456
Changes in operating assets and liabilities:
Prepaid expenses	75,844	(75,844)
Accrued expenses	146,992	81,485
Net cash used in operating activities	(1,218,150)	(303,752)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(143,750,000)
Net cash used in investing activities	—	(143,750,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	140,875,000
Proceeds from sale of Private Placement Warrants	—	4,375,000
Proceeds from promissory notes – related party	600,000	10,000
Repayment of promissory note – related party	—	(246,330)
Payments of offering costs	—	(229,081)
Net cash provided by financing activities	600,000	144,784,589

Net Change in Cash	(618,150)	730,837
Cash – Beginning	730,837	—
Cash – Ending	$112,687	$730,837

Non-Cash Investing and Financing Activities:
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$—	$25,000
Deferred underwriting fee payable	$—	$5,031,250
Payment of offering costs through promissory note	$—	$234,623

The accompanying notes are an integral part of these financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Malacca Straits Acquisition Company Limited (formerly known as Bilbao Street Limited; the “Company”) was incorporated in the Cayman Islands on July 17, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company changed its name to Malacca Straits Acquisition Company Limited on February 26, 2020.

While the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing its search on businesses which are currently part of Southeast Asian business conglomerates in the media, food processing, renewable energy and healthcare industries. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2020. On July 17, 2020, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $125,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to Malacca Straits Management Company Limited (the “Sponsor”), generating gross proceeds of $4,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 17, 2020, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States, which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association currently in effect (the “Amended and Restated Memorandum and Articles of Association”) to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the Public Shares if the Company is unable to complete its initial Business Combination within the Combination Period, subject to applicable law.

On July 21, 2020, the underwriters exercised their over-allotment option in full, resulting in an additional 1,875,000 Units issued for an aggregate amount of $18,750,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $375,000. A total of $18,750,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $143,750,000.

Transaction costs amounted to $8,394,954, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $488,704 of other offering costs. Transaction costs of $186,456 attributable to the warrants were expensed during the year ended December 31, 2020.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the Nasdaq Stock Market LLC, the stock exchange that the Company list its securities on, require that the Company’s initial Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and after payment of underwriters’ fees and commissions or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, public shareholders may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor and the Company’s officers and directors have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period).

The Company has until October 17, 2022 (if we fully extend the term we have to complete our initial business combination) to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On December 27, 2021, we held our 2021 annual general meeting of shareholders and approved, among other things, the Extension Amendment, which extended the date by which we must consummate a business combination from January 17, 2022 (which was 18 months from the closing of the initial public offering) to October 17, 2022 (or such earlier date as determined by the board) by amending the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”). In connection with the Extension Amendment, shareholders holding 9,669,449 public shares exercised their right to redeem such public shares for a pro rata portion of the trust account. We paid cash in the aggregate amount of $96,761,060, or approximately $10.00 per share to redeeming shareholders in the Extension Redemption. Our Sponsor agreed to contribute to us $0.03 for each public share that was not redeemed in connection with the Extension Amendment, for each calendar month (commencing on January 17, 2022 and on the 17th day of each subsequent month), or a portion thereof, that we need to complete an initial business combination from January 17, 2022 (the date by which we were previously required to complete our initial business combination) until October 17, 2022 (if we fully extend the term we have to complete our initial business combination) (the “Contribution”). The first Contribution was due on January 17, 2022 in the amount of $141,167 and subsequent Contributions are payable monthly through the Company’s extension date in October 2022 (if we fully extend the term we have to complete our initial business combination). Our sponsor has the sole discretion whether to continue extending for additional calendar months until October 17, 2022.

Liquidity and Going Concern

As of December 31, 2021, the Company had approximately $113,000 in its operating bank accounts available to fund a Business Combination. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”) (see Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination. While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. Additionally, the Company has determined that if the Company is unable to complete a Business Combination during the Combination Period, then the Company will cease all operations except for the purpose of liquidating. The Company’s liquidity requirements, date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 or 2020.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its shares of Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB’s Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. Accordingly, at December 31, 2021 and 2020, there were 4,705,551 and 14,375,000, respectively Class A ordinary shares subject to possible redemption, all of which are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet. As of December 31, 2021, 9,669,449 Class A ordinary shares have tendered shares for redemption. These shares were deemed to be mandatorily redeemable as of December 31, 2021 and were classified as liabilities at $10.00 per share.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against retained earnings and absent retained earnings, charges against additional paid-in capital.

At December 31, 2021 and 2020, the ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$143,750,000
Less:
Proceeds allocated to Public Warrants	(3,090,625)
Class A ordinary shares issuance costs	(8,208,498)
Plus:
Accretion of carrying value to redemption value	11,299,123
Class A ordinary shares subject to possible redemption, December 31, 2020	$143,750,000
Class A ordinary shares tendered for redemption	(96,694,490)
Class A ordinary shares subject to possible redemption, December 31, 2021	$47,055,510

Offering Costs

Offering costs consist of underwriting, legal, accounting, and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $8,394,954 of which $8,208,498 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $186,486 of costs allocated to the warrants were charged to operations during 2020.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,562,500 Class A ordinary shares in the

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		Year Ended December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$4,840,373	$1,210,093	$(4,931,350)	$(2,694,191)

Denominator:
Basic and diluted weighted average shares outstanding	14,375,000	3,593,750	6,577,869	3,593,750

Basic and diluted net income (loss) per ordinary share	$0.34	$0.34	$(0.75)	$(0.75)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature. The Company invests in U.S Treasury securities with are comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 12,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). On July 21, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 1,875,000 Units at a price of $10.00 per Unit. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 Class B ordinary shares (the “Founder Shares”). In June 2020, the Company declared a share dividend of 0.25 of a share for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 3,593,750 Founder Shares. All shares have been retroactively stated to reflect the share dividend.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination or (ii) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,000,000. On July 21, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, the Sponsor purchased an additional 375,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Private Placement Warrants were deemed to be derivative warrant liabilities at issuance and recorded at fair value. Amounts paid by the Sponsor in excess of the warrants fair value ($2,473,094) was treated as a capital contribution. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering being held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Notes — Related Party

On March 31, 2020, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Note of $246,330 was repaid upon the closing of the Initial Public Offering on July 17, 2020.

The Company has issued two unsecured promissory notes in the amount of up to $300,000, each, which were issued on August 2, 2021 and October 20, 2021, respectively (the “Promissory Notes”). The Promissory Notes are non-interest bearing and payable at the earlier of (i) the date on which the initial business combination is completed and (ii) the date of liquidation of the Company. The Promissory Notes are not convertible into equity or warrants. As of December 31, 2021 and 2020, the Company had $600,000 and nil, respectively, outstanding borrowings under the Promissory Notes.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the convertible Working Capital Loans.

Related Party Website Services

During the year ended December 31, 2020, the Company engaged a firm to provide website services. The Company’s Chief Financial Officer and Director, Stanley Wang, is a minority shareholder of the company providing such services. For the year ended December 31, 2021 and 2020, the Company incurred $13,900 and $2,995, respectively, for such services.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on July 14, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate. As a result of the underwriters’ election to exercise their over-allotment in full on July 21, 2020, the underwriters were paid an additional cash underwriting discount of $375,000.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. A portion of such amount, not to exceed 25% of the total amount of the deferred fee held in the Trust Account, may be re-allocated or paid to unaffiliated thirds parties that assist the Company in consummating a Business Combination. The election to re-allocate or make any such payments to unaffiliated third parties will be solely at the discretion of the Company’s management team, and such unaffiliated third parties will be selected by the management team in their sole and absolute discretion.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 6 — SHAREHOLDERS’ EQUITY (DEFICIT)

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 4,705,551 and 14,375,000 Class A ordinary shares issued and outstanding, respectively, which are presented as temporary equity. In December 2021 and in connection with the Extension Amendment, shareholders holding 9,669,449 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account and tendered the shares for redemption. The shares were redeemed in January 2022

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 3,593,750 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 7 — WARRANTS

At December 31, 2021 and 2020, the Company had 7,187,500 Public Warrants and 4,375,000 Private Placement Warrants outstanding. At December 31, 2021 and 2020, the fair value of the Public Warrants was $2,923,156 and $7,546,875, respectively and the fair value of the Private Placement Warrants was $1,805,125 and $4,639,385, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 7 — WARRANTS (cont.)

then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Company’s Business Combination, the Company will use its best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 7 — WARRANTS (cont.)

such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2021 and 2020, assets held in the Trust Account were comprised of approximately $178 and $273, respectively, in cash and $143,849,142 and $143,815,471, respectively, in U.S. Treasury securities. During the years ended December 31, 2021 and 2020, the Company did not withdraw any interest income from the Trust Account. In January 2022, $96,761,060 was withdrawn from the account to redeem Class A ordinary shares tendered for redemption.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	Level	Fair Value
Money Market Funds	1	$143,849,142

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 1/12/2021)	1	$143,815,471	$2,091	$143,817,562

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The fair value of the derivative warrant liabilities at December 31, 2021 are as follows:
	Description	Level	Fair Value
Derivative	Warrant Liabilities – Public Warrants	1	$2,923,156
Derivative	Warrant Liabilities – Private Placement Warrants	3	1,805,228
			$4,728,384

The fair value of the derivative warrant liabilities at December 31, 2020 are as follows:
	Description	Level	Fair Value
Derivative	Warrant Liabilities – Public Warrants	1	$7,546,875
Derivative	Warrant Liabilities – Private Placement Warrants	3	4,639,385
			$12,186,260

The Warrants were accounted for as liabilities in accordance with ASC Topic 815-40, Contracts in Entity’s Own Equity,” and are presented within derivative warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Public Warrants

The Warrants were valued as of December 31, 2021 (over-allotment exercise) the per share value based on the observed traded prices of the Public Warrants as of the valuation date.

Private Warrants

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes Model uses a Black Scholes Option Pricing Model that is modified to reduce the value of the Private Placement Warrants for a discount on the lack of marketability of the instrument as well as for the probability of consummation of the Business Combination. The primary unobservable inputs utilized in determining the fair value of the Private Placement Warrants is the discount for lack of marketability and the probability of consummation of the Business Combination. The probability assigned to the consummation of

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

the Business Combination was 80% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsors’ track record for consummating similar transactions.

The key inputs into the Modified Black Scholes Model for the Private Warrants were as follows at December 31, 2021:
Input	Initial Measurement
Expected term (years)	0.40
Expected volatility	6.6%
Risk-free interest rate	1.30%
Exercise price	$11.50
Fair value of the ordinary share price	$10.21

The key inputs into the Modified Black Scholes Model for the Private Warrants were as follows at December 31, 2020:
Input	December 31, 2020
Expected term (years)	0.52
Expected volatility	15.0%
Risk-free interest rate	0.34%
Exercise price	$11.50
Fair value of the ordinary share price	$10.00

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement beginning on August 6, 2020, as the Public Warrants were separately listed and traded

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the years ended December 31, 2020 and 2021 is summarized as follows:
	Public Warrants	Private Warrants	Total Warrants
Derivative warrant liabilities at January 1, 2020	$—	$—	$—
July 17, 2020 Issuance of Public and Private Warrants, Level 3 inputs	2,687,500	1,738,885	4,426,385
July 21, 2020 Issuance of Public and Private Warrants, Level 3 inputs	403,125	163,021	566,146
Change in fair value of derivative warrant liabilities	—	(129,595)	(129,595)
Transfer of Public Warrants to Level 1	(3,090,625)	—	(3,090,625)
Change in fair value of Private Warrants	—	2,867,074	2,867,074
Derivative warrant liabilities – Level 3, at December 31, 2020	$—	$4,639,385	$4,639,385
Change in fair value of Private Warrants		(2,834,157)	(2,834,157)
Derivative warrant liabilities – Level 3, at December 31, 2021	$—	$1,805,228	$1,805,228

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021 and 2020

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as disclosed, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In connection with the Extension Amendment, shareholders holding 9,669,449 public shares exercised their right to redeem such public shares for a pro rata portion of the Trust Account. On January 7, 2022, the Company paid cash in the aggregate amount of $96,761,060, or approximately $10.00 per share to redeeming shareholders. The Company’s extensions payment of $0.03 per share/per month were due beginning on January 17, 2022 in the amount of $141,167 and are payable monthly through the Company’s extension date in October 2022.

In February 2022, the Russian Federation and Belarus commenced an invasion of the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On March 29, 2022, the Company issued an unsecured promissory note (the “Working Capital Note”) in the amount of up to $1,000,000, to the Sponsor. The proceeds of the Working Capital Note will be used for costs in connection with the Company’s Business Combination or as general working capital. The Working Capital Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

On March 29, 2022, the Company issued an unsecured promissory note (the “Extension Note”) in the amount of up to $1,297,500 to the Sponsor. The proceeds of the Extension Note will be used solely for extensions of the time period the Company has to complete a Business Combination pursuant to the Company’s Amended and Restated Memorandum and Articles of Association. The Extension Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of the liquidation of the Company.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (unaudited)	December 31, 2021
ASSETS
Current Assets
Cash	$202,577	$112,687
Prepaid expenses and other current assets	54,875	—
Total Current Assets	257,452	112,687
Cash and marketable securities held in Trust Account	48,629,274	143,849,320
TOTAL ASSETS	$48,886,726	$143,962,007
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$513,371	$228,477
Promissory notes – related party	2,161,667	600,000
Promissory note – working capital	519,167	—
Class A ordinary shares tendered for redemption (Note 6)	—	96,694,490
Total Current Liabilities	3,194,205	97,522,967
Derivative warrant liabilities	497,291	4,728,384
Deferred underwriting fee payable	5,031,250	5,031,250
Total Liabilities	8,722,746	107,282,601
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 4,705,551 at $10.31 per share as of September 30, 2022 and $10.00 per share as of December 31, 2021	48,529,274	47,055,510
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized at September 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at September 30, 2022 and December 31, 2021	359	359
Additional paid-in capital	—	—
Accumulated deficit	(8,365,653)	(10,376,463)
Total Shareholders’ Deficit	(8,365,294)	(10,376,104)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$48,886,726	$143,962,007

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating costs	$528,119	$491,275	$950,464	$1,112,249
Loss from operations	(528,119)	(491,275)	(950,464)	(1,112,249)

Other income (expense):
Interest income – bank	—	—	—	2
Interest and dividends earned on investments held in Trust Account	194,055	6,317	270,515	27,997
Change in fair value of derivative warrant liabilities	(18,750)	6,646,688	4,231,093	7,533,260
Net income (loss)	$(352,814)	$6,161,730	$3,551,144	$6,449,010

Weighted average shares outstanding of Class A ordinary shares	4,705,551	14,375,000	4,953,486	14,375,000
Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$(0.04)	$0.34	$0.42	$0.36
Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750	3,593,750	3,593,750
Basic and diluted net income (loss) per ordinary share, Class B ordinary shares	$(0.04)	$0.34	$0.42	$0.36

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	3,593,750	$359	$—	$(10,376,463)	$(10,376,104)
Net income	—	—	—	—	—	2,910,474	2,910,474
Accretion of shares subject to redemption	—	—	—	—	—	(423,500)	(423,500)
Accretion of shares tendered for redemption	—	—	—	—	—	(66,570)	(66,570)
Balance – March 31, 2022 (unaudited)	—	—	3,593,750	359	—	(7,956,059)	(7,955,700)
Net income	—	—	—	—	—	993,484	993,484
Accretion of shares subject to redemption	—	—	—	—	—	(423,500)	(423,500)
Balance – June 30, 2022 (unaudited)	—	—	3,593,750	359	—	(7,386,075)	(7,385,716)
Net loss	—	—	—	—	—	(352,814)	(352,814)
Accretion of shares subject to redemption	—	—	—	—	—	(626,764)	(626,764)
Balance – September 30, 2022 (unaudited)	—	$—	3,593,750	$359	$—	$(8,365,653)	$(8,365,294)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	3,593,750	$359	$—	$(16,426,929)	$(16,426,570)
Net income	—	—	—	—	—	3,433,863	3,433,863
Balance – March 31, 2021 (unaudited)	—	—	3,593,750	359	—	(12,993,066)	(12,992,707)
Net loss	—	—	—	—	—	(3,146,583)	(3,146,583)
Balance – June 30, 2021 (unaudited)	—	—	3,593,750	359	—	(16,139,649)	(16,139,290)
Net loss	—	—	—	—	—	6,161,730	6,161,730
Balance – September 30, 2021 (unaudited)	—	$—	3,593,750	$359	$—	$(9,977,919)	$(9,977,560)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$3,551,144	$6,449,010
Adjustments to reconcile net income to net cash used in operating activities:
Interest and dividends earned on marketable securities held in Trust Account	(270,515)	(27,997)
Change in fair value of derivative warrant liabilities	(4,231,093)	(7,533,260)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(54,874)	61,344
Accounts payable and accrued expenses	284,894	56,481
Net cash used in operating activities	(720,444)	(994,422)

Cash Flows from Investing Activities:
Extension payments made into Trust Account	(1,270,500)	—
Withdrawal from Trust Account upon redemption of 9,669,449 Class A ordinary shares	96,761,060	—
Net cash provided by investing activities	95,490,560	—

Cash Flows from Financing Activities:
Proceeds from promissory notes – related party	2,080,834	300,000
Redemption of 9,669,449 Class A ordinary shares	(96,761,060)	—
Net cash used in financing activities	(94,680,226)	300,000

Net Change in Cash	89,890	(694,422)
Cash – Beginning of period	112,687	730,837
Cash – Ending of period	$202,577	$36,415

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 1 — Description of Organization and Business Operations

Malacca Straits Acquisition Company Limited (formerly known as “Bilbao Street Limited,” the “Company”) was incorporated in the Cayman Islands on July 17, 2019. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company changed its name to “Malacca Straits Acquisition Company Limited” on February 26, 2020.

The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

All activity through September 30, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on July 14, 2020. On July 17, 2020, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), generating gross proceeds of $125,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement (the “Private Placement”) to Malacca Straits Management Company Limited (the “Sponsor”), generating gross proceeds of $4,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on July 17, 2020, an amount of $125,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States, which had been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association then in effect (the “Amended and Restated Memorandum and Articles of Association”) to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete its initial Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the Public Shares if the Company is unable to complete its initial Business Combination within the Combination Period, subject to applicable law. To mitigate the risk that the Company may be deemed to be an investment company for purposes of the Investment Company Act, in September 2022 the Company instructed the trustee of its Trust Account to liquidate the assets held in the Trust Account and instead hold all funds in a demand deposit account at a bank.

On July 21, 2020, the underwriters exercised their over-allotment option in full, resulting in an additional 1,875,000 Units issued for an aggregate amount of $18,750,000. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 375,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $375,000. A total of $18,750,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $143,750,000.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

Transaction costs amounted to $8,394,954, consisting of $2,875,000 of underwriting fees, $5,031,250 of deferred underwriting fees and $488,704 of other offering costs. Transaction costs of $186,456 attributable to the warrants were expensed during the year ended December 31, 2020.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the Nasdaq Stock Market LLC, the stock exchange on which the Company lists its securities, require that the Company’s initial Business Combination must be with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (see Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and after payment of underwriters’ fees and commissions or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote any Founder Shares (as defined in Note 4) and Public Shares held by it in favor of approving a Business Combination. Additionally, Public Shareholders may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed to waive (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s Business Combination and (ii) their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete its initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete its initial Business Combination within the Combination Period).

On December 27, 2021, the Company held its 2021 annual general meeting of shareholders and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination (the “First Extension Amendment”). The First Extension Amendment extended the date by which the Company must consummate a Business Combination from January 17, 2022 (which was 18 months from the closing of the Initial Public Offering) to October 17, 2022 (or such earlier date as determined by the board of directors of the Company (the “Board”)). In connection with the First Extension Amendment, shareholders holding 9,669,449 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account (the “First Extension Redemption”). On January 7, 2022, the Company paid from the Trust Account an aggregate amount of $96,761,060, or approximately $10.00 per share to redeeming shareholders in the First Extension Redemption. For each one-month extension, the Sponsor agreed to contribute to the Company, as a loan, $0.03 for each Public Share not redeemed in connection with the First Extension Amendment (the “First Contribution”). First Contributions in the amount of $141,167 are payable monthly through the Company’s extension date in October 2022 (if the Sponsor fully extends the term the Company has to complete an initial Business Combination). For the nine months ended September 30, 2022, $1,270,500 was borrowed under the Promissory Notes (see Note 4) and deposited in the Trust Account. The Sponsor has the sole discretion whether to continue extending for additional calendar months until October 17, 2022.

On October 12, 2022, the Company held its 2022 annual general meeting of shareholders and approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination (the “Second Extension Amendment”). The Second Extension Amendment extended the date by which the Company must consummate a Business Combination from October 17, 2022 to July 17, 2023 (or such earlier date as determined by the Board). In connection with the Second Extension Amendment, shareholders holding 4,188,197 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account (the “Second Extension Redemption”). In October 2022, the Company paid from the Trust Account an aggregate amount of $43,282,728, or approximately $10.33 per share, to redeeming shareholders in the Second Extension Redemption. For each one-month extension, the Sponsor agreed to contribute to the Company, as a loan, $0.033 for each Public Share not redeemed in connection with the Second Extension Amendment (the “Second Contribution”). Second Contributions in the amount of $153,655 are payable monthly through the Company’s extension date in July 2023 (if the Sponsor fully extends the term the Company has to complete an initial Business Combination). The Sponsor has the sole discretion whether to continue extending for additional calendar months until July 17, 2023.

The Company must consummate a Business Combination by July 17, 2023 (if the Sponsor fully extends the term the Company has to complete an initial Business Combination) (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses which

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

On September 26, 2022, the Company entered into an Agreement and Plan of Merger with Indiev, Inc, a California corporation (“Indiev”), MLAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), the Sponsor and the other parties thereto (as may be amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, (i) prior to closing (the “Closing”) of the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), Indiev shall convert from a corporation incorporated under the laws of the State of California into a Delaware corporation (the “Conversion”), and the Company will continue out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), and (ii) at the Closing, Merger Sub will merge with and into Indiev (the “Merger”), with Indiev continuing as the surviving entity and wholly-owned subsidiary of the Company (“New INDI”), and with each Indiev stockholder receiving shares of the Company’s common stock at the Closing. Simultaneously with entering into the Merger Agreement, the Company entered into a Subscription Agreement with Mr. Hai Shi (“PIPE Investor”) to purchase a total of 1.5 million shares of the Company’s Class A common stock (after giving effect to the Domestication) in a private investment in public equity (“PIPE”) in the Company at $10.00 per share with aggregate gross proceeds to of $15,000,000, to be consummated immediately prior the Closing, but after the Domestication.

In connection with the Transactions, Indiev stockholders will receive a number of shares of New INDI common stock having an aggregate value of $600,000,000, subject to the following adjustments: the aggregate value will be decreased by the amount of Indiev’s indebtedness, net of cash and cash equivalents, unpaid transaction expenses and transaction bonuses, in each case, as of the Closing, and the aggregate value will be increased by the amount by which the Company’s transaction expenses exceed $5 million, unless the Sponsor elects to instead pay such excess to the Company in cash to cancel a number of Class B ordinary shares of the Company held by the Sponsor equal to the amount of such excess (with each Class B ordinary share valued at $10).

In addition, the Indiev stockholders immediately prior to the Transactions (the “Earnout Participants”) will, as a group, have the contingent right to receive up to an additional 20,000,000 shares of New INDI common stock (the “Earnout Shares”) as follows: (i) the Earnout Participants will receive 5,000,000 of the Earnout Shares if the Company’s consolidated net sales of electric automobile vehicles for the 12-month period beginning with the start of the first calendar quarter starting after the Closing (the “First Sales Earnout Year”) is at least 400, at an average effective pre-tax sales price of $55,000 per vehicle, and will receive another 10,000,000 of the Earnout Shares if the consolidated net sales of electric automobile vehicles for next 12-month period after the First Sales Earnout Year is at least 2,000, at an average effective pre-tax sales price of $55,000 per vehicle. The Earnout Participants will receive

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

another 5,000,000 of the Earnout Shares if the volume weighted average stock price of New INDI common stock is at least $12.50 per share for any 20 trading day period within any 30 trading day period beginning 150 days after the Closing until December 31, 2024. For more information about the Transactions and the PIPE, see the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the assets in the Trust Account, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of September 30, 2022, the Company had approximately $202,000 in its operating bank accounts available to fund a Business Combination. As of September 30, 2022, the Company’s working capital deficit was approximately $2,937,000. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, may, but is not obligated to, loan the Company funds as may be required (“Working Capital Loans”) (see Note 4). As discussed in Note 4, the Sponsor has advanced the Company $2,680,834 through September 30, 2022 and an additional $141,167 subsequent to September 30, 2022 under the agreements for the Promissory Notes (as defined in Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination. While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. Additionally, the Company has determined that if the Company is unable to complete a Business Combination during the Combination Period, by July 17, 2023, then the Company will cease all operations except for the purpose of liquidating. The Company’s liquidity requirements, date for mandatory liquidation and subsequent redemption of shares raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete a Business Combination before the mandatory liquidation date.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022.

The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither (i) an emerging growth company nor (ii) an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in the accompanying unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the accompanying unaudited condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, and redemption of a portion of Class A ordinary shares in January 2022, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2022 and December 31, 2021, the Class A ordinary shares reflected in the accompanying unaudited condensed consolidated balance sheets are reconciled in the following table:
	September 30, 2022	December 31, 2021
Gross proceeds	$143,750,000	$143,750,000
Less:
Proceeds allocated to Public Warrants	(3,090,625)	(3,090,625)
Class A ordinary shares issuance costs	(8,208,498)	(8,208,498)
Plus:
Accretion of carrying value to redemption value	11,299,123	11,299,123
Class A ordinary shares subject to possible redemption	143,750,000	143,750,000
Class A ordinary shares tendered for redemption	—	(96,694,490)
Accretion of shares tendered for redemption	66,570	—
Class A ordinary shares redeemed from the Trust Account	(96,761,060)	—
Accretion of shares subject to redemption	1,473,764	—
Class A ordinary shares subject to possible redemption	$48,529,274	$47,055,510

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $8,394,984, of which $8,208,498 was charged to shareholders’ deficit upon the completion of the Initial Public Offering and $186,486 of costs allocated to the warrants was charged to operations.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the unaudited condensed consolidated statements of operations. The fair value of the Private Placement Warrants was estimated using a Modified Black-Scholes Option Pricing Model (see Note 8). For periods subsequent to the detachment of the Public Warrants (as defined in Note 3) from the Units, the close price of the Public Warrant price was used as the fair value of the Public Warrants at each relevant date.

Income Taxes

FASB ASC Topic 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) Per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Income or loss is allocated on a pro rata basis to each of the two classes of ordinary shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the Private Placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,562,500 Class A ordinary shares in the aggregate. As of September 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For the three months ended September 30, 2022		For the three months ended September 30, 2021		For the nine months ended September 30, 2022		For the nine months ended September 30, 2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Numerator:
Allocation of net income (loss), as adjusted	$(200,039)	$(152,775)	$4,929,384	$1,232,346	$2,058,039	$1,493,105	$5,159,208	$1,289,802
Denominator:
Basic and diluted weighted average shares outstanding	4,705,551	3,593,750	14,375,000	3,593,750	4,953,486	3,593,750	14,375,000	3,593,750
Basic and diluted net income (loss) per ordinary share	$(0.04)	$(0.04)	$0.34	$0.34	$0.42	$0.42	$0.36	$0.36

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account, and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the Company’s accompanying unaudited condensed consolidated balance sheets, primarily due to their short-term nature, except for derivative warrant liabilities (see Note 8). The Company invests in U.S. Treasury securities which are comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. To mitigate the risk that the Company may be deemed to be an investment company for purposes of the Investment Company Act, in September 2022 the Company instructed the trustee of its Trust Account to liquidate the assets held in the Trust Account and instead hold all funds in a demand deposit account at a bank.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 12,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). On July 21, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, the Company sold an additional 1,875,000 Units at a price of $10.00 per Unit. Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 Class B ordinary shares (the “Founder Shares”). In June 2020, the Company declared a share dividend of 0.25 of a share for each Class B ordinary share in issue, resulting in the Sponsor holding an aggregate of 3,593,750 Founder Shares. All shares have been retroactively stated to reflect the share dividend. The Founder Shares included an aggregate of up to 468,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. In connection with the underwriters’ exercise of the over-allotment option in full, 468,750 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination or (ii) subsequent to a Business Combination, (x) if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,000,000. On July 21, 2020, in connection with the underwriters’ exercise of the over-allotment option in full, the Sponsor purchased an additional 375,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Private Placement Warrants were deemed to be derivative warrant liabilities at issuance and recorded at fair value. Amounts paid by the Sponsor in excess of the warrants fair value ($2,473,094) were treated as a capital contribution. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Promissory Notes — Related Party

On March 31, 2020, the Company issued an unsecured promissory note (the “IPO Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the IPO Promissory Note of $246,330 was repaid upon the closing of the Initial Public Offering on July 17, 2020.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 4 — Related Party Transactions (cont.)

The Company has issued four unsecured promissory notes in the amount of up to $300,000, $300,000, $1,297,500 and $153,655, which were issued on August 2, 2021, October 20, 2021, March 29, 2022 and October 17, 2022, respectively (the “Promissory Notes”). The Promissory Notes are non-interest bearing and payable at the earlier of (i) the date on which the initial Business Combination is completed or (ii) the date of liquidation of the Company. The Promissory Notes are not convertible into equity or warrants. As of September 30, 2022 and December 31, 2021, the Company had $2,161,667 and $600,000, respectively, in outstanding borrowings under the Promissory Notes, including $300,000 under each of the August 2, 2021 and October 20, 2021 notes and $1,561,667 under the March 29, 2022 note.

The Company issued an unsecured promissory note, dated March 29, 2022, in the amount of up to $1,000,000, to the Sponsor (the “Working Capital Note”). The proceeds of the Working Capital Note will be used for costs in connection with the Company’s initial Business Combination or as general working capital. The Working Capital Note is non-interest bearing and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which the initial Business Combination is consummated or (ii) the date of the Company’s liquidation. The Working Capital Note is not convertible into equity or warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. At September 30, 2022 and December 31, 2021, the Company had $519,617 and $0, respectively, in outstanding borrowings under the Working Capital Note. The outstanding borrowings on the Working Capital Note are included in the “Promissory notes — related party” line item on the accompanying unaudited condensed consolidated balance sheets.

On October 17, 2022, the Company issued a promissory note in the aggregate principal amount of up to $153,655 to the Sponsor of the Company in connection with Second Extension Amendment.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required as Working Capital Loans. If the Company completes a Business Combination, the Company may repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants.

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management is continuing to evaluate the impact of the ongoing military conflict between Russia and Ukraine and has concluded that while it is reasonably possible that the conflict could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 5 — Commitments and Contingencies (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into on July 14, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,500,000 in the aggregate. As a result of the underwriters’ election to exercise their over-allotment in full on July 21, 2020, the underwriters were paid an additional cash underwriting discount of $375,000.

In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. A portion of such amount, not to exceed 25% of the total amount of the deferred fee held in the Trust Account, may be re-allocated or paid to unaffiliated thirds parties that assist the Company in consummating a Business Combination. The election to re-allocate or make any such payments to unaffiliated third parties will be solely at the discretion of the Company’s management team, and such unaffiliated third parties will be selected by the management team in their sole and absolute discretion.

On September 26, 2022, simultaneously with the execution of the Merger Agreement, the Company and BTIG, LLC, as representative for the underwriters thereunder (“BTIG”) entered into an amendment (the “Amendment to Underwriting Agreement”) to the underwriting agreement, dated as of July 14, 2020, between the Company and BTIG (the “Underwriting Agreement”), pursuant to which amendment, the Company decreased the deferred underwriting fee payable to the underwriters of the Initial Public Offering with respect to the Closing from $5,031,250 in cash to a total of $1,500,000 in cash and 200,000 shares of the Company common stock (the “Representative Shares”), both deliverable at the Closing, and in exchange therefore, the Company agreed to (i) eliminate its right to pay a portion of deferred underwriting fee to third parties that did not participate in the Initial Public Offering that assist the Company with its initial Business Combination, (ii) add BTIG and the other Initial Public Offering underwriters as a “Holder” party to the Registration Rights Agreement, dated as of July 14, 2020, by and among the Company and the Sponsor, with respect to the Representative Shares, which will become “Registrable Securities” thereunder, and (iii) in connection with the Transactions, provide access to, and cooperate with, BTIG and its Representatives for its diligence review, use efforts to provide the Initial Public Offering underwriters with comfort letters, negative assurance letters and other documents from auditors and lawyers, and provide certain customary representations and warranties, covenants and indemnification to the Initial Public Offering underwriters.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 6 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 4,705,551 Class A ordinary shares issued and outstanding, which are presented as temporary equity. In December 2021 and in connection with the First Extension Amendment, shareholders holding 9,669,449 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account and tendered the shares for redemption. Such Public Shares were redeemed in January 2022. In October 2022 and in connection with the Second Extension Amendment, shareholders holding 4,188,197 Public Shares exercised their right to redeem such Public Shares for a pro rata portion of the Trust Account and tendered the shares for redemption.

Class B Ordinary Shares

The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 3,593,750 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 7 — Warrants

At September 30, 2022 and December 31, 2021, the Company had 7,187,500 Public Warrants and 4,375,000 Private Placement Warrants outstanding. At September 30, 2022 and December 31, 2021, the fair value of the Public Warrants was $309,063 and $2,923,156, respectively, and the fair value of the Private Placement Warrants was $188,228, and $1,805,228, respectively.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 7 — Warrants (cont.)

Public Warrants may only be exercised for a whole number of Class A ordinary shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) July 17, 2021 or (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Company’s Business Combination, the Company will use its best efforts to file, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification. If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 7 — Warrants (cont.)

Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20-trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 8 — Fair Value Measurements (cont.)

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity U.S. Treasury securities are those securities that the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. Treasury securities are recorded at amortized cost on the accompanying unaudited condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts. Trust Account investments in money market funds are presented at fair value.

At September 30, 2022, assets held in the Trust Account were comprised of $48,629,274 in cash. During the three and nine months ended September 30, 2022, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2021, assets held in the Trust Account were comprised of $178 in cash and $143,849,142 in U.S. Treasury securities. In January 2022, $96,761,060 was withdrawn from the account to redeem Class A ordinary shares tendered for redemption.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level	Fair Value
Money Market Funds	1	$143,849,142

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis at September 30, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The fair value of the derivative warrant liabilities at September 30, 2022 is as follows:
Description	Level	Fair Value
Derivative Warrant Liabilities – Public Warrants	1	$309,063
Derivative Warrant Liabilities – Private Placement Warrants	2	188,228
		$497,291

The fair value of the derivative warrant liabilities at December 31, 2021 is as follows:
Description	Level	Fair Value
Derivative Warrant Liabilities – Public Warrants	2	$2,923,156
Derivative Warrant Liabilities – Private Placement Warrants	3	1,805,228
		$4,728,384

The Public Warrants were valued using quoted prices in an active market.

Private Placement Warrants

The Private Placement Warrants were valued using a Modified Black Scholes Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes Model uses a Black Scholes Option Pricing Model that is modified to reduce the value of the Private Placement Warrants for a discount on the lack of marketability of the instrument as well as for the probability of consummation of the Business Combination. The primary unobservable inputs utilized in determining the fair value of the Private Placement Warrants is the discount for lack of marketability and the probability of consummation of the Business Combination.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 8 — Fair Value Measurements (cont.)

The key inputs into the Modified Black Scholes Model for the Private Placement Warrants were as follows at December 31, 2021:
Input	December 31, 2021
Expected time until initial business combination	0.40
Expected volatility	6.6%
Risk-free interest rate	1.30%
Exercise price	$11.50
Fair value of the ordinary share price	$10.21

The following table presents the changes in the fair value of the Private Placement Warrant liabilities:
Private Placement Warrants
Fair value as of January 1, 2021	$4,639,385
Change in fair value of derivative warrant liabilities	(1,407,161)
Fair value as of March 31, 2021	3,232,224
Change in fair value of derivative warrant liabilities	1,059,651
Fair value as of June 30, 2021	$4,291,875
Change in fair value of derivative warrant liabilities	(2,513,875)
Fair value as of September 30, 2021	$1,778,000

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. There were no transfers of Level 3 assets or liabilities for the nine months ended September 30, 2022.
Private Placement Warrants
Fair value as of January 1, 2022	$1,805,228
Change in fair value of derivative warrant liabilities	(1,179,500)
Fair value as of March 31, 2022	625,728
Change in fair value of derivative warrant liabilities	(441,875)
Fair value as of June 30, 2022	$183,853
Transfer to level 2	(183,853)
Fair value as of September 30, 2022	$—

Transfer from Levels 1, 2, and 3 are recognized at the end of the reporting period in which change in valuation technique or methodology occurs. The estimated fair value of the Private Placement Warrants were transferred from Level 3 measurement to a Level 2 during the three and nine months ended September 30, 2022 and was $183,853.

MALACCA STRAITS ACQUISITION COMPANY LIMITED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022

(Unaudited)

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the accompanying unaudited condensed consolidated balance sheet date up to the date that the accompanying unaudited condensed consolidated financial statements were issued. Based upon this review, except as disclosed below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed consolidated financial statements.

On October 17, 2022, the Company issued a promissory note in the aggregate principal amount of up to $153,655 to the Sponsor of the Company in connection with Second Extension Amendment.

On October 27, 2022, the Sponsor injected additional funds of $250,000 under the March 29, 2022 promissory note.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of IndiEV Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of IndiEV Inc. and its subsidiary (the “Company”) as of December 31, 2021, and the related consolidated statement of operations and comprehensive income, changes in shareholder’s deficit, and cash flows for the year then ended and the related notes (collectively referred to as “Consolidated Financial Statements”). In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the Consolidated Financial Statements, as of December 31, 2021, the Company had recurring losses from operations, an accumulated deficit, and a negative cash flows from operating activities. As such there is substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the Consolidated Financial Statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the Consolidated Financial Statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements. We believe that our audit provides a reasonable basis for our opinion.

Indiev, Inc and Subsidiary

We have served as the Company’s auditor since 2022.

Paris, Kreit & Chiu CPA LLP

New York, NY
August 30, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of Indiev, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Indiev, Inc (the “Company”) as of December 31, 2020, the related consolidated statements of operations, changes in shareholder’s equity and cash flows for the each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its ability to raise additional capital. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from April 10, 2021 until May 6, 2022.

Costa Mesa, CA
July 1, 2021

IndiEV, Inc and Subsidiary

Consolidated Balance Sheets

	As of December 31
	2021	2020
ASSETS
Current assets:
Cash	$648,139	$1,938,723
Prepaid expenses and other current assets	633,954	95,937
Total current assets	1,282,093	2,034,660
Property and equipment, net	2,675,648	1,390,662
Intangible assets, net	404,653	117,318
Security deposit	130,000	130,000
Total assets	$4,492,394	$3,672,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$5,966,627	$1,525,940
Accrued expenses	1,504,653	294,360
SBA Payroll Protection Program (PPP) loan	—	1,248,800
Loan from related party	1,800,000	—
Deferred rent	61,512	42,432
Total current liabilities	9,332,792	3,111,532
Deferred rent – net of current portion	—	61,512
Total liabilities	9,332,792	3,173,044

Commitments and contingencies

Shareholders’ equity (deficit)
Common stock, no par value, 10,000,000 shares authorized; 7,000,000 shares issued and outstanding	—	—
Additional paid-in capital	93,979,000	63,920,000
Accumulated deficit	(98,819,398)	(63,420,404)
Total shareholders’ (deficit) equity	(4,840,398)	499,596
Total liabilities and shareholders’ equity	$4,492,394	$3,672,640

IndiEV, Inc and Subsidiary

Consolidated Statements of Operations

	Year ended December 31
	2021	2020
Net revenue	$—	$—
Cost of goods sold	—	—
Gross profit	—	—

Operating expenses:
General and administrative expenses	5,716,473	4,481,163
Depreciation and amortization	1,023,265	621,271
Total general and administrative expenses	6,739,738	5,102,434
Research and development expenses	29,920,498	15,525,332
Total operating expenses	36,660,236	20,627,766

Loss from operations	(36,660,236)	(20,627,766)

Other income (expense):
SBA PPP loan forgiveness	1,262,190	—
Other income (expense)	652	(250)
Total other income (expense), net	1,262,842	(250)

Loss before income taxes	(35,397,394)	(20,628,016)
Income taxes	1,600	1,600
Net loss	$(35,398,994)	$(20,629,616)
Loss per share (basic and diluted)	$(5.06)	$(2.95)
Weighted average shares oustanding (basic and diluted)	$7,000,000	$7,000,000

IndiEV, Inc and Subsidiary

Consolidated Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2019	7,000,000	$—	$40,220,000	$(42,790,788)	$(2,570,788)
Contribution	—	—	23,700,000		23,700,000
Net loss	—	—	—	(20,629,616)	(20,629,616)
Balance as of December 31, 2020	7,000,000	—	63,920,000	(63,420,404)	499,596
Contribution	—	—	30,059,000	—	30,059,000
Net loss	—	—	—	(35,398,994)	(35,398,994)
Balance as of December 31, 2021	7,000,000	$—	$93,979,000	$(98,819,398)	$(4,840,398)

IndiEV, Inc and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31
	2021	2020
Cash flows from operating activities:
Net loss	$(35,398,994)	$(20,629,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,023,265	621,271
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(536,017)	419,944
Forgiveness of SBA PPP loan	(1,248,800)	—
Accounts payable	4,438,686	(3,390,343)
Accrued expenses	1,210,293	83,964
Deferred rent	(42,432)	(7,172)
Net cash used in operating activities	(30,553,999)	(22,901,952)

Cash flows from investing activities:
Acquisition of property and equipment	(2,150,714)	(734,909)
Acquisition of intangible assets	(444,871)	(13,989)
Net cash used in investing activities	(2,595,585)	(748,898)

Cash flows from financing activities:
Proceeds from loan from related party	1,800,000	—
Proceeds from SBA PPP loan		1,248,800
Shareholders’ contribution	30,059,000	23,700,000
Net cash provided by financing activities	31,859,000	24,948,800

Net (decrease) increase in cash	(1,290,584)	1,297,950

Cash as of:
beginning of the year	1,938,723	640,773
end of the year	$648,139	$1,938,723

Supplemental disclosures of cash flow information Cash paid during the year for:
Income taxes	$1,600	$1,600

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 1 — Business Overview and Nature of Operations

IndiEV, Inc (“IndiEV”) is a California Corporation located in Vernon, California, incorporated on August 21, 2017, with the California Secretary of State, operates out of 118,714 square feet headquarters and research and development facility. The Company engages in design, development, and manufacturing of high-performance fully electric vehicles (“EV”). IndiEV’s mission is to build electric vehicles that go beyond meeting the basic transportation needs of everyday consumers, by using technology and Internet of Things to integrate the aspects of “rest, entertainment, explore, work and socialize” into each EV. IndiEV has put together a core management team who are leading experts and highly experienced professionals in the development and production of electric vehicles.

Indicoffee, LLC “Indicoffee” is a wholly owned subsidiary of IndiEV. Indicoffee was formed on May 21, 2019, primarily to support the customer service and marketing function of the IndiEV showroom. Indicoffee does not have significant transactions since formation. IndiEV and Indicoffee will be collectively referred as the “Company”.

Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company reported a net loss of $35,255,298 including cash used in operating activities of $30,553,999 in 2021 as well as accumulated losses of $98,675,702 at December 31, 2021. These conditions, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred and expects to continue to incur significant costs in its pursuit of developing its EV.

The Company’s ability to continue as a going concern is contingent upon additional funding from its shareholder and/or raising additional capital of either debt or equity. The Company’s management and its Board are currently discussing and evaluating different proposals regarding possible equity contributions or additional debt from potential investors.

Therefore, the consolidated financial statements do not contain any adjustments relating to the recoverability and classification of assets carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include the accounts of Indicoffee, LLC “Indicoffee”, a wholly owned subsidiary of IndiEV, Inc. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include accrued liabilities, income taxes, long-lived assets, and deferred income tax assets and associated valuation allowances. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses were $152,232 and $15,192 for the years ended December 31, 2021, and 2020, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, outside consultants and engineers, design ad support, equipment supplies and equipment and auto and other general expenses specific to research and development activities. Research and development costs for the years ended December 31, 2021, and 2020 were $29,920,498 and $15,525,332, respectively.

Property and Equipment

Property and equipment, net, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the following useful lives:

Computer	3 years
Equipment	3 years
Furniture and fixture	3 to 5 years
Motor vehicles	6 years
Warehouse and leasehold improvements	Lesser of the lease term or the estimated useful lives of the improvements

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

Intangible assets

Intangible assets which include purchased software, license and website are stated at cost. Amortization is calculated using the straight-line method over 3 to 5 years. When assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations.

Impairment of Long-lived and Intangible Assets

The Company’s long-lived assets (primarily property and equipment) and intangible assets are reviewed for impairment in accordance with the guidance of the FASB ASC 360, Property, Plant, and Equipment, FASB ASC 350, Intangibles — Goodwill and Other, and FASB ASC 205, Presentation of Financial Statements. The Company tests for impairment losses on long-lived assets and intangible assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such an asset is impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future undiscounted cash flows.

There is no impairment of its long-lived assets and intangible assets for the years ended December 31, 2021, and 2020. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets and intangible assets.

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The Company follows FASB ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Company for financial instruments measured at fair value on a recurring basis.

The three input levels are as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities that the Company has an ability to access as of the measurement date.
Level 2:

Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The financial instruments include cash, security deposit, accounts payables and accrued expenses. The carrying values of these financial instruments approximate their fair value due to their short maturities.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consisted of taxes currently due and deferred taxes. Deferred taxes are recognized for the differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company follows FASB ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740-10-25 provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (cont.)

based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not have any liabilities for uncertain tax positions pursuant to FASB ASC 740-10-25 for the years ended December 31, 2021, and 2020.

Concentration of Credit Risk and Significant Vendors

The Company maintains cash balances at several major financial institutions. While the Company attempts to limit credit exposure with any single institution, balances often exceed insurable amounts. As of December 31, 2021, and 2020, the Company had approximately $808,000 and $1,432,000 in excess of Federal Deposit Insurance Corporation (“FDIC”), respectively.

The Company relies on several significant vendors in connection with its research and development activities as follows:

For the year ended December 31, 2021, the Company had three vendors who accounted for approximately 17 percent ($3,554,039), 11 percent ($2,349,696) and 10 percent ($2,070,430) of total vendor purchases.

For the year ended December 31, 2020, the Company had two vendors who accounted for approximately 13 percent ($1,711,750), and 12 percent ($1,617,372) of total vendor purchases.

Recently Issued Accounting Standards Not Yet Adopted

FASB ASU 2016-02, Leases (Topic 842)–In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2021. The Company has opted for scaled disclosure and delayed adoption and will adopt ASU 2016-02 in 2022.

FASB ASU No. 2019-12, Simplifying the Accounting for Income Taxes — In December 2019, the FASB issued ASU No. 2019-12 as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU include removing exceptions to incremental intraperiod tax allocation of losses and gains from different financial statement components, exceptions to the method of recognizing income taxes on interim period losses, and exceptions to deferred tax liability recognition related to foreign subsidiary investments. In addition, the ASU requires that entities recognize franchise tax based on an incremental method and requires an entity to evaluate the accounting for step-ups in the tax basis of goodwill as inside or outside of a business combination. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Adoption of the standard did not have a material impact on our consolidated financial statements.

Other recently issued accounting updates are not expected to have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation. Such reclassifications did not have any impact on the Company’s previously reported shareholder’s equity.

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 3 — Property and Equipment, Net

Property and equipment, net, consisted of the following:

	2021	2020
Computer	$215,751	$171,150
Equipment	579,830	579,831
Furniture and fixture	571,603	473,472
Vehicles	190,425	161,668
Warehouse and leasehold improvements	3,242,840	1,263,614
Total property and equipment, at cost	4,800,449	2,649,735
Less: Accumulated depreciation and amortization	(2,124,801)	(1,259,073)
Total property and equipment, net	$2,675,648	$1,390,662

Depreciation and amortization expenses on property and equipment were $865,729 and $493,777 for the years ended December 31, 2021, and 2020, respectively. Certain amounts in the prior year financial statements have been reclassified to conform with the presentation in the current year financial statements.

Note 4 — Intangible assets, Net

Intangible assets, net, consisted of the following:

	2021	2020
Software	$253,811	$209,101
License	443,310	56,039
Website	12,800	—
Total intangibles, at cost	709,921	265,140
Less: Accumulated amortization	(305,267)	(147,731)
Total intangible, net	$404,654	$117,409

Amortization expenses were $157,536 and $127,495 for the years ended December 31, 2021, and 2020, respectively.

Note 5 — Income Tax Provision

Total income tax expense consists of the following:

	2021	2020
Current provision:
Federal	$—	$—
State	1,600	1,600
Total current provision	1,600	1,600
Deferred provision
Federal	—	—
State	—	—
Total deferred provision	—	—
Total tax provision	$1,600	$1,600

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 5 — Income Tax Provision (cont.)

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	2021	2020
Statutory federal rate	21.00%	21.00%
State income taxes, net of federal income tax benefits and others	6.98%	8.84%
Permanent differences for tax purposes and others	0%	0%
Change in valuation allowance	(27.98)%	(29.84)%
Effective income tax rate	0.00%	0.00%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

	2021	2020
Deferred tax assets:
Net operating losses carryforwards	$30,512,967	$17,613,543
Property and equipment	(17,382)	295,888
Other adjustments	4,865	84,469
Total deferred tax assets	30,500,450	17,993,900
Less: valuation allowance	(30,500,450)	(17,993,900)
Total deferred tax assets, net	$—	$—

As of December 31, 2021, and 2020, the Company had available net operating loss carryovers of approximately $100.5 million and $60.0 million, respectively, that may be applied against future taxable income begin to expire in 2017. Of the federal net operating loss, $98.1 million has an indefinite carryover, subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such a net operating loss deduction and has provided a full valuation allowance due to uncertainty of the likelihood of usage in the future. The Company will continue to monitor valuation allowance each reporting period.

For taxable years beginning after December 31, 2020, the NOL deduction is equal to the sum of the aggregate NOL carryovers of NOLs generated in taxable years beginning before January 1, 2018, plus the lesser of the aggregate amount of NOS carryovers from NOLs arising in taxable years beginning after December 31, 2017; or 80% of the excess (if any) of taxable income computed without regard to NOLs, §199A and IRC §250 deductions; over the aggregate amount of NOL carryovers from pre-2018 taxable years. These NOLs can be carried forward indefinitely.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal and California tax authorities.

The Company did not have any unrecognized tax benefits as of December 31, 2021, and 2020. The Company does not anticipate any change in the total amount of unrecognized tax benefits will occur in the next twelve months. As of December 31, 2021, the Company has no accrued interest or penalties related to uncertain tax positions.

The Coronavirus Aid, Relief, and Economic Security (CARES) Act was enacted March 27, 2020. Among the business provisions, the CARES Act provided for various payroll tax incentives, changes to net operating loss carryback and carryforward rules, business interest expense limitation increases, and bonus depreciation on qualified improvement property. Additionally, the Consolidated Appropriations Act of 2021 was signed on December 27, 2020, which provided additional COVID relief provisions for businesses. The Company has evaluated the impact of both Acts and has determined that any impact is not material to its financial statements.

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 6 — Related Party Transactions

During the year 2021, the Company engaged Eminence (DBA NOIZ) to provide marketing and advertising service. The CEO of the Company indirectly owned Eminence. The Company incurred total expenses of $55,000 for the year ended December 31, 2021 and is included as general and administrative expense. As of December 31, 2021, there is no outstanding balance.

On January 1, 2020, the Company engaged YZ Studios, LLC. (“YZ Studios”) to provide financial advisory and consulting services, YZ Studios is owned directly by Zhou Ying, the wife of the founder of the Company. The Company incurred total expense of $120,000 for both years ended December 31, 2021, and 2020, respectively, and is included as general and administrative expense. The outstanding payable as of December 31, 2021, and 2020 was $70,000 and $50,000, respectively, related to these transactions. The outstanding payable is non-interest bearing and due on demand.

On December 31, 2021, the Company executed a promissory note and promises to pay Ms. Zhou Ying, the wife of the owner of the Company in the amount of $1,800,000. The note matures on June 30, 2022, and bears interest rate at 2 % per annum. The maturity date of the loan has been extended to December 31, 2022.

The Company leases its corporate and warehouse facility from an entity which is wholly owned by the founder. See the lease terms at note 9.

Note 7 — SBA Payroll Protection Program (“PPP”) Loan

On April 28, 2020, the Company received U.S. Small Business Administration (SBA) Payroll Protection Program (“PPP”) loan of $1,248,800. The loan is a 2- year term and bears an interest rate of 1% per annum. On May 20, 2021, the SBA reviewed the Company’s PPP Loan Forgiveness application and reached a decision to forgive the total principal amount of $1,248,800 and interest amount of $13,390. On December 31, 2021, the balance of the SBA PPP loan was $0.

Note 8 — Employee Benefits Plans

The Company has a 401(k)-plan covering eligible employees. Employee contributions are supplemented by Company contributions subject to 401(k)-plan terms. The Company did not have any recognized employer matching and profit-sharing contributions for the years ended December 31, 2021, and 2020.

Note 9 — Commitment and Contingencies

Lease Commitments

The Company leases its corporate and warehouse facility from a related party located in Vernon, California expiring in October 2022 with 5-year option to renew with minimum lease monthly payment of $91,410 with rent increase each year of approximately 3% and a monthly initial common area maintenance fee of $26,319 with increase each year of approximately 3%. Total rent expense for operating lease was $1,693,154 and $1,617,372 for the years ended December 31, 2021, and 2020, respectively.

The following table summarizes minimum operating lease obligations as of December 31, 2021 and 2020:

	2021	2020
2021		$1,210,617
2022	1,034,998	1,034,998
Total	$1,034,998	$2,245,615

Litigation

The Company may be subject to claims and contingencies related to lawsuits and other matters arising out to the normal course of business. Management believes the ultimate liabilities associated with such claims and contingencies, if any, are not likely to have a material adverse effect on the financial position or results of the Company.

IndiEV, Inc and Subsidiary

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Note 10 — Subsequent Events

The Company evaluated all events or transactions that occurred after December 31, 2021, up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

Foreign Subsidiary

On March 11, 2022, the Company formed a new subsidiary called “Indiev Korea” which is wholly owned by IndiEv, Inc, USA. There were no major activities in the subsidiary subsequent to its formation.

Line of Credit

In January 2022, the Company entered a line of credit agreement with Ying Zhou, wife of the founder of the Company. The line grants the Company a maximum borrowing of $50 million, bears an interest rate of 2%, is unsecured, and has no stated maturity date. The Company has obtained a total borrowings of $9.9 million from January to August 2022.

Notes Payable

•        On January 13, 2022, the Company executed a promissory note and promises to pay Chen Yan, an unrelated party, in the amount of $500,000. The note is unsecured, matured on March 13, 2022, and bears interest rate at 2% per annum. The note has been extended to December 31, 2022.

•        On February 6, 2022, the Company executed a promissory note and promises to pay TA Partners Apartment Fund V, LLC, in the amount of $3 million. The note is unsecured, matured on August 16, 2022, and bears interest rate at 12% per annum. On August 16, 2022, the Company has entered a loan modification agreement amending the terms of payment. The Company shall make payments of $1 million plus interest on August 16, 2022, September 16, 2022, and October 16, 2022.

•        On February 18, 2022, the Company executed a promissory note and promises to pay Snail Game Korea, a related party, in the amount of $100,000. The note is unsecured, matures on December 20, 2024, and bears interest rate at US IRS AFR rate issued in January of each year plus .25%.

•        On April 14, 2022, the Company executed a promissory note and promises to pay Chen Yan, an unrelated party, in the amount of $300,000. The note is unsecured, matured on March 13, 2022, and bears interest rate at 2% per annum. The note has been extended to December 31, 2022.

•        On July 12, 2022, the company executed promissory note and promises to pay Snail Game Hong Kong, a related party, in the amount of $300,000. The note is unsecured, matures on December 30, 2024, and bears interest at IRS AFR rate plus .25%.

•        On July 15, 2022, the company executed a promissory note and promises to pay Snail Game Korea, a related party, in the amount of $200,000. The note is unsecured, matures December 30, 2024, and bears interest at APR 4.6%.

•        On August 17, 2022, the company executed promissory note and promises to pay Snail Game, Hong Kong, a related party, in the amount of $1 million. The note is unsecured, matures December 30, 2024, and bears interest at APR 4.6%.

•        On August 17, 2022, the company executed promissory note and promises to pay Snail Game, Hong Kong, a related party, in the amount of $100,000 The note is unsecured, matures December 30, 2024, and bears interest at APR 4.6%.

IndiEV, Inc and Subsidiary
Consolidated Balance Sheets

	As of September 30 2022	As of December 31 2021
ASSETS
Current assets:
Cash	$219,432	$648,139
Prepaid expenses and other current assets	$286,587	633,954
Security deposit	$130,000	—
Total current assets	$636,019	1,282,093

Property and equipment, net	$1,694,299	2,675,648
Intangible assets, net	$324,039	404,653
Security deposit	$—	130,000
Total assets	$2,654,357	$4,492,394

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$5,614,115	$5,966,627
Accrued expenses	$1,617,050	1,504,653
Loans from related party	$15,521,661	1,800,000
Loans payable	$2,000,000	—
Deferred rent	$8,617	61,512
Total current liabilities	$24,761,443	9,332,792
Loan from related party	$600,000	—
Total liabilities	$25,361,443	9,332,792

Commitments and contingencies

Shareholders’ equity (deficit)
Common stock, no par value, 10,000,000 shares authorized; 7,000,000 shares issued and outstanding	—	—
Additional paid-in capital	93,979,000	93,979,000
Other Comprehensive Loss	(11,706)	—
Accumulated deficit	(116,674,380)	(98,819,398)
Total shareholders’ (deficit) equity	(22,707,086)	(4,840,398)
Total liabilities and shareholders’ equity	2,654,357	$4,492,394

IndiEV, Inc and Subsidiary
Consolidated Statements of Operations

	Nine months ended September 30
	2022	2021
Net revenue	$—	$—

Cost of goods sold	—	—

Gross profit	—	—

Operating expenses:
General and administrative expenses	7,267,679	3,679,630
Depreciation and amortization	1,220,461	632,018
Total general and administrative expenses	8,488,140	4,311,648
Research and development expenses	9,365,822	21,533,903
Total operating expenses	17,853,962	25,845,551

Loss from operations	(17,853,962)	(25,845,551)

Other income (expense):
SBA PPP loan forgiveness	—	1,248,800
Other income (expense)	580	10,000
Total other income (expense), net	580	1,258,800

Loss before income taxes	(17,853,382)	(24,586,751)

Income taxes	1,600	1,600
Net loss	$(17,854,982)	$(24,588,351)
Loss per share (basic and diluted)	$(2.55)	$(3.51)
Weighted average shares outstanding (basic and diluted)	7,000,000	7,000,000

IndiEV, Inc and Subsidiary
Consolidated Statements of Shareholders’ Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2020	7,000,000	$—	$63,920,000	$(63,420,404)	$—	$499,596
Contribution			24,230,000			24,230,000
Net loss				(24,588,351)		(24,588,351)
Balance as of September 30, 2021	7,000,000		88,150,000	(88,008,755)	—	141,245
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2021	7,000,000	—	93,979,000	(98,819,398)	—	(4,840,398)
Other Comprehensive Loss			—		(11,706)	(11,706)
Net loss			—	(17,854,982)		(17,854,982)
Balance as of September 30, 2022	7,000,000	$—	$93,979,000	$(116,674,380)	$(11,706)	$(22,707,086)

IndiEV, Inc and Subsidiary
Consolidated Statements of Cash Flows

	Nine months ended September 30
	2022	2021
Cash flows from operating activities:
Net loss	$(17,854,982)	$(24,588,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,220,461	632,018
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	347,367	(501,866)
Forgiveness of SBA PPP loan	—	(1,248,800)
Accounts payable	(352,512)	4,062,244
Accrued expenses	112,397	276,422
Deferred rent	(52,895)	(25,832)

Net cash used in operating activities	(16,580,164)	(21,394,165)

Cash flows from investing activities:
Acquisition of property and equipment	(93,322)	(1,323,673)
Acquisition of intangible assets	(65,176)	(426,985)

Net cash used in investing activities	(158,498)	(1,750,658)

Cash flows from financing activities:
Proceeds from related party loans payable	14,321,661	—
Proceeds from loan payable	3,000,000	—
Payment of loan payable	(1,000,000)
Shareholders’ contribution	—	24,230,000

Net cash provided by financing activities	16,321,661	24,230,000

Effect of exchange rate differences	(11,706)	—

Net increase (decrease) in cash	(428,707)	1,085,177

Cash as of:
beginning	648,139	1,938,723
ending	$219,432	$3,023,900

Supplemental disclosures of cash flow information Cash paid for:
Interest	$210,000	$—
Income taxes	$1,600	$1,600

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 1 — Business Overview and Nature of Operations

IndiEV, Inc (“IndiEV”) is a California Corporation located in Vernon, California, incorporated on August 21, 2017, with the California Secretary of State, operates out of 118,714 square feet headquarters and research and development facility. The Company engages in design, development, and manufacturing of high-performance fully electric vehicles (“EV”). IndiEV’s mission is to build electric vehicles that go beyond meeting the basic transportation needs of everyday consumers, by using technology and Internet of Things to integrate the aspects of “rest, entertainment, explore, work and socialize” into each EV. IndiEV has put together a core management team who are leading experts and highly experienced professionals in the development and production of electric vehicles.

Indicoffee, LLC (“Indicoffee”) is a wholly owned subsidiary of IndiEV. Indicoffee was formed on May 21, 2019, primarily to support the customer service and marketing function of the IndiEV showroom. Indicoffee does not have significant transactions since formation.

Indi EV Korea, Inc. (“Indi Korea”) is a wholly owned subsidiary of IndiEV. Indi Korea was formed on March 16, 2022 for the research and development and sale of electric vehicles. Indi Korea does not have significant transactions since formation.

IndiEV, Indicoffee, and Indi Korea will be collectively referred to as the “Company”.

On September 19, 2022, the Company and the Hon Hai Technology Group (“Foxconn”) signed a Memorandum of Understanding (“MOU”), engaging Foxconn to manufacture the Company’s prototype vehicles at Foxconn’s Lordstown, Ohio factory.

On September 26, 2022, the Company and Malacca Straits Acquisition Company Limited (Nasdaq: MLAC) (“Malacca”), a special purpose acquisition company (“SPAC”), entered into a definitive merger agreement for a business combination that will result in the Company becoming a wholly owned subsidiary of Malacca. Under the terms of the merger agreement, the Company will merge with a wholly owned subsidiary of Malacca and the holders of the outstanding shares of the Company will receive shares in Malacca valued at $600 million (subject to adjustments). In addition, the holders of the Company’s shares will be eligible to earn up to an additional 20,000,000 shares (approximately $200 million at current prices) on the achievement of performance milestones related to the price of the combined company’s common stock for the period starting 150 days after the closing until December 31, 2024 and vehicle sales targets for the first and second full years following closing. Concurrently with the signing of the Merger Agreement, Mr. Hai Shi, founder, and Chief Executive Officer of the Company has signed a subscription agreement to purchase $15 million of shares in Malacca at a price of $10.00 per share.

Going Concern

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company reported a net loss of $17,854,982 and cash used in operating activities of $16,580,164 for the nine months ended September 30, 2022 as well as accumulated losses of $116,674,380 at September 30, 2022. These conditions, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred and expects to continue to incur significant costs in its pursuit of developing its EV.

The Company’s ability to continue as a going concern is contingent upon additional funding from its shareholder and/or raising additional capital of either debt or equity. The Company’s management and its Board are currently discussing and evaluating different proposals regarding possible equity contributions or additional debt from potential investors.

Therefore, the consolidated financial statements do not contain any adjustments relating to the recoverability and classification of assets carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Indicoffee and Indi Korea, wholly owned subsidiaries of IndiEV, Inc. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include accrued liabilities, income taxes, long-lived assets, deferred income tax assets and associated valuation allowances. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses were $968,152 and $71,839 for the nine months ended September 30, 2022, and 2021, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development costs include travel, payroll, outside consultants and engineers, design and support, equipment supplies and equipment and auto and other general expenses specific to research and development activities. Research and development costs for the nine months ended September 30, 2022, and 2021 were $9,365,822 and $21,533,903, respectively.

Property and Equipment

Property and equipment, net, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the following useful lives:

Computer	3 years
Equipment	3 years
Funiture and fixture	3 to 5 years
Motor vehicles	6 years
Warehouse and leasehold improvements	Lesser of the lease term or the estimated useful lives of the improvements

When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations. Leasehold improvements are amortized using the straight-line method over the estimated life of the asset, not to exceed the length of the lease. Repair and maintenance costs are expensed as incurred.

Intangible assets

Intangible assets which include purchased software, license and website are stated at cost. Amortization is calculated using the straight-line method over 3 to 5 years. When assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gains or losses are included in the consolidated statements of operations.

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Impairment of Long-lived and Intangible Assets

The Company’s long-lived assets (primarily property and equipment) and intangible assets are reviewed for impairment in accordance with the guidance of the Financial Accounting Standard Board (FASB) Accounting Standard Codification (ASC) 360, Property, Plant, and Equipment, FASB ASC 350, Intangibles — Goodwill and Other, and FASB ASC 205, Presentation of Financial Statements. The Company tests for impairment losses on long-lived assets and intangible assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such an asset is impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future undiscounted cash flows.

There is no impairment of its long-lived assets and intangible assets for the periods ended September 30, 2022, and December 31, 2021. There can be no assurance, however, that market conditions will not change or demand for the Company’s products under development will continue. Either of these could result in future impairment of long-lived assets and intangible assets.

Fair Value Measurements

The Company follows FASB ASC Topic 820, Fair Value Measurements. ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

ASC 820 establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity and unobservable inputs reflect the entity’s own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Company for financial instruments measured at fair value on a recurring basis.

The three input levels are as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities that the Company has an ability to access as of the measurement date.
Level 2:

Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The financial instruments include cash, security deposit, accounts payables and accrued expenses. The carrying values of these financial instruments approximate their fair value due to their short maturities.

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consisted of taxes currently due and deferred taxes. Deferred taxes are recognized for the differences between the basis of assets and liabilities for financial statement and income tax purposes. The Company follows FASB ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740-10-25 provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not have any liabilities for uncertain tax positions pursuant to FASB ASC 740-10-25 as of September 30, 2022 and December 31,2021.

Concentration of Credit Risk and Significant Vendors

The Company maintains cash balances at several major financial institutions. While the Company attempts to limit credit exposure with any single institution, balances often exceed insurable amounts. As December 31, 2021, the Company had approximately $808,000 in excess of the coverage provided by the Federal Deposit Insurance Corporation (“FDIC”). The Company also had approximately $35,000 in excess of the coverage provided by the Korean Deposit Insurance Corporation (“KDIC”) for funds held in financial institutions in South Korea as of September 30, 2022.

The Company relies on significant vendors in connection with its research and development activities. As at September 30, 2022 and December 31, 2021, significant vendors were as follows:

	As at September 30, 2022		As at December 31, 2021
Vendor	Amount ($)	% of Total	Amount ($)	% of Total
A	439,847	13%	—	—
B	—	—	3,141,616	15%
C	—	—	2,349,697	11%

FASB ASU No. 2019-12, Simplifying the Accounting for Income Taxes — In December 2019, the FASB issued ASU No. 2019-12 as part of its initiative to reduce complexity in accounting standards. The amendments in the ASU include removing exceptions to incremental intraperiod tax allocation of losses and gains from different financial statement components, exceptions to the method of recognizing income taxes on interim period losses, and exceptions to deferred tax liability recognition related to foreign subsidiary investments. In addition, the ASU requires that entities recognize franchise tax based on an incremental method and requires an entity to evaluate the accounting for step-ups in the tax basis of goodwill as inside or outside of a business combination. The amendments in the ASU are effective for fiscal years beginning after December 15, 2020, including interim periods therein. Adoption of the standard did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

FASB ASU 2016-02, Leases (Topic 842) — In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 2 — Summary of Significant Accounting Policies (cont.)

income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2021. At the end of 2022, the Company opted for scaled disclosure and will adopt at 2022 year-end and for interim periods beginning January 1, 2023.

Other recently issued accounting updates are not expected to have a material impact on the Company’s consolidated financial statements.

Note 3 — Property and Equipment, Net

Property and equipment, net, consisted of the following:

	As of September 30, 2022	As of December 31, 2021
Computer	268,129	$216,120
Equipment	579,831	579,831
Funiture and fixture	576,454	571,603
Vehicles	190,425	190,425
Warehouse and leasehold improvements	3,279,301	3,242,840
Total property and equipment, at cost	4,894,140	4,800,818
Less: Accumulated depreciation	(3,199,842)	(2,125,171)
Total property and equipment, net	$1,694,299	$2,675,648

Depreciation expenses on property and equipment were $1,074,671 and $524,936 for the nine months ended September 30, 2022, and 2021, respectively.

Note 4 — Intangible assets, Net

Intangible assets, net, consisted of the following:

	As of September 30, 2022	As of December 31, 2021
Software	318,987	253,810
License	443,310	443,310
Website	12,800	12,800
Total intangibles, at cost	775,097	709,920
Less: Accumulated amortization	(451,058)	(305,267)
Total intangible, net	$324,039	$404,653

Amortization expenses were $145,791 and $107,082 for the nine months ended September 30, 2022, and 2021, respectively.

Future Amortization

	2022	2023	2024	2025	2026	2027	Total
Intangibles	40,497	158,150	78,072	24,327	20,821	2,172	324,039

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 5 — Related Party Transactions

On January 1, 2020, the Company engaged YZ Studios, LLC. (“YZ Studios”) to provide financial advisory and consulting services, YZ Studios is owned directly by Zhou Ying, the wife of the founder of the Company. The Company incurred total expenses of $90,000 for the nine months ended September 30, 2022, and 2021, respectively, and is included as general and administrative expenses. The outstanding payable as of September 30, 2022 and December 31, 2021 was $100,000 and $20,000, respectively, related to these transactions. The outstanding payable is non-interest bearing and due on demand.

On December 31, 2021, the Company executed a promissory note and promises to pay Zhou Ying, the wife of the founder of the Company in the amount of $1,800,000. The note matured on June 30, 2022, and bears interest rate at 2 % per annum. The maturity date of the loan has been extended to December 31, 2022.

In January 2022, the Company entered a line of credit agreement with Ying Zhou (“LOC”), wife of the founder of the Company. The line grants the Company a maximum borrowing of $50 million, bears an interest rate of 2%, is unsecured, and has no stated maturity date. The Company has obtained a total borrowings of $12.1M as of September 30, 2022.

On January 13, 2022, the Company executed a promissory note and promises to pay Chen Yan, a Director, in the amount of $500,000. The note is unsecured, originally matured on March 13, 2022, and bears interest rate at 2% per annum. The note has been extended to December 31, 2022.

On February 18, 2022, the Company executed a promissory note and promises to pay Snail Game Korea, a related party, in the amount of $100,000. The note is unsecured, matures on December 20, 2024, and bears interest rate at US IRS AFR rate issued in January of each year plus .25%

On April 14, 2022, the Company executed a promissory note and promises to pay Chen Yan, a Director, in the amount of $300,000. The note is unsecured, originally matured on March 13, 2022, and bears interest rate at 2% per annum. The note has been extended to December 31, 2022.

On July 12 2022, the Company executed a promissory note and promises to pay Snail Games Hong Kong, a related party, in the amount of $300,000. The note is unsecured, matures on December 30, 2024, and bears interest at IRS AFR rate plus .25%.

On July 15, 2022, the Company executed a promissory note and promises to pay Snail Games Korea, a related party, in the amount of $200,000. The note is unsecured, matures December 30, 2024, and bears interest at APR 4.6%.

On September 13, 2022, the Company executed a promissory note and promises to pay Snail Games Japan, a related party, in the amount of 120,000,000 JPY ($831,701). The note is unsecured, matures December 12, 2022, and bears interest at APR 3.0%.

The Company leases its corporate and warehouse facility from an entity which is wholly owned by the founder. See the lease terms at note 8.

Note 6 — Loans Payable

On February 6, 2022, the Company executed a promissory note and promises to pay TA Partners Apartment Fund V, LLC, in the amount of $3 million. The note is unsecured, matured on August 16, 2022, and originally bore an interest rate of 12% per annum. The note is guaranteed by the Company’s founder, Hai Shi. The Company is in the process of extending the terms. As of September 30, 2022, the Company still owes $2 million and is accruing interest at 18% per annum.

Schedule of Loan Maturity

2022	2023	2024	Total
17,521,661	—	600,000	18,121,661

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 7 — Employee Benefits Plans

The Company has a 401(k)-plan covering eligible employees. Employee contributions are supplemented by Company contributions subject to 401(k)-plan terms. The Company did not have any recognized employer matching and profit-sharing contributions for the nine months ended September 30, 2022, and 2021.

Note 8 — Commitment and Contingencies

Lease Commitments

The Company leases its corporate and warehouse facility from a related party located in Vernon, California expiring in October 2022 with 5-year option to renew with minimum lease monthly payment of $91,410 with rent increase each year of approximately 3% and a monthly initial common area maintenance fee of $26,319 with increase each year of approximately 3%. Total rent expense for the operating lease was $1,278,406 and $1,279,805 for the nine-month periods ended September 30, 2022, and 2021, respectively. The Company did not renew the lease, and its last day at the facility is November 30, 2022.

The following table summarizes minimum operating lease obligations as of September 30, 2022:

As of September 30, 2022
2022	105,969
Total	$105,969

Litigation

The Company may be subject to claims and contingencies related to lawsuits and other matters arising out to the normal course of business. Management believes the ultimate liabilities associated with such claims and contingencies, if any, are not likely to have a material adverse effect on the financial position or results of the Company.

Note 9 — Pro forma financial information

The following unaudited pro forma information presents the consolidated results of the Company and Malacca for the nine months ended September 30, 2022 as if the acquisitions were made on January 1, 2022. The unaudited pro forma information is presented for illustrative purposes only. It is not necessarily indicative of the results of operations of future periods, or the results of operations that actually would have been realized had the entities been a single company during the periods presented or the results that the combined company will experience after the acquisition. The unaudited pro forma information does not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma information also does not include any integration costs or remaining future transaction costs that the companies may incur related to the acquisition as part of combining the operations of the companies.

IndiEV, Inc and Subsidiary
Notes to the Unaudited Consolidated Financial Statements
For the Periods Ended September 30, 2022 and 2021

Note 9 — Pro forma financial information (cont.)

The unaudited pro forma consolidated results of operations, assuming the acquisition had occurred on January 1, 2022, are as follows:

For the nine months ended September 30, 2022
Revenue	—
Cost of goods sold	—
Gross profit	—
Operating expenses	18,804,426
Operating loss	(18,804,426)
Other income (expense)	4,502,188
Loss before income taxes	(14,302,238)
Provision of income taxes	1,600
Net Loss	(14,303,838)

Note 10 — Subsequent Events

The Company evaluated all events or transactions that occurred after September 30, 2022, up through the date the consolidated financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed other than the following:

Subsequent to September 30, 2022, the Company borrowed an additional $1,780,000 from the LOC (Note 5).

On October 7, 2022, the Company executed a promissory note and promises to pay Chen Yan, a Director, in the amount of $200,000. The note is unsecured, matures on December 31, 2022, and bears interest rate at 2% per annum.

On November 22, 2022, the Company signed a 24-month lease for a 34,885 square foot facility in Costa Mesa, California to replace the Vernon site. Commencing on December 1, 2022, the lease stipulates monthly rent of $43,606.25 for the first 12 months and $47,094.75 for the second 12 months.

Annex A

EXECUTION COPY

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

MALACCA STRAITS ACQUISITION COMPANY LIMITED
as the Purchaser,

MLAC MERGER SUB, INC.,
as Merger Sub,

MALACCA STRAITS MANAGEMENT COMPANY LIMITED,
in the capacity as the Purchaser Representative,

INDIEV, INC,
as the Company,

and

MR. HAI SHI,
in the capacity as the Seller Representative.

Dated as of September 26, 2022

Annex A Pages
I. MERGER	A-3
1.1. Merger	A-3
1.2. Transaction Effective Time	A-3
1.3. Effect of the Merger	A-3
1.4. Tax Treatment	A-3
1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation	A-3
1.6. Directors and Officers of the Surviving Corporation	A-3
1.7. Domestication of the Purchaser; Company Conversion; PIPE Subscriptions	A-3
1.8. Merger Consideration	A-4
1.9. Closing Calculations	A-4
1.10. Equitable Adjustment	A-5
1.11. Earnout	A-5
1.12. Effect of Merger on Company Securities	A-8
1.13. Surrender of Company Securities and Payment of Merger Consideration	A-8
1.14. Effect of Transaction on Merger Sub Stock	A-9
1.15. Taking of Necessary Action; Further Action	A-9
1.16. Appraisal and Dissenter’s Rights	A-10
1.17. Tax Withholding	A-10

II. CLOSING	A-10
2.1. Closing	A-10

III. representations and warranties of THE purchaser	A-10
3.1. Organization and Standing	A-11
3.2. Authorization; Binding Agreement	A-11
3.3. Governmental Approvals	A-12
3.4. Non-Contravention	A-12
3.5. Capitalization	A-12
3.6. SEC Filings and Purchaser Financials	A-14
3.7. Absence of Certain Changes	A-15
3.8. Compliance with Laws	A-15
3.9. Actions; Orders; Permits	A-16
3.10. Taxes and Returns	A-16
3.11. Employees and Employee Benefit Plans	A-17
3.12. Properties	A-17
3.13. Material Contracts	A-17
3.14. Transactions with Affiliates	A-18
3.15. Merger Sub Activities	A-18
3.16. Investment Company Act	A-18
3.17. Finders and Brokers	A-18
3.18. Ownership of Merger Consideration	A-18
3.19. Certain Business Practices	A-18
3.20. Insurance	A-19
3.21. Information Supplied	A-19
3.22. Trust Account	A-19
3.23. PIPE Investment	A-20
3.24. Independent Investigation	A-20

Iv. representations and warranties of THE COMPANY	A-21
4.1. Organization and Standing	A-21

Annex A-i

Annex A Pages
4.2. Authorization; Binding Agreement	A-21
4.3. Capitalization	A-22
4.4. Subsidiaries	A-22
4.5. Governmental Approvals	A-23
4.6. Non-Contravention	A-23
4.7. Financial Statements	A-23
4.8. Absence of Certain Changes	A-24
4.9. Compliance with Laws	A-24
4.10. Company Permits	A-25
4.11. Litigation	A-25
4.12. Material Contracts	A-25
4.13. Intellectual Property	A-26
4.14. Taxes and Returns	A-28
4.15. Real Property	A-29
4.16. Personal Property	A-30
4.17. Title to and Sufficiency of Assets	A-30
4.18. Employee Matters	A-30
4.19. Benefit Plans	A-31
4.20. Environmental Matters	A-33
4.21. Transactions with Related Persons	A-33
4.22. Insurance	A-34
4.23. Top Suppliers	A-34
4.24 Certain Business Practices	A-34
4.25. Product Warranty and Liability	A-35
4.26. Investment Company Act	A-35
4.27. Finders and Brokers	A-35
4.28. Independent Investigation	A-35
4.29. Information Supplied	A-35
4.30. No Other Representations	A-36

V. COVENANTS	A-36
5.1. Access and Information	A-36
5.2. Conduct of Business of the Company	A-37
5.3. Conduct of Business of the Purchaser	A-39
5.4. PCAOB Financials	A-41
5.4. Purchaser Public Filings	A-42
5.6. No Solicitation	A-42
5.7. No Trading	A-42
5.8. Notification of Certain Matters	A-43
5.9. Efforts	A-43
5.10. Tax Matters	A-44
5.11. Further Assurances	A-45
5.12. The Registration Statement	A-45
5.13. Required Company Stockholder Approval	A-47
5.14. Public Announcements	A-47
5.15. Confidential Information	A-48
5.16. Employment Agreements	A-49
5.17. Post-Closing Board of Directors and Executive Officers	A-49
5.18. Indemnification of Officers and Directors; Tail Insurance	A-50
5.19. Purchaser Cash Proceeds	A-51

Annex A-ii

Annex A Pages
5.20. PIPE Investment; Certain Company Loans	A-51
5.21. Extension Proxy Statement	A-52
5.22. Merger Sub Stockholder Consent	A-53

VI. Closing conditions	A-53
6.1. Conditions of Each Party’s Obligations	A-53
6.2. Conditions to Obligations of the Company	A-54
6.3. Conditions to Obligations of the Purchaser	A-55
6.4. Frustration of Conditions	A-56

VII. TERMINATION AND EXPENSES	A-56
7.1. Termination	A-56
7.2. Effect of Termination	A-57
7.3. Fees and Expenses	A-57

VIII. TRUST WAIVER	A-57
8.1. Waiver of Claims Against Trust	A-57

Ix. MISCELLANEOUS	A-59
9.1. Non-Survival of Representations, Warranties and Covenants	A-59
9.2. Non-Recourse	A-59
9.3. Notices	A-59
9.4. Binding Effect; Assignment	A-60
9.5. Third Parties	A-61
9.6. Governing Law; Jurisdiction	A-61
9.7. WAIVER OF JURY TRIAL	A-61
9.8. Specific Performance	A-61
9.9. Severability	A-61
9.10. Amendment	A-62
9.11. Waiver	A-62
9.12. Entire Agreement	A-62
9.13. Interpretation	A-62
9.14. Counterparts	A-63
9.15. Purchaser Representative and Seller Representative	A-63
9.16. Legal Representation	A-64

X DEFINITIONS	A-65
10.1. Certain Definitions	A-65
10.2. Section References	A-74

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Voting Agreements
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Sponsor Letter Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of Amended Purchaser Organizational Documents
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Incentive Plan

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 26, 2022 by and among (i) Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii) MLAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Earnout Participants (as defined below) and their respective successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Indiev, Inc, a California corporation (together with its successors, including after the Conversion (as defined below), the “Company”), and (v) Mr. Hai Shi, in the capacity as the representative from and after the Effective Time for the Earnout Participants and their respective successors and assignees in accordance with the terms and conditions of this Agreement (the “Seller Representative” and, together with the Purchaser Representative, the “Representative Parties”). The Purchaser, Merger Sub, the Company and the Representative Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the business of the design, manufacture and sale of electric passenger vehicles, including INDI ONE, which is a smart electric car with an onboard supercomputer (collectively, the “Business”);

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. Prior to the consummation of the Merger, the Company shall convert from a corporation incorporated under the laws of the State of California into a Delaware corporation pursuant to and in accordance with the California General Corporation Law (as amended, the “CGCL”) and the DGCL (the “Conversion”);

D. On the date of, but prior to, the consummation of the Merger, the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation pursuant to and in accordance with Section 338 of the Delaware General Corporation Law (as amended, the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Cayman Islands Companies Act”), on the terms and subject to the conditions set forth in this Agreement;

E. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined below) of the Merger Consideration (as defined below), in accordance with the applicable provisions of the DGCL, and all upon the terms and subject to the conditions set forth in this Agreement;

F. The board of directors of the Purchaser has (i) determined that the Merger (consummated after the consummation of the Domestication) is in the best interests of the Purchaser, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the Merger;

G. The board of directors of Merger Sub has (i) determined that the Merger is fair, advisable and in the best interests of Merger Sub and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

H. The board of directors of the Company has (i) determined that the Merger (preceded by the Conversion) is fair, advisable and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Conversion and the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company’s shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Conversion and the Merger;

Annex A-1

I. On the date hereof, the Purchaser has received the voting agreements attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Significant Company Holders;

J. At or prior to the Closing (as defined below), each Significant Company Holder will enter into a Lock-Up Agreement with Purchaser, substantially in the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”), which will become effective as of the Closing, in which such Significant Company Holder will agree not to effect any sale, distribution or transfer of its Merger Consideration that it receives under this Agreement during the post-Closing lock-up period described therein, on the terms and subject to the conditions set forth therein;

K. Simultaneously with the execution and delivery of this Agreement, Mr. Hai Shi has entered into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, a copy of which is attached as Exhibit C hereto (the “Non-Competition Agreement”), which will become effective as of the Closing;

L.  In connection with the Closing, the Purchaser and certain of the Company Stockholders who are expected to be Affiliates of the Purchaser immediately after the Closing will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), pursuant to which such Company Stockholders will be granted certain registration rights with respect to their shares of Purchaser Common Stock received as Merger Consideration hereunder (including Earnout Shares, if any), on the terms and subject to the conditions set forth therein;

M. Simultaneously with the execution and delivery of this Agreement, Malacca Straits Management Company Limited, a British Virgin Islands business company with limited liability (the “Sponsor”), the Purchaser and the Company are entering into a sponsor letter agreement, a copy of which is attached as Exhibit E hereto (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to, (a) consistent with that certain Letter Agreement, dated July 14, 2020, by and among the Purchaser, the Purchaser’s officers and directors and the Sponsor, (i) appear at the Purchaser Special Meeting (as defined below) for purposes of constituting a quorum, (ii) vote in favor of this Agreement and the transactions contemplated hereby, including the Merger and the Domestication, (iii) vote against any proposals that would materially impede the transactions contemplated hereby, including the Merger and the Domestication, and (iv) not redeem any Purchaser Securities held by such Person, (b) waive any adjustment to the conversion ratio set forth in the Organizational Documents (as defined below) of the Purchaser or any other anti-dilution or similar protections with respect to the Purchaser Class B Ordinary Shares (as defined below) (or shares of Purchaser Class B Common Stock (as defined below) issued in respect thereof pursuant to the Domestication) (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) in connection with this Agreement and the transactions contemplated hereby, and (c) provide for the election by the Sponsor of certain options with respect to the repayment of Excess Purchaser Expenses (as defined below), if any;

N. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined below);

O. Simultaneously with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are entering into a subscription agreement, substantially in the form attached as Exhibit F hereto (each, as amended, restated or otherwise modified from time to time in accordance with its terms, a “Subscription Agreement”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date (as defined below), and the Purchaser has agreed to issue and sell to each such PIPE Investor on the Closing Date, immediately prior to the Closing, but after giving effect to the Domestication, the number of shares of Purchaser Class A Common Stock (as defined below) (the “PIPE Shares”) set forth in the applicable Subscription Agreement at a price per share equal to ten U.S. dollars ($10.00) for an aggregate purchase price of $15,000,000 (the aggregate purchase price under all Subscription Agreements, collectively, the “PIPE Financing Amount”), in each case, on the terms and subject to the conditions set forth thein; and

P. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement,

Annex A-2

and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties shall cause the Merger to be consummated by filing on the Closing Date, a duly executed Certificate of Merger for the merger of Merger Sub with and into the Company (with any such addendums thereto, the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (and analogous provisions under applicable state and local income Tax law) and the Parties shall consummate the Domestication and the Merger in a manner consistent with such intent. The Parties adopt this Agreement as a “plan of reorganization” with respect to the Merger and the Domestication within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time (for the avoidance of doubt, after giving effect to the Conversion), shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “Indiev, Inc”.

1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company, each such director to hold office in accordance with the Surviving Company’s Organizational Documents, and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each such officer to hold office in accordance with the Surviving Company’s Organizational Documents.

1.7 Domestication of the Purchaser; Company Conversion; PIPE Subscriptions.

(a) On the Closing Date, and prior to the Effective Time, the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation pursuant to and in accordance with the Cayman Islands Companies Act and the DGCL (the “Domestication”), and subject to the receipt of the approval of the shareholders of the Purchaser to the Domestication and its terms, the Purchaser shall adopt Organizational Documents for a Delaware corporation in form and substance as determined by the Purchaser and approved by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (the “Domestication Organizational Documents”). In connection with the Domestication, all of the issued and outstanding Purchaser Securities shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation, except that each issued and outstanding Purchaser Unit that has not been previously separated into the underlying Purchaser Class A Ordinary Shares and underlying Purchaser Public Warrants prior to the Domestication

Annex A-3

shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one (1) share of Purchaser Class A Common Stock and the right to purchase one (1) share of Purchaser Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in that certain Warrant Agreement, dated as of July 14, 2020, by and between the Purchaser and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

(b) At the Effective Time, the Purchaser shall amend and restate the Domestication Organizational Documents in substantially the form attached as Exhibit G hereto (the “Amended Purchaser Organizational Documents”), which Amended Purchaser Organizational Documents, among other matters, will amend the Purchaser’s Organizational Documents to (i) provide that the name of the Purchaser shall be changed to “INDI Electric Vehicle Inc.”, (ii) provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 5.17, (iii) remove and revise certain provisions in the Purchaser’s Organizational Documents related to the Purchaser’s status as a blank check company, (iv) eliminate the shares of Purchaser Class B Common Stock, which shall convert into shares of Purchaser Class A Common Stock at the Closing on a one-for-one basis, and (v) rename the Purchaser Class A Common Stock as “common stock”. For the avoidance of doubt, the Parties agree that references in this Agreement to the Purchaser include references to the Purchaser before and also giving effect to and following the Domestication.

(c) Prior to the consummation of the Merger, the Company shall consummate the Conversion. Prior to the Conversion, the Company shall allow the Purchaser reasonable time to review and comment on the Organizational Documents of the resulting Delaware corporation from the Conversion. For the avoidance of doubt, the Parties agree that references in this Agreement to the Company include references to the Company before and also giving effect to and following the Conversion.

(d) On the Closing Date, immediately prior to the Closing and after giving effect to the Domestication, the Purchaser shall consummate the transactions contemplated by the Subscription Agreements in accordance with the Subscription Agreements, subject to the satisfaction of the conditions set forth therein.

1.8 Merger Consideration. As consideration for the Merger, in full payment for the Company Stock, the Company Stockholders collectively shall be entitled to receive from the Purchaser, at the Closing, in the aggregate, a number of shares of Purchaser Common Stock with an aggregate value equal to (the “Merger Consideration”) (a) Six Hundred Million U.S. Dollars ($600,000,000), minus (or plus if positive) (b) the amount of Closing Net Indebtedness, minus (c) the amount of Unpaid Company Transaction Expenses, and plus (d) the amount of Purchaser Expense Consideration Adjustment, if any, to the extent so elected by the Sponsor prior to the Closing pursuant to, and in accordance with the Sponsor Letter Agreement, with each Company Stockholder receiving for each share of Company Stock held (excluding any Company Securities described in Section 1.12(b)) a number of shares of Purchaser Common Stock equal to (i) the Per Share Price, divided by (ii) the Redemption Price. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Stock as of the Effective Time. Additionally, after the Closing, the Earnout Participants shall have the contingent right to receive the Earnout Shares from the Purchaser subject to and in accordance with the provisions of Section 1.11 hereof.

1.9 Closing Calculations.

(a) At least five (5) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a statement certified by an executive officer of the Purchaser (the “Purchaser Closing Statement”) setting forth a good faith calculation of the Purchaser’s estimate of the Purchaser Expenses as of the Closing and the Excess Purchaser Expenses, and indicating whether the Sponsor has elected in accordance with the Sponsor Letter Agreement for any or all of such Excess Purchaser Expenses to be a Purchaser Expense Consideration Adjustment, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Purchaser, and evidence reasonably necessary to confirm such calculations. The Purchaser Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement. Promptly upon delivering the Purchaser Closing Statement to the Company, if requested by the Company, the Purchaser will meet with the Company to review and discuss the Purchaser Closing Statement and the Purchaser and the Company shall work together in good faith to finalize the Purchaser Closing Statement with adjustment thereto prior to the Closing. The adjusted Purchaser Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Purchaser Closing Statement for all purposes of this Agreement. The Purchaser Closing Statement and the determinations contained therein, as finally agreed upon in accordance with this Section 1.9(a), shall be the final determinations with respect to the amounts set forth therein.

Annex A-4

(b) At least three (3) Business Days prior to the Closing Date (subject to the receipt and continuing negotiation of the Purchaser Closing Statement in accordance with Section 1.9(a)), the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Company Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness and Unpaid Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and Per Share Price based on such estimates and the Purchaser Expense Consideration Adjustment, if any, as set forth in the Purchaser Closing Statement, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. The Company Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. Promptly upon delivering the Company Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Company Closing Statement and the Purchaser and the Company shall work together in good faith to finalize the Company Closing Statement with adjustment thereto prior to the Closing, including for any changes resulting from changes to the Purchaser Closing Statement as finally determined in accordance with Section 1.9(a). The adjusted Company Closing Statement, as mutually agreed to by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the determinations contained therein, as finally agreed upon in accordance with this Section 1.9(b), shall be the final determinations with respect to the amounts set forth therein.

1.10 Equitable Adjustment. If, between the date of this Agreement and the Closing, the outstanding Purchaser Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Purchaser Ordinary Shares will be appropriately adjusted to provide to the Company Stockholders and the Purchaser the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.10 shall not (a) be construed to permit the Purchaser or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (b) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.11 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders as of immediately prior to the Closing (the “Earnout Participants”) shall have the contingent right to receive up to an additional Twenty Million (20,000,000) shares of Purchaser Common Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”) based on the Company achieving certain sales milestones during (i) the twelve (12) month period starting with the first day of the first calendar quarter beginning after the Closing Date (the “First Sales Earnout Year”) and (ii) the twelve (12) month period beginning immediately after the end of the First Sales Earnout Year (the “Second Sales Earnout Year” and, together with the First Sales Earnout Year, each, a “Sales Earnout Year”) and the performance of the Purchaser Common Stock during the period starting from one-hundred and fifty (150) days after the Closing until December 31, 2024 (the “Price Earnout Period”). The Earnout Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) if during the First Sales Earnout Year, (A) sales by the Purchaser and its Subsidiaries (including the Target Companies) of electric automobile vehicles (net of any returns, even if after the end of such Sales Earnout Year, but prior to the filing of the Purchaser’s consolidated financial statements with the SEC for the last calendar quarter included in such Sales Earnout Year) to unaffiliated third parties (“Automobile Sales”) are in the aggregate at least four hundred (400) and (B) such Automobile Sales are at an average effective pre-Tax sales price per vehicle (net of any discounts and returns (even if after the end of such Sales Earnout Year, but prior to the filing of the Purchaser’s consolidated financial statements with the SEC for the last calendar quarter included in such Sales Earnout Year)) (“Average Sales Price”) of at least $55,000 (the “First Year Sales Earnout Milestone”), then the Earnout Participants shall be entitled to receive Five Million (5,000,000) Earnout Shares;

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(ii) if during the Second Sales Earnout Year, (A) Automobile Sales are at least two thousand (2,000) and (B) such Automobile Sales are at an Average Sales Price of at least $55,000 (the “Second Year Sales Earnout Milestone” and, together with the First Year Sales Earnout Milestone, the “Sales Earnout Milestones”), then the Earnout Participants shall be entitled to receive Ten Million (10,000,000) Earnout Shares; and

(iii) if the VWAP of the Purchaser Common Stock equals or exceeds $12.50 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Price Earnout Period (the “Price Earnout Milestone” and together with the Sales Earnout Milestones, the “Earnout Milestones”), then the Earnout Participants shall be entitled to receive Five Million (5,000,000) Earnout Shares.

In the event that any Earnout Milestone is not satisfied during the applicable period, the Earnout Participants shall not be entitled to receive any of the Earnout Shares with respect to such Earnout Milestone.

(b) The Purchaser’s Chief Financial Officer (the “CFO”) will monitor the VWAP of the Purchaser Common Stock on each Trading Day during the Price Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Price Earnout Period, the CFO will prepare and deliver to each Representative Party a written statement (each, a “Price Earnout Statement”) that sets forth (i) the VWAP of the Purchaser Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly periods during the Price Earnout Period and (ii) whether the Price Earnout Milestone has been achieved during the Price Earnout Period. Each Representative Party will have ten (10) Business Days after its receipt of a Price Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and the Purchaser and the Target Companies shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party will have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of the Purchaser Common Stock during the applicable portion of the Price Earnout Period (and whether the Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d).

(c) As soon as practicable (but in any event within twenty (20) Business Days) after the filing by the Purchaser with the SEC of the consolidated financial statements for the Purchaser and its Subsidiaries for the quarterly period or year ended, as applicable, as of the end of each Sales Earnout Year, the CFO will prepare and deliver to the Representative Parties a written statement (each, a “Sales Earnout Statement” and, any of a Price Earnout Statement or a Sales Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.11 of the Automobile Sales for such Sales Earnout Year, the Average Sales Price for such vehicles, and whether the applicable Sales Earnout Milestone has been satisfied for such Sales Earnout Year. Each Representative Party will have twenty (20) Business Days after its receipt of a Sales Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalf, may make inquiries of the CFO and related Purchaser and Target Company personnel and advisors regarding questions concerning or disagreements with the applicable Sales Earnout Statement arising in the course of their review thereof, and the Purchaser and the Target Companies shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Sales Earnout Statement, such Representative Party shall deliver to the Purchaser (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Sales Earnout Statement, then such Representative Party will have waived its right to contest such Sales Earnout Statement and the determination of the Automobile Sales for such Sales Earnout Year and the Average Sales Price for such vehicles (and whether the applicable Sales Earnout Milestone has been satisfied for such Sales Earnout Year) as set forth therein. If such written statement is delivered by a Representative Party within

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such twenty (20) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) Business Day thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d). The Purchaser hereby agrees that, until the final determination of whether the Second Year Sales Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the Automobile Sales for each Sales Earnout Year and the Average Sales Price for such vehicles for purposes of this Section 1.11.

(d) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.11 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(d). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other reasonable out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each Representative Party will use its commercially reasonable efforts to make its presentation as promptly as practicable following submission to the Independent Expert of the disputed items, and such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.11(d). It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) If there is a final determination in accordance with this Section 1.11 that the Earnout Participants are entitled to receive the Earnout Shares for having achieved an Earnout Milestone, then such Earnout Shares attributable to such Earnout Milestone will be due upon such final determination and the Purchaser will issue and deliver such shares to the Company Stockholders within ten (10) Business Days thereafter, with each Earnout Participant receiving its Pro Rata Share of such Earnout Shares.

(f) Following the Closing, the Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of the Purchaser and its Subsidiaries. Each of the Purchaser and its Subsidiaries, including the Target Companies, will be permitted, following the Closing to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of the Purchaser Common Stock, the Automobile Sales and related Average Sales Price for each Sales Earnout Year, and the ability of the Earnout Participants to earn the Earnout Shares, and the Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, the Purchaser shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that is in bad faith and has the purpose or intent of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(g) Without duplication of the provisions contained in the definition of the term “Earnout Shares”, if, between the Closing and the date of issuance of any Earnout Shares under this Section 1.11, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class, in either case, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Purchaser Common Stock will be appropriately adjusted to provide to the Earnout Participants and the Purchaser the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.11(g) shall not (i) be construed to permit the Purchaser or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly

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contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.12 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to Section 1.12(b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.8, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.13. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.16 below).

(b) Treasury Stock. Notwithstanding Section 1.12(a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.16 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.16.

(d) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted at or prior to the Effective Time into shares of Company Stock, shall be cancelled, retired and terminated, and thereafter cease to represent any right to acquire, be exchanged for or convert into, shares of Company Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

1.13 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Purchaser shall send to each Company Stockholder a letter of transmittal, substantially in the form attached hereto as Exhibit H (each, a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Purchaser (or a Lost Certificate Affidavit)) for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”).

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration as set forth in Section 1.8 in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.12(b) or 1.12(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Purchaser of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and the Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by the Purchaser and (iv) the Person requesting such delivery shall pay to the Purchaser any transfer or other similar

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Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Purchaser that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Purchaser, the applicable Company Stockholder may instead deliver to the Purchaser an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.13(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Purchaser, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.13. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its shares of Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.13 shall look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.14 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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1.16 Appraisal and Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, all shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder that has perfected her, his or its right to dissent pursuant to Section 262 of the DGCL, including making a demand of the Company to purchase her, his or its shares pursuant to the DGCL and submitting her, his or its shares for endorsement pursuant to the DGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”, and the holder of such Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give the Purchaser prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share-by-share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement, without any interest thereon. Any payments made in respect of Dissenting Shares shall be made by or at the direction of the Purchaser within the time period set forth in the DGCL. The Company shall give the Purchaser (i) prompt notice of any written notices of intent to demand payment under the DGCL or other written notices relating to the exercise of dissenters’ rights in respect of any shares of Company Stock, attempted withdrawals of such notices and any other instruments served pursuant to the DGCL and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings and otherwise participate in negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

1.17 Tax Withholding. The Purchaser will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that the Purchaser is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Before making any such deduction or withholding, the Purchaser shall give the Stockholders notice of the intention to make such deduction or withholding and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Sellers to obtain reduction of or relief from such deduction or withholding and shall assist Sellers as reasonably requested in obtaining such reduction of or relief from such deduction or withholding. Taxes withheld pursuant to this Section 1.17 will be (i) timely remitted by the Purchaser to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the exchange of the closing deliverables by the means provided in Section 9.14 or otherwise as agreed amongst the parties hereto, as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day following the satisfaction (or, to the extent permitted by applicable Law and the applicable provisions of Article VI, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or at such other place, date and/or time as the Purchaser and the Company may agree in writing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports publicly filed with the SEC prior to the date of this Agreement (excluding (A) disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, (B) any information incorporated by reference into

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the SEC Reports (other than from other SEC Reports), or (C) any information or disclosure subject to a confidential treatment order or not otherwise publicly available); provided, however, that nothing set forth in or disclosed in the SEC Reports will qualify, or been deemed to qualify, the representations and warranties set forth in Section 3.5 or 3.22, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the Domestication, as of the Closing, the Purchaser will be a corporation duly incorporated, validly existing and in good standing under the Laws the State of Delaware and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated on September 9, 2022, validly existing and in good standing under the Laws of the State of Delaware, and was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub is the wholly-owned subsidiary of the Purchaser and owns no assets and carries on no business independent of the Purchaser. Merger Sub’s only material obligations or commitments are obligations or commitments incident to its organization and administration and pursuant to this Agreement and the Ancillary Documents and transactions and matters contemplated hereby and thereby.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform such Party’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval (and with respect to Merger Sub, delivery of the Merger Sub Written Consent in accordance with Section 5.22). The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser (including that, as of the date hereof, the board of directors of the Purchaser has unanimously made, and has not revoked, the Purchaser Board Recommendation), and (b) other than the Required Purchaser Shareholder Approval (and with respect to Merger Sub, delivery of the Merger Sub Written Consent in accordance with Section 5.22), no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). On or prior to the date of this Agreement, the board of directors of the Purchaser, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent in accordance with the Purchaser’s Organizational Documents, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Purchaser and its equity owners, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the Cayman Islands Companies Act and the Purchaser’s Organizational Documents, (iii) resolved to recommend that the Purchaser’s equity owners vote in favor of the approval of this Agreement, the Merger and the other Purchaser

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Shareholder Approval Matters in accordance with the Cayman Islands Companies Act, the DGCL and the Purchaser’s Organizational Documents, and (iv) directed that this Agreement, the Merger and the other Purchaser Shareholder Approval Matters be submitted to the Purchaser’s equity owners for their approval and adoption.

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is or will be a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (b) such filings as contemplated by this Agreement (including (i) the Registration Statement and the Proxy Statement with the SEC for purposes of the declaration of the effectiveness of the Registration Statement by the SEC and (ii) such filings with and approvals of Nasdaq to permit the shares of Purchaser Common Stock registered in the Registration Statement to be listed on Nasdaq, (c) any filings required with Nasdaq and/or the SEC with respect to the transactions contemplated by this Agreement, (d) such filings required in connection with the Domestication, (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which the Purchaser or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue 221,000,000 shares, of which 200,000,000 shares are Purchaser Class A Ordinary Shares, 20,000,000 shares are Purchaser Class B Ordinary Shares, and 1,000,000 shares are Purchaser Preference Shares. Schedule 3.5(a) sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Purchaser Securities as of the date of this Agreement. As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares (except to the extent such concepts are not applicable under the applicable Law of the Purchaser’s jurisdiction of incorporation or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Purchaser Ordinary Shares (i) were not issued in violation of the Organizational Documents of the Purchaser or in violation of any other Contracts to which the Purchaser is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of the Purchaser) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (ii) and (iii), in all material respects. All outstanding shares of Purchaser Common Stock following the consummation of the Domestication will be duly authorized and validly issued and are fully paid and non-assessable. Except for the Purchaser Securities set forth on Schedule 3.5(a) (taking into account, for the avoidance of doubt, any changes or adjustments to the Purchaser Securities as a result of, or to

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give effect to, the Domestication) and any Equity Securities of the Purchaser issued after the date of this Agreement in compliance with Section 5.3, immediately prior to Closing and before giving effect to the PIPE Financing and any Redemption, there shall be no other Equity Securities of the Purchaser issued and outstanding.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Other than Merger Sub, the Purchaser does not have any Subsidiaries or own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Purchaser is not a partner or member of any partnership, limited liability company or joint venture. All outstanding Merger Sub Common Stock prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Merger Sub Common Stock (i) were not issued in violation of the Organizational Documents of Merger Sub or in violation of any other Contracts to which Merger Sub is a party or otherwise bound, in each case, in any material respect, (ii) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of Merger Sub) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (iii) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (ii) and (iii), in all material respects.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, equity appreciation, phantom equity or profit participation rights, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Equity Securities of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the redemption of Purchaser Class A Ordinary Shares (or replacement shares of Purchaser Common Stock upon the Domestication) by Public Shareholders conducted in conjunction with the Extension Proxy Statement (an “Extension Redemption”) or the Closing Redemption (each of an Extension Redemption and a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any Equity Securities of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no (i) shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any Equity Securities of the Purchaser or (ii) other than the Registration Rights Agreement or as set forth in the Subscription Agreements, registration rights agreements relating to Purchaser Securities or any other Equity Securities of the Purchaser.

(d) All Indebtedness of the Purchaser as of the date of this Agreement is set forth on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of incorporation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares or other Equity Securities and has not repurchased, redeemed or otherwise acquired any of its shares or other Equity Securities, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) Subject to approval of the Purchaser Shareholder Approval Matters and upon issuance in accordance with the terms of this Agreement, immediately after the Closing, (i) the authorized number of shares of capital stock of the Purchaser will be sufficient to permit the issuance of all Purchaser Common Stock to be issued or reserved in connection with the transactions contemplated by this Agreement and the other Ancillary Documents, and (ii) all of the issued and outstanding Purchaser Common Stock (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance with applicable Law, including securities Laws, in each case under clause (B), in all material respects, and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which the Purchaser is a party or bound, in each case under clause (C), in any material respect.

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3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents (and as they have been supplemented, modified or amended since the time of filing) referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of the Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred and is not subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP that are not adequately reflected or

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reserved on or provided for in the Purchaser Financials, other than Liabilities required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s incorporation in the ordinary course of business.

(d) Since the closing of its IPO, (i) the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide, in all material respects, reasonable assurance (A) regarding the reliability of the Purchaser’s financial reporting, (B) that all transactions are executed in accordance with management’s authorization and (C) that all transactions are recorded as necessary to permit preparation of proper and accurate financial statements of the Purchaser for external purposes in accordance with GAAP and to maintain accountability for the Purchaser’s assets and (ii) the Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial and accounting officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial and accounting officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. The Purchaser maintains and, for all periods covered by the Purchaser Financials, has maintained books and records of the Purchaser in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Purchaser in all material respects.

(e) The Purchaser has not taken any action prohibited by Section 402 of SOX. There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

(f) Since its IPO, the Purchaser has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Purchaser (other than due to the SEC SPAC Accounting Changes), (ii) a “material weakness” in the internal controls over financial reporting of the Purchaser (other than due to the SEC SPAC Accounting Changes) or (iii) fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the internal controls over financial reporting of the Purchaser.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. To the Knowledge of the Purchaser, none of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(h) The Purchaser has heretofore furnished to the Company complete and correct copies of all material amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect as of the date of this Agreement.

(i) To the Knowledge of the Purchaser, as of the date hereof, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7, the Purchaser has, (a) since its incorporation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2021, not been subject to any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and (c) since December 31, 2021 has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.3(b) (without giving effect to any of the actions permitted by Section 5.20) if such action were taken on or after the date hereof without the consent of the Company.

3.8 Compliance with Laws. The Purchaser is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any material violation of any Law by any Governmental Authority.

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3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP.

(b) Schedule 3.10(b) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return.

(c) There is no material Action currently pending or, to the Knowledge of the Purchaser, threatened against Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) The Purchaser is not being audited by any Tax authority and has not been notified in writing, or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any material proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount).

(e) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(f) The Purchaser has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g) The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(i) The Purchaser has not made any change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(j) The Purchaser has not been a party to any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(k) The Purchaser has no material Liability for the Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial

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agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser with respect to any period following the Closing Date.

(l) The Purchaser has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(m) The Purchaser: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Purchaser is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not, nor has ever been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Purchaser is or was the common parent corporation.

(n) To the Purchaser’s Knowledge, there are no facts, agreements, plans or other circumstances, and the Purchaser has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any employees or individual consultants, or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. The Purchaser does not have and have never had any employees and the Purchaser has no unsatisfied liability (actual or contingent) with respect to any current or former employee or any services provider of itself or of any Affiliate or business, whether or not incorporated, that together with the Purchaser would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code (including by reason of Title IV of ERISA or with respect to any multiemployer plan (as defined in Section 3(37) of ERISA), in each case, whether or not subject to ERISA or are a substantially similar Benefit Plan governed by laws outside of the United States). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, “excess parachute payment” (as defined in Section 280G of the Code), bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of the Purchaser; or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefit.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) such Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event

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has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to such Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Purchaser under such Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof, including any (i) Sponsor Loans, (ii) Purchaser Affiliate Transactions and (iii) Purchaser Expenses which are payable to the Sponsor or any of its Affiliates. As of the date hereof, the Purchaser has delivered to the Company true, correct and complete copies of each of the Sponsor Loans and the Purchaser Affiliate Transactions, in each case, outstanding or in effect as of the date hereof, including all schedules, annexes and exhibits attached thereto (and true and correct summaries in the case of unwritten Sponsor Loans and Purchaser Affiliate Transactions, in each case, outstanding or in effect as of the date hereof).

3.15 Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is or will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is or will be a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of the Purchaser or Merger Sub.

3.18 Ownership of Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Affiliates, officers, directors or employees or, to the Knowledge of the Purchaser, other Representatives acting on acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions that govern the operations of the Purchaser and its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, since its incorporation.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Purchaser or Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and/or Proxy Statement will, when the Registration Statement and the Proxy Statement are declared effective or when the Registration Statement and the Proxy Statement are mailed to the Purchaser’s shareholders or at the time of the Purchaser Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Purchaser with respect to information or statements made or incorporated by reference in the Registration Statement and/or Proxy Statement that were not supplied by or on behalf of the Purchaser or Merger Sub for use therein.

3.22 Trust Account. As of the date hereof, there is at least $48,629,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or otherwise held in cash. The Purchaser has performed all material obligations required to be performed by it, and is not in material default or breach, under the Trust Agreement, and to the Purchaser’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach under the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except solely to the extent necessary in connection with any Extensions, including the Extension Proxy Statement, the Extension Proposal, the Extension Meeting or the Purchaser Extension Approval, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other agreements, understandings or arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination (other than Public Shareholders who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions). As of the date hereof, the Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending, or to the Purchaser’s Knowledge, threatened with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay Taxes from any interest income earned on the funds in the Trust Account in accordance with the Trust Agreement. As

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of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, the Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds then available in the Trust Account will not be available to the Purchaser on the Closing Date. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholder of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender their respective Purchaser Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the Purchaser’s Organizational Documents.

3.23 PIPE Investment. The Purchaser has executed Subscription Agreements between the Purchaser and the PIPE Investors, pursuant to which the PIPE Investors have collectively committed, on the terms and subject to the conditions therein, an aggregate amount equal to the PIPE Financing Amount for the PIPE Shares in connection with a private placement in the Purchaser to be consummated immediately prior to the Closing (the “PIPE Investment”). Each of the Subscription Agreements has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser, and, to the Knowledge of the Purchaser, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True, correct and complete original or signed copies of each of the Subscription Agreements as in effect as of the date hereof have been delivered to the Company on or prior to the date hereof, and there are no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein. No fees, consideration or other discounts are payable or have been agreed by the Purchaser to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the Subscription Agreements.

3.24 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each Ancillary Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company or its Representatives have made any representation or warranty as to the Target Companies, or this Agreement or any of the Ancillary Documents to which it is or will be a party or the transactions contemplated hereby and thereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, in such Ancillary Document or with respect to the information provided by or on behalf of the Company for the Registration Statement or the Proxy Statement.

3.25 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this Article IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. As of the date hereof, the Company is a corporation duly incorporated, validly existing and in good standing under the CGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. After giving effect to the Conversion, as of the Closing, the Company will be a corporation duly incorporated, validly existing and in good standing under the DGCL and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as then being conducted. Each Subsidiary of the Company is a corporation or other entity duly incorporated, organized or formed, as applicable, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed to transact business and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. The Company has made available to the Purchaser accurate and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and stockholders in accordance with the Company’s Organizational Documents, the CGCL and DGCL, as applicable and any other applicable Law and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is required to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger, the Conversion and the other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger, the Conversion and the other transactions contemplated by this Agreement in accordance with the CGCL, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement and the Merger, the Conversion and the other transactions contemplated hereby.

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4.3 Capitalization.

(a) The Company is authorized to issue 10,000,000 shares of Company Stock, 7,000,000 of which shares are issued and outstanding. The Company is not authorized to issue any shares of preferred stock of the Company. Schedule 4.3(a) sets forth a true and complete statement, as of the date hereof, of the number and class or series (as applicable) of the issued and outstanding shares of Company Stock and other Equity Interests of the Company as of the date hereof, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents. All outstanding shares of Company Stock or other Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Such shares of Company Stock or other Equity Interests of the Company (A) were not issued in violation of the Organizational Documents of the Company or in violation of any other Contracts to which the Company is a party or otherwise bound, in each case, in any material respect, (B) are not subject to any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person (other than transfer restrictions under applicable securities Laws or under the Organizational Documents of the Company) and were not issued in violation of any purchase or call option, right of first refusal, preemptive right, subscription right, transfer restriction or similar right of any Person and (C) have been offered, sold and issued in compliance with applicable Law, including securities Laws, in each case under clause (B) and (C), in all material respects

(b) Except as set forth on Schedule 4.3(b), there are no (i) Company Convertible Securities, equity appreciation, phantom equity or profits participation rights, (ii) Contracts or arrangements relating to the issued or unissued Equity Securities of the Company, (iii) shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any Equity Securities of the Company or (iv) registration rights granted by the Company to any Person with respect to the Company’s Equity Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company.

(c) Except as disclosed in the Company Financials, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any of its Equity Securities, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth a true and complete statement of (i) the legal name and jurisdiction of incorporation, organization or formation, as applicable, of each Subsidiary of the Company, (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company authorized and issued and outstanding and (iii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities of any Target Company (including securities convertible into or exchangeable for Equity Securities of any Target Company). There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which an equity holder of a Target Company may vote. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any Equity Securities of any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Equity Securities of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or is required to be a party or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, including compliance with and filings under the HSR Act, (c) the filing with the SEC of (i) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which a Target Company or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of a Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify in any material respect any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Company Financials”), (ii) when delivered in accordance with Section 5.4, the Reviewed 2nd Quarter Company Financials, and (iii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2022, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the Company Financials have been (or with respect to the Reviewed 2nd Quarter Company Financials, will be) provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as expressly identified and disclosed on Schedule 4.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that either (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 contained in the Company Financials, (ii) were incurred after December 31, 2021 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) (iii) are expressly permitted pursuant to or incurred in accordance with Section 5.2(b) or (iv) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(e) All financial projections with respect to the Business delivered by or on behalf of the Company to the Purchaser were prepared in good faith using assumptions that the Company believes to be reasonable at the time that such financial projections were delivered.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 or as expressly contemplated by this Agreement or any Ancillary Document, since December 31, 2021, each Target Company has (a) conducted its business in the ordinary course of business consistent with past practice in all material respects, (b) not been subject to any event, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies and (c) not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in conflict or non-compliance with, or in default or violation of, nor has any Target Company received, in any case, in the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, in each case, except for any deviations from any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target

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Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit No written notice of revocation, cancellation or termination of any Company Permit has been received by any Target Company.

4.11 Litigation. Except as described on Schedule 4.11, in the past three (3) years, there has been no (a) Action by any Person pending or, to the Company’s Knowledge, threatened against or involving any Target Company or, to the Company’s Knowledge, pending or threatened against or involving any Target Company’s directors or officers (in their capacity as such), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or (b) material Action by a Target Company pending against any other Person. Neither the Target Companies nor any of their respective properties or assets are subject to any material Order, except as set forth on Schedule 4.11. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract (other than Company Benefit Plans) to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound and that are not expired or have been terminated by written consent of each applicable party thereto or in accordance with its terms, and excluding any Company Benefit Plans or any Contract pursuant to which the Company has no material outstanding or executory obligations or Liabilities (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contain a covenant that materially limits the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice), (B) shares or other equity interests of any Target Company or (C) shares or other equity interests of another Person by a Target Company;

(vi) any Contract with any Person under which any Target Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to lease or any other similar rights with respect to any material Company IP;

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(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations or Liabilities of a third party in the aggregate in excess of $500,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice or otherwise is a Benefit Plan), or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding material obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign Patent registrations and pending Patent applications, Trademark registrations and pending Trademark applications, Copyright registrations and registered Internet Assets that are owned or purported to be owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the applicable name and/or title, (B) the registered owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been

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filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property (excluding Trade Secrets) owned or purported to be owned by a Target Company and used in the conduct of the business of the Target Companies as currently conducted (“Company Unregistered Owned IP” and, together with the Company Registered IP, “Company Owned IP”). Schedule 4.13(a)(ii) sets forth all written licenses, sublicenses and other Contracts by and between a Target Company and third party licensors (other than Off-the-Shelf Software), under which a Target Company is a licensee of Intellectual Property used for the conduct of a Target Company’s business as currently conducted and involving license fees of more than $100,000 (“Company Inbound IP Licenses”).

(b) Each Target Company owns the Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used or licensed by such Target Company for the conduct of the Target Company’s business as currently conducted, except for the Intellectual Property that is the subject of the Company Inbound IP Licenses or the Company Outbound IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor, including where such inventions were created during the course of such Person’s employment or engagement by the applicable Target Companies. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP, as applicable. Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company Inbound IP Licenses applicable to such Target Company. Excluding Off-the-Shelf Software, the Company Inbound IP Licenses include all of the material licenses, sublicenses and other agreements necessary to operate the Target Companies as presently conducted. Each Target Company has complied in all material respects with the terms and conditions of the Company Inbound IP Licenses, has made all payments required under the Company Inbound IP Licenses to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default of any material terms thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and except as otherwise set forth on Schedule 4.13(b)(ii), all applications to register any Copyrights, Patents and Trademarks are pending and in good standing.

(c) Schedule 4.13(c) sets forth all written licenses, sublicenses and other agreements or permissions between a third party and a Target Company and involving license fees of more than $25,000 in the aggregate, under which a Target Company is the licensor of Company IP (each, a “Company Outbound IP License”). Each Target Company has complied in all material respects with the terms and conditions of the Company Outbound IP Licenses, and neither the applicable Target Company, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as otherwise set forth on Schedule 4.13(d)(i), no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as otherwise set forth on Schedule 4.13(d)(ii), there are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in order to prevent the infringement, dilution or unauthorized use of a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any material Company Owned IP. To the Knowledge of the Company, no Target Company is currently infringing upon, or in the past three (3) years has infringed, misappropriated or violated, any Intellectual Property of any other Person in any material respect in connection with a Target Company’s (A) ownership, use or license of any Company Owned IP, or (B) to the Knowledge of the Company, use or license of Intellectual Property otherwise used in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in

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the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by or licensed to any Target Company and used for the conduct of the Target Companies’ business as currently conducted (“Company IP”) in any material respect.

(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) involved in the creation of Company Owned IP within their scope of employment or engagement have assigned to the Target Companies all such Company Owned IP, and all such assignments, to the extent such Company Owned IP was not deemed a work made for hire as defined by the United States Copyright Act, of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any material Intellectual Property owned by a Target Company. There has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Company IP. The Company has made available to the Purchaser true and complete copies of all written Contracts under which employees and independent contractors assigned the Company IP to a Target Company. Each Target Company has taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized use of or access to confidential information or Personal Information (“Sensitive Information”) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such Sensitive Information, and no written or, to the Knowledge of the Company, oral complaint relating to a violation of applicable Laws or Contracts or policies of a Target Company, or a breach in the security of, any such Sensitive Information has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and written Contract requirements relating to privacy, protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. The operation of the business of the Target Companies as conducted presently and during the three (3) year period preceding the consummation of the Merger has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, in any case, in any material respect.

(g) The consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code included as part of Company IP. Except as otherwise set forth on Schedule 4.13(g), as of and following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company Outbound IP Licenses and the Company Inbound IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions under this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no material Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other proceedings pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or are immaterial in amount).

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(d) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any material outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (other than extensions with respect to the filing of Tax Returns). There are no material outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than extensions obtained in the ordinary course of business for which adequate reserves in the Company Financials have been established or that are immaterial in amount).

(g) No Target Company has made any change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has been a party to any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any material Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) To the Company’s Knowledge, there are no facts, agreements, plans or other circumstances, and no Target Company has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force

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and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. All items of personal property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Two Hundred Fifty Thousand Dollars ($250,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies in all material respects. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the material Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has made available to the Purchaser a true and complete copy of each of the Target Companies’ material lease agreements, lease guarantees and security agreements, including all amendments, terminations and modifications thereof or waivers thereto (the “Company Personal Property Leases”), and in the case of any oral material Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the material Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of December 31, 2021 included in the Company Financials and (d) such Liens as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor claims, charges and/or litigations (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws, has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2019, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has for the past three (3) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational health, safety and wages and hours, and other Laws

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relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), and (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2021, and from that date until the date hereof. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Except as set forth on Schedule 4.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued in all material respects and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, in each case, in all material respects, in accordance with GAAP on the Company Financials.

(c) Each Company Benefit Plan is and has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust is exempt from taxation under Section 501(a) of the Code. To the Company’s Knowledge, no fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(d) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) the Company Benefit Plan texts and agreements, including related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material written correspondence or notices with any Governmental Authority received within the last three (3) years.

(e) With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred which was undertaken by the Company; (ii) no Action is pending, or to the Company’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, involving the Company has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(f) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has in the past three (3) years maintained, or is required currently or has in the past three (3) years been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(g) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax under Sections 409A or 4999 of the Code on a payment to such person.

(h) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than group health plan continuing coverage mandated by Law, which is paid solely by such employees, which is a part of the Target Company’s severance plans or arrangements or which is provided under the Target Company’s long-term or short-term disability benefit plans); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any material Tax imposed under Chapter 43 of the Code or material civil liability under Section 502(i) or (l) of ERISA.

(j) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) has been administered in compliance, and is in documentary compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, in each case, in

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all material respects. No equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations of a third party under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No Target Company has any Environmental Liabilities associated with any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened that would reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company in the past three (3) years.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of a Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers or employees of the Target Company in the ordinary course of business consistent with past practice) any other Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any material Contract or other material arrangement or material commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual

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Property), which is used in the business of any Target Company. Except as set forth on Schedule 4.21, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been made available to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past three (3) years. Each Target Company has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. As of the date of this Agreement, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Suppliers. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2021 and (b) the period from January 1, 2022 through June 30, 2022, the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Top Suppliers are good commercial working relationships and (i) no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or has given a Target Company written notice of its intention to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or modify materially its material relationships with a Target Company or to stop, decrease or limit materially its products or services to any Target Company, (iii) to the Company’s Knowledge, no Top Supplier intends to seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier.

4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Affiliates, officers, directors or employees or, to the Knowledge of the Company, other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions that govern the operations of the Target Companies, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that has jurisdiction over any Target Company or its assets, properties or Equity Securities, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in the last five (5) fiscal years.

4.25 Product Warranty and Liability. Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all product specifications, all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Target Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. To the Company’s Knowledge, no Target Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. No Target Company has committed any act or omission which would reasonably be expected to result in, and to the Knowledge of the Company, there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.

4.26 Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of the Purchaser or Merger Sub for the Registration Statement and Proxy Statement; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c) (collectively, the “Public Documents”), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein,

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in light of the circumstances under which they are made, not misleading. Notwithstanding anything contained herein to the contrary, no representation or warranty is made by the Company with respect to any information or statements made or incorporated by reference into the Public Documents that were supplied by or on behalf of the Purchaser or its Affiliates.

4.30 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

(c) Any access or cooperation granted to the Purchaser or the Company (and any of their respective Representatives) under this Section 5.1 will be under the supervision of personnel or other designated Representatives of the granting Party or its Subsidiaries and subject to any restrictions or limitations to any COVID-19 Measures

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and shall be subject to the provisions of Section 5.15. To the extent any documents or information provided to the Purchaser and any of its Representatives pursuant to the access or cooperation granted to the Purchaser and any of its Representatives under this Section 5.1 are commercially or competitively sensitive, the Company may satisfy its obligations by providing such documents or information to the Purchaser’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law (including COVID-19 Measures), (iii) for the incurrence of Company Transaction Expenses or (iv) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or for the incurrence of Company Transaction Expenses or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) other than with respect to the Conversion, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, other than with respect to the conversion of any Company Convertible Securities or as set forth on Schedule 5.2;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities (other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company), or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) (A) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (other than (I) ordinary course trade payables or (II) up to $40,000,000 in the aggregate in indebtedness for borrowed money borrowed during the Interim Period from Mr. Hai Shi or any of his Affiliates (other than any Target Company) under terms and conditions that are reasonably agreed to by the Purchaser and the Company (any such loans to Mr. Hai Shi or his Affiliates, whether issued and outstanding as of the date of this Agreement or incurred during the Interim Period, the “Shi Company Loans”), except that as a condition to any such additional Shi Company Loans, Mr. Hai Shi shall agree that all outstanding Shi Company Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement) or (B) make a loan or advance to or investment in any third party (other than (I) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (II) reimbursement or advancement of expenses to employees in the ordinary course of business);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially

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increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee whose base salary is greater than $100,000, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended Tax Return or material amended claim for refund of Taxes, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would, if in effect as of the date hereof, have constituted a Company Material Contract, in each case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary that is not directly or indirectly wholly-owned by the Company or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in any Target Company’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages by a Target Company (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xiv) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities (in the context of the Company and its Subsidiaries taken as a whole);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan or otherwise in the ordinary course of business;

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(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, other than in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice), except for the incurrence of Indebtedness permitted by Section 5.2(b)(iv)(A)(II); or

(xxiv) authorize or agree to do any of the foregoing actions.

(b) Notwithstanding anything in this Section 5.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing, (ii) any action taken, or omitted to be taken, by any Target Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.2 and (iii) any action taken, or omitted to be taken, by any Target Company to the extent that the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Target Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.2.

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law (including COVID-19 Measures), (iii) for the incurrence of Purchaser Expenses or (iv) as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus and Section 5.21, the deadline by which it must complete its Business Combination (an “Extension”) or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law (including COVID-19 Measures) or for the incurrence of Purchaser Expenses or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) other than with respect to the Domestication, amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds from the Sponsor or officers or directors or any of their respective Affiliates (under terms and conditions substantially the same as the promissory notes currently owed to the Sponsor as of the date of this Agreement and disclosed on Schedule 3.14) as necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the PIPE Investment), up to aggregate additional Indebtedness for such expenses and Expenses during the Interim Period of $1,500,000 and (B) the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to an aggregate additional Indebtedness for Extension Expenses during the Interim Period of $2,000,000);

(v) except as permitted by Section 5.3(b)(iv), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of the Purchaser or Merger Sub, including any Sponsor Loans;

(vi) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended income Tax Return or material amended claim for refund of income Taxes, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any Purchaser Material Contract, or enter into any Contract that would, if in effect as of the date hereof, have constituted a Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) adopt any Benefit Plan (other than as contemplated by the Registration Statement) or otherwise make any compensatory payment or provide any benefit or equity award to any employee or individual consultant;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in the Purchaser’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

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(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $250,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement, including the Merger);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any expenses or Indebtedness permitted by clause (iv) above) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Purchaser;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxii) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding anything in this Section 5.3 or this Agreement to the contrary, but without limiting the terms of this Section 5.3, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the Purchaser.

5.4 PCAOB Financials.

(a) The Company shall deliver to the Purchaser, (i) as promptly as reasonably practicable following the date of this Agreement, the Company prepared and auditor reviewed financial statements, consisting of the unaudited consolidated balance sheet as of June 30, 2022 and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows of the Target Companies for the six (6) months then ended (and as of and for the same period from the previous fiscal year) (the “Reviewed 2nd Quarter Company Financials”) and (ii) as promptly as reasonably practicable following the date of the applicable period, any other audited or unaudited consolidated balance sheets and related unaudited consolidated income statements, changes in stockholder equity and statements of cash flows of the Target Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable, that as of such date is required to be included in the Registration Statement and/or the Proxy Statement. The Company shall cause such financial statements (A) to be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (B) in the case of any audited financial statements, to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (C) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Target Companies, the Purchaser in causing to be prepared in a timely manner any other financial information

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or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase

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or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its respective commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade including the HSR Act (“Antitrust Laws”), each Party shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Affiliates to, make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to Section 7.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws to the extent reasonably available. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its respective commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties informed of any substantive communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections

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made by any Governmental Authority. Each Party shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby or, except with the prior written consent of the other Party.

(c) The foregoing obligations in this Section 5.9 shall be subject to the provisions of Section 5.15. To the extent any of the documents or information provided pursuant to this Section 5.9 are commercially or competitively sensitive, the Purchaser and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(d) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their respective commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e) Prior to the Closing, each Party shall use its respective commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a final determination as described in Section 1313(a) of the Code, shall report, for federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Purchaser will cause the Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company’s historic business assets and historic business, respectively.

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(c) The Purchaser shall not, and following the Closing shall not permit any of its Affiliates to, without the prior written consent of the Stockholders (not to be unreasonably withheld, conditioned or delayed) make any Tax election, take any position for Tax purposes, file or amend any Tax Return of any Target Company, or take any other action that would reasonably be expected to result in additional taxes, or have adverse consequences, for any Company Stockholder without such Company Stockholder’s prior written consent.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for refund of any Tax and any audit or Tax Proceeding. Such Tax Returns referred to in the preceding sentence shall be prepared in a manner consistent with this Agreement and the past practices of the Parties unless otherwise required by applicable Law or as mutually determined by the Company, Purchaser and Merger Sub in good faith. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the provision of such powers of attorney as may be reasonably necessary.

(e) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the transactions contemplated by this Agreement and the Ancillary Documents (collectively “Transfer Taxes”) will be paid by the Purchaser (but will not be included as part of Unpaid Company Transaction Expenses or Excess Purchaser Expenses). The Purchaser shall prepare all Tax Returns required to be filed in connection with the Taxes described in the immediately preceding sentence.

5.11 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including by using their respective commercially reasonable efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article VI) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all reasonably necessary Consents.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the shares of Purchaser Common Stock to be issued under this Agreement as Merger Consideration and (y) the Purchaser Securities deemed reissued in the Domestication, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser’s shareholders to vote, at a general meeting of the Purchaser to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions (the “Purchaser Board Recommendation”) approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication, (ii) to the extent required by Nasdaq, the Purchaser’s Organizational Documents, the Cayman Islands Companies Act or the DCGL, the issuance of any shares in connection with the PIPE Investment, including adoption and approval of the issuance of more than twenty percent (20%) of the outstanding Purchaser Class A Ordinary Shares (or Purchaser Common Stock after the Domestication), (iii) the effecting of the Domestication, including the adoption of the Domestication Organizational Documents, (iv) the adoption and approval of the Amended Purchaser Organizational Documents, (v) adoption and approval of a new equity incentive plan in substantially the form attached as Exhibit I hereto (with such changes that may be agreed in writing by the Purchaser and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Purchaser or the Company, as applicable)) (the “Incentive Plan”),

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which will provide for awards for a number of shares of Purchaser Common Stock equal to ten percent (10%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (for the avoidance of doubt, after giving effect to the Closing Redemption), (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, (vii) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (viii) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Shareholder Approval Matters”), and (ix) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of the Purchaser, including for the solicitation of proxies hereunder in order to get sufficient votes hereunder. The Purchaser shall include the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement, subject to Section 5.12(c). If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Cayman Islands Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be provided by the Purchaser to the Company (and its counsel) for review, and the Purchaser shall give due consideration to any comments of the Company. The Purchaser and the Company each will advise the other, promptly after they receive notice thereof, of any supplement or amendment filed with respect to the Registration Statement or the Proxy Statement, of the suspension of the qualification of the Purchaser Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction or of any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of the Purchaser and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto. The Company shall provide the Purchaser with such information concerning the Target Companies and their respective stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Each of the Company and the Purchaser shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Representatives and supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the time the Registration Statement or the Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) After the Closing, within ten (10) Business Days following the expiration of the sixty (60) day period following the date the Purchaser has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Purchaser shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Purchaser Common Stock issuable under the Incentive Plan.

(c) The Purchaser covenants that none of the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors shall (i) change, withdraw, withhold, qualify, amend or modify, or publicly propose to change, withdraw, withhold, qualify, amend or modify, in a manner adverse to the Company, the Purchaser Board Recommendation or any other recommendation by the Purchaser’s board of directors or the Purchaser of the proposals set forth in the Registration Statement and the Proxy Statement, (ii) adopt, approve, recommend or declare advisable to the Purchaser’s shareholders, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal or (iii) fail to include the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement. Notwithstanding the foregoing, if the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors, after consultation with outside legal counsel, determines in good faith that failure to change, withdraw, withhold, qualify, amend or modify the Purchaser Board Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Purchaser under applicable Law, then the

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Purchaser may change, withdraw, withhold, qualify, amend or modify the Purchaser Board Recommendation in the Registration Statement and the Proxy Statement, but any such change, withdrawal, withholding, qualification, amendment or modification shall not in any way limit the Purchaser’s other obligations under this Section 5.12.

(d) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Closing Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(e) The Purchaser and the Company shall each provide to EGS and SMRH representation letters containing such representations as shall be reasonably necessary or appropriate to enable each of EGS and SMRH to render such tax opinions as may be required to satisfy the requirements of Item 601 of Regulation S-K promulgated under the Securities Act (the “Tax Representation Letter”). The Tax Representation Letters shall be dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the filing of the Registration Statement.

(f) The Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Cayman Islands Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(h) The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Closing Redemption.

5.13 Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company shall use its commercially reasonable efforts to promptly thereafter obtain the Required Company Stockholder Approval from the Company Stockholders, whether by holding a meeting of Company Stockholders or by written consent in lieu of a meeting, and shall take such other commercially reasonable actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their respective Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or

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announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company and the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the other Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) Each of the Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each of the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each of the Purchaser and the Purchaser Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any

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Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Company or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, the Purchaser Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each of the Purchaser and the Purchaser Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, the Purchaser Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser, the Purchaser Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Employment Agreements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause each of the persons set forth on Schedule 5.16 to enter into employment agreements (the “Employment Agreements”), in each case, effective as of the Closing, in form and substance reasonably acceptable to the Purchaser, between each of the persons set forth on Schedule 5.16 and the applicable Target Company or the Purchaser, as noted in Schedule 5.16.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary or appropriate action, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals, all of which shall be designated by the Company (each, a “Company Designee”); provided, that at least a majority of the Company Designees qualify as “independent directors” under the listing rules of Nasdaq and Rule 10A-3 of the Exchange Act (“Independent Directors”); provided, further, that the Post-Closing Purchaser Board shall otherwise meet all diversity and other requirements under applicable Law and the listing rules of Nasdaq (and the directors of the Purchaser immediately prior to the Effective Time shall be removed as of the Effective Time), each such director to hold office in accordance with the Amended Purchaser Organizational Documents, as amended in accordance with their terms. The Company Designees shall have the right to designate the chairperson of the Post-Closing Purchaser Board. Prior to the time at which the Registration Statement is declared effective under the Securities Act, the Company may, by giving the Purchaser written notice, replace any Company Designee with any other individual (so long as the Post-Closing Purchaser Board otherwise satisfies the first sentence of this Section 5.17(a)); provided, however, that the Company shall appoint such Company Designees reasonably in advance so as to cause the Registration Statement to be declared effective and without post-effective amendment, with the understanding that such Registration Statement must include, prior to its effectiveness, the names, biographies and other information relating to such Company Designees. Pursuant to the Amended Purchaser Organizational Documents as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with two classes of directors, with (i) one class of directors, the Class I directors, initially serving a one (1) year term, such term effective from the Closing until the first annual meeting of stockholders of the Purchaser occurring after the Closing (but any subsequent Class I directors serving a two (2) year term), and (ii) a second class of directors, the Class II directors, serving a two (2) year term, such term effective from the Closing until the second annual meeting of stockholders of the Purchaser occurring after the Closing. There will be two (2) Class I

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directors and three (3) Class II directors on the Post-Closing Purchaser Board, with the Class II directors consisting of only Independent Directors. In accordance with the Amended Purchaser Organizational Documents as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause.

(b) The individuals identified on Schedule 5.17(b) shall be the officers of the Purchaser immediately after the Closing, with each such individual holding the title set forth opposite his or her name (subject to appointment by the Post-Closing Purchaser Board effective immediately following the Effective Time as approved by the directors to be designated in accordance with Section 5.17(a), and the officers of the Purchaser immediately prior to the Effective Time shall be removed as of the Effective Time), each such officer to hold office in accordance with the Purchaser’s Organizational Documents. In the event that any such individual identified on Schedule 5.17(b) is unwilling or unable (whether due to death, disability, termination of service, or otherwise) to serve as an officer of the Purchaser, then, prior to the time at which the Registration Statement is declared effective under the Securities Act, the Company may replace such individual with another individual to serve as such officer and Schedule 5.17(b) shall automatically be deemed amended to include such replacement individual as an officer of the Purchaser in lieu of, and to serve with the same title as, the individual so replaced.

(c) The obligations of the Purchaser pursuant to this Section 5.17 shall include the Purchaser taking all necessary action, including procuring resignations, so that the applicable officers and directors of the Purchaser prior to or at the Closing cease to be directors or officers of the Purchaser as of the Closing, to the extent such director or officer has not otherwise ceased to be a director or officer of the Purchaser prior to the Closing.

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or any Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or such Target Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub or such Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub and the Target Companies to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance (which costs of the Purchaser D&O Tail Insurance will not be included in Excess Purchaser Expenses).

(c) For the benefit of the Company’s and its Subsidiary’s directors, managers and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6)-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain or cause to maintain the Company D&O Tail Insurance in full force and effect from and after the Closing, and continue to honor the obligations

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thereunder, and the Purchaser shall from and after the Closing timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance (which costs of the Company D&O Tail Insurance will not be included in Excess Purchaser Expenses or the Unpaid Company Transaction Expenses).

(d) If following the Closing the Purchaser or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, the Purchaser shall use its reasonable best efforts to cause the successors or assigns of the Purchaser to assume all of the obligations set forth in this Section 5.18.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.18 are intended to be third-party beneficiaries of this Section 5.18. This Section 5.18 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser following the Closing.

5.19 Purchaser Cash Proceeds. The Parties agree that, (a) at the Closing, the Purchaser shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee and the Purchaser (with respect to the proceeds from the PIPE Investment and other funds held by the Purchaser outside of the Trust Account) to pay (A) as and when due all amounts, if any payable to the Public Shareholders pursuant to the Closing Redemption, (B) the amounts due in respect of the Purchaser Expenses, the Unpaid Company Transaction Expenses, the Purchaser D&O Tail Insurance and the Company D&O Tail Insurance, (C) the amounts due to the IPO Underwriter for their deferred underwriting commissions, (D) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (E) any other Liabilities owed by the Purchaser as of the Closing and (F) immediately thereafter all remaining amounts then available in the Trust Account to the Purchaser in accordance with the Trust Agreement, which amounts will be used for working capital and general corporate purposes of the Purchaser and the Target Companies, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

5.20 PIPE Investment; Certain Company Loans.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser may, but shall not be required to, enter into additional subscription agreements with additional PIPE Investors on substantially the same terms as the form of Subscription Agreement attached as Exhibit F hereto (and upon the Purchaser entering into such subscription agreements, such subscription agreements will be included within the term Subscription Agreements hereunder and become part of the PIPE Investment hereunder, and such investors will be included in the definition of PIPE Investors and the number of PIPE Shares and the PIPE Financing Amount as defined herein will be appropriately adjusted), and if requested by the Purchaser, the Company shall, and shall cause its Representatives to, reasonably cooperate with the Purchaser in connection with such additional Subscription Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not (a) reduce the subscription amount under any Subscription Agreement or reduce or impair the rights of the Purchaser under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, the Purchaser shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the Purchaser the subscription amount under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(b) Notwithstanding the foregoing in this Section 5.20, the Parties hereby acknowledge and agree that prior to the Closing the Purchaser will enter into additional subscription agreements with Mr. Shi or his Affiliates (under the same terms as Mr. Hai Shi’s Subscription Agreement) which shall provide that all outstanding Shi Company

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Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement, and the Company will use its commercially reasonable efforts to cause Mr. Shi or his applicable Affiliates to enter into such subscription agreements with respect to such Shi Company Loans (and upon the Purchaser entering into such subscription agreements, such subscription agreements will be included within the term Subscription Agreements hereunder and become part of the PIPE Investment hereunder, and such investors will be included in the definition of PIPE Investors and the number of PIPE Shares and the PIPE Financing Amount as defined herein will be appropriately adjusted).

(c) During the Interim Period, the Company will use its commercially reasonable efforts to cause any Indebtedness owed by a Target Company to Mr. Shi’s spouse or any of her Affiliates (that are not otherwise covered by Shi Company Loans) (“Shi Spouse Loans”) to be either (i) converted from demand loans to term loans maturing in not less than three (3) years after the Closing Date and otherwise on terms and conditions reasonably acceptable to the Purchaser or (ii) converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

5.21 Extension Proxy Statement.

(a) The Parties acknowledge that on September 1, 2022 the Purchaser filed with the SEC a proxy statement of the Purchaser (as such filing is amended or supplemented, the “Extension Proxy Statement”) for the purposes of, among other matters, (i) soliciting proxies from the Purchaser’s shareholders to vote, at a general meeting of the Purchaser to be called and held for such purpose, to obtain the requisite approval for the amendment of the Purchaser’s Organizational Documents to extend the Purchaser’s deadline for consummating a Business Combination from October 17, 2022 to July 17, 2023 (or such earlier date as determined by the Board), extending on a monthly basis during such period (the “Extension Proposal”), and (ii) providing the holders of Purchaser Class A Ordinary Shares with the opportunity to redeem their respective Purchaser Class A Ordinary Shares in connection with such proxy solicitation in accordance with the Purchaser’s Organizational Documents (the “Extension Meeting”). The Purchaser covenants and agrees that, without the prior written consent of the Company, (A) it will not revise the Extension Proposal so that its final deadline to consummate a Business Combination (including after giving effect to automatic monthly extensions) is a date earlier than April 17, 2023 and (B) assuming the requisite approval of the Extension Proposal is obtained, the Purchaser will continue to extend on a monthly basis the Purchaser’s deadline for consummating a Business Combination until the earlier of April 17, 2023 or the Closing Date.

(b) Unless otherwise approved in writing by the Company, the Purchaser will cause the Extension Proxy Statement to be sent to the Purchaser’s shareholders as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting as soon as practicable thereafter and soliciting the approval of the Purchaser’s shareholders in connection therewith (approval of such matter by the Purchaser’s shareholders at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Purchaser Extension Approval”).

(c) Each of the Company and the Purchaser shall ensure that the information provided by it and incorporated into the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of Purchaser Class A Ordinary Shares, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Purchaser shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of Purchaser Class A Ordinary Shares vote in favor of the amendment of the Purchaser’s Organizational Documents to extend the deadline for the Purchaser to consummate a Business Combination, and shall act in good faith and use its commercially reasonable efforts to obtain the Purchaser Extension Approval on or prior to October 17, 2022, including retention of a proxy solicitor for the purposes of facilitating votes in favor of the Extension Proposal. Notwithstanding the foregoing, the Purchaser shall not be required to offer incentives of cash or any other consideration to holders of Purchaser Class A Ordinary Shares in connection with the Extension Proposal.

(d) The Purchaser shall promptly furnish to the Company copies of any notices or other communications and correspondence received by the Purchaser or its Affiliates from any Governmental Authority, including the SEC, with respect to or otherwise relating to the Extension Proxy Statement, the Extension Proposal, the Extension Meeting and the Purchaser Extension Approval.

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(e) The Purchaser and the Company each shall use their respective commercially reasonable efforts to (i) cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Extension Proxy Statement.

5.22 Merger Sub Stockholder Consent. Promptly (but in any event within two (2) Business Days) after the execution and delivery of this Agreement by the Parties, Merger Sub will obtain in accordance with the DGCL the written consent of the Purchaser, as Merger Sub’s sole stockholder, approving Merger Sub’s entry into this Agreement and the Ancillary Documents to which Merger Sub is or is required to be a party, the consummation of the transactions contemplated hereby and thereby and the performance by Merger Sub of its obligations hereunder and thereunder (the “Merger Sub Written Consent”), and deliver a copy of the Merger Sub Written Consent to the Company.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters (other than the approval of the Incentive Plan) that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Stockholder Approval. The Company Stockholders, whether pursuant to a meeting of stockholders or by unanimous written consent in lieu of a meeting, in each case, in accordance with the CGCL and the Company’s Organizational Documents, shall have authorized, approved and consented to the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Conversion (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Each applicable waiting period (and any extension thereof) relating to the transactions contemplated by this Agreement under any Antitrust Laws, including the HSR Act, shall have expired, been terminated or obtained, as applicable.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. The Purchaser shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and the PIPE Investment, if applicable) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and the PIPE Investment).

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) Nasdaq Listing. The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been conditionally approved for listing on Nasdaq, subject to official notice of issuance.

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6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in Article III of this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) where such failures of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or any similar limitation set forth herein or therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Sponsor Letter Agreement. The Sponsor shall have complied in all material respects with its covenants and agreements required to be performed or complied with by it under the Sponsor Letter Agreement at or prior to the Closing.

(e) Purchaser Domestication. The Domestication shall have been consummated in accordance with Section 1.7.

(f) Release of Trust Account Funds. The Purchaser shall have made arrangements for the funds in the Trust Account to be released upon the Closing.

(g) Post-Closing Purchaser Board. As of immediately following the Closing, the Post-Closing Purchaser Board shall consist of the number of directors determined pursuant to Section 5.17.

(h) Investment Company Act. The SEC or a court of competent jurisdiction has not determined that the Purchaser is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

(i) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), in form and substance reasonably satisfactory to the Company.

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) evidence that the Required Purchaser Shareholder Approval has been obtained.

(iii) Director and Officer Resignations. The directors and officers of the Purchaser and Merger Sub shall have delivered to the Company duly signed letters of resignation, in form and substance reasonably satisfactory to the Company, effective as of and subject to the Closing.

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(iv) Other Ancillary Documents. As of the Closing, the Purchaser and Merger Sub shall have duly signed and delivered to the Company each of the Ancillary Documents required hereunder to be signed and delivered by such Party to the Company at or prior to the Closing and each such Ancillary Document shall be in full force and effect.

6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Purchaser of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article IV of this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or any similar limitation set forth herein or therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c), in form and substance reasonably satisfactory to the Purchaser.

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Conversion), and (B) the resolutions of the Company’s board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, including the Conversion.

(iii) Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor.

(iv) Conversion of Shi Company Loans. Mr. Hai Shi or his Affiliates (other than any Target Company) shall have executed and delivered to the Purchaser additional subscription agreements, which shall provide that all outstanding Shi Company Loans as of immediately prior to the Closing will be converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

(v) Modification of Shi Spouse Loans. Any Shi Spouse Loans outstanding as of the Closing shall have been either (A) converted from demand loans to term loans maturing in not less than three (3) years after the Closing Date and otherwise on terms and conditions reasonably acceptable to the Purchaser or (B) converted into, exchanged for, or otherwise satisfied by the issuance of, PIPE Shares in connection with the Closing under the same terms as Mr. Hai Shi’s Subscription Agreement.

(vi) FIRPTA Certificate. In accordance with Treasury Regulations Section 1.1445-2(c)(3), the Company shall deliver to the Purchaser a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Company Stock does not constitute a “United States real property interest” under Section 897(c) of the Code (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).

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(vii) Other Ancillary Documents. As of the Closing, the Company shall have duly signed and delivered to Purchaser each of the Ancillary Documents required hereunder to be signed and delivered by it at or prior to the Closing and each such Ancillary Document shall be in full force and effect.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement, including a breach of such Party’s obligations to use its commercially reasonable efforts to cause the Closing to occur as required by Section 5.9.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by either the Purchaser or the Company to the other party hereunder, if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by October 17, 2022 (the “Outside Date”); provided, however, that if the Purchaser obtains the Purchaser Extension Approval, then the Outside Date shall automatically be extended to April 17, 2023; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the Purchaser or the Company if the breach by such Party or its Affiliates of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party shall have proximately caused (either individually or when taken together) the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company to the other party hereunder, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable or if there shall be adopted any Law that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which, if capable of being cured, is uncured and continuing as of the earlier of (i) thirty (30) days after written notice of such Material Adverse Effect is provided to the Company or (ii) the Outside Date;

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(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which, if capable of being cured, is uncured and continuing as of the earlier of (i) thirty (30) days after written notice of such Material Adverse Effect is provided to the Purchaser or (ii) the Outside Date;

(h) by written notice by the Company to the Purchaser, if the Purchaser’s board of directors, the Purchaser or any committee of the Purchaser’s board of directors changes, withdraws, withholds, qualifies, amends or modifies the Purchaser Board Recommendation in accordance with the last sentence of Section 5.12(c); or

(i) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting has been held (including following any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if at such time the Purchaser is in breach of this Agreement so as to prevent the Purchaser from obtaining the Required Purchaser Shareholder Approval.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement. Notwithstanding the foregoing or anything to the contrary herein, nothing herein shall relieve any Party from Liability for any Willful Breach of any covenant, obligation or agreement set forth in this Agreement or any claim based on Fraud against such Party, in either case, which arose prior to such termination of this Agreement (in each case, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 1.11 and 8.1, any and all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser’s Expenses (the “Purchaser Expenses”), Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding the foregoing, each of the Purchaser and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses paid to Government Authorities under (i) any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and (ii) U.S. securities laws relating to the filing of the Registration Statement and/or Proxy Statement (“SEC Filing Fee Expenses”).

Article VIII
TRUST WAIVER

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Class A Ordinary Shares in connection

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with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, which has since been extended to October 17, 2022 by an amendment to the Purchaser’s Organizational Documents, and subject to further extension by amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes in respect of the Trust Account property and up to $100,000 in dissolution expenses, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company, the Seller Representative or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). Each of the Company and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, (i) nothing herein shall serve to limit or prohibit the Company’s or the Seller Representative’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief (but excluding (A) restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Account or (B) funds released from the Trust Account to the Public Stockholders or any assets purchased or acquired with such funds) in connection with the consummation of the transactions contemplated hereby (including a claim for the Purchaser to specifically perform its obligations under this Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate any Redemption, and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions to Public Stockholders). This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, including any rights arising out of any breach of such representations and warranties, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein and therein that by their terms expressly contemplate performance in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and then only with respect to any breaches occurring after the Closing, and (ii) Article VIII and this Article IX.

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent that any Person is directly a party to this Agreement (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:		with a copy (which will not constitute notice) to:

Malacca Straits Acquisition Company Limited		Ellenoff Grossman & Schole LLP
Unit 601-2, St. George’s Building		1345 Avenue of the Americas, 11th Floor
2 Ice House Street		New York, New York 10105
Central, Hong Kong		Attn:	Matthew A. Gray, Esq.
Attn:	Gordon Lo, Chief Executive Officer;		Stuart Neuhauser, Esq.
	Stanley Wang, Chief Financial Officer	Telephone No.: (212) 370-1300
Telephone No.: +852 21060888		Email:	mgray@egsllp.com;
Email:	gordon@malaccastraits.net;		sneuhauser@egsllp.com
stanley@malaccastraits.net

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If to the Purchaser Representative, to:		with a copy (which will not constitute notice) to:

Malacca Straits Management Company Limited		Ellenoff Grossman & Schole LLP
Unit 601-2, St. George’s Building		1345 Avenue of the Americas, 11th Floor
2 Ice House Street		New York, New York 10105
Central, Hong Kong		Attn:	Matthew A. Gray, Esq.
Attn:	Ivan Wong, Director		Stuart Neuhauser, Esq.
Telephone No.: +852 21060888		Telephone No.: (212) 370-1300
Email:	ivan_wong@petersonhk.com	Email:	mgray@egsllp.com;
sneuhauser@egsllp.com

If to the Company or the Surviving Corporation, to:		with a copy (which will not constitute notice) to:

Indiev, Inc		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Attn:	Mr. Hai Shi, CEO	Attn:	James A. Mercer III, Esq.
Telephone No.: (323) 703-5720		Telephone No.: (858) 720-8900
Email:	sh@indiev.com	Email:	JMercer@sheppardmullin.com

If to the Seller Representative, to:		with a copy (which will not constitute notice) to:

Mr. Hai Shi		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Telephone No.: (323) 703-5720		Attn:	James A. Mercer III, Esq.
Email:	sh@indiev.com	Telephone No.: (858) 720-8900
		Email:	JMercer@sheppardmullin.com
If to the Purchaser after the Closing, to:		with a copy (which will not constitute notice) to:

INDI Electric Vehicle Inc.		Sheppard, Mullin, Richter & Hampton LLP
5001 S Soto Street		12275 El Camino Real, Suite 100
Vernon, CA 90058		San Diego, CA 92130
Attn:	Mr. Hai Shi, CEO	Attn:	James A. Mercer III, Esq.
Telephone No.: (323) 703-5720		Telephone No.: (858) 720-8900
Email:	sh@indiev.com	Email:	JMercer@sheppardmullin.com

and		and

the Purchaser Representative		Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
		Attn:	Matthew A. Gray, Esq.
Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
		Email:	mgray@egsllp.com;
sneuhauser@egsllp.com

9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (provided, that following the Closing, any assignment of the rights or obligations under Section 1.11 or 9.15 (or the definitions used
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therein) will require the prior written consent of the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, and of each of EGS, the Sponsor and SMRH in Section 9.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby, express or implied, is intended to or shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company; provided, that any amendment, supplement or modification following the Closing to Section 1.11 or 8.1 or Article IX (or the definitions used therein) shall require the prior written consent of the Purchaser Representative and the Seller Representative.

9.11 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, the Seller Representative on behalf of itself and the Earnout Participants, and the Purchaser Representative on behalf of itself and the stockholders of the Purchaser (other than the Earnout Participants and their respective successors and assignees), may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the applicable Representative Party in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, (i) any waiver of Section 1.11 or 8.1 or Article IX (or the definitions used therein) by the Purchaser or its successors or assignees following the Closing shall require the prior written consent of the Purchaser Representative and (ii) any waiver of Section 1.11 or 8.1 or Article IX (or the definitions used therein) by the Company or any Earnout Participant or their respective successors or assignees following the Closing shall require the prior written consent of the Seller Representative.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule,” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall

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be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 Purchaser Representative and Seller Representative.

(a) Following the Closing, (i) the Purchaser will not make any final determinations pursuant to Section 1.11 without the prior written consent of each Representative Party, (ii) the Purchaser and the Company will observe the procedures set forth in, and the rights of the Representative Parties under, Section 1.11, and (iii) the Purchaser will reimburse each Representative Party for any reasonable and documented out-of-pocket third party costs and expenses, including reasonable and documented out-of-pocket fees of attorneys and accountants, incurred by such Representative Party in connection with its rights and obligations under Section 1.11, including any disputes with respect thereto. All decisions and actions by the Representative Parties in connection with Section 1.11, including any agreement between the Purchaser Representative and the Seller Representative, shall be binding upon the Purchaser, the Company, the Earnout Participants and each of their respective Subsidiaries, successors and assigns, and neither they nor any other Person shall have the right to object, dissent, protest or otherwise contest the same.

(b) Each of the Representative Parties shall not be liable for any act done or omitted hereunder as such Representative Party while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each of (i) the Purchaser shall indemnify, defend and hold harmless the Purchaser Representative and (ii) pursuant to the Letter of Transmittal, the Earnout Participants shall, on a several, and not joint basis (pro rata based on each Earnout Participant’s Pro Rata Share), indemnify, defend and hold harmless the Seller Representative, in each case, from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees, incurred without gross negligence, bad faith or willful misconduct on the part of such Representative Party (in its capacity as such) and arising out of or in connection with the acceptance or administration of such Representative Party’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Representative Party. In no event shall any Representative Party in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Each Representative Party shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on such Representative Party in the foregoing manner. In connection with the performance of its rights and obligations hereunder, each Representative Party shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser (in the case of the Purchaser Representative) or the Earnout Participants (pro rata based on each Earnout Participant’s Pro Rata Share) (in the case of the Seller Representative), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the such Representative Party may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to each Representative Party under this Section 9.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser, the Company, and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives. The Person serving as the Seller Representative may resign upon ten (10) days’ prior written notice

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to the Company, the Earnout Participants, the Purchaser and the Purchaser Representative, provided, that the Seller Representative appoints in writing a replacement Seller Representative. If the Seller Representative shall die, become disabled, dissolve or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Earnout Participants, then the Earnout Participants shall, within ten (10) Business Days after such death, disability, dissolution or other event, appoint a successor Seller Representative (by vote or written consent of the Earnout Participants holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, the Company and the Purchaser in writing of the identity of such successor. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

9.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to the Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after the Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Company and the Seller Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Seller Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, the Purchaser Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by the Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) may have, prior to the Closing, jointly represented the Company, the Seller Representative and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, SMRH will be permitted in the future, after the Closing, to represent the Seller Representative, the Company Stockholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Purchaser and the Purchaser Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with SMRH’s future representation of one or more of the Seller Representative, the Company Stockholders or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Purchaser Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by SMRH of the Company, the Seller Representative, the Company Stockholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative and the Company Stockholders shall be deemed the clients of SMRH with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative and the Company Stockholders, shall be controlled by the Seller Representative and the Company Stockholders and shall

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not pass to or be claimed by the Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, the Purchaser and the Surviving Corporation and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any claim, demand, charge, action, suit, lawsuit, litigation, audit, complaint, settlement, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, and including the Sponsor Letter Agreement, the Voting Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Non-Competition Agreement, the Subscription Agreements, the Domestication Organizational Documents, the Amended Purchaser Organizational Documents, the Letters of Transmittal, the Incentive Plan and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger, the Domestication and the Conversion.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing Company Cash” means, as of the Reference Time, the aggregate amount of all cash and cash equivalents of the Target Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Target Companies as of such Reference Time prepared in accordance with GAAP and the Accounting Principles, including any received but uncleared checks, wires and drafts, minus any outstanding checks, wires and bank overdrafts of the Target Companies as of the Reference Time.

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“Closing Net Indebtedness” means, as of the Reference Time, an amount equal to (a) the aggregate amount of all Indebtedness of the Target Companies, less (b) the Closing Company Cash, in each case of clauses (a) and (b), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser, the Purchaser Representative or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company, the Seller Representative or their respective Representatives to the Purchaser, the Purchaser Representative or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Securities” means, collectively, the Company Stock and any Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means the common stock, no par value per share, of the Company, and such shares of common stock of the Company as are issued and outstanding following the Conversion.

“Company Stockholders” means, collectively, the holders of Company Stock. For the avoidance of doubt, Company Stockholders shall not include any holders of Company Convertible Securities that have not exercised or converted such Company Convertible Securities at or prior to the Closing.

“Company Transaction Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Target Company or that any Target Company is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or similar payment relating to options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company or its Affiliate is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) the Company’s portion of any Antitrust Expenses and SEC Filing Fee Expenses in accordance with Section 7.3.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations or undertakings or other

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commitments or arrangements that are legally binding upon a Person or any of his, her or its properties or assets, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlled”, “Controls” and “under common Control with” have correlative meanings.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive or guidelines by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Environmental Law” means any Law relating to (a) the protection of human health and safety (to the extent related to Hazardous Material exposure), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, Actions, Orders, Liens, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, that together with any Target Company is under common control or treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excess Purchaser Expenses” means, as of the Closing, the amount by which, if any, the Purchaser Expenses (excluding (x) any Transfer Taxes and (y) the Purchaser D&O Tail Insurance or the Company D&O Tail Insurance) exceeds Five Million U.S. Dollars ($5,000,000).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement; (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect; (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement; (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement; and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any tort (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fully-Diluted Company Shares” means, as of immediately prior to the Closing, the total number of issued and outstanding shares of Company Stock, including any shares of Company Stock issued upon the conversion of Company Convertible Securities, but excluding any Company Securities described in Section 1.12(b) (relating to treasury stock).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any United States or non-United States federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person described in clauses (a) through (h) above and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.11(b) or 1.11(c) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm of nationally recognized standing appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the

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AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.11(d).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 14, 2020, and filed with the SEC on July 15, 2020 (File No. 333-239462).

“IPO Underwriter” means BTIG, LLC, as representative of the several underwriters to the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 10.1(a), after due inquiry, or (ii) the Purchaser and/or Merger Sub, the actual knowledge of the individuals set forth on Schedule 10.1(b), after due inquiry.

“Law” means any federal, state, local, municipal, foreign, national or supranational or other law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority having jurisdiction over a given matter.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, unaccrued, liquidated, unliquidated, fixed, contingent or otherwise, whether known or unknown, whether direct or indirect, whether determined or determinable, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including those arising under any Law, Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, and all Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien, license, sublicense or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder prior to the Outside Date; provided, however, that for purposes of clause (a) above, any adverse fact, event, occurrence, changes or effects attributable to, resulting from, relating to or arising from or out of, after the date of this Agreement, the following (by themselves or when aggregated with any other change or effects) shall not be deemed to be, constitute, or be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely or expected to occur: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) facts, events, occurrences, changes, conditions or effects that are generally applicable to the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such

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Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any fact, event, occurrence, condition, change or effect resulting from a matter described in any of the clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably likely or expected to occur to the extent that such fact, event, occurrence, condition, change or effect has or has had a disproportionate and adverse effect on such Person or any of its Subsidiaries, taken as a whole, compared to other participants in the industries or markets in which such Person or any of its Subsidiaries operate. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, articles of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (a) the Merger Consideration, divided by (b) the Fully-Diluted Company Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable as of the Closing Date or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established in accordance with GAAP, (c) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (d) Liens incurred or deposits made in the ordinary course of business in connection with social security, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) encumbrances

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and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property in the operation of the business, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Target Company and do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property, (i) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case, in the ordinary course of business and which are not yet due and payable, and (j) grants by any Target Company of non-exclusive rights in Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information, whether alone or in combination with other information possessed or controlled by the Target Companies, that identifies a natural person (including name, address, telephone number, email address, credit or payment card information, bank account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.

“Purchaser Affiliate Transactions” means any Contract between the Purchaser and/or Merger Sub, on the one hand, and any director, officer or employee of the Purchaser or Merger Sub or the Sponsor or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person controls, on the other hand, but excluding loans made by the Sponsor or its Affiliate to the Purchaser to pay for Purchaser Expenses.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser following the consummation of the Domestication.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser, prior to the consummation of the Domestication.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser, following the consummation of the Domestication.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser, prior to the consummation of the Domestication.

“Purchaser Common Stock” means, collectively, the shares of Purchaser Class A Common Stock and the Purchaser Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to Purchaser Common Stock as applied (i) from and after the consummation of the Domestication shall mean the applicable class of Purchaser Common Stock and (ii) prior to the consummation of the Domestication shall mean the applicable class of Purchaser Ordinary Shares.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser, the Purchaser Representative or their

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respective Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Expense Consideration Adjustment” means, in the event the Sponsor elects in writing in accordance with the Sponsor Letter Agreement to (i) increase the Merger Consideration by all or part of the Excess Purchaser Expenses, the Merger Consideration is increased (as a plus) by the amount of such Excess Purchaser Expenses, (ii) cancel Purchaser Class B Ordinary Shares in an amount equal to the value of the Excess Purchaser Expenses (assuming the Redemption Price per share for each of the founders shares), the Purchaser Expense Consideration Adjustment set forth in Section 1.8 relating to the Merger Consideration shall be unchanged or $0 regarding such value of cancelled Purchaser Class B Ordinary Shares (provided, however, that Purchaser provides reasonable evidence of the cancellation of such Class B Ordinary Shares at the Closing); or (iii) pay the Excess Purchaser Expenses in cash, the Purchaser Expense Consideration Adjustment set forth in Section 1.8 relating to the Merger Consideration shall be unchanged or $0 for the value of such cash, provided that as of Closing the Sponsor has wired such cash relating to such all or part of the Excess Purchaser Expenses into the Purchaser’s operating account. If the Sponsor fails to timely make an election in accordance with the Sponsor Letter Agreement with respect to the matters set forth in clauses (i) through (iii) above, the Sponsor shall have been deemed to have elected clause (i) above.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, prior to the consummation of the Domestication. For the avoidance of doubt, any reference in this Agreement to Purchaser Ordinary Shares as applied from and after the consummation of the Domestication shall mean the applicable class of Purchaser Common Stock.

“Purchaser Preference Shares” means preference shares, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Warrants” means one whole warrant issued in a private placement to the Sponsor by the Purchaser at the time of the IPO, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole redeemable warrant from the one-half (½) warrants that were included in as part of each Purchaser Unit, with each whole redeemable warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Class A Ordinary Share and one (1) Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Class A Ordinary Share (or upon the Domestication, share of Purchaser Class A Common Stock) is redeemed or converted pursuant to the Closing Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments in cash or property by the Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger

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public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective managers, directors, general partners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder who owns more than seven percent (7%) of the Fully-Diluted Company Shares.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Loan” means any indebtedness of the Purchaser or Merger Sub owed to the Sponsor and/or any of its Affiliates.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such entity’s gains or losses or shall be or Control the managing director, managing member, general partner or other managing Person of such entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

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“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury pursuant to the Code, as amended.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 14, 2020, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses calculated as of immediately prior to the Closing, in each case, to the extent unpaid as of such time, but for such purposes, treating Company Transaction Expenses that are contingent upon the Closing as if the Closing had occurred at such time. For the avoidance of doubt, “Unpaid Company Transaction Expenses” will (i) include any amounts paid by the issuance of Purchaser Common Stock or other Purchaser Securities, but (ii) exclude (x) any Transfer Taxes and (y) the Company D&O Tail Insurance.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Willful Breach” means a material breach of this Agreement or any applicable Ancillary Document by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement or such Ancillary Document.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	5.6(a)	DCGL	Recitals
Agreement	Preamble	Dissenting Shares	1.16
Alternative Transaction	5.6(a)	Dissenting Stockholder	1.16
Amended Purchaser Organizational Documents	1.7(b)	Domestication	1.7(a)
Antitrust Expenses	7.3	Domestication Organizational Documents	1.7(a)
Antitrust Laws	5.9(b)	Earnout Milestones	1.11(a)(iii)
Audited Company Financials	4.7(a)	Earnout Participants	1.11(a)
Automobile Sales	1.11(a)(i)	Earnout Shares	1.11(a)
Average Sales Price	1.11(a)(i)	Earnout Statement	1.11(c)
Business	Recitals	Effective Time	1.2
Business Combination	8.1	EGS	9.16(a)

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Term	Section	Term	Section
Cayman Islands Companies Act	Recitals	Employment Agreements	5.16
Certificate of Merger	1.2	Enforceability Exceptions	3.2
CGCL	Recitals	Environmental Permits	4.20(a)
CFO	1.11(b)	Expenses	7.3
Closing	2.1	Extension	5.3(a)
Closing Date	2.1	Extension Expenses	5.3(a)(iv)
Closing Filing	5.14(b)	Extension Meeting	5.21(a)
Closing Press Release	5.14(b)	Extension Proposal	5.21(a)
Closing Redemption	5.12(a)	Extension Proxy Statement	5.21(a)
Company	Preamble	Extension Redemption	3.5(c)
Company Benefit Plan	4.19(a)	Federal Securities Laws	5.7
Company Certificates	1.13(a)	First Sales Earnout Year	1.11(a)
Company Closing Statement	1.9(b)	First Year Sales Earnout Milestone	1.11(a)(i)
Company D&O Tail Insurance	5.18(c)	Incentive Plan	5.12(a)
Company Designee	5.17(a)	Independent Directors	5.17(a)
Company Disclosure Schedules	Article IV	Interim Period	5.1(a)
Company Financials	4.7(a)	Letter of Transmittal	1.13(a)
Company Inbound IP Licenses	4.13(a)	Lock-Up Agreement	Recitals
Company IP	4.13(d)	Lost Certificate Affidavit	1.13(d)
Company Material Contract	4.12(a)	Merger	Recitals
Company Outbound IP Licenses	4.13(c)	Merger Consideration	1.8
Company Owned IP	4.13(a)	Merger Sub	Preamble
Company Permits	4.10	Merger Sub Written Consent	5.22
Company Personal Property Leases	4.16	Non-Competition Agreement	Recitals
Company Real Property Leases	4.15	OFAC	3.19(c)
Company Registered IP	4.13(a)	Outside Date	7.1(b)
Company Unregistered IP	4.13(a)	Party(ies)	Preamble
Conversion	Recitals	PIPE Financing Amount	Recitals
D&O Indemnified Persons	5.18(a)	PIPE Investment	3.23
PIPE Investors	Recitals	Required Purchaser Shareholder Approval	6.1(a)
PIPE Shares	Recitals	Reviewed 2nd Quarter Company Financials	5.4(a)
Post-Closing Purchaser Board	5.17(a)	Sales Earnout Milestones	1.11(a)(ii)
Price Earnout Milestone	1.11(a)(iii)	Sales Earnout Statement	1.11(c)
Price Earnout Period	1.11(a)	Sales Earnout Year	1.11(a)
Price Earnout Statement	1.11(b)	SEC Filing Fee Expenses	7.3
Proxy Statement	5.12(a)	SEC Reports	3.6(a)
Public Certifications	3.6(a)	SEC SPAC Accounting Changes	3.6(a)
Public Documents	4.29	Second Sales Earnout Year	1.11(a)
Public Shareholders	8.1	Second Year Sales Earnout Milestone	1.11(a)(ii)
Purchaser	Preamble	Section 409A Plan	4.19(k)
Purchaser Board Recommendation	5.12(a)	Seller Representative	Preamble
Purchaser Closing Statement	1.9(a)	Sensitive Information	4.13(f)
Purchaser D&O Tail Insurance	5.18(b)	Shi Company Loans	5.2(b)(iv)
Purchaser Disclosure Schedules	Article III	Signing Filing	5.14(b)
Purchaser Expenses	7.3	Signing Press Release	5.14(b)
Purchaser Extension Approval	5.21(b)a	SMRH	9.16(b)
Purchaser Financials	3.6(b)	Specified Courts	9.6
Purchaser Material Contract	3.13(a)	Sponsor	Recitals
Purchaser Representative	Preamble	Sponsor Letter Agreement	Recitals
Purchaser Shareholder Approval Matters	5.12(a)	Subscription Agreement	Recitals

Annex A-75

Term	Section	Term	Section
Purchaser Special Meeting	5.12(a)	Surviving Corporation	1.1
Redemption	3.5(c)	Tax Representation Letter	5.12(e)
Registration Rights Agreement	Recitals	Top Suppliers	4.23
Registration Statement	5.12(a)	Transfer Taxes	5.10(e)
Related Person	4.21	Transmittal Documents	1.13(b)
Released Claims	8.1	Voting Agreements	Recitals
Representative Parties	Preamble
Required Company Stockholder Approval	6.1(b)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-76

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:
MALACCA STRAITS ACQUISITION COMPANY LIMITED
By:	/s/ Gordon Lo
	Name:	Gordon Lo
	Title:	Chief Executive Officer
Merger Sub:
MLAC MERGER SUB, INC.
By:	/s/ Gordon Lo
	Name:	Gordon Lo
	Title:	Chief Executive Officer
The Purchaser Representative:
MALACCA STRAITS MANAGEMENT COMPANY LIMITED, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Ivan Wong
	Name:	Ivan Wong
	Title:	Director
The Company:
INDIEV, INC
By:	/s/ Hai Shi
	Name:	Hai Shi
	Title:	CEO
Seller Representative
/s/ Hai Shi
Mr. Hai Shi, solely in the capacity as the Seller Representative hereunder

{Signature Page to Merger Agreement}

Annex A-77

Annex B

INTERIM CHARTER

[To be filed by amendment.]

Annex B-1

Annex C

CERTIFICATE OF INCORPORATION
OF
INDI ELECTRIC VEHICLES INC.

Article One

The name of the corporation is INDI Electric Vehicles Inc. (the “Corporation”).

Article Two

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

Article Four

Section 1.   Authorized Shares. The Corporation is authorized to issue Common Stock and Preferred Stock. The total number of shares this Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, as follows:

(a)     Two Hundred Million (200,000,000) shares shall be designated Common Stock and shall have a par value of $0.001 per share.

(b)    Ten Million (10,000,000) shares shall be designated Preferred Stock and shall have a par value of $0.001 per share.

Section 2.   Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights and the qualifications, limitations, or restrictions of each such series of Preferred Stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting such series and the designation thereof. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences, and rights and the qualifications, limitations, and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Annex C-1

Article Five

Section 1.   Board of Directors. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.   Classes of Directors. The directors shall be divided, with respect to the time for which they severally hold office, into two classes as nearly equal in size as practicable, designated as Class I and Class II. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date hereof, and the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the date hereof. At each annual meeting of stockholders following the date hereof, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the second annual meeting of stockholders after their election.

Section 3.   Election. Unless otherwise provided in a certificate of designation relating to one or more series of Preferred Stock, in an election of directors by stockholders at any annual meeting, or special meeting called for that purpose, at which a quorum is present, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated, the “Bylaws”) shall so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

Section 4.   Terms and Vacancies. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal. Any vacancy occurring in the Board of Directors (whether resulting from newly created directorships, death, resignation, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 5.   Independent Directors. A director who the Board of Directors determines to be capable of exercising independent judgment in carrying out the responsibilities of a director under the corporate governance rules of The Nasdaq Stock Market, or, in the event that the Corporation’s Common Stock is primarily traded on another securities exchange, under the corporate governance rules of such other exchange (an “Independent Director”), may be removed from office prior to expiration of such director’s term of office only for cause.

Section 6.   Limitation of Liability. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

Section 7.   Effect of Amendment. Any amendment, repeal or modification of Section 6 of this Article Five shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

Article Six

Section 1.   Stockholder Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

Section 2.   Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Annex C-2

Section 3.   Books and Records. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Section 4.   Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article Seven

Section 1.   Delaware — Exclusive Forum. Unless the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation governed by the internal affairs doctrine of the State of Delaware and (v) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL.

Section 2.   Federal District Courts — Exclusive Forum. Unless the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 3.  Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 1 of this Article Seven is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Article Seven (an “FSC Action”) and (ii) having service of process made upon such stockholder in any such FSC Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 4.   Applicability. If any provision of this Article Seven shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article Seven, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 5.   Notice. For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and consented to the provisions of this Article Seven.

Annex C-3

Article Eight

Section 1.   Amendments to Certificate of Incorporation. The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the Bylaws, from time to time, to amend, alter or repeal any provision of this Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right. Notwithstanding the foregoing or anything to the contrary contained in this Certificate of Incorporation or the Bylaws, the affirmative vote of a majority of the Board of Directors, the affirmative vote of a majority of the Independent Directors, and the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to, directly or indirectly, amend, alter, change, repeal, restate or waive, or adopt any provision inconsistent with, any of Section 2, Section 3, or Section 6 of Article Five, Section 4 of Article Six, Article Seven, or Section 1 of this Article Eight.

Section 2.   Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws; provided however, that the grant of such power to the Board of Directors shall neither divest the stockholders of power, nor limit their power, to adopt, amend or repeal any or all of the Bylaws.

Article Nine

The name and mailing address of the incorporator are as follows:

James A. Mercer III, Esq.
c/o Sheppard Mullin Richter & Hampton, LLP
12275 El Camino Real, Suite 100
San Diego, California 92130-3051

*****

Annex C-4

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation this __ day of ____.

INDI Electric Vehicles Inc.
By:
Name:	James A. Mercer III
Title:	Incorporator

Annex C-5

Annex D

BYLAWS

OF

INDI ELECTRIC VEHICLES INC.

a Delaware Corporation

Annex D Pages
ARTICLE I CORPORATE OFFICES		D-1
1.1	Registered Office	D-1
1.2	Other Offices	D-1

ARTICLE II MEETINGS OF STOCKHOLDERS		D-1
2.1	Place of Meetings	D-1
2.2	Annual Meetings	D-1
2.3	Special Meetings	D-1
2.4	Advance Notice of Stockholder Business.	D-1
2.5	Advance Notice of Director Nominees	D-4
2.6	Additional Requirements for Valid Nomination of Director Candidates	D-7
2.7	Delivery to the Corporation	D-8
2.8	Notice Of Stockholders’ Meetings.	D-9
2.9	Record Date For Stockholder Notice and Voting	D-9
2.10	Waiver Of Notice	D-10
2.11	Quorum	D-10
2.12	Organization; Conduct of Business.	D-10
2.13	Proxies; Inspector of Elections; and Voting.	D-10
2.14	No Action By Written Consent	D-11

ARTICLE III DIRECTORS		D-11
3.1	Powers	D-11
3.2	Number Of Directors	D-11
3.3	Term Of Office Of Directors	D-12
3.4	Resignations	D-12
3.5	Vacancies	D-12
3.6	Removal Of Directors	D-12
3.7	Regular Meetings	D-12
3.8	Special Meetings.	D-12
3.9	Participation In Meetings By Conference Telephone	D-12
3.10	Waiver Of Notice	D-12
3.11	Quorum	D-13
3.12	Chairperson Of The Board Of Directors	D-13
3.13	Conduct of Business	D-13
3.14	Board Action By Written Consent Without A Meeting	D-13
3.15	Compensation Of Directors	D-13
3.16	Approval Of Loans To Officers	D-13

ARTICLE IV COMMITTEES		D-13
4.1	Committees Of Directors	D-13
4.2	Committee Minutes	D-14
4.3	Conduct of Business	D-14

ARTICLE V OFFICERS		D-14
5.1	Officers	D-14
5.2	Appointment Of Officers	D-14
5.3	Subordinate Officers	D-14
5.4	Removal And Resignation Of Officers	D-14

Annex D-i

Annex D Pages
5.5	Vacancies In Offices	D-14
5.6	Chief Executive Officer	D-15
5.7	Vice Presidents	D-15
5.8	Chief Financial Officer/ Treasurer	D-15
5.9	Secretary.	D-15
5.10	Assistant Treasurer	D-15
5.11	Assistant Secretary	D-15
5.12	Action With Respect to Securities Of Other Corporations	D-16
5.13	Delegation of Authority	D-16

ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS		D-16
6.1	Indemnification Of Directors And Officers	D-16
6.2	Indemnification Of Others	D-16
6.3	Payment Of Expenses In Advance	D-16
6.4	Indemnity Not Exclusive	D-17
6.5	Insurance	D-17
6.6	Severability	D-17

ARTICLE VII STOCK		D-17
7.1	Stock Certificates	D-17
7.2	Partially Paid Shares.	D-17
7.3	Special Designation On Certificates	D-17
7.4	Lost Certificates	D-18
7.5	Transfers of Stock	D-18

ARTICLE VIII RECORDS AND REPORTS		D-18
8.1	Maintenance And Inspection Of Records.	D-18
8.2	Inspection By Directors	D-18

ARTICLE IX NOTICE BY ELECTRONIC TRANSMISSION		D-19
9.1	Notice by Electronic Transmission	D-19

ARTICLE X GENERAL MATTERS		D-19
10.1	Checks	D-19
10.2	Execution Of Corporate Contracts And Instruments	D-19
10.3	Construction; Definitions	D-19
10.4	Dividends	D-20
10.5	Fiscal Year	D-20
10.6	Seal	D-20
10.7	Registered Stockholders	D-20
10.8	Electronic Signature	D-20

ARTICLE XI AMENDMENTS		D-20

Annex D-ii

ARTICLE I
CORPORATE OFFICES

1.1         Registered Office. The registered office of INDI Electric Vehicles, Inc., a Delaware corporation (the “Corporation”) shall be located in the City of Wilmington, State of Delaware, or such other place as the board of directors of the Corporation (the “Board of Directors”) may determine from time to time.

1.2         Other Offices. The Board of Directors may at any time establish other offices at any place or places, either within or outside the state of Delaware, where the Corporation is qualified to do business.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1         Place of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the Corporation or the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but will instead be held solely by means of remote communication to the extent permitted by and in accordance with the Delaware General Corporation Law (“DGCL”).

2.2         Annual Meetings. The annual meeting of stockholders shall be held on such date, time and place as may be designated by resolution of the Board of Directors and stated in the notice of the meeting. The Board of Directors may postpone, reschedule or adjourn any previously scheduled annual meeting of stockholders.

2.3         Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors, the chairperson of the Board of Directors, or the Corporation’s chief executive officer and may not be called by any other person or persons. For the avoidance of doubt, stockholders are not entitled to call special meetings. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. The Board of Directors may postpone, reschedule or adjourn any previously scheduled special meeting of stockholders.

2.4         Advance Notice of Stockholder Business.

(a)         Requirement for Advance Notice of Stockholder Business. At an annual meeting of stockholders, directors shall be elected and any other proper business may be transacted. To be properly brought before an annual meeting of the stockholders of the Corporation, business must be: (1) specified in a notice of meeting given by or at the direction of the Board of Directors, or if not specified in such a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors, or (2) otherwise properly brought before the meeting by a stockholder of the Corporation present in person who (A)(i) is a stockholder of record both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting (ii) is entitled to vote at such annual meeting and (iii) has complied with this Section 2.4 in all applicable respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the avoidance of doubt, the foregoing clause (2) shall be the exclusive means for a stockholder to propose business at an annual meeting of stockholders. For purposes of this Section 2.4(a), “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting, or a qualified representative of such proposing stockholder, appear in person at such annual meeting if the annual meeting is held solely at a physical location or, in the event that the annual meeting permits stockholder attendance by means of remote communication, appear by such means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of stockholders and such person must provide such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, to the Secretary of the Corporation at or prior to such annual meeting. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6, and this this Section 2.4 shall not be applicable to such nominations except as expressly provided in Section 2.5.

Annex D-1

(b)         Timeliness of Notice. For business to be properly brought before an annual meeting of the stockholders of the Corporation by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business (as defined below) on the 90th day or earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder in order to be timely must be so delivered, or so mailed and received, no later than the close of business on the 10th day following the date on which the public announcement (as defined below) of the date of the annual meeting is first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall the adjournment or postponement of the annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c)         Contents of Notice. To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation must set forth:

(1)         As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person, as they appear on the Corporation’s books, (B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) or owned of record by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, as of the date of the notice, [and a representation that such Proposing Person will notify the Corporation, in writing within 5 business days following the later of the record date for such meeting or the date on which the public announcement of such record date is first made by the Corporation, of the class and number of shares of capital stock of the Corporation beneficially owned by such Proposing Person as of the record date of the meeting], except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, as of the date of the notice (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(2)         As to each Proposing Person (as defined below), (A) a complete and accurate description of any material interest of such Proposing Person, or any affiliates or associates of any thereof, with the business being proposed, including any anticipated benefit therefrom to such Proposing Person, or any affiliates or associates of any thereof, (B) a complete and accurate description of any agreement, arrangement or understanding with respect to the business being proposed, between or among such Proposing Person, or any affiliates or associates thereof, and any other person or persons (including their names), including without limitation, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of the Exchange Act Schedule 13D, and a representation that such stockholder will notify the Corporation in writing within 5 business days following the later of the record date for such meeting or the date on which the public announcement of such record date is first made by the Corporation, of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (C) a complete and accurate description of any agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such Proposing Person, or any affiliates or associates thereof, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of each such person or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the stockholder will notify the Corporation in writing within 5 business days following the later of the record date for such meeting or the date on which the public announcement of such record date is first made by the Corporation, of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (D) a complete and accurate description of any pending or, to such Proposing Person’s knowledge, threatened legal proceeding in which any Proposing Person is a party or participant involving or relating to the Corporation

Annex D-2

or, to such Proposing Person’s knowledge, any current or former officer, director, affiliate or associate of the Corporation, (E) a complete and accurate description of any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Proposing Person, (F) a complete and accurate description of any other information relating to such Proposing Person required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (G) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of appointment of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(3)         As to each item of business that a Proposing Person proposes to bring before such annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting such business at the annual meeting, (B) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(3) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

(d)         Updates and Supplements. A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting of stockholders of the Corporation, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at such meeting and as of the date that is 10 business days prior to the date of such meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation: (1) in the case of the update and supplement required to be made as of such record date, not later than 5 business days after the later of such record date or the date on which the public announcement of such record date is first made by the Corporation, and (2) in the case of the update and supplement required to be made as of the date that is 10 business days prior to the date of such meeting or any adjournment or postponement thereof, not later than 8 business days prior to the date of such meeting or, if practicable, any adjournment or postponement thereof, and, if not practicable, on the first practicable date prior to the date to which such meeting has been adjourned or postponed. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.4(d) or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)         Requirement for Compliance. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of the stockholders of the Corporation that is not properly brought before such annual meeting in accordance with this Section 2.4. The chair of the meeting shall have the power to determine whether any proposed business is properly brought before an annual meeting in accordance with this Section 2.4, and if the chair determines that any proposed business was not properly brought before such annual meeting in accordance with this Section 2.4, he or she shall so declare at the meeting and such proposed business shall not be transacted.

Annex D-3

(f)          Applicability. This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of the stockholders of the Corporation other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting of stockholders of the Corporation, each Proposing Person shall comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, and this Section 2.4 shall not apply to a proposal to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at the applicable stockholder meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(g)         Certain Definitions. For purposes of these Bylaws, (1) the “close of business” means 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, (2) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act, and (3) “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before the meeting of stockholders of the Corporation, (B) the beneficial owner (within the meaning of Section 13(d) of the Exchange Act) or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before such meeting is made, and (Ci) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) with such stockholder in such solicitation.

2.5         Advance Notice of Director Nominees.

(a)         Director Nominees. Only persons who are nominated for election to the Board of Directors in accordance with this Section 2.5 shall be eligible to be elected to the Board of Director at an annual or special meeting of stockholders. Nominations of any person for election to the Board of Directors at an annual meeting or special meeting of the stockholders of the Corporation (but, with respect to a special meeting, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors) may be made at such meeting only (1) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (2) by a stockholder present in person (A) who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination in all applicable respects. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting of the stockholders of the Corporation. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing to nominate one or more candidates for election to the Board of Directors at the meeting, or a qualified representative of such stockholder, appear in person at such meeting if such meeting is held solely at a physical location or, in the event that such meeting permits stockholder attendance by means of remote communication, appear by such means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must provide such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, to the Secretary of the Corporation at or prior to the meeting of stockholders.

(b)         Stockholder Director Nominees.

(1)         For a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting of the stockholders of the Corporation, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation, (B) provide the information, agreements and questionnaires with respect to such stockholder and its candidate(s) for nomination as required to be set forth by this this Section 2.5 and Section 2.6 and (C) provide any updates or supplements to such notice at the times and in the forms required by this this Section 2.5 and Section 2.6.

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(2)         If the election of directors is a matter specified in the notice of meeting given by or at the direction of the Board of Directors, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at such special meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation [at the principal executive offices of the Corporation], (B) provide the information with respect to such stockholder and its candidate(s) for nomination as required by this this Section 2.5 and Section 2.6 and (C) provide any updates or supplements to such notice at the times and in the forms required by this this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at such special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the 90th day prior to the date of such special meeting or, if later, the close of business on the 10th day following the public announcement of the date of the special meeting is first made by the Corporation (solely for purposes of special meetings of stockholders of the Corporation, the term “Timely Notice” shall mean such notice within the time periods set forth in this sentence).

(3)         In no event shall any adjournment or postponement of a meeting of the stockholders of the Corporation or the announcement thereof commence a new time period (or extend any time period) for the giving of the stockholder’s notice with respect to such meeting as described above.

(4)         The number of nominees a stockholder may nominate for election (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (A) the conclusion of the time period for Timely Notice, (B) the date set forth in Section (2) or (C) the 10th day following the public announcement of such increase is first made by the Corporation.

(c)         Contents of Notice. To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation must set forth:

(1)         As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(c)(1), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(1));

(2)         As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(2), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(2) and Disclosable Interests shall not include the representation in clause (G) of Section 2.4(c)(2));

(3)         As to each Nominating Person, a reasonably detailed description of all agreements, arrangements and understandings (A) between or among any of the Nominating Persons and (B) between or among any Nominating Person and any other person or entity (including their names) in connection with the nomination of such candidate; provided, however, that the disclosures required by this Section 2.5(c)(3) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Nominating Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(4)         As to each Nominating Person, a representation that the Nominating Person will or is part of a group that will (A) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (B) include a statement to that effect in its proxy statement and/or its form of proxy, (C) otherwise comply with Rule 14a-19 under the Exchange Act and (D) provide the Secretary of the Corporation not less than five business days prior to the applicable meeting or any adjournment or postponement thereof, with reasonable documentary evidence that such Nominating Person complied with such representations; and

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(5)         As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election (even if an contested election is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and the written consent of each candidate to being named as a director nominee in any proxy statement relating to the meeting and any associated proxy card, and to serving as a director if elected, (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the U.S. Securities and Exchange Commission if such Nominating Person were the “registrant” for purposes of such Item 404 and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire and representation and agreement as required by Section 2.6.

(d)         Updates and Supplements. A Nominating Person providing notice to the Corporation of any nomination proposed to made at a meeting of stockholders of the Corporation shall update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at such meeting and as of the date that is 10 business days prior to the date of such meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation: (1) in the case of the update and supplement required to be made as of such record date, not later than 5 business days after the later of such record date or the date on which the public announcement of such record date is first made by the Corporation, and (2) in the case of the update and supplement required to be made as of the date that is 10 business days prior to the date of such meeting or any adjournment or postponement thereof, not later than 8 business days prior to the date of such meeting or, if practicable, any adjournment or postponement thereof, and, if not practicable, on the first practicable date prior to the date to which such meeting has been adjourned or postponed. Notwithstanding the foregoing, if a Nominating Person no longer intends to solicit proxies pursuant to Section 2.5(b)(4), such Nominating Person shall inform the Corporation of this change by delivering written notice to the Secretary of the Corporation at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of such change. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.4(d) or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)         Requirement for Compliance. In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting of the stockholders of the Corporation, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (1) no Nominating Person shall solicit proxies in support of the election of director nominees at a meeting other than the Board of Directors’ nominees unless such Nominating Person has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies with respect to such meeting, including the provision to the Corporation of notices required thereunder in a timely manner and (2) if any Nominating Person (A) provides notice pursuant to Rules 14a-19(a)(1) and (b) under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (including the provision to the Corporation of notices required thereunder in a timely manner and the solicitation of proxies in support of such nomination in compliance with the Nominating Person’s representation as required by Section 2.5(c)(4)), then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s candidates notwithstanding that proxies with respect to such nominations may have been received by the Corporation. The chair of the meeting shall have the power to determine whether any

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nomination is properly made in accordance with this Section 2.5, including whether the solicitation of proxies in support of a nominee other than the Corporation’s nominees was conducted in compliance with Rule 14a-19 under the Exchange Act, and if the chair determines that any nomination was not properly made in accordance with this this Section 2.5, including because proxies solicited in support of a nominee other than the Corporation’s nominees was not conducted in compliance with Rule 14a-19 under the Exchange Act, he or she shall so declare at the meeting and the defective nomination shall be disregarded (and such nominee shall not be eligible for election to the Board of Directors) notwithstanding that proxies in respect of such nomination may have been received by the Corporation, but such proxies will be considered for the purposes of establishing a quorum.

(f)          Certain Defined Terms. For purposes of these Bylaws, “Nominating Person” means (1) the stockholder providing the notice of the nomination proposed to be made at the meeting of the stockholders of the Corporation, (2) the beneficial owner (within the meaning of Section 13(d) of the Exchange Act) or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (3) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) with such stockholder in such solicitation.

2.6         Additional Requirements for Valid Nomination of Director Candidates(a)            .

(a)         Questionnaire and Representation and Agreement. To be eligible to be a candidate for election as a director of the Corporation at an annual meeting or special meeting of the stockholders of the Corporation, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, if nominated by a stockholder, must have previously delivered (in accordance with the time periods set forth in Section 2.6(c)), to the Secretary of the Corporation at the principal executive offices of the Corporation:

(1)         a completed and signed written questionnaire (in a form provided by the Corporation upon written request of a stockholder therefor) with respect to the background, qualifications, stock ownership and independence of such nominee and the background of any other person or entity on whose behalf the nomination is being made (the “Questionnaire”); and

(2)         a written representation and agreement (in a form provided by the Corporation upon written request of a stockholder therefor) that such candidate for nomination (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question if such agreement, arrangement or understanding has not been disclosed to the Corporation, or if such agreement, arrangement or understanding could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not, and may not become, a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (C) will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(b)         Additional Information. To be eligible to be a candidate for election as a director of the Corporation at an annual meeting or special meeting of the stockholders of the Corporation, a candidate nominated by a stockholder must also timely deliver (in accordance with the time period set forth in Section 2.6(c)) to the Secretary of the Corporation at the principal executive offices of the Corporation such other information as the Corporation may reasonably request. The Corporation may request such additional information as is reasonably necessary for the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, under any applicable listing standards of any stock exchange, any applicable rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors.

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(c)         Updating Candidate Information. A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation: (1) in the case of the update and supplement required to be made as of such record date, not later than 5 business days after the later of such record date or the date on which the public announcement of such record date is first made by the Corporation, and (2) in the case of the update and supplement required to be made as of the date that is 10 business days prior to the date of such meeting or any adjournment or postponement thereof, not later than 8 business days prior to the date of such meeting or, if practicable, any adjournment or postponement thereof, and, if not practicable, on the first practicable date prior to the date to which such meeting has been adjourned or postponed. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.6(c) or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(d)         Timing. The completed and signed Questionnaire and the written and signed representation and agreement described in Section 2.6(a)(2) shall be considered timely delivered for a nominee if delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with the time periods prescribed for delivery of Timely Notice under Section 2.5(b)(1) and 2.5(b)(2) depending on whether the nominee is to be a candidate for election as a director of the Corporation at an annual meeting or special meeting of the stockholders of the Corporation. In addition, the additional information described in Section 2.6(b) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation promptly upon request by the Corporation, but in any event within five business days after such request.

(e)         Compliance. If any information submitted pursuant to this Section 2.6 is inaccurate or incomplete in any material respect (as determined by the Board of Directors (or any authorized committee thereof)) such information shall be deemed not to have been provided in accordance with this Section 2.6. Upon written request of the Secretary, any stockholder giving notice of an intent to nominate a candidate for election shall provide, within seven business days after delivery of such request (or such longer period as may be specified in such request), written verification, reasonably satisfactory to the Corporation, to demonstrate the accuracy of any information submitted pursuant to this Section 2.6. If such stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.6. No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6. The chair of the meeting shall have the power to determine whether any nomination is properly made in accordance with Section 2.5 and this Section 2.6, and if the chair determines that any nomination was not properly made in accordance with Section 2.5 and this Section 2.6, he or she shall so declare at the meeting and the defective nomination shall be disregarded (and such nominee shall not be eligible for election to the Board of Directors) notwithstanding that proxies in respect of such nomination may have been received by the Corporation, but such proxies will be considered for the purposes of establishing a quorum. Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with Section 2.5 and such candidate complies with this Section 2.6.

2.7         Delivery to the Corporation. Irrespective of Section 116 of the DGCL, whenever this ARTICLE II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

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2.8         Notice Of Stockholders’ Meetings.

(a)         Notice of the place, if any, date and time of all meetings of stockholders, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law or the Certificate of Incorporation.

(b)         Written or printed notice of any meeting of stockholders will be given either by mail, by presenting it to the stockholder personally or by leaving it at the stockholder’s residence or usual place of business. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL. An affidavit of the secretary of the Corporation or an Assistant secretary of the Corporation or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)         When a meeting is adjourned to another date, time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), further notice need not be given of the adjourned meeting if the new date, time and place, if any, thereof, or the means of remote communications, if applicable, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are: (1) announced at the meeting at which the adjournment is taken; (2) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication; or (3) set forth in the notice of meeting given in accordance with these Bylaws; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the date, time and place, if any, of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

2.9         Record Date For Stockholder Notice and Voting. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which (a) with respect to a stockholder meeting, shall not be not less than 10 nor more than 60 days before the date of such meeting, or (b) with respect to any other action, shall not be more than 60 days before such other action.

If the Board of Directors does not so fix a record date:

(a)         The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)         The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, if such adjournment is for 30 days or less; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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2.10       Waiver Of Notice. Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice, or any waiver of notice by electronic transmission, unless so required by the Certificate of Incorporation or these Bylaws.

2.11       Quorum. The holders of a majority of the shares of stock entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum for all purposes, except as otherwise provided by the DGCL or by the Certificate of Incorporation. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting may adjourn the meeting to another place, if any, date or time.

2.12       Organization; Conduct of Business.

(a)         Such person as the Board of Directors may have designated or, in the absence of such a person, the chairperson of the Board of Directors or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairperson of the meeting. In the absence of the secretary of the Corporation, the secretary of the meeting shall be such person as the chairperson of the meeting appoints.

(b)         The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record, their duly authorized and constituted proxies or such other persons as the chairperson shall permit; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof, and (5) limitations on the time allotted to questions or comments by participants.

(c)         The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The chairperson shall have the power to (1) adjourn a meeting to another place, date and time, and (2) determine the time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting and shall announce the same at the meeting.

2.13       Proxies; Inspector of Elections; and Voting.

(a)         At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)         Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. In addition, to the extent permitted by the DGCL and as authorized by a resolution duly adopted by the Board of Directors prior to the commencement of a

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meeting of stockholders, shares may be voted by one or more proxies authorized by an electronic appointment of proxy transmitted by electronic means. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a form of appointment of proxy (i.e., a proxy card) that is a color other than white.

(c)         A white-colored proxy card shall be reserved for the exclusive use by the Board of Directors.

(d)         The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballot shall be counted by a duly appointed inspector or inspectors.

(e)         Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting at which a quorum is present and entitled to vote on the election of directors. At all meetings of stockholders at which a quorum is present, unless a different or minimum vote is required by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, every matter other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

(f)          Voting on other matters may be by voice vote, except if otherwise required by law or by the Certificate of Incorporation; provided, however, that a vote by written ballot shall be taken if the chairman of the meeting so elects or if so demanded by a stockholder. The requirement, if any, of a written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

2.14       No Action By Written Consent. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any certificate of designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

ARTICLE III
DIRECTORS

3.1         Powers. Subject to the provisions of the DGCL and any limitation in the Certificate of Incorporation or these Bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed by and all corporate powers shall be exercised by or under the direction of the Board of Directors.

3.2         Number Of Directors. The Board of Directors shall consist of classes as set forth in the Certificate of Incorporation with one or more members per class, the number thereof to be determined from time to time by resolution of the Board of Directors; provided, however, that the Board of Directors shall have such number of independent directors as required to meet the listing requirement of The Nasdaq Stock Market (or such other national securities exchange upon which the Corporation’s securities are listed). No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such directors terms of office. Directors need not be stockholders.

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3.3         Term Of Office Of Directors. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal.

3.4         Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the attention of the Secretary of the Corporation.

3.5         Vacancies.

(a)         Subject to the Certificate of Incorporation, any vacancy occurring in the Board of Directors (whether resulting from newly created directorships, death, resignation, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

(b)         If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

(c)         Any director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal

3.6         Removal Of Directors. Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed at any time, but only for cause, by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote on the election of directors, voting together as a single class.

3.7         Regular Meetings. Regular meetings of the Board of Directors may be held at such date, time and place as shall from time to time be determined by the Board of Directors. A regular meeting of the Board of Directors shall be held immediately after the conclusion of each annual meeting of stockholders.

3.8         Special Meetings.

(a)         Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors, the chief executive officer, or a majority of the currently seated directors and shall be held at such place, date and time as he, she or they shall fix. Any and all business may be transacted at a special meeting, unless otherwise indicated in the notice thereof.

(b)         Notice of the place, date and time of special meetings shall be delivered (1) personally by hand, courier or by telephone, (2) sent by first-class mail, charges prepaid, (3) sent by facsimile or (4) electronic mail, addressed to each director at that director’s address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. If the notice is delivered personally, or by facsimile, electronic mail or telephone, it shall be delivered at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting, if the meeting is to be held at the principal executive office of the Corporation.

3.9         Participation In Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.10       Waiver Of Notice. Whenever notice of a Board of Directors meeting is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether

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before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation or these Bylaws.

3.11       Quorum. The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum shall fail to attend any meeting, then a majority of the directors present may adjourn the meeting to another place, date or time, without further notice or waiver thereof. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.12       Chairperson Of The Board Of Directors. The Corporation may have, at the discretion of the Board of Directors, a chairperson of the Board of Directors who shall not be considered by virtue of holding such position to be an officer of the Corporation.

3.13       Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided by statute or the Certificate of Incorporation.

3.14       Board Action By Written Consent Without A Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.15       Compensation Of Directors. The Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors, or paid a stated salary or paid other compensation as director. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

3.16       Approval Of Loans To Officers. Subject to applicable law, including Section 13(k) of the Exchange Act, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

ARTICLE IV
COMMITTEES

4.1         Committees Of Directors.

(a)         The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent members at any meeting of the committee. In the absence of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent member.

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(b)         Any such committee, to the extent provided in the resolution of the Board of Directors or in the Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (1) approve, adopt or recommend to the stockholders any action or matter the DGCL expressly requires be submitted to the stockholders for approval, or (2) adopt, amend or repeal the Bylaws.

4.2         Committee Minutes. Each committee shall keep regular minutes of its meetings and maintain them in the Corporation’s official minute book.

4.3         Conduct of Business. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of ARTICLE III of these Bylaws, Section 3.6 (regular meetings), Section 3.7 (special meetings), Section 3.8 (participation by telephone), Section 3.9 (waiver of notice), Section 3.10 (quorum) and Section 3.13 (action by written consent), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE V
OFFICERS

5.1         Officers. The officers of the Corporation shall be a chief executive officer (president), a Chief Financial Officer (treasurer) and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, one or more Vice Presidents, one or more Assistant Treasurers, and one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with these Bylaws. Any number of offices may be held by the same person.

5.2         Appointment Of Officers. The officers of the Corporation, except such officers as may be appointed in accordance with Section 5.3 of these Bylaws, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

5.3         Subordinate Officers. The Board of Directors may appoint or empower the chief executive officer to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4         Removal And Resignation Of Officers.

(a)         Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the board or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

(b)         Any officer may resign at any time by giving written notice to the Secretary of the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice (unless the officer is removed before such later time); and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5         Vacancies In Offices. Any vacancy occurring in any office of the Corporation shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

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5.6         Chief Executive Officer. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the Board of Directors, if any, the chief executive officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of the chief executive officer or president of a Corporation and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the absence or nonexistence of a chairperson of the Board of Directors, he or she shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

5.7         Vice Presidents. In the absence or disability of the chief executive officer, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a Vice President designated by the Board of Directors, shall perform all the duties of the chief executive officer and when so acting shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively (in order of priority) by the Board of Directors or the chief executive officer.

5.8         Chief Financial Officer/ Treasurer. The Chief Financial Officer/Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings, and shares. The Chief Financial Officer/Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president, the chief executive officer, or the directors, upon request, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

5.9         Secretary.

(a)         The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

(b)         The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation, at the office of the Corporation’s transfer agent or registrar, or at such other place as may be designated by the Board of Directors, a share register, or a duplicate share register, showing the names of all stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates evidencing such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

(c)         The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, by custom or by these Bylaws.

5.10       Assistant Treasurer. The Assistant Treasurer, shall, in the absence of the Chief Financial Officer or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws.

5.11       Assistant Secretary. The Assistant Secretary, shall, in the absence of the Secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as may be prescribed by the Board of directors or these Bylaws.

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5.12       Action With Respect to Securities Of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer is authorized to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.

5.13       Delegation of Authority. In addition to the foregoing authority and duties, the Board of Directors may from time to time (a) delegate other authority and duties to an officer and (b) delegate the powers or duties of any officer to any other officer or agent.

ARTICLE VI
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

6.1         Indemnification Of Directors And Officers. The Corporation shall, to the maximum extent and in the manner permitted by applicable law (including as applicable law may change in a way that expands the Corporation’s power to do so) indemnify each of its directors and officers, either incumbent or former, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), in which such person was or is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Corporation or a predecessor corporation. For purposes of this ARTICLE IV, that agency shall include the acts and omissions of the Corporation’s directors and officers in those capacities, as well as their capacity as a director, officer, manager, trustee, administrator, employee, partner, or other agent of or at other entities or enterprises (whether they be corporations, partnerships, limited liability companies, joint ventures, employee benefit plans or other trusts, or otherwise) if the director or officer of the Corporation is or was serving in the additional capacity or capacities at the request of the Corporation.

6.2         Indemnification Of Others. The Corporation shall have the power, to the extent and in the manner permitted by applicable law (including as applicable law may change in a way that expands the Corporation’s power to do so) and to the extent authorized by the Board of Directors, to indemnify each of its employees and agents (other than directors and officers) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by them in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), in which such person is a party, is threatened to be made a party, or is otherwise involved by reason of the fact that such person is or was an employee or agent of the Corporation or a predecessor corporation. For purposes of this ARTICLE VI, that agency shall include the acts and omissions of the Corporation’s employees and agents in those capacities, as well as their capacity as a director, officer, manager, trustee, administrator, employee, partner, or other agent of or at other entities or enterprises (whether they be corporations, partnerships, limited liability companies, joint ventures, employee benefit plans or other trusts, or otherwise) if the employee or agent of the Corporation is or was serving in the additional capacity or capacities at the request of the Corporation. To obtain indemnification under this Section 6.2, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (a) by the Board of Directors by a majority vote of the disinterested directors, even though less than a quorum, or (b) by a committee of disinterested directors designated by majority vote of the disinterested directors, even though less than a quorum, or (c) if there are no disinterested directors or the disinterested directors so direct, by independent counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (d) if a quorum of disinterested directors so directs, by the stockholders of the Corporation.

6.3         Payment Of Expenses In Advance. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 6.1, or for which indemnification is permitted pursuant to Section 6.2, following authorization thereof by the Board of Directors, shall be paid by the Corporation in advance of the final disposition of such action or proceeding if the Corporation receives an undertaking by or on behalf of the indemnified party to repay any portion of the amount so advanced for which it is ultimately determined that the indemnified party is not entitled to be indemnified by the Corporation.

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6.4         Indemnity Not Exclusive. The indemnification provided by this ARTICLE VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Certificate of Incorporation.

6.5         Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation and any current or former director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including any person who serves or served in any such capacity with respect to any employee benefit plan maintained or sponsored by the Corporation, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

6.6         Severability. If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII
STOCK

7.1         Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chairperson or Vice-chairperson of the Board Of Directors, or the President or Vice chief executive officer, and by the Chief Financial Officer or an assistant Treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

7.2         Partially Paid Shares. The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3         Special Designation On Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement

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that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4         Lost Certificates. Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen, mutilated or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5         Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction in its books.

ARTICLE VIII
RECORDS AND REPORTS

8.1         Maintenance And Inspection Of Records.

(a)         The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records.

(b)         Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

(c)         A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Corporation at least 10 days before every meeting of stockholders and shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting during ordinary business hours at the principal place of business of the Corporation.

8.2         Inspection By Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger and the stock list, and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

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ARTICLE IX
NOTICE BY ELECTRONIC TRANSMISSION

9.1         Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(a)         the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(b)         such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(1)         if by facsimile telecommunication, when faxed to a number at which the stockholder has consented to receive notice;

(2)         if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice (such notice must also include a prominent legend that the communication is an important notice regarding the Corporation);

(3)         if by a posting on an electronic network together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) the posting or (B) the giving of separate notice of the posting; or

(4)         if by any other form of electronic transmission, when directed to the stockholder in the manner consented to by the stockholder.

(c)         An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE X
GENERAL MATTERS

10.1       Checks. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

10.2       Execution Of Corporate Contracts And Instruments. The Board of Directors may, except as otherwise provided in these Bylaws, authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

10.3       Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation (or other entity) and a natural person.

Annex D-19

10.4       Dividends. The directors of the Corporation, subject to any restrictions contained in (i) the DGCL or (ii) the Corporation’s Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, the directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may modify or abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

10.5       Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

10.6       Seal. The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

10.7       Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

10.8       Electronic Signature. Except as otherwise required by the Certificate of Incorporation or these Bylaws (including, without limitation, as otherwise required by Section 2.11 of these Bylaws), any document, including without limitation, any consent, agreement, certificate, or instrument, required by the DGCL, the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock), or these Bylaws to be executed by any officer, director, stockholder, employee, or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates, or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The term “electronic signature” as used herein shall have the meaning ascribed thereto in the DGCL.

ARTICLE XI
AMENDMENTS

Subject to the requirements of these Bylaws and the Certificate of Incorporation, the stockholders shall have the power to adopt, amend or repeal these Bylaws at any annual or special meeting by the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. The Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal these Bylaws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power, nor limit their power, to adopt, amend or repeal these Bylaws as set forth in this ARTICLE XI.

Annex D-20

CERTIFICATE OF SECRETARY

The undersigned hereby certifies that the undersigned is the duly elected and acting Secretary of INDI Electric Vehicles Inc., and that the foregoing Bylaws were adopted as the Bylaws of the Corporation by the Board of Directors of the Corporation on [    ] , 2022.

Executed this [    ], 2022.

, Secretary

Annex D-21

Annex E

ARTICLES AMENDMENT

[To be filed by amendment.]

Annex E-1

Annex F

INDI EV, INC.

2022 EQUITY INCENTIVE PLAN

SECTION 1.      INTRODUCTION.

(a)         The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Selected Service Providers an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Selected Service Providers to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

(b)         The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units, and/or Other Equity Awards.

(c)         Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award Agreement.

SECTION 2.      DEFINITIONS.

If a Participant’s employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the employment agreement or Award Agreement (or other written agreement executed by and between Participant and the Company) shall govern and shall supersede the definitions provided in this Plan.

(a)         “Adoption Date” means [DATE], 2022.

(b)         “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(c)         “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit, or Other Equity Award under the Plan.

(d)         “Award Agreement” means an agreement between the Company and a Selected Service Provider evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit, or Other Equity Award as applicable.

(e)         “Board” means the Board of Directors of the Company, as constituted from time to time.

(f)          “Cashless Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 15(b).

(g)          “Cause” means, with respect to a Participant, the occurrence of any of the following: (i) Participant’s personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (ii) Participant’s continuing intentional or habitual failure to perform stated duties, (iii) Participant’s violation of any law (other than minor traffic violations or similar misdemeanor offenses not involving moral turpitude), (iv) Participant’s material breach of any provision of an employment or independent contractor agreement with the Company, or (v) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to adversely affect the Company Group’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Committee in its sole discretion or, in the case of Participants who are Board members or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination

Annex F-1

for Cause, including, without limitation, violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant.

(h)         “Change in Control” means the consummation of any one or more of the following:

(i)          Any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Shares in substantially the same proportions as immediately before such transaction);

(ii)         The sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned Subsidiary of the Company);

(iii)        The acquisition of beneficial ownership of a controlling interest (including power to vote) in the outstanding Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act);

(iv)        A contested election of the Board, as a result of which or in connection with which the persons who were directors on the Board before such election or their nominees cease to constitute a majority of the Board; or

(v)         The dissolution or liquidation of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(i)          “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(j)          “Committee” means a committee described in Section 3.

(k)         “Company” means INDI EV, Inc., a Delaware corporation.

(l)          “Company Group” means the Company and any Parent, Subsidiary and Affiliate of the Company, now or hereafter existing.

(m)        “Consultant” means an individual or entity which performs bona fide services to the Company Group, other than as an Employee or Non-Employee Director, and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

(n)         “Date of Grant” means the date the Committee (or the Board, as the case may be) takes formal action designating that a Participant shall receive an Award, notwithstanding the date the Participant accepts the Award, the date the Company and the Participant enter into a written agreement with respect to the Award, or any other date.

(o)         “Disability” means the following:

(i)          For all ISOs, the permanent and total disability of a Participant within the meaning of Code Section 22(e)(3);

(ii)         For all Awards which are considered nonqualified deferred compensation under Code Section 409A and for which payment can be made on account of the Participant’s disability, the disability of a Participant within the meaning of Code Section 409A; or

(iii)        For all other Awards, the Participant’s medically determinable physical or mental incapacitation such that for a continuous period of not less than twelve (12) months, a person is unable to engage in any substantial gainful activity or which can be expected to result in death.

(p)         “Employee” means any individual who is a common-law employee of the Company Group. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(q)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

Annex F-2

(r)          “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(s)          “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i)          If the Shares are readily tradable on an established securities market at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii)         If the Shares were traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there were no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)        If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

(t)          “Fiscal Year” means the Company’s fiscal year.

(u)         “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(v)         “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w)        “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).

(x)         “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 15(b) to satisfy applicable tax withholding obligations.

(y)         “Non-Employee Director” means a member of the Board who is not an Employee.

(z)         “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(aa)        “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(bb)       “Optionee” means an individual, estate or other entity that holds an Option.

(cc)        “Other Equity Award” means an award (other than an Option, SAR, Stock Unit, or Restricted Stock Grant) which derives its value from the value of Shares and/or from increases in the value of Shares.

Annex F-3

(dd)       “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

(ee)        “Participant” means an individual or estate or other entity that holds an Award.

(ff)         “Plan” means this INDI EV, Inc. 2022 Equity Incentive Plan, as it may be amended from time to time.

(gg)       “Re-Load Option” means a new Option or SAR that is automatically granted to a Participant as result of such Participant’s exercise of an Option or SAR.

(hh)       “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(ii)         “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

(jj)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(kk)       “SEC” means the United States Securities and Exchange Commission.

(ll)         “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(mm)     “Securities Act” means the United States Securities Act of 1933, as amended.

(nn)       “Selected Service Provider” means an Employee, Consultant, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(oo)       “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder.

(pp)       “Service” means uninterrupted service as an Employee, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer a member of the Company Group. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company Group in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Parent or Affiliate in which the Company or a Subsidiary or Parent or Affiliate is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(qq)       “Share” means one common share of the Company, par value of $0.001, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.
Annex F-4

(rr)        “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).

(ss)        “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

(tt)         “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(uu)       “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(vv)       “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan, as provided in the applicable Award Agreement.

(ww)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

(xx)       “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by a Company Group member or with which any member of the Company Group combines.

(yy)       “Termination Date” means the date on which a Participant’s Service terminates.

(zz)        “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 3. ADMINISTRATION.

(a)         Committee Composition.

(i)     A Committee (or Committees) appointed by the Board (or its Compensation Committee) shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

(ii)    To the extent required to enable Awards to be exempt from liability under Section 16(b) of the Exchange Act, the Committee shall have membership composition which enables Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act.

(iii)   The Board or the Committee may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not qualify under Rule 16b-3, that may administer the Plan with respect to Selected Service Providers who are not Section 16 Persons, may grant Awards under the Plan to such Selected Service Providers and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may authorize Awards to Employees (who are not Section 16 Persons) within parameters specified by the Board and consistent with any limitations imposed by applicable law.

(iv)   A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be as effective as if the action had been taken by unanimous vote at a meeting duly called and held.

Annex F-5

(b)         Authority of the Committee.

(i)     Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(A)    determining Selected Service Providers who are to receive Awards under the Plan;

(B)    determining the type, number, vesting requirements, and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(C)    correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(D)    accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(E)    permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(F)    permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(G)    interpreting the Plan and any Award Agreements;

(H)    making all other decisions relating to the operation of the Plan;

(I)     making such modifications to the Plan as are necessary to effectuate the intent of the Plan as a result of any changes in the income tax, accounting, or securities law treatment of Participants and the Plan; and

(J)     granting Awards to Selected Service Providers who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

(ii)    The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

(iii)   The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such form as approved by the Committee. The Committee may not increase an Award once granted, although it may grant additional Awards to the same Participant. The Committee shall keep the Board informed as to its actions and make available to the Board its books and records. Although the Committee has the authority to establish and administer the Plan, the Board reserves the right at any time to abolish the Committee and administer the Plan itself.

(c)         Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction

Annex F-6

of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.      GENERAL.

(a)         General Eligibility. Only Employees, Consultants, and Non-Employee Directors shall be eligible for designation as Selected Service Providers by the Committee.

(b)         Incentive Stock Options. Only Selected Service Providers who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Service Provider who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Code Section 422, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or Committee (including without limitation the Re-Price of an ISO) and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option Award, the Participant agrees in advance to such disqualifying action(s).

(c)         Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d)         No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Shares covered by an Award until such person becomes entitled to receive such Shares, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 12.

(e)         Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR or Other Equity Award as applicable):

(i)          if the Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs, and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date;

(ii)         if the Service of Participant is terminated due to Participant’s death or Disability, then the vested portions of his/her then-outstanding Options, SARs, and Other Equity Awards may be exercised by such Participant or his or her personal representative within twelve months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date; and

(iii)        if the Service of Participant is terminated for any reason other than for Cause or death or Disability, then the vested portion of his/her then-outstanding Options, SARs, and Other Equity Awards may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date.

Annex F-7

(f)          Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to be exempt from or comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. While it is intended that all payments and benefits provided under the Plan or an Award will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan or an Award are exempt from or compliant with Code Section 409A. In no event whatsoever shall the Company be liable if a payment or benefit under the Plan or an Award is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. The Participant will be entirely responsible for any and all taxes on any benefits payable to such Participant as a result of the Plan or an Award. If the applicable Award Agreement or Participant’s employment agreement provides for Code Section 409A related provisions other than what is specified above in this Section 4(f), then such provisions in the Award or employment agreement shall govern.

(g)         Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(h)         Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(i)          Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(j)          Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(k)         Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

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(l)          Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including without limitation meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law and in accordance with the Company’s insider trading policies and/or other policies. The aggregate Date of Grant fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(l) and may also modify or terminate its operation at any time.

(m)        Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(n)         Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the state of Delaware, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

(o)         Assignment or Transfer of Awards. Except as otherwise provided under the applicable Award Agreement and then only to the extent permitted by applicable law, no Award shall be transferable by the Participant other than by will or by the laws of descent and distribution. No Award or interest therein may be transferred, assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, nor may an Award be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, nor may an Award be made subject to execution, attachment or similar process. Any act in violation of this Section 4(o) shall be null and void.

(p)         Deferral Elections. The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, earn out or vesting of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals, including the possible (i) payment or crediting of reasonable interest on such deferred amounts credited in cash, and (ii) the payment or crediting of dividend equivalents in respect of deferrals credited in units of Shares. The Company and the Committee shall not be responsible to any person in the event that the payment deferral does not result in deferral of income for tax purposes.

(q)         No Re-Pricing of Options or SARs or Award of Re-Load Options. Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced and (ii) Re-Load Options may not be awarded, in each case without the approval of Company stockholders. Moreover, any amendment to the Plan or any Award agreement that results in the repricing of an Option or SAR issued under the Plan shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the Exercise Price of an Option or a SAR or the cancellation of an Option or SAR in exchange for cash, Options or SARs with an Exercise Price less than the Exercise Price of the cancelled Option or SAR, other Awards under the Plan or any other consideration provided by the Company.

(r)          Dividends/Dividend Equivalents. For all Awards, no payment of dividends (or dividend equivalents) shall be made with respect to any unvested Awards. Dividends (and dividend equivalents) shall only be paid to a Participant to the extent that the underlying Award to which the dividends/dividend equivalents are attached becomes vested. For avoidance of doubt, accrual of dividends (and dividend equivalents) while the underlying Award is unvested and which are payable upon vesting is permitted to the extent provided under this Plan or Award agreement, except dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised SARs.

Annex F-9

(s)          Limit on Non-Employee Director Compensation. Any Non-Employee Director can receive total compensation in any calendar year that in the aggregate does not exceed [$500,000]. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Plan) plus the aggregate grant date fair market value (computed as of the Date of Grant in accordance with GAAP) of all Awards (or awards issued under any other incentive plan). For the avoidance of doubt, any compensation that is deferred shall be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the Non-Employee Director.

SECTION 5.      SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)         Basic Limitations. The Shares issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired Shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Sections 5(a) or 12. For purposes of the Plan and subject to adjustment under Sections 5(a) and 12 and subject to the Share accounting provisions of Section 5(b), the Share Limit is [NUMBER]1 Shares and the ISO Limit is [NUMBER]2 Shares. On January 20th of each calendar year from 2023 through 2032, (A) the Share Limit shall be increased by the lesser of (i) four percent of the Company’s outstanding Shares (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (ii) some lesser whole number than the number determined under clauses (i) as determined by the Board (which may be zero); and (B) ISO Limit shall be increased by the lesser of (i) four percent of the Company’s outstanding Shares (rounded down to the nearest whole number) as of the close of business on the preceding December 31st or (ii) [NUMBER]3 Shares or (iii) some lesser whole number than the number determined under clauses (i) or (ii) as determined by the Board (which may be zero). It is specifically understood that to the extent the Share Limit would be reached if all of the outstanding Awards are settled in Shares, no new Awards with respect to any Shares may be issued under the Plan until and unless Share Limit will not be reached by settlement of such Awards (and such Awards may only be issued with respect to such number of Shares so as not to exceed such limit). It is specifically understood that to the extent the ISO Limit would be reached if all of the outstanding ISOs are settled in Shares, no new ISOs may be issued under the Plan until and unless ISO Limit will not be reached by settlement of such ISOs (and such ISOs may only be issued with respect to such number of Shares so as not to exceed such limit).

(b)         Share Accounting. This Section 5(b) describes the Share accounting process under the Plan with respect to the Share Limit and ISO Limit.

(i)          There shall be counted against the numerical limitations in Section 5(a) the gross number of Shares subject to issuance upon exercise or used for determining payment or settlement of Awards. The below clauses (ii), (iii), (iv), (v) and (vi) of this Section 5(b) seek to clarify the intent of the foregoing sentence. The Shares issued (or settled) under an Award will be counted against the Share Limit (and ISO Limit if the Award is an ISO) at the time(s) of exercise or settlement of the Award. For avoidance of doubt, Shares that are withheld as payment for the Award’s Exercise Price or applicable withholding taxes shall be counted against the Share Limit (and ISO Limit if the Award is an ISO).

(ii)         Each Share issued (or settled) under any Award, other than Options or SARs, shall be counted against the Share Limit as one (1) Share. Each Share issued (or settled) pursuant to the exercise of any Option or SAR shall be counted against the Share Limit as one (1) Share.

(iii)        For avoidance of doubt, whether or not a SAR is settled with any Shares, the gross number of Shares subject to the exercise and which are used for determining the benefit payable under such SAR shall be counted against the Share Limit, regardless of the number of Shares actually used to settle the SAR upon such exercise.

(iv)        For avoidance of doubt, to the extent an Option is exercised via a Cashless Exercise or Net Exercise or is not otherwise fully settled with Shares, then the gross number of Shares subject to the exercise and which are used for determining the benefit payable under such Option

____________

1         Number will be 10% of fully diluted equity.

2         ISO limit will be 10% of fully diluted equity.

3         Number will be 4% of fully diluted equity.

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shall be counted against the Share Limit (and shall also count against the ISO Limit if the Option being exercised is an ISO), regardless of the number of Shares actually issued to the Participant upon such exercise.

(v)         If any portion of an Award is forfeited, terminated without consideration, or expires unexercised (collectively, “Forfeited Shares”), the gross number of such Forfeited Shares shall again be available for Awards under the Plan and shall not be counted against the Share Limit or ISO Limit.

(vi)        For avoidance of doubt, if any Awards are settled or paid in cash in lieu of stock and/or are exchanged for other Awards (collectively, “Settled Shares”), the gross number of such Settled Shares shall be counted against the Share Limit (and ISO Limit if the Award is an ISO).Any Substitute Awards including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided below) shall not be counted toward the Share Limit or ISO Limit.

(c)         Substitute Awards. Substitute Awards shall not count toward the Share Limit, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(b) above. Additionally, in the event that a company acquired by a Company Group member or with which a Company Group member combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(d)         Dividend Equivalents. Any dividend equivalents distributed under the Plan in the form of Shares shall be counted against the Share Limit (with each Share that is distributed counting as one Share against the Share Limit).

SECTION 6.      TERMS AND CONDITIONS OF OPTIONS.

(a)         Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan. The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b)         Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 12.

(c)         Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an ISO shall not be less than 100% of the Fair Market Value (110% for 10-Percent Shareholders in the case of ISOs) of a Share on the Date of Grant of the Option.

(d)         Exercisability and Term. Subject to Section 3(b)(v), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from its Date of Grant (and may be for a shorter period of time than ten years). Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. No Option can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the

Annex F-11

applicable Award Agreement. An Award Agreement may permit an Optionee to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price (or then Fair Market Value if lesser) of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

(e)         Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options absent Company stockholder approval. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

SECTION 7.      PAYMENT FOR OPTION SHARES.

(a)         General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Award Agreement:

(i)          In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii)         In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

(b)         Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee (and stock attestation may be used to effect payment under this Section 7(b)). Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c)         Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d)         Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e)         Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.      TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)         Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b)         Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 12.

(c)         Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation

Annex F-12

rights granted by another issuer as provided under Section 8(f) or with respect to SARs that are otherwise exempt from or compliant with Code Section 409A, the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant of the SAR.

(d)         Exercisability and Term. Subject to Section 3(b)(v), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed ten years from the Date of Grant of the SAR (and may be for a shorter period of time than ten years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)         Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value of a Share on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable Award Agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the SARs.

(f)          Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs absent Company stockholder approval. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

SECTION 9.      TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

(a)         Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan. The provisions of the Award Agreements entered into under the Plan need not be identical.

(b)         Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 12. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

(c)         Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d)         Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall count toward the Share Limit (with each Share that is distributed as a dividend counting as one Share against the Share Limit).

(e)         Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

Annex F-13

SECTION 10.    TERMS AND CONDITIONS OF STOCK UNITS.

(a)         Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b)         Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 12. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)         Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.

(d)         Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

(e)         Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f)          Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(g)         Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

SECTION 11.    OTHER AWARDS.

The Committee may in its discretion issue Other Equity Awards to Selected Service Providers. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee.

SECTION 12.    ADJUSTMENTS.

(a)         Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Shares, a recapitalization, a combination, a spin-off or a

Annex F-14

similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(i)          the Share Limit and ISO Limit and the various Share numbers referenced in Section 5(a);

(ii)         the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

(iii)        the number and kind of securities covered by each outstanding Award;

(iv)        the Exercise Price under each outstanding Option and SAR; and

(v)         the number and kind of outstanding securities issued under the Plan.

(b)         Participant Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 12, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)         Fractional Shares. Any adjustment of Shares pursuant to this Section 12 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 13.    EFFECT OF A CHANGE IN CONTROL.

(a)         Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving entity or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting, or for their cancellation either with or without consideration, in all cases without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(b)         Acceleration of Vesting. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 13(a), the Committee in its discretion may provide that some or all Awards shall vest and become exercisable as of immediately before such Change in Control. The Committee may also in its discretion include in an Award Agreement that accelerated vesting of an Award will be provided if the Participant’s Service is terminated without Cause by the Company (or its acquirer) within a specified period of time on or after a Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein intrinsic value equals the difference between the market value of a share and any exercise price). The Committee may also in its discretion include in an Award Agreement a requirement that, under certain circumstances, acceleration of vesting (or compensation payable) with respect to such Award shall be reduced (or eliminated) to the extent that such reduction (or elimination) would, after taking into account any other payments in the nature of compensation to which the Participant would have a right to receive from the Company and any other person contingent upon the occurrence of a Change in Control, prevent the occurrence of a “parachute payment” as defined under Code Section 280G.

SECTION 14.    LIMITATIONS ON RIGHTS.

(a)         Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, or Non-Employee Director or to receive any other Awards under the Plan. The Company Group reserves the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any).

Annex F-15

(b)         Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)         Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d)         Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state. Furthermore, such benefits shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company Group unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included. Awards under the Plan may be made in combination with or in addition to, or as alternatives to, grants, awards or payments under any other Company Group plans. The Company Group may adopt such other compensation programs and additional compensation arrangements (in addition to this Plan) as it deems necessary to attract, retain, and motivate officers, directors, employees or independent contractors for their service with the Company Group.

(e)         Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards (including Substitute Awards) may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

SECTION 15.    TAXES.

(a)         General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b)         Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, then the Fair Market Value on such date. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this section may also be limited by the Committee, to the extent necessary, to avoid liability-classification of the Award under GAAP (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of maximum statutory withholding rates. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

Annex F-16

SECTION 16.    DURATION AND AMENDMENTS.

(a)         Term of the Plan. The Plan is effective upon the Adoption Date and may be terminated by the Board on any date pursuant to Section 16(b). No Awards may be granted after the earlier of (i) the Board’s termination of the Plan under Section 16(b) or (ii) the day before the tenth anniversary of the Adoption Date. This Plan, and its effectiveness, is subject to and conditioned upon its timely approval by Company stockholders. No Awards may be issued until on or after the Stockholder Approval Date. If the Stockholder Approval Date has not occurred before the first anniversary of the Adoption Date, then this Plan shall then terminate without any Awards being issued under this Plan.

(b)         Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Notwithstanding the above, the Board may amend the Plan to take into account changes in applicable securities laws, federal income tax laws and other applicable laws. Further, should the provisions of Rule 16b-3, or any successor rule, under the Exchange Act be amended, the Board may amend the Plan in accordance with any modifications to that rule without the need for stockholder approval. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

SECTION 17.    EXECUTION.

To record the approval of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

INDI EV, INC.
By:
Title:

Annex F-17

Annex G

WARRANT AMENDMENT

[To be filed by amendment.]

Annex G-1

Annex H

OPINION OF MARSHALL & STEVENS

[To be filed by amendment.]

Annex H-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Malacca’s articles of association provided for indemnification of Malacca’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Malacca has entered into agreements with Malacca’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Malacca’s articles of association. Malacca has purchased a policy of directors’ and officers’ liability insurance that insures Malacca’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Malacca’s obligations to indemnify Malacca’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Malacca has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statements Schedules.

(a) Exhibits

Exhibit Number	Description
2.1*

Agreement and Plan of Merger, dated as of September 26, 2022, by and among Malacca Straits Acquisition Company Limited, Malacca Merger Sub, Inc, Indiev, Inc, Malacca Straits Management Company Limited, in its capacity as the Purchase Representative thereunder, and Mr. Hai Shi, in his capacity as the Seller Representative thereunder (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association.(2)
3.2**	Form of Interim Charter, to become effective upon the Domestication (included as Annex B to the proxy statement/prospectus).
3.3*	Proposed Certificate of Incorporation, to be effective upon the Business Combination (included as Annex C to the proxy statement/prospectus).
3.4*	Proposed Bylaws, to be effective upon the Business Combination (included as Annex D to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(3)
4.2	Specimen Class A Ordinary Shares Certificate.(3)
4.3	Specimen Warrant Certificate (included in Exhibit 4.4).(3)
4.4	Warrant Agreement, dated July 14, 2020, by and between Malacca Straits Acquisition Company Limited and Continental Stock Transfer & Trust Company.(3)
4.5	Description of Securities.(4)
5.1**	Opinion of Ellenoff Grossman & Schole LLP.
8.1**	Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1	Letter Agreement, dated July 14, 2020, by and among Malacca Straits Acquisition Company Limited and its officers, directors and Malacca Straits Management Company Limited.(5)
10.2	Promissory Note, dated March 31, 2020, issued to Malacca Straits Management Company Limited.(6)
10.3	Investment Management Trust Agreement dated July 14, 2020 by and between Malacca Straits Acquisition Company Limited and Continental Stock Transfer & Trust Company.(5)
10.4	Registration Rights Agreement dated July 14, 2020 by and between Malacca Straits Acquisition Company Limited and Malacca Straits Management Company Limited.(5)

Exhibit Number	Description
10.5	Securities Subscription Agreement, dated March 31, 2020, between Malacca Straits Acquisition Company Limited and Malacca Straits Management Company Limited.(6)
10.6	Private Placement Warrant Purchase Agreement dated July 14, 2020 between Malacca Straits Acquisition Company Limited and Malacca Straits Management Company Limited.(5)
10.7	Form of Indemnity Agreement.(3)
10.8	Promissory Note, dated August 2, 2021, issued to Malacca Straits Management Company Limited.(7)
10.9	Termination Agreement, dated September 3, 2021.(8)
10.10	Promissory Note, dated October 20, 2021, issued to Malacca Straits Management Company Limited.(9)
10.11	Promissory Note, dated March 29, 2022, issued to Malacca Straits Management Company Limited.(10)
10.12	Promissory Note, dated March 29, 2022, issued to Malacca Straits Management Company Limited.(10)
10.13	Voting Agreement, dated as of September 26, 2022, by and among Malacca Straits Acquisition Company Limited, Indiev, Inc, and the stockholder of Indiev party thereto.(1)
10.14	Form of Lock-Up Agreement, by and between Malacca Straits Acquisition Company Limited and the stockholder of Indiev, Inc party thereto.(1)
10.15	Non-Competition Agreement, dated as of September 26, 2022, by and among Malacca Straits Acquisition Company Limited, Indiev, Inc and Mr. Hai Shi.(1)
10.16	Form of Registration Rights Agreement, by and among Malacca Straits Acquisition Company Limited, Malacca Straits Management Company Limited and Investors party thereto.(1)
10.17	Sponsor Letter Agreement, dated as of September 26, 2022 by and between Malacca Straits Acquisition Company Limited and Malacca Straits Management Company Limited.(1)
10.18	Form of Subscription Agreement, by and among Malacca Straits Acquisition Company Limited and the subscriber party thereto.(1)
10.19	Amendment to the Underwriting Agreement, dated as of September 26, 2022, by and between Malacca Straits Acquisition Company Limited and BTIG, LLC.(1)
16.1*	Letter from Marcum LLP re: Change In Certifying Accountant.
23.1*	Consent of WithumSmith + Brown, PC.
23.2*	Consent of Kreit & Chiu CPA LLP.
23.3*	Consent of Marcum LLP.
23.4**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.6*	Consent of Marshall & Stevens.
24.1*	Powers of Attorney (contained on the signature pages of this Registration Statement).
99.1**	Form of Proxy Card for Shareholders Meeting.
99.2**	Form of Proxy Card for Warrant Holders Meeting.
101.INS.*	Inline XBRL Instance Document.
101.SCH.*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL.*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF.*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB.*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE.*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107*	Filing Fee Table

____________

*        Filed herewith.

**      To be filed by amendment.

+        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)      Incorporated herein by reference to Malacca’s Current Report on Form 8-K filed with the SEC on September 30, 2022.

(2)      Incorporated herein by reference to Malacca’s Current Report on Form 8-K filed with the SEC on November 22, 2022.

(3)      Incorporated by reference to Malacca’s Registration Statement on Form S-1/A filed with the SEC on July 6, 2020.

(4)      Incorporated by reference to Malacca’s Annual Report on Form 10-K, filed with the SEC on March 31, 2021, as amended.

(5)      Incorporated by reference to Malacca’s Current Report on Form 8-K, filed with the SEC on July 17, 2020.

(6)      Incorporated by reference to Malacca’s Registration Statement on Form S-1, filed with the SEC on June 26, 2020.

(7)      Incorporated by reference to Malacca’s Current Report on Form 8-K, filed with the SEC on August 3, 2021.

(8)      Incorporated by reference to Malacca’s Current Report on Form 8-K, filed with the SEC on September 7, 2021.

(9)      Incorporated by reference to Malacca’s Current Report on Form 8-K, filed with the SEC on October 20, 2021.

(10)    Incorporated by reference to Malacca’s Annual Report on Form 10-K, filed with the SEC on March 31, 2022.

Item 22.     Undertakings.

1.      The undersigned Registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 2nd day of February, 2023.

Malacca Straits Acquisition Company Limited
By:	/s/ Gordon Lo
Gordon Lo
Chief Executive Officer and Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon Lo, as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Gordon Lo	Chief Executive Officer and Chairman	February 2, 2023
Gordon Lo	(principal executive officer)
/s/ Stanley Wang	Chief Financial Officer and Director	February 2, 2023
Stanley Wang	(principal financial and accounting officer)
/s/ Ping He	Director	February 2, 2023
Ping He
/s/ Vince Ming Shu Leung	Director	February 2, 2023
Vince Ming Shu Leung
/s/ Eugene TY Tan	Director	February 2, 2023
Eugene TY Tan